Exhibit 10.17

Term Facility Agreement

USD 14,000,000

between

Affimed Therapeutics AG

and

PCOF 1, LLC

1.	DEFINITIONS AND INTERPRETATIONS	1
2.	THE FACILITIES	17
4.	CONDITIONS OF UTILISATION	18
5.	UTILISATION	19
6.	REPAYMENT	20
7.	PREPAYMENT AND CANCELLATION	20
8.	INTEREST	23
9.	INTEREST PERIODS	23
10.	FEES	23
11.	TAX GROSS UP AND INDEMNITIES	25
12.	INCREASED COSTS	30
13.	OTHER INDEMNITIES	31
14.	MITIGATION BY THE LENDER	31
15.	COSTS AND EXPENSES	32
16.	GUARANTEE AND INDEMNITY	34
17.	REPRESENTATIONS	38
18.	INFORMATION UNDERTAKINGS	45
19.	FINANCIAL COVENANTS	46
20.	GENERAL UNDERTAKINGS	47
21.	EVENTS OF DEFAULT	55
22.	CHANGES TO THE LENDER	60
23.	CHANGES TO THE OBLIGORS	63
24.	PAYMENT MECHANICS	65
25.	SET-OFF	65
26.	NOTICES	65
27.	CALCULATIONS AND CERTIFICATES	67
28.	PARTIAL INVALIDITY	68
29.	REMEDIES AND WAIVERS	68
30.	AMENDMENTS AND WAIVERS	69
31.	CONFIDENTIALITY AND DISCLOSURE	69
32.	GOVERNING LAW	70
33.	ENFORCEMENT	70
34.	CONCLUSION OF THIS AGREEMENT (VERTRAGSSCHLUSS)	70

This facility agreement (the “Agreement”) is dated 24 July 2014 and made by and among:

(1)	Affimed Therapeutics AG, a stock corporation governed by German law (Aktiengesellschaft) having its corporate seat in Heidelberg, Germany and business address at Im Neuenheimer Feld 582, 69120 Heidelberg, registered with the local court (Amtsgericht) of Mannheim under number HRB 336536;

- the “Borrower” -

and

(2)	PCOF 1, LLC, a limited liability company governed by the laws of Delaware, having its business address at 499 Park Avenue, 25th Floor, New York, New York 10022

- the “ Lender” -

Now and therefore the Parties agree as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATIONS

1.1	Definitions

In this Agreement:

“AbCheck” means AbCheck s.r.o., a company organized under the laws of the Czech Republic and a wholly owned subsidiary of the Borrower.

“Accession Letter” means a document substantially in the form set out in Schedule 10 (Form of Accession Letter).

“Additional Guarantor” means a Guarantor which becomes an Additional Guarantor in accordance with Clause 23 (Changes to the Obligors).

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Affiliate” means in relation to any person, a Subsidiary of that person.

“AFM11” means Borrower’s T-cell TandAb technology for treatment of certain CD19+ B-cell malignancies, currently in clinical development for the treatment of non-Hodgkin Lymphoma. The patents related to AFM11 are listed in Schedule 12.

“AFM13” means Borrower’s first-in-class NK-cell TandAb designed for treatment of certain CD30-positive (CD30+) B- and T-cell malignancies, including Hodgkin Lymphoma. The patents related to AFM13 are listed in Schedule 13.

“Amphivena” means Amphivena Therapeutics, Inc., a Delaware corporation and a minority shareholding of Borrower.

“Amphivena Agreement” means the Amphivena Therapeutics, Inc., Series A-1 Preferred Stock Purchase Agreement dated July 11, 2013.

“Amphivena Agreement Proceeds” means any cash proceeds generated under the Amphivena Agreement and received by the Borrower after the date of conclusion of this Agreement.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means:

(a)	in relation to Facility A, the period from and including the date of this Agreement to and including December 31, 2015; and

(b)	in relation to Facility B, the period from and including November 1, 2014 to and including December 31, 2015.

“Available Commitment” means, in relation to a Facility, the Lender’s Commitment under that Facility to the extent not cancelled, reduced or transferred by it under this Agreement minus any outstanding Loans under that Facility;

“Available Facility” means, in relation to a Facility, the aggregate for the time being of the Lender’s Available Commitment in respect of that Facility.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Frankfurt am Main, Germany.

“BW” means Dutch Civil Code (Burgerlijk Wetboek).

“Carve-out Agreement” means the agreements by and between the current Shareholders, the Borrower and certain members of the management board, Supervisory Board and consultants of the Borrower that grant the beneficiaries a participation in the proceeds of an exit of the current Shareholders.

“Cash” means any credit balance on any deposit, savings, current or other account, and any cash in hand, which is:

(a)	Freely withdrawable on demand;

(b)	Not subject to any Security (other than pursuant to any Security Document);

(c)	denominated and payable in freely transferable and freely convertible currency; and

(d)	capable of being remitted to the Borrower in Germany.

“Cash Report” means a Cash status report for the Borrower to be delivered by the Borrower to the Lender in accordance with Clause 18.3 showing that the Cash of the Borrower has been at any time during the preceding month minimum USD 2,000,000.00 and in the form as set out in Schedule 4.

“Commitment” means a Facility A Commitment or Facility B Commitment.

“Default” means an Event of Default or any event or circumstance specified in Clause 21 (Events of Default) which would with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing be an Event of Default.

“Dutch Guarantor” means any entity governed by Dutch law in which the Shareholders contribute all their shares in the Borrower and all shares of which are after the contribution and prior to the IPO, held by the Shareholders.

“Dutch Warrants” means any Warrants regarding the shares in the Dutch Guarantor with terms and conditions substantially in the form as attached hereto in Schedule 7.

“Event of Default” means any event or circumstance specified as such in Clause 21 (Events of Default).

“Facility” means Facility A or Facility B.

“Facility A” means the term loan facility made available under this Agreement as described in Clause 2 (The Facilities).

“Facility A Commitment” means an amount of USD 5,500,000.00.

“Facility A Loan” means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.

“Facility B” means the term loan facility made available under this Agreement as described in Clause 2 (The Facilities).

“Facility B Commitment” means

(a)	subject to the completion of the IPO , an amount of USD 8,500,000.00 or

(b)	if and for as long as the IPO has not been completed, the lower amount of

(1)	USD 8,500,00.00 or

(2)	the amount of all New Equity Investments plus (i) the amount of Amphivena Agreement Proceeds and (ii) the amount of New Business Development Transactions Proceeds,,

to the extent not cancelled, reduced or transferred under this Agreement.

If the IPO has not been completed on the beginning of the Availability Period for Facility B, the amount of the Facility B Commitment shall be determined on the beginning of the Availability Period for Facility B and subsequently any time upon the reasonable request of a Party. For the purpose of determining the amount of the Facility B Commitment, the Borrower shall provide to the Lender either (i) evidence of the completion of the IPO (which shall be satisfied by a press release to this effect) or (ii) a calculation of the aggregate amount of and reasonable documentary proof on the receipt of the Amphivena Agreement Proceeds, the amount of any New Equity Investment and the New Business Development Transactions Proceeds, each certified by the members of the management board of the Borrower. If the IPO has not been completed at the time of determination, the Lender shall confirm the amount of the Facility B Commitment no later than seven (7) Business Days after the above mentioned documents have been duly submitted to it. The Lender may only withhold the confirmation of or deviate from the amount of the Borrower’s calculation of the amount of the Facility B Commitment if, subject to the Lender acting reasonably, the calculation of the Facility B Commitment amount as submitted by the Borrower is incorrect or not sufficiently evidenced by the documentation submitted.

“Facility B Loan” means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.

“Finance Document” means this Agreement, any Fee Letter, any Accession Letter and any other document designated as such by the Lender and the Borrower or any member of the Group.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, commercial papers, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

“First Utilisation Date” means the date of the first Utilisation of Facility A, being the date on which the first Facility A Loan is to be made.

“GAAP” means generally accepted accounting principles in German Commercial Code (Handelsgesetzbuch), including IFRS.

“German Warrants” means any Warrants regarding the shares in the Borrower with terms and conditions substantially as agreed upon in the outline of terms and conditions of the warrant bond attached hereto as Schedule 8.

“Group” means the Borrower and its Subsidiaries for the time being and, following the Pre-IPO-Reorganization Date, the Dutch Guarantor and its Subsidiaries after its accession to this Agreement.

“Group Structure Chart” means a structure chart of the Group as attached hereto as Schedule 5 and as amended from time to time.

“Guarantor” means the Dutch Guarantor which becomes an Additional Guarantor after the Pre-IPO-Reorganization Date in accordance with Clause 23 (Changes to the Obligors) or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 23 (Changes to the Obligors).

“Intellectual Property” means all trademarks, service marks, trade names, domain names, logos, get-up, patents, inventions, registered and unregistered design rights, copyrights, topography rights, database rights, rights in confidential information and Know-how, and any associated or similar rights anywhere in the world, which it now or in the future owns or (to the extent of its interest) in which it now or in the future has an interest (in each case whether registered or unregistered and including any related licences and sub-licences of the same granted by it or to it, applications and rights to apply for the same).

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

“IPO” means the initial public offering of shares in the Dutch Guarantor following the Pre-IPO-Reorganization by which the Dutch Guarantor raises at least an amount of USD 20,000,000.00.

“Joint Venture” means any joint venture, whether a company, unincorporated firm, undertaking, joint venture, association, partnership or any other entity.

“Know-how” means any information and materials, whether proprietary or not and whether patentable or not, including without limitation ideas, concepts, inventions, data, formulas, methods, protocols, procedures, knowledge, trade secrets, processes, assays, skills, experience, techniques, designs, compositions, plans, documents, results of experimentation or testing, including without limitation, pharmacological, toxicological, and pre-clinical and clinical test data and analytical and quality control data, improvements, discoveries, works of authorship, compounds, biological materials and reagents.

“Lender” means:

(a)	the Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 22 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“LIBOR” means, in relation to any Loan the applicable Screen Rate at 12:00 p.m. on the Quotation Day for the currency of that Loan and for a period equal in length to the Interest Period of that Loan and, if that rate is less than one per cent, LIBOR shall be deemed to be one per cent.

“Liquidity Amount” means the aggregate amount of any Cash held by the Borrower.

“LLS Interruption License” means the exclusive license on AFM13 the Borrower has granted to the Leukemia & Lymphoma Society which becomes only effective if the Borrower has ceased or ceased commercially reasonable efforts with respect to research, development and commercialization of all AFM13 products. Pursuant to the Agreement between the Borrower and the Leukemia & Lymphoma Society dated on August 26, 2013 and amended on April 29, 2014 this LLS Interruption License can be cured within a maximum of 360 days. As an alternative to this license the Borrower may elect to make a payment to the Leukemia & Lymphoma Society.

“Loan” means a Facility A Loan or a Facility B Loan.

“Margin” means nine per cent (9%) per annum.

“Material Adverse Effect” means material adverse change in the business, financial performance, operations, condition (financial or otherwise), assets or prospects of the Borrower and its Subsidiaries, taken as a whole, which results in a material impairment of the prospect of repayment of any portion of the Loans.

“Maturity Date” means the date on the fourth (4th) anniversary of the First Utilization Date.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“New Business Development Transactions” means any transaction with a reputable pharmaceutical or biotechnology company in which the Borrower licenses its own technology for clinical development, provided that such transaction is (i) approved by the management board of the Borrower, (ii) conducted in the ordinary course of business and (iii) based on commercially reasonable terms for fair value and excluding proceeds from the Amphivena Agreement.

“New Business Development Transactions Proceeds” means any cash proceeds generated under New Business Development Transactions and received by the Borrower after the date of conclusion of this Agreement.

“New Equity Investment” means any equity investment into the Borrower.

“New Lender” has the meaning given to that term in Clause 22 (Changes to the Lenders).

“Obligor” means the Borrower or a Guarantor.

“Original Financial Statements” means in relation to the Borrower, its audited unconsolidated financial statements and the audited consolidated financial statements of the Group for the financial year ended December 31, 2013.

“Party” means a party to this Agreement.

“Permitted Financial Indebtedness” means:

(a)	any Financial Indebtedness arising under any Finance Document;

(b)	any Financial Indebtedness arising under a Permitted Loan or a Permitted Guarantee;

(c)	any Financial Indebtedness arising under a Permitted Hedging Transaction;

(d)	any Financial Indebtedness arising under a declaration of joint and several liability used for the purpose of section 2:403 BW (and any residual liability under such declaration arising pursuant to section 2:404(2) BW);

any Financial Indebtedness existing as of the date hereof. “Permitted Guarantee” means:

(a)	any guarantee arising under the Finance Documents;

(b)	any guarantee issued by a member of the Group which is not an Obligor in respect of the Financial Indebtedness of another member of the Group which is not an Obligor;

(c)	any guarantee issued by a member of the Group which is not an Obligor in respect of the Financial Indebtedness of an Obligor;

(d)	any guarantee issued by a member of the Group on arm’s length terms and in the ordinary course of its trading, not in respect of Financial Indebtedness;

(e)	any customary indemnity in relation to a Permitted Hedging Transaction;

(f)	any guarantee in respect of a netting or set-off arrangement entered into by a member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances for members of the Group, provided that the arrangement does not permit credit balances of Obligors to be netted or set off against debit balances of members of the Group which are not Obligors and the arrangement does not give rise to Security or Quasi Security over the assets of Obligors in support of liabilities of members of the Group which are not Obligors;

(g)	any liability arising under a declaration of joint and several liability used for the purpose of section 2:403 BW (and any residual liability under such declaration arising pursuant to section 2:404(2) BW);

(h)	any liability arising as a result of two or more members of the Group being part of a fiscal unity (fiscale eenheid) for Dutch Tax purposes;

(i)	any guarantee not falling within paragraphs (a) to (h) above where the aggregate liability (whether actual or contingent) of members of the Group under all such guarantees does not, at any time, exceed USD 50,000.00 (or its equivalent in another currency or currencies).

“Permitted Hedging Transaction” means any derivative transaction to hedge actual or projected interest or currency exposures arising in the ordinary course of trading of a member of the Group and not for speculative purposes.

“Permitted Joint Venture” means a Joint Venture where each of the following criteria applies:

(a)	no Event of Default is continuing on the date of the acquisition of or investment in the Joint Venture or would occur as a result of the acquisition of or investment in a Joint Venture;

(b)	the Joint Venture is incorporated or established, and carries on its principal business, in a member state of the OECD;

(c)	the Joint Venture carries on, or is, a business substantially the same as that carried on by the Borrower;

(d)	any investment and/or acquisition cost borne by any Member of the Group in connection with the setting up of a Joint Venture shall only consist of a license on Intellectual Property of a Member of the Group, provided however the terms and conditions of such license are commercially reasonable and within the ordinary course of business, and save for cash amounts invested in or paid to acquire any share or interest in, or lent to or the actual or contingent liability under any guarantee which in the aggregate do not in any financial year exceed the sum of USD 250,000.00 (or its equivalent in another currency or currencies);

(e)	the Joint Venture does not have any material contingent off-balance sheet, environmental, litigation or other liability save to the extent for which adequate reserves are being maintained in accordance with GAAP in respect of which the relevant vendor (if any) has indemnified that member of the Group;

(f)	any cash proceeds resulting from the Joint Venture are pledged to the Lender.

“Permitted Loan” means:

(a)	any trade credit extended by any member of the Group to its customers on normal commercial terms and in the ordinary course of its trading activities;

(b)	a loan made by a member of the Group to another member of the Group prior to the date hereof; or

(c)	a loan made by an Obligor to another Obligor provided that a loan made by the Borrower to an Obligor incorporated in a jurisdiction other than Germany does not exceed an amount of USD 1,000,000.00 in aggregate (or its equivalent in another currency or currencies);

(d)	a loan made by a member of the Group in the ordinary course of business to an employee or director of any member of the Group if the amount of that loan when aggregated with the amount of all loans to employees and directors by members of the Group does not at any time exceed USD 100,000.00 (or its equivalent in another currency or currencies);

(e)	a loan made by an Obligor to another member of the Group which is not an Obligor provided that the aggregate principal amount of all such loans outstanding at any time does not exceed USD 1,000,000.00;

(f)	any loan not falling within paragraphs (a) to (e) above the aggregate principal amount of which at any time does not, when aggregated with the aggregate principal amount of the Financial Indebtedness under any such loans exceed USD 250,000.00 (or its equivalent in another currency or currencies).

“Prepaid Amount” means any amount in USD which is prepaid in accordance to Clause 7.3.

“Prepayment Date” means the date on which the Prepaid Amount is transferred to the Lender.

“Pre-IPO-Reorganization” means the contribution and transfer by the Shareholders of all their shares in the Borrower to the Dutch Guarantor in exchange for shares in the Dutch Guarantor upon the completion of which the Dutch Guarantor is the sole shareholder of the Borrower (except for the Borrower holding shares in itself) and the Shareholders are the sole shareholders in the Dutch Guarantor.

“Pre-IPO-Reorganization Date” means the date on which the Pre-IPO-Reorganization becomes effective.

“Proprietary Information” means the information created, transferred, disclosed, recorded or employed as part of, or otherwise resulting from the activities undertaken pursuant to this Agreement and/or Schedules hereto which constitutes the confidential, proprietary or trade secret information of the disclosing Party. Such information may be of, but not limited to, a business, organizational, technical, financial, marketing, operational, regulatory or sales nature and shall include, without limitation, any and all source codes and information relating to services, methods of operation, price lists, customer lists, technology, designs, specifications or other proprietary information of the business or affairs of a Party, its parent, or its affiliated and subsidiary companies. Proprietary Information may either be in a written or oral form.

“Qualifying Lender” has the meaning given to it in Clause 11 (Tax gross-up and indemnities).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined two Business Days before the first day of that period, unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Lender in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Relevant Interbank Market” means in relation to any US-Dollar, the London interbank market.

“Relevant Liquidity Period” means the monthly period with respect to which the relevant monthly Cash Report has to be delivered pursuant to Clause 18.3.

“Repeated Representations” means each of the representations set out in Clause 17.

“Representative” means any delegate, Lender, manager, administrator, nominee, attorney, trustee or custodian.

“Restricted Person” means

(a)	any Shareholder;

(b)	any shareholder of the Dutch Guarantor;

(c)	any managing director or other board member or employee of a Member of the Group;

(d)	any joint venture, consortium, partnership or similar arrangement of which any person described in paragraph (a) to (c) above is a member; and

(e)	any Affiliate of any person described in paragraph (a) to (c) above except for the Borrower, its Subsidiaries and the Dutch Guarantor.

“Screen Rate” means in relation to LIBOR, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period as displayed on pages US0001M Index Screen (or any replacement of such page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of US0001M Index Screen. If such page or service ceases to be available, the Lender may specify another page or service displaying the relevant rate after consultation with the Borrower.

“Security” means a mortgage, land charge, charge, pledge, lien, assignment or transfer for security purposes, retention of title arrangement or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Documents” means any other security document that may at the time be given as security pursuant to or in connection with any other Finance Document.

“Shareholders” means all shareholders of the Borrower except for the Borrower itself holding shares in itself.

“Shareholders’ Agreement” means any agreement between Shareholders regarding their Shareholding in the Borrower.

“Subsidiary” means a subsidiary within the meaning of sections 15 - 17 Stock Corporation Act (Aktiengesetz).

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same), including (without prejudice to the generality of the foregoing) any taxes (Steuern) and charges accessory to taxes (steuerliche Nebenleistungen) respectively within the meaning of Section 3 of the German General Tax Code (Abgabenordnung).

“Total Commitments” means the aggregate of the Facility A Commitment and the Facility B Commitment, being USD 14,000,000.00 at the date of this Agreement.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 9 (Form of Transfer Certificate) or any other form agreed between the Lender and the Borrower.

“Transfer Date” means, in relation to an assignment and transfer by way of assumption of contract (Vertragsübernahme) pursuant to Clause 22.3 (Procedure for assignment and transfer by way of assumption of contract (Vertragsübernahme)), the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Lender executes the Transfer Certificate.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“US” means the United States of America.

“Utilisation” means a utilisation of a Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Part I of Schedule 2 (Requests).

“VAT” means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

“Warrant” means the right to subscribe the underlying stock of the issuing company at a fixed exercise price until the expiry date.

“2007 Stock Option Plan” means the “Stock Option Equity Incentive Plan 2007” which has been implemented on the basis of a resolution of the general meeting of the Borrower dated March 27, 2007, allowing the Borrower to grant stock options to the members of the board of directors as well as employees.

1.2	Construction

1.2.1	Unless a contrary indication appears, any reference in this Agreement to:

(a)	the “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

(b)	“assets” includes present and future properties, revenues and rights of every description;

(c)	“director” includes any statutory legal representative(s) (organschaftlicher Vertreter) of a person pursuant to the laws of its jurisdiction of incorporation, including but not limited to, in relation to a person incorporated or established in Germany, a managing director (Geschäftsführer) or member of the board of directors (Vorstand);

(d)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(e)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(f)	a “person” includes any individual, firm, Borrower, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(g)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(h)	a provision of law is a reference to that provision as amended or re-enacted; and

(i)	a time of day is a reference to Frankfurt am Main, Germany time.

1.2.2	Section, Clause and Schedule headings are for ease of reference only.

1.2.3	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.2.4	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been remedied or waived.

1.3	Dutch Terms

1.3.1	In this Agreement, where it relates to a Dutch entity, a reference to:

(a)	unless a contrary indication appears, a “director”, in relation to a Dutch Obligor, means a managing director (bestuurder) and “board of directors” means its managing board (bestuur);

(b)	a “necessary action to authorise” where applicable, includes without limitation any action required to comply with the Dutch Works Councils Act (Wet op de ondernemingsraden); and

(c)	“Security” includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), right of retention (recht van retentie), any right to reclaim goods (recht van reclame) and, in general, any right in rem (beperkt recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);

(d)	a “winding-up”, “administration” or “dissolution” includes a Dutch entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden);

(e)	a “moratorium” includes surseance van betaling and “a moratorium is declared” or “occurs” includes surseance verleend;

(f)	any “step” or “procedure” taken in connection with insolvency proceedings includes a Dutch entity having filed a notice under Section 36 of the Dutch 1990 Tax Collection Act (Invorderingswet 1990) (whether or not pursuant to section 60 of the Act on the Financing of Social Insurances (Wet financiering sociale verzekeringen));

(g)	a “liquidator” includes a curator;

(h)	an “administrator” includes a bewindvoerder; and

(i)	an “attachment” includes a beslag.

1.4	Currency symbols and definitions

“$”, “USD” and “dollars” denote the lawful currency of the United States of America.

This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.

SECTION 2

THE FACILITIES

2.	THE FACILITIES

2.1	The Facilities

Subject to the terms of this Agreement, the Lender shall make available to the Borrower:

2.1.1	a term loan facility in an aggregate amount equal to the Facility A Commitment; and

2.1.2	a term loan facility in an aggregate amount equal to the Facility B Commitment.

2.2	Deduction for the Warrants

2.2.1	The disbursed amount under Facility A shall be reduced by a holdback of an amount equal to USD 935,000.00 (converted to EUR according to the final quotation (Schlusskurs) of the Frankfurt am Main stock exchange on the day of execution of this Agreement) divided by 30.8861. If the Dutch Warrants are issued, the amount held back shall be disbursed to the Borrower. If the German Warrants are issued for a nominal amount less than the amount held back, the difference shall be disbursed to the Borrower.

2.2.2	If German Warrants are issued in order to fulfil the conditions precedent with respect to Facility B, the disbursed amount under Facility B shall be reduced by a holdback in the nominal amount of the German Warrants issued minus the amount already held back with respect to Facility A. If the Dutch Warrants are issued, no deduction shall be made and any amount held back shall be disbursed to the Borrower.

3.	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards its general corporate purposes.

3.2	Monitoring

The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

4.1.1	The Borrower may not deliver an Utilisation Request regarding Facility A unless the Lender has received all of the documents and other evidence listed in Schedule 1 (Conditions precedent) Part I (Conditions precedent Facility A) in form and substance reasonably satisfactory to the Lender. The Lender shall notify the Borrower promptly upon being so satisfied. For the avoidance of doubt, the Borrower shall procure that the Lender receives as soon as practical after the execution of this Agreement all of the documents and other evidence listed in Schedule 1 (Conditions precedent) Part I (Conditions precedent Facility A) in form and substance reasonably satisfactory to the Lender and shall then, without undue delay draw the Facility A Loan.

4.1.2	The Borrower may not deliver an Utilisation Request regarding Facility B unless (i) the Lender has received all of the documents and other evidence listed in Schedule 1 (Conditions precedent) Part II (Conditions precedent Facility B) in form and substance reasonably satisfactory to the Lender and (ii) in case the IPO has not been completed prior to the beginning of the Availability Period for Facility B, the Amount of the Facility B Commitment has been determined.

4.2	Maximum number of Loans

The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation four or more Facility B Loans would be outstanding.

SECTION 3

UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Borrower may utilise a Facility by delivery to the Lender of a duly completed Utilisation Request.

5.2	Completion of a Utilisation Request

5.2.1	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)	it identifies the Facility to be utilised;

(b)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(c)	the currency and amount of the Utilisation comply with Clause 5.3 (Amount); and

(d)	the proposed Interest Period complies with Clause 9 (Interest Periods).

5.2.2	Only one Loan may be requested in each Utilisation Request.

5.3	Amount

The amount of the proposed Loan must be a minimum of USD 5,500,000.00 for Facility A and USD 2,000,000.00 for Facility B or in either case, if less, the Available Facility. For the purpose of this Clause 5.3 (Amount), Clause 2.2 (Deduction for the Warrants) shall be disregarded.

5.4	Cancellation of Commitment

5.4.1	The Facility A Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for Facility A.

5.4.2	The Facility B Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for Facility B.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6.	REPAYMENT

6.1	Repayment of Facility A Loans

The Borrower shall repay the Facility A Loans in monthly instalments in the amount of USD 200,000.00, the first time the 21st month following the First Utilisation Date and the last time the 47th month following the First Utilisation Date. The remaining outstanding balance of the Facility A Loan shall be repaid 48 months after the First Utilisation Date.

The Borrower may not re-borrow any part of the Facility A which is repaid.

6.2	Repayment of Facility B Loans

The Borrower shall repay the Facility B Loans on the Maturity Date together with all interest accrued and outstanding. The Borrower may not re-borrow any part of the Facility B which is repaid.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality

If, in any applicable jurisdiction, it becomes unlawful for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan upon the Lender notifying the Borrower, each Available Commitment of the Lender will be immediately cancelled.

7.2	Change of control

7.2.1	If at any time any shareholder of the Borrower gains control of the Borrower, other than by the Pre-IPO-Reorganization:

(a)	the Borrower shall promptly notify the Lender upon becoming aware of that event;

(b)	the Total Commitments will be cancelled and all such outstanding amounts will become due and payable within twenty (20) Business Days from the date of such control occurring.

7.2.2	If any shareholder of the Dutch Guarantor gains control of the Dutch Guarantor after the Pre-IPO-Reorganization Date:

(a)	the Borrower and the Dutch Guarantor shall promptly notify the Lender upon becoming aware of that event;

(b)	the Total Commitments will be cancelled and all such outstanding amounts will become due and payable within twenty (20) Business Days from the date of such control occurring.

7.2.3	For the purpose of paragraph (a) above, control shall mean any shareholder of the Borrower or the Dutch Guarantor (i) owning (directly or indirectly) more than 50% of the voting rights and issued share capital of the Borrower on a fully diluted or non-diluted basis and/or (ii) controlling the composition of the majority of the board of directors or the supervisory board or equivalent management body of the Borrower.

7.3	Voluntary prepayment of Facility Loans

The Borrower to which a Facility Loan has been made may, if it gives the Lender not less than 5 Business Days’ (or such shorter period as the Lender may agree) prior notice, prepay the whole or any part of any Facility Loan.

7.4	Early Prepayment Fee

In the case of any prepayment of the Facility, the Borrower shall pay a fee (“Early Prepayment Fee”) depending of the Prepayment Date as follows:

Prepayment Period	Prepaid Fee
In the period from 1 month after the First Utilisation Date to 12 months after the First Utilisation Date	Five per cent (5%) of the Prepaid Amount

In the period from 13 months after the First Utilisation Date to 24 months after the First Utilisation Date	Three per cent (3%) of the Prepaid Amount

In the period from 25 months after the First Utilisation Date to 35 months after the First Utilisation Date	Two per cent (2%) of the Prepaid Amount

In the period from 36 months after the First Utilisation Date to Maturity Date	One per cent (1%) of the Prepaid Amount

7.5	Restrictions

7.5.1	Any prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

7.5.2	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and the Prepayment Fee.

7.5.3	The Borrower may not reborrow any part of the Facility which is prepaid.

7.5.4	Without limiting paragraph 7.3 above, the Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

7.5.5	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

7.6	Application of prepayments

Any prepayment shall be applied in the following order:

7.6.1	first, in payment of any costs or expenses due to the Lender under the Finance Documents including; then

7.6.2	secondly, in prepayment of any accrued interest; then

7.6.3	thirdly, in payment of the Prepayment Fee; then

7.6.4	fourthly, in repayment of Loans outstanding under the Facility.

For the avoidance of doubt, no further interest shall accrue with respect to any part of the Loans that has been prepaid.

SECTION 5

COSTS OF UTILISATION

8.	INTEREST

8.1	Calculation of interest

Loans outstanding under the Facility will accrue interest at an annual rate equal to the Margin plus the LIBOR.

8.2	Payment of interest

The Borrower shall pay accrued interest on that Loan on the last day of each Interest Period.

8.3	Default interest

If an Event of Default occurs, interest shall accrue in the period from and including the date from this occurrence of the Event of Default to the end of the occurrence of this Event of Default (whether waived or remedied) at a rate which is three per cent (3%) per annum higher than the rate which would have been payable.

9.	INTEREST PERIODS

9.1	Each Interest Period will, subject to this Clause 9, have a duration of one (1) Month.

9.2	An Interest Period for a Loan shall not extend beyond the Maturity Date applicable to its Facility.

9.3	Each Interest Period shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

10.	FEES

10.1	Commitment fee

10.1.1	Beginning on November 1, 2014, the Borrower shall pay to the Lender a fee of one per cent (1%) per annum on that Lender’s Available Commitment. For the avoidance of doubt, no commitment fee shall apply after December 31, 2015.

10.2	Arrangement fee

10.2.1	The Borrower shall pay to the Lender an arrangement fee in the amount of two per cent (2%) of the Facility A upon the first utilisation of Facility A.

10.2.2	The Borrower shall pay to the Lender an arrangement fee in the amount of two per cent (2%) of each Loan under Facility B upon Utilisation of the respective Loan.

10.2.3	The arrangement fees pursuant to this Clause 10.2 shall be deducted from the disbursement of the relevant Loans.

10.3	Each fee under this Clause will be non-refundable when it is paid by the Borrower.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

11.	TAX GROSS UP AND INDEMNITIES

11.1	Definitions

11.1.1	In this Agreement:

“Protected Party” means a Lender, any beneficial owner and (if the Lender is an estate, trust, nominee, fund, partnership, limited liability company, corporation or other person) any direct and indirect fiduciary, settlor, beneficiary, partner of, member, shareholder or other related person of the relevant Lender, which is or will be subject to any liability, or required to make any payment, for or on account of any current or future Tax in relation to a sum or benefit received or receivable (or any sum or benefit deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means a Lender which, in respect of interest payable by the Borrower, is:

(i)	(other than by virtue of a Treaty) able to receive such interest without a Tax Deduction being imposed by the law of Germany; or

(ii)	a Treaty Lender.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under or with respect to a Finance Document.

“Tax Payment” means either the increase in a payment made by an Obligor to a Lender under Clause 11.2 (Tax gross-up) or a payment under Clause 11.3 (Tax indemnity).

“Treaty Lender” means a Lender:

(iii)	(A) which (for the purposes of the Treaty) is treated by the Source State as a resident of a Treaty State by which any interest under or in connection with a Finance Document is (considered to be) derived and beneficially owned, or

(B) whose direct and indirect fiduciaries, settlors, beneficiaries, partners, members, shareholders or other related persons by which any interest under or in connection with a Finance Document is (considered to be) derived and beneficially owned (for the purposes of the Treaty), are all treated by the Source State as residents of a Treaty State (for the purposes of the Treaty); and

(iv)	which also satisfies or, in case of (i)(B) above, whose related persons all satisfy any other conditions specified in the Treaty for the obtaining of the Treaty Benefit (including without limitation that such resident does not carry on a business in the jurisdiction in which the Obligor is resident for tax purposes through a permanent establishment with which that Lender’s participation in the Loan is effectively connected (i.e. the debt claim, in respect of which the interest is paid, forms part of the business property of such permanent establishment) and that such resident must be a “qualified person” as often defined in the Treaty).

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the jurisdiction in which the Borrower is treated as resident for tax purposes (the “Source State”) which makes provision for full exemption for taxes on income imposed by such jurisdiction on interest payable by the Borrower to the Lender (the “Treaty Benefit”).

Unless a contrary indication appears, in this Clause 11 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

11.2	Tax gross-up

11.2.1	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

11.2.2	Each Obligor shall promptly upon becoming aware that an Obligor (or any disbursing agent or other person or body) must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly and state the estimated amount of the Tax Payment such Obligor must make.

11.2.3	If a Tax Deduction is required by law to be made by an Obligor (or any disbursing agent or other person or body), the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction, including any Tax Deduction from such increased amount) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

11.2.4	If an Obligor (or any disbursing agent or other person or body) is required to make a Tax Deduction, that Obligor (or any disbursing agent or other person or body) shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

11.2.5	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Lender entitled to the payment documentation and evidence reasonably satisfactory to that Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

11.3	Tax indemnity

11.3.1	The Borrower shall (within three Business Days of demand by the Lender) pay to a Protected Party an amount equal to the loss, liability or cost which the Lender determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

11.3.2	Clause 11.3.1 above shall not apply:

(a)	with respect to any Tax assessed on a Lender:

(i)	under the law of the jurisdiction in which that Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Lender is treated as resident for tax purposes, excluding however any Tax assessed under such law on a Tax Payment; or

(ii)	under the law of the jurisdiction in which that Lender carries on a business through a permanent establishment with which that Lender’s participation in the Loan is effectively connected, excluding however any Tax assessed under such law on a Tax Payment, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Lender; or

(b)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 11.2 (Tax gross-up).

11.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Lender determines that:

11.4.1	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

11.4.2	that Lender has obtained and utilised that Tax Credit,

the Lender shall pay an amount to the Obligor which that Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

11.5	Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify each Lender against any cost, loss or liability that Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

11.6	VAT

11.6.1	All amounts set out or expressed to be payable under a Finance Document by any Party to a Lender which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to Clause 11.6.2 below, if VAT is or becomes chargeable on any supply made by any Lender to any Party under a Finance Document and such Lender is required to account to the relevant tax authority for the VAT, that Party must pay to such Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Lender must promptly provide an appropriate VAT invoice to that Party).

11.6.2	If VAT is or becomes chargeable on any supply made by any Lender (the “Supplier”) to any other Lender (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(a)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(b)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

11.6.3	Where a Finance Document requires any Party to reimburse or indemnify a Lender for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Lender for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Lender determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

11.6.4	In relation to any supply made by a Lender to any Party under a Finance Document, if reasonably requested by such Lender, that Party must promptly provide such Lender with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Lender’s VAT reporting requirements in relation to such supply.

11.6.5	If the supply under this agreement is VAT-exempted, the Lender or any other Party will not opt for a VAT-taxable supply.

11.7	Statute of limitation

Any claims under this Clause 11 shall become time-barred (verjähren) six (6) months after the final and formally non-appealable assessment (formelle und materielle Bestandskraft) of the respective Tax.

12.	INCREASED COSTS

12.1	Increased costs

12.1.1	Subject to Clause 12.2 (Exceptions) and Clause 12.3 (Termination Right) the Borrower shall, within five (5) Business Days of a demand by the Lender (which must including a calculation of the Increased Costs and documents evidencing the Increased Costs) pay for the account of the Lender the amount of any Increased Costs incurred by that Lender or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any new law or regulation made after the date of this Agreement.

12.1.2	In this Agreement “Increased Costs” means:

(a)	a reduction in the rate of return from a Facility or on a Lender’s (or its Affiliate’s) overall capital;

(b)	an additional or increased cost; or

(c)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Lender or any of its Affiliates to the extent that it is attributable to that Lender having entered into its Commitment or funding or performing its obligations under any Finance Document.

12.2	Exceptions

12.2.1	Clause 12.1 (Increased costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by the Borrower;

(b)	compensated for by an increase in the LIBOR;

(c)	compensated for by Clause 11 (Tax indemnity) (or would have been compensated for under Clause 11 (Tax indemnity) but was not so compensated solely because any of the exclusions in Clause 11.3.2 (Tax indemnity) applied); or

(d)	attributable to the wilful or grossly negligent breach by the relevant Lender or its Affiliates of any law or regulation.

12.2.2	In this Clause 12.2, a reference to a “Tax Deduction” has the same meaning given to that term in Clause 11.1 (Definitions).

12.3	Termination Right

If the Lender demands the payment of Increased Costs pursuant to Clause 12.1 (Increased Costs) (whether the claim is justified or unjustified), the Borrower may within five (5) Business Days, by giving notice to the Lender, decide to prepay all outstanding Facility Loans. In this case, all outstanding Facility Loans become due and payable within twenty (20) Business Days and the remaining Commitment shall be cancelled immediately. If the Borrower decides to prepay under this Clause 12.3 (Termination Right), the Early Prepayment Fee does not apply and the Lender’s claim for increased costs pursuant to Clause 12.1 (Increased Costs) shall be void.

13.	OTHER INDEMNITIES

The Borrower shall (or shall procure that an Obligor will), within ten Business Days of demand, indemnify each Lender against any cost, loss or liability incurred by that Lender as a result of:

13.1.1	the occurrence of any Event of Default;

13.1.2	a failure by an Obligor to pay any amount due under a Finance Document on its due date;

13.1.3	funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request not made in accordance with one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender alone);

13.1.4	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower;

13.1.5	investigating any event which it reasonably believes is a Default; or

13.1.6	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

14.	MITIGATION BY THE LENDER

14.1	Mitigation

14.1.1

The Lender shall, in prior consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality) or Clause 12 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents.

14.1.2	Clause 14.1.1 above does not in any way limit the obligations of the Borrower under the Finance Documents.

14.2	Limitation of liability

14.2.1	The Borrower shall promptly indemnify the Lender for all out of pocket costs and expenses reasonably incurred by the Lender as a result of steps taken by it under Clause 14.1 (Mitigation).

14.2.2	The Lender is not obliged to take any steps under Clause 14.1 (Mitigation) if, in the opinion of the Lender (acting reasonably), to do so might be prejudicial to it.

15.	COSTS AND EXPENSES

15.1	Transaction expenses

The Borrower shall promptly on demand pay the Lender the amount of all out of pocket costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing and execution of:

15.1.1	this Agreement, the Security Documents and any other documents referred to in this Agreement; and

15.1.2	any other Finance Documents executed after the date of this Agreement.

The transaction expenses shall, subject to Clause 15.4 (Expense Deposit), be deducted from the disbursement of the Facility A Loan. Prior to making any deductions, the Lender shall provide the Borrower copies of the invoices of third party service providers engaged in connection herewith. It is understood, that, should more than one provision of this Agreement and/or the Security Documents provide for the reimbursement of incurred costs and expenses, the Borrower shall only reimburse the Lender once.

15.2	Amendment costs

If the Borrower requests an amendment, waiver or consent the Borrower shall, within three Business Days of demand, reimburse the Lender for the amount of all out of pocket costs and expenses (including legal fees) reasonably incurred by the Lender in responding to, evaluating, negotiating or complying with that request or requirement.

15.3	Enforcement costs

The Borrower shall, within three Business Days of demand, pay to the Lender the amount of all out of pocket costs and expenses (including legal fees) incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

15.4	Expense Deposit

The Borrower has already provided the Lender with an expense deposit of USD 40,000.00, from which all amounts due under this Clause 15 (Costs and Expenses) will be deducted. The Borrower shall only make payments under this Clause 15 (Costs and Expenses) once the expense deposit has been fully used up and to the extent the amount due has not been deducted from the expense deposit.

SECTION 7

GUARANTEE

16.	GUARANTEE AND INDEMNITY

16.1	Guarantee (Garantie) and indemnity (Ausfallhaftung)

Each Guarantor irrevocably and unconditionally jointly and severally (gesamtschuldnerisch):

16.1.1	guarantees (garantiert) by way of an independent payment obligation (selbständiges Zahlungsversprechen) to each Lender to pay to that Lender any amount of principal, interest, costs, expenses or other amount under or in connection with the Finance Documents that is due and has not been fully and irrevocably paid by the Borrower; the payment shall be due (fällig) within five (5) Business Days of a written demand by the Lender (or the Lender on its behalf) stating the sum demanded from that Guarantor and that such sum is an amount of principal, interest, costs, expenses or other amount under or in connection with the Finance Documents that is due and has not been fully and irrevocably paid by the Borrower; and

16.1.2	undertakes vis-à-vis each Lender to indemnify (schadlos halten) that Lender against any cost, loss or liability suffered by that Lender if any obligation of the Borrower under or in connection with any Finance Document or any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Lender would otherwise have been entitled to recover (Ersatz des positiven Interesses) and that claim shall be due (fällig) within three Business Days of a written demand by that Lender.

For the avoidance of doubt this guarantee and indemnity does not constitute a guarantee upon first demand (Garantie auf erstes Anfordern) and, in particular, receipt of such written demand shall not preclude any rights and/or defences the Guarantor may have with respect to any payment requested by a Lender under this guarantee and indemnity.

16.2	Continuing and independent guarantee and indemnity

This guarantee and indemnity is independent and separate from the obligations of the Borrower and is a continuing guarantee and indemnity which will extend to the ultimate balance of sums payable by the Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

The guarantee and indemnity shall extend to any additional obligations of the Borrower resulting from any amendment, novation, supplement, extension, restatement or replacement of any Finance Documents, including without limitation any extension of or increase in any facility or the addition of a new facility under any Finance Document.

16.3	Reinstatement

If any payment by an Obligor or any discharge given by a Lender (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

16.3.1	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

16.3.2	each Lender shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

16.4	Excluded defences

16.4.1	The obligations of each Guarantor under this Clause 16 will not be affected by an act, omission, matter or thing which relates to the principal obligation (or purported obligation) of the Borrower and which would reduce, release or prejudice any obligations of a Guarantor under this Clause 16, including any personal defences of the Borrower (Einreden des Hauptschuldners) or any right of revocation (Anfechtung) or set-off (Aufrechnung) of the Borrower.

16.4.2	The obligations of each Guarantor under this Clause 16 are independent from any other security or guarantee which may have been or will be given to the Lender. In particular, the obligations of each Guarantor under this Clause 16 will not be affected by any of the following:

(a)	the release of, or any time (Stundung), waiver or consent granted to, any other Obligor from or in respect of its obligations under or in connection with any Finance Document;

(b)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or any other person or any failure to realise the full value of any security;

(c)	any incapacity or lack of power, authority or legal personality of or dissolution or a deterioration of the financial condition of any other Obligor; or

(d)	any unenforceability, illegality or invalidity of any obligation of any other Obligor under any Finance Document.

16.4.3	For the avoidance of doubt nothing in this Clause 16 shall preclude any defences that any Guarantor (in its capacity as Guarantor only) may have against the Lender that the guarantee and indemnity does not constitute its legal, valid, binding or enforceable obligations.

16.5	Immediate recourse

The Lender will not be required to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 16. This applies irrespective of any provision of a Finance Document to the contrary.

16.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, the Lender may:

16.6.1	refrain from applying or enforcing any other moneys, security or rights held or received by it in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

16.6.2	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 16.

16.6.3	For the avoidance of doubt, paragraph 7.6 remains unaffected.

16.7	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Lender otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 16:

16.7.1	to be indemnified by an Obligor;

16.7.2	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

16.7.3	to exercise any right of set-off against any Obligor; and/or

16.7.4	to take the benefit (in whole or in part and whether by way of legal subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by the Lender.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Lender and shall promptly pay or transfer the same to the Lender or as the Lender may direct for application in accordance with Clause 24 (Payment mechanics).

16.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Lender.

16.9	Limitations - Dutch Obligors

Notwithstanding the other provisions of this Agreement, no Dutch Obligor shall be liable under this Agreement to the extent that, if it were so liable, its entry into this Agreement would violate section 2:98c BW.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

17.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 17 to each Lender on the date of this Agreement.

17.1	Status

17.1.1	It is a corporation, limited liability company or partnership with limited liability, duly incorporated or, in the case of a partnership, established and validly existing under the law of its jurisdiction of incorporation.

17.1.2	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

17.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are, subject to any general principles of law limiting its obligations, legal, valid, binding and enforceable obligations.

17.3	Non-conflict with other obligations

The entry into and performance by it, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

17.3.1	any law or regulation applicable to it;

17.3.2	its or any of its Subsidiaries’ constitutional documents; or

17.3.3	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets.

17.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

17.5	Validity and admissibility in evidence

All Authorisations required or reasonably desirable:

17.5.1	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

17.5.2	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

17.6	Governing law and enforcement

17.6.1	The choice of German law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

17.6.2	Any judgment obtained in Germany in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

17.7	Tax

As of the date hereof, the Lender is a Qualifying Lender and no Obligor is required to make any Tax Payment (as defined in Clause 1.1. (Definitions)) in relation to any sum or benefit (i) paid or payable (or any sum or benefit deemed for the purposes of Tax to be paid or payable) by it under or in connection with a Finance Document or (ii) received or receivable (or any sum or benefit deemed for the purposes of Tax to be received or receivable) by the Lender under or in connection with a Finance Document.

17.8	No default

17.8.1	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

17.8.2	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which might have a Material Adverse Effect.

17.9	No breach of law

It has not (and none of its Subsidiaries has) breached any law or regulation, including without limitation environmental laws and regulations, which breach has, or would reasonably be expected to have, a Material Adverse Effect.

17.10	Financial statements

17.10.1	Its Original Financial Statements were prepared in accordance with GAAP of the German Commercial Code (Handelsgesetzbuch) consistently applied.

17.10.2	Its Original Financial Statements fairly represent its financial condition as at the end of the relevant financial year and operations during the relevant financial year.

17.11	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

17.12	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect has or have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

17.13	Security

17.13.1	Each Security Document creates (or, once entered into, will create) in favour of the Lender, the Security which it is expressed to create with the ranking it is expressed to have.

17.13.2	The constitutional documents of the Borrower and its Subsidiaries do not and would not restrict or inhibit in any manner any transfer of any shares of the Borrower and its Subsidiaries which are expressed to be (or are required by this Agreement to be or become) subject to any Security under any Security Document.

17.14	Ownership

Each member of the Group is the legal owner (uneingeschränktes Eigentum) and beneficial owner (wirtschaftliches Eigentum) of all the assets other than assets to which an employee has rights under the Employee Invention Act (Arbeitnehmererfindungsgesetz) over which it purports to create Security pursuant to any Security Document, free from any Security other than Security listed in Schedule 3 (Existing Security) or permitted according to Clause 20.8.3.

17.15	Assets

Each member of the Group has legal title (uneingeschränktes Eigentum) and beneficial ownership (wirtschaftliches Eigentum) to, or valid leases or licences of, or is otherwise entitled to use (in each case, on arm’s length terms), all material assets necessary for the conduct of its business as it is being, and is proposed to be, conducted other than assets to which an employee has rights under the Employee Invention Act (Arbeitnehmererfindungsgesetz) or unless permitted by Clause 20.8.3.

17.16	Group Structure

The Group Structure Chart shows:

17.16.1	each member of the Group and all Shareholders (and the percentage of the issued share capital held by that member), in each case as at the date of this Agreement;

17.16.2	the jurisdiction of incorporation or establishment of each person shown in it; and

17.16.3	the status of each person shown in it which is not a limited liability company or corporation.

17.17	No Financial Indebtedness, Guarantees or Security

17.17.1	No member of the Group has any Financial Indebtedness other than Permitted Financial Indebtedness.

17.17.2	No member of the Group has issued any guarantee other than a Permitted Guarantee.

17.17.3	No Security exists over all or any assets of any member of the Group, other than listed in Schedule 3, the LLS Interruption License or permitted according to paragraph 20.8.3.

17.18	Shares

17.18.1	The shares of each member of the Group which are expressed to be (or are required by this Agreement to be or become) subject to any Security under any Security Document are issued, fully paid, non-assessable and freely transferable and constitute shares in the capital of limited companies, and there are no moneys or liabilities outstanding or payable in respect of any such share.

17.18.2	No person has or is entitled to any conditional or unconditional option or other right to call for the issue or allotment of, subscribe for, purchase or otherwise acquire any share capital of the Borrower and each of its Subsidiaries other than provided for in the Shareholders’ Agreement, the 2007 Stock Option Plan and the Carve-Out Agreement and other than through the IPO.

17.18.3	There are no agreements in force or corporate resolutions passed which require or might require the present or future issue or allotment of any share capital of the Borrower and each of its Subsidiaries (including any option or right of pre-emption, conversion or exchange), except as provided for in the Shareholders’ Agreement, the 2007 Stock Option Plan and the Carve-Out Agreement and as in connection with the Pre-IPO-Reorganization.

17.18.4	The shares of any member of the Group which are expressed to be (or are required by this Agreement to be or become) subject to any Security under any Security Document constitute all the share capital of the relevant member of the Group.

17.19	Intellectual Property

17.19.1	Each member of the Group owns (subject to the provisions of the Employee Inventions Act (Arbeitnehmererfindungsgesetz)) or has licensed to it on arm’s length terms, provided that licenses between Borrower and AbCheck are in accordance with the existing framework agreement on terms substantially similar to the terms that have been applicable in the past, all material Intellectual Property for the conduct of its business as it is being, and is proposed to be, conducted.

17.19.2	Each member of the Group has taken all necessary action (including payments of fees) to safeguard, maintain in full force and effect and preserve its ability to enforce all such Intellectual Property.

17.19.3	No member of the Group has infringed any material Intellectual Property of any third party in any material respect.

17.19.4	There has been no material infringement or threatened or suspected infringement of or challenge to the validity of any Intellectual Property owned by or licensed to any member of the Group.

17.19.5	No disclosure has been or will be made of any material trade secret which is Intellectual Property and is owned by or licensed to any member of the Group other than under enforceable confidentiality undertakings.

17.20	Insurances

17.20.1	The insurances required by Clause 20.17 (Insurance) are in full force and effect as required by this Agreement.

17.20.2	No event or circumstance has occurred, and there has been no failure to disclose a fact, which would entitle any insurer to reduce or avoid its liability under any such insurance where such event, circumstance or failure would reasonably be expected to have a Material Adverse Effect.

17.21	Material Adverse Effect

No Material Adverse Effect has occurred since March 31, 2014.

17.22	Documents

17.22.1	The documents provided to the Lender under Clause 4.1 (Initial conditions precedent) are true, complete and accurate and in full force and effect, in each case as at the date any such documents are provided to the Lender.

17.22.2	Any copy of a document provided to the Lender under Schedule 1 is a true, complete and accurate copy of the original document and the original document was in full force and effect, in each case as at the date any such document is provided to the Lender.

17.23	No Insolvency

17.23.1	No member of the Group except for AbCheck is unable or admits inability to pay its debts as they fall due, suspends, or threatens to suspend, making payments on any of its debts (or any class of them) or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (or any class of them) with a view to rescheduling any of its indebtedness.

17.23.2	The value of the assets of any member of the Group except for AbCheck is not less than its liabilities (taking into account contingent and prospective liabilities).

17.23.3	No moratorium has been declared in respect of any indebtedness of any member of the Group except for AbCheck.

17.23.4	No corporate action, legal proceeding or other procedure or step described in Clause 21.7 (Insolvency proceedings) or creditor’s process described in Clause 21.8 (Creditor’s process) has been taken or, to the best knowledge of the Borrower, threatened in relation to a member of the Group except for AbCheck.

17.24	Repetition

17.24.1	The Repeated Representations shall be made by the Borrower on its own behalf and on behalf of the other Obligors (under a power of attorney (Vollmacht) granted to it by the Obligors pursuant to paragraph (b) below) by reference to the facts and circumstances then existing (unless otherwise stated in the respective representation) on;

(a)	the date of each Utilisation Request;

(b)	in the case of an Additional Obligor, the day on which the Additional Obligor becomes an Additional Obligor.

In addition, the Repeated Representations shall be deemed to be made by each Obligor by reference to the facts and circumstances then existing (unless otherwise stated in the respective representation) on the Utilisation Date.

Each Obligor (other than the Borrower) hereby empowers (bevollmächtigt) the Borrower to make the Repeated Representations on its behalf as its attorney (Stellvertreter). To the extent permissible under its constitutional documents and under the applicable law, each Obligor (other than the Borrower) hereby relieves the Borrower from the restrictions pursuant to section 181 of the Civil Code (Bürgerliches Gesetzbuch) for the purpose of making the Repeated Representations on its behalf as attorney (Stellvertreter).

18.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 18 will be effective from the earlier of the date of the closing of the IPO and November 1, 2014, and will remain in force for so long as any amount is outstanding under the Finance Documents or any Commitment is in force. The Lender agrees that any trading in securities of the Borrower following receipt of Proprietary Information may only be done in compliance with all applicable securities laws.

18.1	Financial statements

The Borrower shall supply to the Lender:

18.1.1	as soon as the same become available, but in any event within 180 days after the end of each of its financial years:

(a)	its audited unconsolidated financial statements and, prior to the Pre-IPO-Reorganization Date, the audited consolidated financial statements of the Group for that financial year; and

(b)	the audited unconsolidated financial statements of each Obligor for that financial year; and

18.1.2	as soon as the same become available, but in any event within 30 days after the end of each quarter of each of its financial years:

(a)	its financial statements and the consolidated financial statements of the Group for that quarter of the financial year; and

(b)	the financial statements of each Obligor for that quarter of the financial year.

18.1.3	as long as the IPO has not been completed, no later than 30 days after the end of each Month:

unconsolidated financial statements for each Obligor for that Month.

18.1.4	all documents dispatched by the Borrower to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

18.1.5	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect.

18.2	Notification of Default

18.2.1	The Borrower shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

18.2.2	Promptly upon a reasonable request by the Lender, the Borrower shall supply to the Lender a certificate signed by its members of the management board (Vorstand) on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

18.3	Cash Reports

The Borrower shall supply to the Lender the Cash Report together with the unconsolidated financial statements subject to paragraph 18.1.3 for the respective month.

19.	FINANCIAL COVENANTS

19.1	Financing Milestones

By December 31, 2015, the Borrower shall

19.1.1	complete the IPO; or

19.1.2	have received an aggregate amount of USD 20,000.00 resulting from New Equity Investment and from New Business Development Transactions Proceeds.

19.2	Development Milestones

Any two of the three milestones determined in Schedule 6 attached hereto must be achieved by the stated date for each, with reasonable documentary evidence provided to the Lender.

19.3	Cash Cover

The Borrower shall ensure that the Liquidity Amount during each Relevant Liquidity Period is not less than USD 2,000,000.00 (“Minimum Liquidity Amount”) and, for the avoidance of doubt, the Minimum Liquidity Amount shall be, at all times during the term of this Agreement, be held on an account pledged to the Lender.

20.	GENERAL UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Authorisations

Each Obligor shall promptly:

20.1.1	obtain, comply with and do all that is necessary to maintain in full force and effect; and

20.1.2	supply certified copies to the Lender of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

20.2	Compliance with laws

Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

20.3	Taxes

20.3.1	Each Obligor shall (and the Borrower shall ensure that each Subsidiary will) pay all Taxes required to be paid by it within the time period allowed for payment without incurring any penalties for non payment.

20.3.2	Paragraph 20.3.1 above does not apply to any Taxes:

(a)	being contested by the relevant member of the Group in good faith and in accordance with the relevant procedures;

(b)	which have been disclosed in its financial statements and for which adequate reserves are being maintained in accordance with GAAP; and

(c)	where payment can be lawfully withheld and will not result in the imposition of any penalty to the claims of the Lender under any Finance Document or to any Security created under any Security Document.

20.4	Acquisitions and investments

No Obligor shall (and the Borrower shall ensure that no other member of the Group will):

20.4.1	invest in or acquire any share in, or any security issued by, any person, or any interest therein or in the capital of any person, or make any capital contribution to any person (or agree to do any of the foregoing), or incorporate any new Subsidiary; or

20.4.2	invest in or acquire any business or going concern, or the whole or substantially the whole of the assets or business of any person, or any assets that constitute a division or operating unit of the business of any person (or agree to do any of the foregoing).

20.5	Joint Ventures

20.5.1	No Obligor shall (and the Borrower shall ensure that no member of the Group will):

(a)	invest in or acquire (or agree to invest in or acquire) any share in, or any security issued by, any Joint Venture or any interest therein; or

(b)	transfer any assets or license any Intellectual Property.

20.5.2	Paragraphs 20.5.1(a), (b) and 20.4 do not apply to Permitted Joint Ventures and the Pre-IPO-Reorganization.

20.6	Assets

Each Obligor shall (and the Borrower shall ensure that each Subsidiary will) maintain in good working order and condition (ordinary wear and tear excepted) all its assets necessary for the conduct of its business as conducted from time to time.

20.7	Pari passu

Each Obligor shall ensure that its obligations under the Finance Documents rank at all times at least pari passu in right of priority and payment with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

20.8	Negative pledge

In this Clause 20.8, “Quasi-Security” means an arrangement or transaction described in paragraph (b) below.

20.8.1	No Obligor shall (and the Borrower shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

20.8.2	No Obligor shall (and the Borrower shall ensure that no other member of the Group will):

(a)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(b)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(c)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(d)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

20.8.3	Paragraphs 20.8.1 and 20.8.2 above do not apply to any Security or (as the case may be) Quasi-Security, listed below:

(a)	any Security or Quasi-Security listed in Schedule 3 (Existing Security) except to the extent the principal amount secured by that Security or Quasi-Security exceeds the amount stated in that Schedule;

(b)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances and any lien arising under the general terms and conditions of banks or Sparkassen (Allgemeine Geschäftsbedingungen der Banken oder Sparkassen) with whom any member of the Group maintains a banking relationship in the ordinary course of business;

(c)	any payment or close out netting or set-off arrangement pursuant to any hedging transaction entered into by a member of the Group for the purpose of:

(i)	hedging any risk to which any member of the Group is exposed in its ordinary course of trading; or

(ii)	its interest rate or currency management operations which are carried out in the ordinary course of business and for non-speculative purposes only,

excluding, in each case, any Security or Quasi-Security under a credit support arrangement in relation to a hedging transaction;

(d)	any lien arising by operation of law and in the ordinary course of trading;

(e)	any Security or Quasi-Security over or affecting any asset acquired by a member of the Group after the date of this Agreement if:

(i)	the Security or Quasi-Security was created in contemplation of the acquisition of that asset by a member of the Group;

(ii)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a member of the Group; and

(iii)	the Security or Quasi-Security is either removed or discharged within three months of the date of acquisition of such asset or the principal amount of the secured indebtedness (when aggregated with the principal amount of any other indebtedness in accordance with (i) and (ii) and not discharged within three months) does not exceed USD 250,000.00 (or its equivalent in another currency or currencies);

(f)	any Security or Quasi-Security entered into pursuant to any Finance Document;

(g)	any Security or Quasi-Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security or Quasi-Security given by any member of the Group other than any permitted under paragraphs (a) to (f) above) does not exceed USD 250,000.00 (or its equivalent in another currency or currencies); or

(h)	any Security created pursuant to the general conditions of a bank operating in the Netherlands based on the general conditions drawn up by the Netherlands Bankers’ Association (Nederlandse Vereniging van Banken) and the Consumers Union (Consumentenbond) or any other general conditions used by, or agreement or arrangement with, a bank, whether operating in or outside the Netherlands, to substantially the same effect.

20.9	Disposals

20.9.1	No Obligor shall (and the Borrower shall ensure that no other member of the Group will), enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

20.9.2	Paragraph 20.9.1 above does not apply to any sale, lease, transfer or other disposal:

(a)	made in the ordinary course of trading of the disposing entity;

(b)	of assets in exchange for other assets comparable or superior as to type, value and quality; or

(c)	where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer or other disposal, other than any permitted under paragraphs (a) and (b) above) does not exceed USD 100,000.00 (or its equivalent in another currency or currencies) in any financial year.

20.10	Arm’s length terms

No Obligor shall (and the Borrower shall ensure that no material Subsidiary will) enter into any contract or arrangement with or for the benefit of any other person (including any disposal to that person) other than in the ordinary course of business, for full market value and on arm’s length terms, provided that transactions between Borrower and AbCheck shall be in accordance with the existing framework agreement on terms substantially similar to the terms that have been applicable in the past.

20.11	Loans and Credit

No Obligor shall (and the Borrower shall ensure that no Subsidiary will) be a creditor in respect of any Financial Indebtedness, other than for Permitted Loans.

20.12	Guarantees

No Obligor shall (and the Borrower shall ensure that no other member of the Group will) issue or allow to remain outstanding any guarantee in respect of any liability or obligation of any person, other than for Permitted Guarantees.

20.13	Restricted payments

No Obligor shall (and the Borrower shall ensure that no other member of the Group will):

(a)	pay, repay or prepay any principal, interest or other amount on or in respect of, or redeem, purchase or defease, any debt of any Restricted Person;

(b)	pay or prepay any dividends to any Restricted Person; or

(c)	make any investment in or pay any fee or commission or make any advance or other kind of payment to any Restricted Person,

other than (i) their compensation as employees or directors of the Borrower or any member of the Group, (ii) listed in Schedule 23 hereto, and (iii) in addition to the amounts specified under (i) and (ii), other fees at arm’s length terms not exceeding an aggregate amount of EUR 100,000.00 p.a.

20.14	Financial Indebtedness

No Obligor shall (and the Borrower shall ensure that no other member of the Group will) incur (or agree to incur) or allow to remain outstanding any Financial Indebtedness, other than for Permitted Financial Indebtedness.

20.15	Merger

20.15.1	No Obligor shall (and the Borrower shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger or corporate reconstruction or reorganization, other than in connection with the Pre-IPO-Reorganization.

20.15.2	Paragraph 20.15.1 above does not apply to any sale, lease, transfer or other disposal permitted pursuant to Clause 20.9 (Disposals) and Permitted Joint Ventures.

20.16	Change of business

The Borrower shall procure that no substantial change is made to the general nature of the business of the Borrower or the Group from that carried on at the date of this Agreement.

20.17	Insurance

20.17.1	Each Obligor shall (and the Borrower shall ensure that each member of the Group will) maintain insurances on and in relation to its business and assets with reputable independent underwriters or insurance companies:

(a)	against those risks, and to the extent, usually insured against by prudent companies located in the same or a similar location and carrying on a similar business; and

(b)	against those risks, and to the extent, required by applicable law or by contract.

20.17.2	Without limiting paragraph 20.17.1 above, each Obligor shall (and the Borrower shall ensure that each member of the Group will):

(a)	maintain insurance on all of its assets of an insurable nature against loss or damage by fire and other risks normally insured against by persons carrying on a similar business in a sum or sums at least equal to their replacement value (meaning the total cost of entirely rebuilding, reinstating or replacing those assets if completely destroyed, together with architects’, surveyors’ and other professional fees); and

(b)	maintain insurance against business interruption, loss of profits, product liability, professional indemnity, employer’s liability, pollution, third party liability and public liability at levels no lower than those normally chosen by prudent companies located in the same or similar location and carrying on a similar business, increasing consistently with increasing business levels.

20.17.3	Each Obligor shall (and the Borrower shall ensure that each member of the Group will) promptly pay premiums and do all things necessary to maintain insurances required of it by paragraphs20.17.1 and 20.17.2 above.

20.17.4	Within thirty days as from the execution hereof, the Borrower shall obtain and deliver to the Lender, insurance certificates of its insurances naming the Lender as loss payee, unless otherwise stated in Schedule 11 (List of Insurances).

20.18	Intellectual Property

Each Obligor shall (and the Borrower shall ensure that any other Member of the Group:

20.18.1	take all reasonable action to obtain, safeguard, maintain in full force and effect and preserve its ability to enforce all Intellectual Property necessary for the conduct of its business as conducted from time to time, and not discontinue the use of any such Intellectual Property, including:

(a)	paying all applicable renewal fees, licence fees and other outgoings; and

(b)	performing and complying with all material laws and material obligations to which it is subject as registered proprietor, beneficial owner, user, licensor or licensee of any such necessary Intellectual Property;

20.18.2	promptly notify the Lender of any material infringement or threatened or suspected material infringement of or any challenge to the validity of any such necessary Intellectual Property owned by or licensed to it which may come to its notice, supply the Lender (if requested) with all information in its possession relating thereto;

20.18.3	take all necessary steps (including the institution of legal proceedings) to prevent third parties infringing any such necessary Intellectual Property; and

20.18.4	take all reasonably steps (including legal proceedings) to enforce the confidentiality of and prevent any improper use of any trade secret which is Intellectual Property.

Each Member of the Group shall be entitled to grant licenses on any of its Intellectual property in the ordinary course of business, provided, however, the management board of the Borrower has approved such transaction and no Event of Default has occurred and is continuing.

20.19	Warrants

20.19.1

Subject to the occurrence of the IPO, the Dutch Guarantor shall (and the Borrower shall ensure that the Dutch Guarantor will) issue Dutch Warrants providing for seventeen per cent (17%) warrant coverage of the

Facility A Commitment, calculated as determined in Schedule 7, no later than 20 Business Days following the closing of the IPO and shall deliver to the Lender a legal opinion substantially in the form as set out in Schedule 25 and copies of the resolutions as described in Part II A. 10 (i) (a) to (c) under Schedule 1.

20.19.2	In case neither the Pre-IPO-Reorganization nor the IPO have occurred by August 31, 2014, the Borrower shall issue to the Lender German Warrants providing seventeen per cent (17%) warrant coverage, calculated as determined in Schedule 8, of the Facility A Commitment no later than September 15, 2014 or such later date agreed upon by the Lender and shall deliver to the Lender a legal opinion substantially in the form as set out in Schedule 22 and copies of the resolutions as described in Part II B 5 (ii) under Schedule 1.

20.19.3	In case the Pre-IPO-Reorganization-Date falls on a date after August 31, 2014 and subject to the occurrence of the IPO, the Dutch Guarantor shall (and the Borrower shall ensure that the Dutch Guarantor will) issue Dutch Warrants as determined in 20.19.1 in exchange for the already issued German Warrants no later than 20 Business Days following the closing of the IPO and shall deliver to the Lender a legal opinion substantially in the form as set out in Schedule 25 and copies of the resolutions as described in Part II A. 10 (i) (a) to (c) under Schedule 1.

21.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 21 is an Event of Default (save for Clause 21.14 (Cure Period) and Clause 21.15 (Acceleration)).

21.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

21.1.1	its failure to pay is caused by administrative or technical error; and

21.1.2	payment is made within three (3) Business Days of its due date.

21.2	Financial covenants

Any requirement of Clause 19 (Financial covenants) is not satisfied.

21.3	Misrepresentation

Any representation or statement made or deemed to be made by or on behalf of an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

21.4	Dutch Guarantor as Guarantor

In case of the implementation of the Pre-IPO-Reorganization, the Dutch Guarantor does not, by five Business Days after the Pre-IPO-Reorganization Date, accede to this Agreement as Additional Guarantor.

21.5	Cross default

21.5.1	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

21.5.2	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

21.5.3	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

21.5.4	Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

21.5.5	No Event of Default will occur under this Clause 21.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs 21.5.1 to 21.5.4 above is less than USD 50,000.00 (or its equivalent in any other currency or currencies).

21.6	Insolvency

21.6.1	A member of the Group except for AbCheck:

(a)	is unable or admits inability to pay its debts as they fall due;

(b)	suspends making payments on any of its debts; or

(c)	by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Lender in its capacity as such) with a view to rescheduling any of its indebtedness and in particular a member of the Group incorporated in Germany is unable to pay its debts as they fall due (zahlungsunfähig) within the meaning of section 17 of the Insolvency Code (Insolvenzordnung).

21.6.2	A member of the Group incorporated in Germany is overindebted within the meaning of section 19 of the Insolvency Code (Insolvenzordnung) or, with respect to any other member of the Group except for AbCheck, the value of the assets of any member of the Group is less than its liabilities (taking into account contingent and prospective liabilities).

21.6.3	A moratorium is declared in respect of any indebtedness of any member of the Group except for AbCheck.

21.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

21.7.1	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group except for AbCheck other than a solvent liquidation or reorganisation of any member of the Group which is not an Obligor;

21.7.2	a composition, compromise, assignment or arrangement with any creditor of any member of the Group except for AbCheck;

21.7.3	the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not an Obligor), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any member of the Group except for AbCheck or any of its assets; or

21.7.4	enforcement of any Security over any assets of any member of the Group except for AbCheck,

or any analogous procedure or step is taken in any jurisdiction.

This Clause 21.7 shall not apply to any petition which is frivolous or vexatious and is discharged, stayed or dismissed within 20 days of commencement.

21.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a member of the Group except for AbCheck having an aggregate value of USD 10,000.00 and is not discharged within ten days.

21.9	Ownership of the Obligors

An Obligor (other than the Borrower and the Dutch Guarantor) is not or ceases to be a Subsidiary of the Borrower.

21.10	Material Adverse Effect

A Material Adverse Effect has occurred.

21.11	Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents in any material respect.

21.12	Repudiation

An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

21.13	Other obligations

An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 21.1 (Non-payment) and Clause 21.2 (Financial covenants)).

21.14	Cure Period

No Event of Default will occur if the event or circumstance is capable of remedy and is remedied within 10 Business Days of the earlier of (A) the Lender giving notice to the Borrower and (B) the Borrower becoming aware of the failure to comply.

21.15	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Lender may by notice to the Borrower:

21.15.1	cancel the Total Commitments whereupon they shall immediately be cancelled;

21.15.2	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be due and payable, whereupon they shall become due and payable within 10 Business Days; and/or

21.15.3	declare that all or part of the Loans be payable on demand, whereupon they shall become payable within 10 Business Days upon demand by the Lender.

SECTION 9

CHANGES TO PARTIES

22.	CHANGES TO THE LENDER

22.1	Assignments and transfers by the Lenders

Subject to this Clause 22, the Lender (the “Existing Lender”) may:

22.1.1	assign any of its rights; or

22.1.2	assign and transfer by assumption of contract (Vertragsübernahme) any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

22.2	Conditions of assignment or assignment and transfer by assumption of contract (Vertragsübernahme)

22.2.1	The consent of the Borrower is required for an assignment or an assignment and transfer by assumption of contract (Vertragsübernahme) by an Existing Lender, unless the assignment or assignment and transfer by assumption of contract (Vertragsübernahme) is:

(a)	to another Lender, or an Affiliate of a Lender or any trust, fund or other entity affiliated with it (in the sense of section 15 et. seq. German Stock Corporation Act), any fund trust or other entity under common management with the Lender, or any trust, fund or other entity affiliated with (in the sense of section 15 et. seq. German Stock Corporation Act), otherwise controlled by, or managed by Perceptive Advisors LLC or its legal successors (Rechtsnachfolger);or

(b)	made at a time when an Event of Default is continuing

and the assignee is not a competitor of the Borrower, an Affiliate of a competitor of the Borrower or a vulture hedge fund, each as reasonably determined by the Lender.

22.2.2	The consent of the Borrower to an assignment or assignment and transfer by assumption of contract (Vertragsübernahme) must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent ten (10) Business Days after the Existing Lender has requested it unless consent is expressly refused by the Borrower within that time.

22.2.3	An assignment will only be effective on receipt by the Lender of written confirmation from the New Lender (in form and substance satisfactory to the Lender) that the New Lender will assume the same obligations to the Lender.

22.2.4	An assignment and transfer by assumption of contract (Vertragsübernahme) will only be effective if the procedure set out in Clause 22.3 (Procedure for assignment and transfer by assumption of contract (Vertragsübernahme)) is complied with.

22.2.5	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-assignment or a re-assignment and re-transfer by assumption of contract (Vertragsübernahme) from a New Lender of any of the rights and obligations assigned or assigned and transferred by assumption of contract (Vertragsübernahme) under this Clause 22; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

22.3	Procedure for assignment and transfer by assumption of contract (Vertragsübernahme)

22.3.1	Subject to the conditions set out in Clause 22.2 (Conditions of assignment or assignment and transfer by assumption of contract (Vertragsübernahme)) an assignment and transfer by assumption of contract (Vertragsübernahme) is effected in accordance with paragraph (c) below when the Existing Lender and the New Lender execute a duly completed Transfer Certificate.

22.3.2	On the Transfer Date:

(a)	to the extent that in the Transfer Certificate the Existing Lender seeks to assign and transfer by assumption of contract (Vertragsübernahme) its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(b)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(c)	the New Lender and other Lenders, if any, shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been the Existing Lender with the rights and/or obligations acquired or assumed by it as a result of the assignment and transfer by assumption of contract (Vertragsübernahme) and to that extent the Existing Lender shall be released from further obligations to each other under the Finance Documents;

(d)	the New Lender shall become a Party as a “Lender”; and

(e)	the above shall not apply for any claims the Existing Lender may have under Clause 11 (Tax Gross Up and Indemnities)

22.4	Copy of Transfer Certificate to Borrower, Costs of Transfer

22.4.1	The Lender shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.

22.4.2	The Borrower shall promptly on demand pay the Lender the amount of all out of pocket costs and expenses (including legal fees and notarial fees) reasonably incurred by it in connection with the transfer of this Agreement, the Security Documents any other documents referred to in this Agreement, provided the Lender deems it necessary to execute such transfer in notarial form, notarized by German notary.

23.	CHANGES TO THE OBLIGORS

23.1	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

23.2	Additional Guarantors

23.2.1	The Borrower may request that any member of the Group and the Lender may reasonably request that any member of the Group which has not been a member of the Group on the date of conclusion of this Agreement becomes an Additional Guarantor. That member of the Group shall become an Additional Guarantor if:

(a)	the Borrower delivers to the Lender a duly completed and executed Accession Letter; and

(b)	in case the Dutch Guarantor shall become an Additional Guarantor, the Lender has received all of the documents and other evidence listed in Part II number 3 to 9 of Schedule 1 (Conditions Precedent) in relation to the Dutch Guarantor, each in form and substance satisfactory to the Lender; or

(c)	in case any other Member of the Group shall become an Additional Guarantor, the Lender has received all of the documents and other evidence listed in Part III of Schedule 1 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Lender.

23.2.2	The Lender shall notify the Borrower upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence required by Clause 23.2 (Additional Guarantors).

SECTION 11

ADMINISTRATION

24.	PAYMENT MECHANICS

24.1	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim unless the counterclaim is undisputed or has been confirmed in a final non-appealable judgement.

24.2	Business Days

24.2.1	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

24.2.2	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

25.	SET-OFF

A Lender may set off any matured obligation due from an Obligor under the Finance Documents against any satisfiable (erfüllbar) obligation (within the meaning of section 387 Civil Code (Bürgerliches Gesetzbuch)) owed by that Lender to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

26.	NOTICES

26.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or overnight courier to the following addresses:

26.1.1	If to the Lender

AFFIMED THERAPEUTICS AG

Technologiepark, Im Neuenheimer Feld 582

69120 Heidelberg, Germany

Attn: Dr. Florian Fischer

Fax: +49 6221 65307 77

Email: f.fischer@affimed.com

with a copy to

CMS Hasche Sigle

Partnerschaft von Rechtsanwälten und Steuerberatern mbB

Nymphenburger Straße 12

80335 Munich, Germany

Attn: Stefan-Ulrich Müller

Fax: +49 89 23807 40667

Email: Stefan-Ulrich.Mueller@cms-hs.com

26.1.2	If to the Borrower

Perceptive Advisors LLC

499 Park Avenue, 25th Floor

New York, New York 10022

United States of America

Attn: Sandeep Dixit

Email: Sandeep@perceptivelife.com

with a copy to:

Morrison & Foerster LLP

Potsdamer Platz 1

10785 Berlin, Germany

Attn: Jörg Meißner

Fax: +49 30 726 221 130

Email: jmeissner@mofo.com

26.2	Delivery

26.2.1	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective when received (zugegangen), in particular:

(a)	if by way of fax, when received in legible form; or

(b)	if by way of overnight courier, when it has been left at the relevant address.

26.2.2	Any communication or document by the Finance Parties to the Obligors may be made or delivered to the Borrower for its own account and for the account of the Obligors. For that purpose each Obligor appoints the Borrower as its lender of receipt (Empfangsvertreter).

26.3	Notification of address and fax number

Promptly upon changing its address or fax number, each party shall notify the other Parties.

26.4	English language

26.4.1	Any notice given under or in connection with any Finance Document must be in English.

26.4.2	All other documents provided under or in connection with any Finance Document must be:

(a)	in English; or

(b)	if not in English, and if so required by the Lender, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

27.	CALCULATIONS AND CERTIFICATES

27.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Lender are prima facie evidence (Beweis des ersten Anscheins) of the matters to which they relate.

27.2	Certificates and Determinations

The Lender makes the certifications or determinations of a rate or amount under any Finance Document in the exercise of its unilateral right to specify performance (einseitiges Leistungsbestimmungsrecht) which it will exercise with reasonable discretion (billiges Ermessen).

27.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days.

28.	PARTIAL INVALIDITY

The Parties agree that should at any time, any provisions of this Agreement be or become void (nichtig), invalid or due to any reason ineffective (unwirksam) this will indisputably (unwiderlegbar) not affect the validity or effectiveness of the remaining provisions and this Agreement will remain valid and effective, save for the void, invalid or ineffective provisions, without any Party having to argue (darlegen) and prove (beweisen) the Parties intent to uphold this Agreement even without the void, invalid or ineffective provisions.

The void, invalid or ineffective provision shall be deemed replaced by such valid and effective provision that in legal and economic terms comes closest to what the Parties intended or would have intended in accordance with the purpose of this Agreement if they had considered the point at the time of conclusion of this Agreement.

29.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any Finance Document on the part of the Lender shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

30.	AMENDMENTS AND WAIVERS

Any term of the Finance Documents may be amended or waived only with the consent of the Lender, the Borrower and the Guarantor and any such amendment or waiver will be binding on all Parties.

31.	CONFIDENTIALITY AND DISCLOSURE

31.1	Each Party shall keep the other Party’s Proprietary Information strictly confidential and only use such information as appropriate in the context of this Agreement. The receiving Party shall use the same degree of care as it uses to keep its own Proprietary Information confidential to prevent disclosure, use or publication of the disclosing Party’s Proprietary Information. Proprietary Information of the originating Party shall be held strictly confidential by the receiving Party above unless (i) its disclosure is required by law, regulation, subpoena or other order or (ii) it is or has been:

31.1.1	obtained legally and freely from a third party without restriction;

31.1.2	independently developed by the receiving Party at a prior time or in a separate and distinct manner without benefit of any of the Proprietary Information of the disclosing Party, and documented to be as such;

31.1.3	made available by the disclosing Party for general release independent of the receiving Party;

31.1.4	made public as required by law, applicable regulations or court proceedings or stock exchange requirements;

31.1.5	within the public domain or later becomes part of the public domain as a result of acts by someone other than the receiving Party and through no fault or wrongful act of the receiving Party.

31.2	This Section 31 shall apply mutatis mutandis to any Obligor.

31.3	For the avoidance of doubt, this Agreement may be filed with the U.S. Securities and Exchange Commission in connection with the IPO.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

32.	GOVERNING LAW

This Agreement shall be governed by German law, without regard to principles of conflicts of law.

33.	ENFORCEMENT

33.1	Jurisdiction

33.1.1	The courts of Frankfurt am Main, Germany have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement (a “Dispute”).

33.1.2	The Parties agree that the courts of Frankfurt am Main, Germany are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

33.1.3	This Clause 33.1 shall not prevail over any choice of jurisdiction in any Security Document regarding the subject of the respective Security Document.

34.	CONCLUSION OF THIS AGREEMENT (VERTRAGSSCHLUSS)

34.1	The Parties to this Agreement may choose to conclude this Agreement by an exchange of signed signature page(s), transmitted by any means of telecommunication (telekommunikative Übermittlung) such as by way of fax or electronic photocopy.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

/s/ Dr. Martin Schweiger
Affimed Therapeutics AG

/s/ Dr. Florian Lörsch
PCOF 1, LLC

/s/ Dr. Florian Lörsch
PCOF 1, LLC

SCHEDULE 1

Conditions Precedent

Part I

Conditions Precedent to Facility A

1.	The Borrower

(a)	In relation to the Borrower incorporated or established in Germany an up-to-date commercial register extract (Handelsregisterausdruck), its articles of association (Satzung), copies of any by-laws as well as a list of shareholders (Gesellschafterliste) (if applicable). In relation to the Borrower incorporated or established in a jurisdiction other than Germany a copy of its constitutional documents.

(b)	In relation to the Borrower incorporated or established in Germany a notarized copy of a resolution of the shareholders of the Borrower and a copy of a resolution of the supervisory board (Aufsichtsrat) of the Borrower approving the terms of, and the transactions contemplated by the Finance Documents.

(c)	A specimen of the signature of each person authorised to execute any Finance Document and other documents and notices (including, if relevant, any Utilisation Request to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(d)	Evidence of the contribution of an amount of at least EUR 2,900,000.00 of equity into the Borrower.

(e)	A certificate of a an authorised signatory of the Borrower certifying that each copy document relating to it specified in this Part I of Schedule 1 (Conditions Precedent) is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Legal opinions

Legal opinion of an independent legal counsel to the Borrower substantially in the form set out in Schedule 14.

3.	Other documents and evidence

(a)	The Original Financial Statements of the Borrower, accompanied by an English translation which must not be certified.

(b)	With regard to the German Warrants,

(i)	a notarized, unanimous resolution of the general meeting of the Borrower authorising the management board (Vorstand) to issue warrants,

(ii)	a notarized, unanimous resolution of the general meeting of the Borrower in order to create a contingent capital (bedingtes Kapital) covering the exercise of warrants under the proviso that such resolution shall only be registered with the commercial register if the IPO has not occurred by August 31, 2014 or such later date agreed upon by the lender,

(iii)	duly executed outline of terms and conditions of the warrant bond on the German Warrants as attached hereto as Schedule 8.

4.	Securities

(a)	Share Pledge Agreement regarding the shares held by the Borrower in AbCheck substantially in the form set out in Schedule 15

(b)	Bank account pledge agreement regarding all bank accounts of the Borrower except for special accounts for increases of the share capital substantially in the form set out in Schedule 16

(c)	Security Transfer Agreement (Sicherungsübereignung) excluding any assets considered Intellectual Property used in connection with or necessary forAFM11 and AFM13 substantially in the form set out in Schedule 17

(d)	Receivables Transfer Agreement (Forderungsabtretung) substantially in the form set out in Schedule 18

(e)	Pledge Agreement on all non-US intellectual property rights of the Borrower, excluding any Intellectual Property used in connection with or necessary for AFM11 and AFM13 substantially in the form set out in Schedule 19

(f)	Receivables Transfer Agreement regarding receivables from the Amphivena Agreements in the form set out in Schedule 20

(g)	Pledge Agreement on all US intellectual property rights of the Borrower, excluding any Intellectual Property used in connection with or necessary for AFM11 and AFM13 substantially in the form set out in Schedule 24.

Part II

Condition Precedent for Facility B

A.	In case of the completion of the IPO, the following Condition Precedent for Facility B shall apply:

1.	Evidence of the completion of the IPO, which shall be satisfied by a press release to this effect.

2.	An Accession Letter, duly executed by the Dutch Guarantor and the Borrower.

3.	A copy of the constitutional documents of the Dutch Guarantor including an up-to-date extract from the Dutch Trade Register (handelsregister) relating to it and its articles of association.

4.	A copy of a resolution of the board of directors of the Dutch Guarantor:

(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(b)	authorising a specified person or persons to execute the Accession Letter on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents.

5.	If applicable, a copy of the resolutions of the supervisory board of the Dutch Guarantor approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents.

6.	A specimen of the signature of each person authorised to execute any Finance Document and other documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

7.	A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part II of Schedule 1 (Conditions Precedent) is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

8.	A legal opinion of an independent legal counsel of the Borrower in connection with the accession of the Dutch Guarantor substantially in the form set out in Schedule 21.

9.	If available, the latest audited financial statements of the Additional Obligor.

10.	With regard to the Dutch Warrants,

(i)	the Dutch Guarantor shall have issued to the Lender Dutch Warrants providing seventeen per cent (17%) warrant coverage of the total amount of USD 14,000,000.00 (including, for the avoidance of doubt, the Warrants issued with respect to the Facility A Commitment under Clause 20.19), calculated according to the terms of the Dutch Warrants as attached hereto as Schedule 7, evidenced by (a) a resolution of the general meeting of the Dutch Guarantor authorising the board of directors to issue warrants (rechten tot het nemen van aandelen), (b) a resolution of the board of directors of the Dutch Guarantor to issue the Dutch Warrants, and (c) a resolution of the supervisory board of the Dutch Guarantor to approve the resolution of the management board of the Dutch Guarantor as mentioned under (b),

(ii)	a legal opinion of an independent legal counsel of the Borrower in connection with the issuance of the Dutch Warrants substantially in the form set out in Schedule 25,

B.	In case of the non-completion of the IPO, the following Condition Precedent for Facility B shall apply:

1.	Evidence of contribution of the amount of New Equity which the Borrower received.

2.	Evidence of the amount of New Cash Proceeds which the Borrower received

3.	First-ranking Pledge Agreement on all intellectual property rights of the Borrower, including any intellectual property rights regarding AFM11 and AFM13 substantially in the form set out in Schedule 19 but without the limitations regarding AFM11 and AFM13.

4.	Security Transfer Agreement (Sicherungsübereignung) including all assets considered Intellectual Property regarding AFM11 and AFM13 substantially in the form set out in Schedule 17 but without the limitations regarding AFM11 and AFM13.

5.	With regard to the German Warrants,

(i)	a legal opinion of an independent legal counsel of the Borrower in connection with the issuance of the German Warrants substantially in the form set out in Schedule 22;

(ii)

the Borrower has issued German Warrants to the Lender providing seventeen per cent (17%) warrant coverage of the total amount of USD 14,000,000.00 (including, for the avoidance of doubt, the Warrants issued with respect to the Facility A Commitment under Clause 20.19), calculated according to the term sheet of the German Warrants as attached hereto as

Schedule 8 and provided copies of the resolutions of the management board (Vorstand) and the supervisory board (Aufsichtsrat) to issue the German Warrants.

Part III

Conditions Precedent Required To Be

Delivered By An Additional Obligor other than the Dutch Guarantor

1.	An Accession Letter, duly executed by the Additional Obligor and the Borrower.

2.	In relation to an Additional Obligor incorporated or established in Germany an up-to-date commercial register extract (Handelsregisterausdruck), its articles of association (Satzung), copies of any by-laws as well as a list of shareholders (Gesellschafterliste) (if applicable). In relation to an Additional Obligor incorporated in a jurisdiction other than Germany a copy of its constitutional documents.

3.	In relation to an Additional Obligor incorporated or established in Germany a copy of a resolution of the shareholders of such Additional Obligor and/or if applicable a copy of a resolution of the supervisory board (Aufsichtsrat) and/or if applicable the advisory board (Beirat) of such Additional Obligor approving the terms of, and the transactions contemplated by the Finance Documents. In relation to an Additional Obligor incorporated in a jurisdiction other than Germany a copy of a resolution of the shareholders of each such Additional Obligor, approving the terms of, and the transactions contemplated by the Finance Documents.

4.	A copy of a resolution of the board of directors of the Additional Obligor incorporated or established in a jurisdiction other than Germany:

(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(b)	authorising a specified person or persons to execute the Accession Letter on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents.

5.	A specimen of the signature of each person authorised to execute any Finance Document and other documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

6.	In relation to an Additional Obligor incorporated or established in a jurisdiction other than Germany a certificate of the Additional Obligor (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

7.	A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part II of Schedule 1 (Conditions Precedent) is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

8.	If available, the latest audited financial statements of the Additional Obligor.

9.	If the Additional Obligor is incorporated in a jurisdiction other than Germany, a legal opinion of the legal advisers to the Additional Obligor in the jurisdiction in which the Additional Obligor is incorporated reasonably comparable to the form set out in Schedule 14.

SCHEDULE 2

Requests

Utilisation Request

From: [Borrower]

To: [Lender]

Dated:

Dear Sirs

[Borrower] – [                    ] Facility Agreement

dated [                    ] (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date (at least 15 Business Days as from the date of the Utilization Request received by the Lender):	[ ] (or, if that is not a Business Day, the next Business Day)

Facility to be utilised:	[Facility A]/[Facility B]*

Amount:	[ ] or, if less, the Available Facility

[Interest Period:	[ ]]

3.	The Borrower confirms to each Lender that each of the Repeated Representations is true and correct as at the date hereof as if made by reference to the facts and circumstances existing on the date hereof.

4.	This Utilisation Request is irrevocable.

*	Delete as appropriate.

Yours faithfully

authorised signatory for
[name of Borrower]

authorised signatory for
[name of Borrower]

SCHEDULE 3

Existing Security

Name of Obligor	Security	Total Principal Amount of Indebtedness Secured

n.a.	n.a.	0.00

SCHEDULE 4

Form of Cash Report

Deutsche Bank Heidelberg

Account	per: xx.xx.xxxx			Account-Nr.	BIC-Code:

Current account	0.00 €			014080600	DEUTDESM672
Flexmoney 10	0.00 €			014080610	DEUTDESM672
CHF foreign currency account	0.00 €		fx	014080610	DEUTDESM672
GBP foreign currency account	0.00 €	0.00	1.255	014080600	DEUTDESM672
USD foreign currency account	0.00 €	0.00	1.367	014080601	DEUTDESM672
Savings Account 60	0.00 €			014080660	DEUTDESM672

SUM:	0.00 €

H+G Bank Heidelberg eG, Volksbank Kurpfalz
Account	per: xx.xx.xxxx			Account-Nr.	BIC-Code:

Current account	0.00 €			60586608	GENODE61HD3
Savings Account	0.00 €			5760586600	GENODE61HD3

SUM:	0.00 €

TOTAL:	0.00 €
Deutsche Bank Heidelberg
Account	per: xx.xx.xxxx			Account-Nr.	BIC-Code:
present capital increase account 3	0.00 €	excluded from security		014080603	DEUTDESM672
present capital increase account 4	0.00 €	excluded from security		014080604	DEUTDESM672
	0.00 €

Schedule 5 - Group Chart

Affimed Therapeutics AG
Heidelberg
Germany
100%
Abcheck Sro.
Plzen
Czech Republic

1

Name of shareholder on Affimed Therapeutics AG	Nr. of shares	in % total shares undiluted
Affimed Therapeutics AG, Im Neuenheimer Feld 582, 69120 Heidelberg, Germany.	50.870	2,45%
Prof. Dr. Melvyn Little, Immenseeweg 17, 25826 St. Peter-Ording, Germany Private Person	20.028	0,96%
Deutsches Krebsforschungszentrum, Im Neuenheimer Feld 280, 69120 Heidelberg, Germany Stiftung des öffentlichen Rechts / Public foundation	3.712	0,18%
AGUTH Holding GmbH, Schloß-Wolfsbrunnenweg 33, 69118 Heidelberg, Germany	73.549	3,54%
KfW, Ludwig-Erhard-Platz 1-3, 53179 Bonn, Germany Anstalt des öffentlichen Rechts / independent public-law institution	44.446	2,14%
tbg Technologie-Beteiligungs-Gesellschaft mbH, Ludwig-Erhard-Platz 1-3, 53179 Bonn, Germany GmbH / limited company (wholy owned subsidiary of Deutsche Ausgleichsbank DtA)	19.426	0,93%
	—
BioMed Invest I Ltd., Suite 7, Provident House, Havilland Street, St. Peter Port, Guernsey, GY1 2QE, Channel Islands	186.714	8,98%
OrbiMed Private Investments III, LP, 601 Lexington Avenue, 54th Floor, New York, NY 10022, USA Limited Partnership; incorporated under the laws of the State of Delaware	616.633	29,66%
OrbiMed Associates III, LP, 601 Lexington Avenue, 54th Floor, New York, NY 10022, USA Limited Partnership; incorporated under the laws of the State of Delaware	5.727	0,28%
LSP III Omni Investment Coöperatief U.A., Johannes Vermeerplein 9, 1071 DV Amsterdam, The Netherlands a cooperative with excluded liability for its members	186.700	8,98%
SGR Sagittarius Holding AG, Brügglistrasse 2, 8852 Altendorf, Switzerland	578.150	27,81%
Novo Nordisk A/S, Novo Allé, 2880 Bagsværd, Denmark	293.113	14,10%

Unless otherwise indicated, each person shown has been incorporated or established under the jurisdiction applicable to its seat.	2.079.068	100,00%

SCHEDULE 6

Development Milestones

AFM11 & AFM13

1.	AFM 13 must achieve full patient recruitment for stage 1 Phase IIa Stage clinical trial for Hodgkin Lymphoma by June 30, 2016.

2.	AFM 11 must achieve recruitment of at least 15 patients for the clinical trial for Non-Hodgkin Lymphoma by March 31, 2016.

3.	One further New Business Development Transaction with an aggregate cash flow of at least USD 5,000,000.00 reasonably expected within 24 months post-closing of such transaction signed by December 31, 2015.

SCHEDULE 7

DRAFT DE BRAUW – AGREED FORM

DATED 23 JULY 2014

WARRANT FOR THE SUBSCRIPTION OF COMMON SHARES

AFFIMED N.V.

[—] 2014

THE WARRANT REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A CURRENT VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. SUCH WARRANT GENERALLY MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT. THIS SECURITY IS ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AND OTHER MATTERS AS SET FORTH IN THE WARRANT AGREEMENT GOVERNING THE TERMS OF THIS WARRANT. THE COMMON SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND ARE SUBJECT TO FURTHER RESTRICTION ON TRANSFER. SUCH COMMON SHARES GENERALLY MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

Affimed N.V., a public limited liability company under the laws of the Netherlands, having its corporate seat at Amsterdam, the Netherlands and address at D-69120 Heidelberg, Germany, Im Neuenheimer Feld 582, Germany (the “Company”), hereby certifies and declares that PCOF 1, LLC, a limited liability company under the laws of [—], having its corporate seat at [—] and address at [—] (together with its successors, transferees and assigns, collectively, the “Holder”), in partial consideration for entering into that certain USD 14,000,000 term facility agreement, dated as of [—] 2014, by and between inter alia the Company and the Holder, is entitled, subject to the provisions of this warrant (the “Warrant”), to subscribe for such number of common shares in the share capital of the Company as set out below.

WHEREAS:

(A)	On [—] 2014, Affimed Therapeutics AG (“Affimed AG”), as borrower, and the Holder, as lender, entered into a USD 14,000,000 term facility agreement (the “Facility Agreement”) and the Company, as guarantor, became a party to the Facility Agreement on [—] 2014.

(B)	Pursuant to Clause 20.19.1 of the Facility Agreement the Company is required to grant this Warrant to the Holder,

SCHEDULE 7

DRAFT DE BRAUW – AGREED FORM

DATED 23 JULY 2014

(C)	The number of Common Shares to be received upon the exercise of this Warrant and the price to be paid per Common Share are subject to adjustment from time to time as set forth in this Warrant. The Common Shares to be issued by the Company upon exercise of this Warrant, as adjusted from time to time, are hereinafter also referred to as “Warrant Shares”.

(D)	On [—] 2014, the management board of the Company has approved the granting of this Warrant and, upon exercise of this Warrant the issuance of the Warrant Shares, to the Holder.

1	GRANT AND EXERCISE OF WARRANT

1.1	The Company grants the Holder the right, subject to the provisions of this Warrant Agreement, to subscribe for [—] fully paid common shares with a nominal value of EUR 0.01 in the share capital of the Company (the “Common Shares”), subject to adjustment as hereinafter provided.

The price per Common Share under this Warrant is USD [—] ([—] US dollars) 1, payable in cash or in kind (subject to section 2:94b of the Dutch Civil Code) and whether or not by means of set-off by the Company (the “Exercise Price”). The Exercise Price shall always be equal to an amount of at least the nominal value of the Common Shares.

1.2	This Warrant may be exercised in whole or in part prior to the Expiration Date (as hereinafter defined) by completing the form set out in Schedule 1 (an “Exercise Notice”), by duly executing such Exercise Notice, and by delivering such Exercise Notice, together with this Warrant and payment in full of the aggregate Exercise Price, to the Company.

1.3	An Exercise Notice, once issued, shall be irrevocable and shall constitute a binding agreement between the Holder and the Company, enforceable in accordance with its terms. The Warrant Exercise Notice must state the number of Warrant Shares to which it relates.

1.4	If this Warrant should be exercised in part only, the Company shall, upon delivery of this Warrant, execute and deliver a new Warrant evidencing the rights of Holder thereof to purchase the balance of the Warrant Shares that can be subscribed for hereunder.

1.5	Upon the exercise of this Warrant, the Company shall, within five (5) Business Days after the date of delivery of the Exercise Notice to the Company, subject always to receipt by the Company of the aggregate Exercise Price for the

[1]	The price per Common Share which corresponds to the lower end of the price range printed on the cover of the preliminary prospectus used for the roadshow for the IPO of the Company multiplied by 0.8.

SCHEDULE 7

DRAFT DE BRAUW – AGREED FORM

DATED 23 JULY 2014

Warrant Shares subscribed for pursuant to such exercise, issue the corresponding number of Warrant Shares (as specified in the Exercise Notice) to the Holder.

1.6	The Company undertakes to do at all times such things and to do all such acts and to execute all such documents, to the extent required to give effect to this Warrant and the exercise of this Warrant by the Holder in accordance with the terms hereof.

1.7	To the extent this Warrant has not been exercised at or before the Expiration Date, it shall become null and void, and all rights of the Holder hereunder shall cease.

2	SET-OFF

The Holder may upon the exercise of this Warrant in accordance with Clause 1.1 set-off any obligation that is due and payable (opeisbaar) and not contingent (niet voorwaardelijk) of the Company to the Holder under the Facility Agreement against the obligation of the Holder to pay the aggregate Exercise Price for the Warrant Shares subscribed for pursuant to such exercise.

3	ISSUE OF COMMON SHARES

On [—] 2014 the management board of the Company has been authorised by the general meeting of shareholders to issue, and to grant the right to subscribe for, Common Shares, and to exclude pre-emptive rights. The Company hereby agrees that upon due exercise of this Warrant it shall issue Common Shares in accordance with this Warrant and all such Common Shares, when issued upon such exercise in accordance with the terms of this Warrant, shall be validly issued, fully paid and non-assessable.

4	REPRESENTATIONS

The Company represents and warrants to the Holder that each of the following statements set out below is true, accurate and not misleading at the date of this Warrant:

(a)	The Company is duly organised and validly existing under the laws of the Netherlands and has full corporate power and authority to perform the transactions contemplated in this Agreement and has no conflict to enter into this Agreement and each other document or instrument delivered in connection with this Agreement.

(b)	This Agreement and each other document or instrument delivered in connection with this Agreement constitute binding obligations of, and are enforceable against, the Company in accordance with their respective terms.

SCHEDULE 7

DRAFT DE BRAUW – AGREED FORM

DATED 23 JULY 2014

(c)	The Company currently has an authorised share capital of [—] euro (EUR [—]), consisting of [—] ([—]) common shares and [—] ([—]) cumulative preference shares, each having a nominal value of one eurocent (EUR 0.01).

(d)	The Company has at the date of this Agreement not granted any warrants, options, rights to participate in profits and similar instruments or rights, to subscribe for shares in the share capital of the Company to any party, other than [—] options granted in regard to the ESOP 2014 and ESOP 2007 equity plans, and any options granted to the underwriters in the underwriting agreement.

5	UNDERTAKINGS

5.1	The Company undertakes that, upon the exercise by the Holder of the Warrant, each Warrant Share shall:

(a)	be validly issued and fully paid-up and free from any existing pre-emptive rights under the articles of association of the Company (“Articles of Association”);

(b)	participate in all dividends allocated to the dividend reserves maintained for the Common Shares; and

(c)	entitle the holder thereof to the shareholder’s rights conferred upon shareholders pursuant to the Articles of Association and Netherlands Law.

5.2	The Company furthermore undertakes, save with the consent of the Holder, which shall not be unreasonably withheld:

(a)	that if any offer is made to all holders of Common Shares to acquire the whole of or a proportion of the Common Shares, the Company will as soon as possible give notice of such offer to the Holder and use its best endeavours to procure that a full and adequate opportunity is given to the Holder to exercise its Warrant and that a like offer (being one pari passu with the terms offered in respect of the other Common Shares) is extended in respect of any Common Shares issued upon the exercise of Warrant;

(b)	that it will pay (i) all taxes, stamp and other duties and charges in respect of the creation and issue of the Warrant and (ii) reasonable out of pocket costs in relation to any amendment, waiver or consent requested by or on behalf of the Company and (iii) reasonable out of pocket costs in relation to the enforcement of, or the preservation of any rights of a Holder under this Warrant.

5.3	The Company agrees to procure that such number of Common Shares as equals the number of Warrants from time to time shall be reserved out of the Company’s authorised share capital for issue to the Holder upon the exercise of the Warrant in accordance with Clause 1.

SCHEDULE 7

DRAFT DE BRAUW – AGREED FORM

DATED 23 JULY 2014

6	TRANSFER AND ASSIGNMENT

6.1	Holder acknowledges that the Warrant and underlying Warrant Shares must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. It is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions. Holder understands that the transfer of the Warrant and underlying Warrant Shares, once issued, is restricted by applicable U.S. state and Federal securities laws and that any such transfer can only be effected subject to the terms of this Warrant, and that the certificates representing the Warrant and underlying Warrant Shares, once issued, will be imprinted with legends restricting transfer except in compliance therewith. The Company need not register a transfer of the legended Warrant or underlying Warrant Shares, and may also instruct its transfer agent not to register the transfer of the warrants or underlying Warrant Shares, unless the conditions specified in each of these legends is satisfied.

6.2	This Warrant and all rights hereunder are subject to Section 6.1 transferable in whole or in part by Holder and any successor transferee; Holder shall give five (5) Business days prior written notice (a “Transfer Notice”) of any such transfer to the Company. The Company agrees and confirms, for the avoidance of doubt, that it in advance provides its cooperation and consent to any transfer as described herein.

7	RIGHTS OF HOLDER.

Holder shall not, by virtue hereof, be entitled to any rights of a shareholder in the Company, and the rights of Holder are limited to those expressed in this Warrant. Nothing contained in this Warrant shall be construed as conferring upon Holder hereof the right to vote or to consent or to receive notice as a shareholder of the Company on any matters or with respect to any rights whatsoever as a shareholder of the Company. No dividends or interest shall be payable or accrued in respect of this Warrant or the interest represented hereby.

SCHEDULE 7

DRAFT DE BRAUW – AGREED FORM

DATED 23 JULY 2014

8	ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF SHARES.

The Exercise Price and the number of the Warrant Shares that can be subscribed for upon the exercise of the Warrant shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

(a)	Stock Splits. If the outstanding Common Shares are to be subdivided into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision shall simultaneously with the effectiveness of such subdivision be proportionately reduced. If outstanding Common Shares shall be combined into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased. When any adjustment is required to be made in the Exercise Price, the number of Warrant Shares that may be subscribed for upon the exercise of this Warrant shall be changed to the number determined by dividing (i) an amount equal to the number of Common Shares issuable upon the exercise of this Warrant immediately prior to such adjustment, multiplied by the Exercise Price in effect immediately prior to such adjustment, by (ii) the Exercise Price in effect immediately after such adjustment.

(b)	Reclassification, etc. In case there occurs any reclassification or change of the outstanding Common Shares of the Company or of any reorganisation of the Company or any similar corporate reorganisation on or after the date hereof, then, upon the exercise of this Warrant at any time after the consummation of such reclassification, change, or reorganisation, Holder shall be entitled to receive, in lieu of the Warrant Shares or other securities receivable upon the exercise hereof prior to such consummation, the shares or other securities to which such Holder would have been entitled upon such consummation if such Holder had exercised this Warrant immediately prior thereto.

(c)	Adjustment Certificate. When any adjustment is required to be made in the Warrant Shares or the Exercise Price pursuant to this Clause 8, the Company shall promptly mail to Holder a certificate setting forth (i) a brief statement of the facts requiring such adjustment, (ii) the Exercise Price after such adjustment and (iii) the kind and amount of shares or other securities into which this Warrant shall be exercisable after such adjustment.

9	PIGGYBACK REGISTRATION RIGHTS.

(a)

Piggyback Registration. Whenever any of the Company’s Common Shares are proposed to be registered under the Securities Act (other than a registration effected solely to implement an employee benefit plan or a transaction to which Rule 145 of the Securities Act is applicable, or a Registration Statement on Form S-4, S-8 or any successor form thereto or another form not available for registering the Registrable Securities for sale to the public), whether for its own account or for the account of one or more shareholders of the Company and the form of Registration Statement to be used may be used for any registration of Warrant Shares (a “Piggyback

SCHEDULE 7

DRAFT DE BRAUW – AGREED FORM

DATED 23 JULY 2014

Registration”), the Company shall give prompt written notice (in any event no later than five (5) business days prior to the filing of such Registration Statement) to the Holder of its intention to effect such a registration and shall include in such registration, on a pro rata basis with all other persons and entities participating in such registration, the Warrant Shares with respect to which the Company has received written requests for inclusion from the Holder within two (2) business days after the Company’s notice has been given to the Holder. For purposes of determining the Holder’s pro rata participation in any registration of the Company’s Common Shares, the Holder shall be deemed to be a “Requesting Shareholder”, as defined in the RRA (defined below), if the registration is of the type described in Section 2.01 of the RRA, and the Holder shall be deemed to be “Shareholder”, as defined in the RRA, if the registration is of the type described in Section 2.02 of the RRA. With respect to any such registration of Company Common Shares, the Company shall be liable for all Registration Expenses, as defined in the RRA, whether or not such registration is effected

(b)	Registration Procedures. If and whenever the Holder requests that any Warrant Shares be registered pursuant to the provisions of this Warrant, the Company shall use its best efforts to effect the registration and the sale of such Warrant Shares in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall as soon as practicable:

(i) prior to filing of any Registration Statement, Prospectus or amendments or supplements thereto, furnish to counsel of the Holder copies of such documents proposed to be filed, which documents shall be subject to the review, comment and approval of such counsel;

(ii) notify the Holder, promptly after the Company receives notice thereof, of the time when such Registration Statement has been declared effective or a supplement to any Prospectus forming a part of such Registration Statement has been filed;

(iii) furnish to the Holder such number of copies of the Prospectus included in such Registration Statement (including each preliminary Prospectus) and any supplement thereto (in each case including all exhibits and documents incorporated by reference therein) and such other documents as the Holder may request in order to facilitate the disposition of the Warrant Shares;

(iv) use commercially reasonable efforts to register or qualify such Warrant Shares under such other securities or “blue sky” laws of such jurisdictions as may be required and do any and all other acts and things which may be necessary or advisable to enable the Holder to

SCHEDULE 7

DRAFT DE BRAUW – AGREED FORM

DATED 23 JULY 2014

consummate the disposition; provided, that the Company shall not be required to qualify generally to do business, subject itself to general taxation or consent to general service of process in any jurisdiction where it would not otherwise be required to do so but for this Section 6(c)(iv);

(v) notify the Holder, at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of any event as a result of which the Prospectus included in such Registration Statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of the Holder, the Company shall prepare a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of such Warrant Shares, such Prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

(vi) upon execution of confidentiality agreements in form and substance reasonably satisfactory to the Company, make available for inspection by the Holder, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by the Holder or any such underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors and employees to supply all information requested by any such inspector, as shall be reasonably necessary to exercise its due diligence responsibility in connection with such Registration Statement; the Holder agrees that the information obtained by it shall be deemed confidential and shall not be used by it or its affiliates as the basis for any market transactions in Common Shares unless and until such information is made generally available to the public;

(vii) use its best efforts to cause such Warrant Shares to be listed on each securities exchange on which the Common Shares arethen listed or, if the Common Shares not then listed, on a national securities exchange selected by the Holder;

(viii) without limiting Section 6(c)(vi) above, use its best efforts to cause the Warrant Shares to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the Holder to consummate the disposition of such Warrant Shares in accordance with their intended method of distribution thereof;

SCHEDULE 7

DRAFT DE BRAUW – AGREED FORM

DATED 23 JULY 2014

(ix) notify the Holder promptly of any request by the Commission for the amending or supplementing of such Registration Statement or Prospectus or for additional information; and

(x) advise the Holder, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal at the earliest possible moment if such stop order should be issued; and otherwise use its best efforts to take all other steps necessary to effect the registration of such Warrant Shares contemplated hereby.

(c)	For purposes of this Warrant, when used herein the following terms shall have the following meanings:

“Prospectus” means the prospectus or prospectuses included in any Registration Statement, as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus or prospectuses.

“Registrable Securities” means (x) any shares of Common Stock held by any Person or issuable upon conversion, exercise or exchange of any securities owned by any person or entity at any time (including Warrant Shares exercisable upon exercise of this Warrant), and (y) any shares of Common Stock issued or issuable with respect to any shares described in subsection (x) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization (it being understood that for purposes of this Warrant, a person or entity shall be deemed to be a holder of Registrable Securities whenever such person or entity has the right to then acquire or obtain from the Company any Registrable Securities, whether or not such acquisition has actually been effected). As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (i) a Registration Statement covering such securities has been declared effective by the Commission and such securities have been disposed of pursuant to such effective Registration Statement, (ii) such securities are sold under circumstances in which all of the applicable conditions of Rule 144 (or any similar provisions then in force) under the Securities Act are met, (iii) such securities are otherwise transferred and such securities may be resold without subsequent registration under the Securities Act, or (iv) such securities shall have ceased to be outstanding.

SCHEDULE 7

DRAFT DE BRAUW – AGREED FORM

DATED 23 JULY 2014

“Registration Statement” means any registration statement of the Company which covers any of the Registrable Securities pursuant to the provisions of this Warrant, including the Prospectus, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all materials incorporated by reference in such Registration Statement.

“RRA” means the Registration Rights Agreement, dated as of July     , 2014, among the Company and the shareholders party thereto.

(d)	Information. The Company shall make and keep available public information, as such term is contemplated by Rule 144 under the Securities Act until all Warrant Shares have been sold pursuant to Rule 144 or under a registration statement.

10	TERMINATION

This Warrant (and the right to subscribe for Warrant Shares upon the exercise hereof) shall terminate upon the earliest to occur of the following (the “Expiration Date”):

(a) [—]2; or

(b) a Change of Control (as defined below) of which notice has been sent to the Holder in conformity with Clause 10.1. provided that the Holder prior to closing of the transaction constituting such Change of Control (i) has failed to give notice that it wishes to exercise the Warrant or (ii) has given notice that it does not wish to exercise the Warrant.

11	CHANGE OF CONTROL

11.1	The Company will notify the Holder of any proposed Change of Control at least twenty (20) Business Days prior to the expected closing of the transaction constituting such Change of Control by completing the form set out in Schedule 2 (a “Change of Control Notice”)

11.2	A “Change of Control” means:

(i)	any sale, transfer or other disposition to another company of all or substantially all of the Company’s assets;

(ii)	the sale of shares of the Company resulting in more than 50% of the voting power of the Company or of the surviving entity being vested in persons or entities other than the persons or entities who own 50% or more of the voting power of the Company immediately prior to the effectiveness of such transaction; or

[2]	10 years after the date of issuance.

SCHEDULE 7

DRAFT DE BRAUW – AGREED FORM

DATED 23 JULY 2014

(iii)	a merger or consolidation of the Company resulting in more than 50% of the voting power of the Company or of the surviving entity being vested in persons or entities other than the persons or entities who own 50% or more of the voting power of the Company immediately prior to the effectiveness of such transaction;

(iv)	a voluntary liquidation of the Company; or

(v)	a legal demerger of the Company resulting in more than 50% of the voting power of the Company or of the demerging entity being vested in persons or entities other than the persons or entities who own 50% or more of the voting power of the Company immediately prior to the effectiveness of such transaction.

11.3	If the Holder intends to exercise its Warrant in the event of a Change of Control, the Holder is allowed to opt for receiving, to the extent legally and practically possible, the relevant pro rata part of the cash or other assets proceeds of the Change of Control, if any, that it would have acquired (whether directly or indirectly) had it exercised the Warrant prior to the Change of Control.

12	MODIFICATION AND WAIVER, SEVERABILITY

12.1	Neither this Warrant nor any term hereof may be changed, waived, discharged or terminated other than by an instrument in writing signed by the Company and by Holder.

12.2	In the event any one or more of the provisions of this Warrant shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Warrant shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision, which comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision.

13	NOTICES; PLACE OF RESIDENCE

13.1	Any notice or other communication in connection with this Warrant must be in writing in the English language and must be:

(i)	delivered personally; or

(ii)	sent by registered letter,

to the party due to receive the notice or communication at its address set out at the start of this Warrant.

13.2	In the absence of evidence of earlier receipt, any notice or other communication shall be deemed to have been duly given:

(i)	if delivered personally, when left at the address referred to in Clause 13.1;

(ii)	if sent by registered letter, three days after posting it.

SCHEDULE 7

DRAFT DE BRAUW – AGREED FORM

DATED 23 JULY 2014

13.3	Each party hereto can specify another address to the others by notice in writing.

14	GOVERNING LAW; COMPETENT COURT

14.1	This Warrant shall be governed exclusively by Dutch law.

14.2	The district court of Amsterdam, The Netherlands shall have exclusive jurisdiction in first instance for any dispute which may arise in connection with this Warrant. For the avoidance of doubt, Dutch law applies to this Section 14.2.

[The remainder of this page has been left blank intentionally]

SCHEDULE 7

DRAFT DE BRAUW – AGREED FORM

DATED 23 JULY 2014

SIGNED ON [DATE] BY:

Affimed N.V.

Name:	Adi Hoess	Name:	Florian Fischer
Title:	Chief Executive Officer	Title:	Chief Financial Officer

SCHEDULE 7

DRAFT DE BRAUW – AGREED FORM

DATED 23 JULY 2014

For acceptance

PCOF 1, LLC

Name:
Title:
Date:

Schedule 1	Form of Warrant Exercise Notice

Affimed N.V.

Im Neuenheimer Feld 582

D-69120 Heidelberg

Germany

Date: [—]

Re: Warrant Exercise Notice

Dear Sirs,

Reference is made to the warrant for the subscription of common shares in the capital of Affimed N.V., date [—] 2014 (the “Warrant”). Terms defined in the Warrant shall have the same meaning in this exercise notice.

[Exercise in full] [delete if appropriate]

The Holder hereby irrevocable elects to exercise the Warrant in full, to subscribe for all Warrant Shares, being [—] Warrant Shares, at the Exercise Price. As per the date of this exercise notice, the Holder shall pay the aggregate Exercise Price for the Warrant Shares by wire transfer into the bank account of the Company. The original the Warrant is attached to this notice.

[Partial Exercise] [delete if appropriate]

The Holder hereby irrevocable elects to exercise the Warrant in part, to subscribe for [—] Warrant Shares at the Exercise Price. As per the date of this exercise notice, the Holder shall pay the aggregate Exercise Price for the Warrant Shares by wire transfer into the bank account of the Company. The original of the Warrant is attached to this notice. Subject to the issue of the Warrant Shares in accordance with the preceding sentence, the Company is hereby requested to issue a replacement Warrant for the remaining Warrant Shares under the Warrant, in accordance with Clause 1.3 of the Warrant.

The undersigned hereby represents and warrants to the Company as follows:

(a)	The undersigned is an “accredited investor” within the meaning of Regulation D, Rule 501(a), under the Securities Act.

(b)

The undersigned is acquiring the Warrant Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, other than the transfer of shares to an affiliated investment fund under common control with the undersigned. It understands that the issuance of the Warrant Shares has not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the undersigned’s investment intent and the accuracy of the undersigned’s representations as expressed herein. The undersigned’s address set forth below represents the purchaser’s true and correct state of domicile, upon which the Company may rely for the purpose of complying with applicable “Blue Sky” laws.

(c)	The undersigned acknowledges that the Warrant Shares must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. It is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions.

Please issue the Warrant Shares in the name of the Holder in accordance with the Warrant and this exercise notice.

Yours faithfully,

[name Holder]

Name:
Title:

Schedule 2	Form of Change of Control Notice

[name Holder]

[address Holder]

Date: [—]

Re: Change of Control Notice

Dear Sirs,

Reference is made to the warrant for the subscription of common shares in the capital of Affimed N.V., date [—] 2014 (the “Warrant”). Terms defined in the Warrant shall have the same meaning in this exercise notice.

We hereby notify you of the following proposed Change of Control: [description Change of Control]. The closing of the transaction constituting such Change of Control is expected to take place on [closing date].

Please note that the Warrant (and the right to subscribe for Warrant Shares upon the exercise hereof) shall terminate upon occurrence of this Change of Control if prior to closing of the transaction constituting such Change of Control the Holder (i) has failed to give notice that it wishes to exercise the Warrant or (ii) has given notice that it does not wish to exercise the Warrant.

Yours faithfully,

[name Company]

Name:
Title:

Schedule 7 - Part II

Calculation of numbers of Dutch Warrant Shares

The Lender shall receive Dutch Warrants which entitle to the subscription of such number of shares in the Dutch Guarantor to be determined as follows:

(i) USD 935,000 for the first tranche of the Warrants to be issued in relation to Facility A and (ii) USD 1,445,000 for the second tranche of the Warrants to be issued in relation to Facility B, shall be divided by the exercise price for the shares in the Dutch Guarantor. The exercise price shall be 80% of the lower end of the price range printed on the cover of the preliminary prospectus used for the roadshow for the IPO (“Exercise Price”).

Sample calculation, assuming the Exercise Price is USD 20:

USD 2,380,000 (17% Warrant Coverage of the aggregate loan): USD 20 (Exercise Price) = Dutch Warrants entitling to the subscription of 119,000 shares in the Dutch Guarantor.

SCHEDULE 8

July 24, 2014

OUTLINE OF TERMS AND CONDITIONS OF THE WARRANT BOND

This Outline of Terms and Conditions (this “Term Sheet”) outlines certain (but not all) principal terms of the warrant bond. The following Terms and Conditions are divided in the Terms and Conditions of the bond component and the warrants component of the warrant bond. Capitalized terms used herein shall have the same meaning as ascribed to them in the Facility Agreement by and among Affimed Therapeutics AG and PCOF 1, LLC dated July 24, 2014.

A.	Terms and Conditions of the Bond

Issuer:	Affimed Therapeutics AG (“Affimed” or “Issuer”).

Subscriber:	PCOF 1, LLC (“Subscriber”) or any trust, fund or other entity affiliated with it (in the sense of section 15 et seq. German Stock Corporation Act), any fund, trust or other entity under common management with it, or any trust, fund or other entity affiliated with (in the sense of section 15 et seq. German Stock Corporation Act), otherwise controlled by, or managed by Perceptive Advisors LLC or its legal successors (Rechtsnachfolger).

Bond:

A bond (Optionsanleihe) (the “Bond”) in a EUR amount equal to the number of shares granted under the German Warrants (see below) to be issued in up to two tranches.

[The amount of Facility A and Facility B will be reduced by the Bond amount.]

Closing Date:	Anticipated to be (i) on or before September 15, 2014 for the first tranche and (ii) upon first Utilisation of Facility B for the second tranche (the “Closing Date”).

Maturity Date:	The Bond will mature on the fourth (4th) anniversary of the First Utilisation Date under the Facility Agreement. The parties may agree on a shorter term of the Bond.

Termination:	Termination rights as provided for under the Facility Agreement.

Interest:

The Bond will accrue interest at an annual rate equal to the greater of (a) one-month LIBOR or (b) one percent (1.00%) plus the Applicable Margin. The Applicable Margin will be 9.00%.

Interest will be calculated on the basis of the actual number of days elapsed based on a 360-day year.

Upon the occurrence, and during the continuance, of an event of default, the Applicable Margin will be increased by three percent (3.00%) per annum.

The Issuer pays the interest monthly in arrears.

Amortization:	Repayment at the final maturity date or after termination.

Upfront Fee:	On the respective Closing Date, the Issuer will pay an Upfront Fee to the Subscriber equal to 2% of the respective Bond amount.

Early Prepayment Fee:	If the Bond is prepaid, in whole or in part, for any reason, an Early Prepayment Fee will be payable on such prepaid portion, depending on the time passed since the First Utilisation Date under the Facility Agreement, as follows:

If prepaid during months 1 - 12:	5%
If prepaid during months 13 - 24:	3%
If prepaid during months 25 - 35:	2%
If prepaid in or after month 36:	1%

Collateral:	As provided under the Facility Agreement.

Other terms and conditions:	Other terms and conditions of the Bond shall be substantially equal to the provisions in the Facility Agreement, in particular with regard to financial covenants, cash cover, representations and warranties etc.

Conditions precedent

•    Legal Opinion of an independent legal counsel of the Borrower in a form as agreed under the  Facility Agreement.

•    Resolution of the general meeting of the Issuer;

•    Actual corporate documents of the Issuer.

2

Governing Law:	Federal Republic of Germany. The parties submit to the exclusive jurisdiction of the courts in Frankfurt am Main, Germany.

B. Terms and Conditions of the German Warrants

Issuer:	Affimed Therapeutics AG (“Affimed” or “Issuer).

Subscriber:	PCOF 1, LLC (the “Subscriber”).

Warrant:	Option rights regarding the shares in Affimed as defined below (one option / one share) (“German Warrants”); German Warrants shall be separable from the Bond.

Closing Date:	Anticipated to be (i) on or before September 15, 2014 for the first tranche and (ii) upon first Utilisation of Facility B for the second tranche (the “Closing Date”).

Number and type of shares; exercise price; sample calculation

Affimed shall issue to Subscriber Series E Preferred Shares (as defined in the Investment Agreement Pre-IPO Financing Affimed Therapeutics AG dated June 23-25, 2014, as amended) with an attributed portion of the share capital (Grundkapital) of EUR 1,-.

The number of warrants (rounded up-wards) which each entitle to the subscription of one share shall be determined by (i) USD 935,000 for the first tranche of the German Warrants and (ii) USD 1,445,000 for the second tranche of the German Warrants, converted into EUR according to the final quotation (Schlusskurs) of the Frankfurt am Main stock exchange on the day of execution of the Facility Agreement, divided by the exercise price.

The exercise price shall amount to EUR 30.8861 (in words: Euro thirty point eight eight six one).

The Series E Preferred Shares issued to the Subscriber shall enjoy the same broad-based weighted-average anti-dilution protection as the existing Series E Preferred Shares under the Investment Agreement Pre-IPO Financing Affimed Therapeutics AG dated June 23-25, 2014, as amended.

3

Any portion of the exercise price exceeding the attributed portion of the share capital shall be paid in as agio.

Sample calculation: USD 2,380,000 x 0.73921 (exchange rate) = EUR 1,759,320 : EUR 30.8861 (exercise price) = 56,962 shares

Contingent Capital	The German Warrants are covered by sufficient contingent capital (bedingtes Kapital). Contingent capital to be renewed as required.

Option period	The period, in which the Subscriber may exercise the German Warrants, runs as from the Closing Date until its (10th) anniversary.

Replacement by Dutch Warrants after the IPO

In case the IPO is implemented after the issuance of the German Warrants, the German Warrants shall be replaced by the Dutch Warrants (“Replacement”).

In case of the Replacement, the Subscriber shall receive in lieu of the German Warrants a number of Dutch Warrants which provide for a number of shares in the Dutch Guarantor equal to the amount of shares the Subscriber would have been entitled to in case the IPO would have been completed prior to the issuance of the German Warrants, i.e. (i) USD 935,000 for the first tranche of the Warrants and (ii) USD 1,445,000 for the second tranche of the Warrants, converted into EUR according to the final quotation (Schlusskurs) of the Frankfurt am Main stock exchange on the day of execution of the Facility Agreement, shall be divided by the exercise price for the shares in the Dutch Guarantor. The exercise price shall be 80% of the lower end of the price range provided in the preliminary prospectus used for the roadshow for the IPO.

Dilution protection:

Dilution protection:

•    Pro rata subscription rights to be granted in case of capital increase or issuance of convertible bonds/option bonds on an as-if-converted fully-diluted basis.

•    A capital reduction of the issuer’s share capital does not affect the German Warrants and the shares granted thereunder, provided that the capital reduction is

4

connected with a repayment of capital or an acquisition for value of own shares. If the capital reduction is not connected with a repayment of capital or an acquisition for value of own shares, the number of shares granted under the German Warrants shall decrease proportionally.

•     In case of capital increase by use of own assets of the Issuer (§ 207 AktG) the number of shares granted under the German Warrants shall increase proportionally.

Governing Law:	Federal Republic of Germany. The parties submit to the exclusive jurisdiction of the courts in Frankfurt am Main, Germany.

Conditions precedent	Legal Opinion in a form as agreed under the Facility Agreement.

Place, Date

Affimed Therapeutics AG

5

Place, Date

PCOF 1, LLC

6

SCHEDULE 9

Form of Transfer Certificate

[To be completed]

To:	[ ] as Lender

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

[Borrower] – [                    ] Facility Agreement

dated [                    ] (the “Agreement”)

1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 22.3 (Procedure for assignment and transfer by assumption of contract (Vertragsübernahme)):

(a)	The Existing Lender and the New Lender agree to the Existing Lender assigning and transferring to the New Lender by assumption of contract (Vertragsübernahme) and in accordance with Clause 22.3 (Procedure for assignment and transfer by assumption of contract (Vertragsübernahme)) all of the Existing Lender’s rights and obligations under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment(s) and participations in Loans under the Agreement as specified in the Schedule of this Transfer Certificate.

(b)	The proposed Transfer Date is [ ].

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 22.2.5 (Limitation of responsibility of Existing Lenders).

4.	This Transfer Certificate is governed by German law.

5.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

Schedule of Transfer Certificate

Commitment/rights and obligations to be assigned and transferred by way of assumption of contract (Vertragsübernahme)

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Lender and the Transfer Date is confirmed as [ ].

[Lender]

By:

SCHEDULE 10

Form of Accession Letter

To:	[ ] as Lender

From:	[Subsidiary] and [Borrower]

Dated:

Dear Sirs

[Borrower] – [                    ] Facility Agreement

dated [                    ] (the “Agreement”)

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	[Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Agreement as an Additional [Borrower]/[Guarantor] [Clause 23.2 (Additional Guarantors)] of the Agreement. [Subsidiary] is a Borrower duly incorporated under the laws of [name of relevant jurisdiction].

3.	[The Borrower confirms that no Default is continuing or would occur as a result of [Subsidiary] becoming an Additional Borrower.]

4.	We confirm to each Lender that each of the Repeated Representations is true and correct in relation to us as at the date hereof as if made by reference to the facts and circumstances existing on the date hereof.

5.	[Subsidiary’s] administrative details are as follows:

Address:

Fax No:

Attention:

6.	This Accession Letter [and any non-contractual obligations arising out of or in connection with it] [is/are] governed by German law.

[Borrower]	[Subsidiary]

SCHEDULE 11

Insurances of Therapeutics AG

Nature of insurance	Insurance Company	Scope of the coverage	Insured	Sum of insurance	Annual fee	Due date	Note

Business content insurance	Württembergische Versicherung AG FKA11-0360439-47	Fire, burglary and vandalism, tap water, storm/hail, further elemental damage	Business equipment, Building components, inventories/work in progress	€ 390.300,— € 189.900,— € 116.300,—	1,332.94 €	01.01.J.J.	incl. Cell-cultures, Antibodies, Cell -lines, Lab-supplies

Loss of earnings insurance	Württembergische Versicherung AG FKA11-0360439-47	Fire, burglary and vandalism, tap water, storm/hail, further elemental damage	lost profits, continuing costs, period 12 months	4,100,000.00 €	3,028.54 €	01.01.J.J.	fixed costs, revenues, licence fees
Electronics insurance	Generali-Versicherung AG 2.GK-23.627370-8-	All Risk incl. over voltage, theft, short-circuit, operation errors	Technical equipment for Office, Data processing, Laboratory, Software	193.001,00 € 1.103.000,00 € 50.000,00 €	4,791.09 €	01.01.J.J.	Deductible office 150,- € / Laboratory 250,- €; Deductible of 10%

The following insurance can not be transferred

Nature of insurance	Insurance Company	Scope of the coverage	Insured	Sum of insurance	Annual fee	Due date	Note
operating and product liability insurance	AXA- Versichg. AG VS-Nr.81238069814	Personen-, Sach- u. Vermögensschäden inkl. Umweltdeckung	inkl.Mietsachschäden € 1,0 Mio. F, Ex. LW, Schlüsselschd. € 50’, Bearbeitg.schd. € 100’	5.000.000,- € pauschal Pers. u. Sachschäden -.	5,872.90 €	01.01.J.J.	weltweite Deckung inkl. USA/Kanada mitversichert: AbCheck S.r.o. Tschechien

Genetic engineering and third-party liability insurance	AXA- Versichg. AG VS-Nr.81238069815	Personen-, Sach- u. Vermögensschäden inkl. Umweltdeckung	Gentechnik-Deckung Labor S 2	3.000.000,- € pauschal Pers. u. Sach- / Vermögensschäden	1,904.00 €	01.01.J.J.

D&O-Insurance	CHARTIS Europe SA VSNr. YMM1520710	Vermögensschäden als Folge von Pflicht-verletzungen	Versichert Geschäfts-leitung, Aufsichtsrat, Ltd. Angestellte	10,000,000.00 €	22,610.00 €	27.06.J.J.	weltweit inklusive USA/Kanada AbCheck S.r.o. Tschechien

SCHEDULE 11

Insurances of Therapeutics AG

legal expense insurance	ZurichVersicherung AG VS.-Nr 637.101.516.936	Industrie-Strafrechts-schutz-Leistungen	Grunddeckung Strafkaution	1.000.000,00 € 200.000,00 €	1,477.98 €	01.01.J.J.	weltweite Geltung - inkl. AbCheck sro.
group travel insurance	AIG U340137996	Unfall- Kranken- und Reisegepäckvers. für Reisende u. Team Tschechien	während Reise und Aufenthalt im Ausland	Integr. Unfallversicherung: Todesfall 15.000,— € / Invalidität 150.000,— €	1,163.68 €	01.01.J.J.	ohne Namens-nennung - 3 Pers. + VIP-Team
group accident insurance	Generali-Versicherung AG 2.GK-23.971.322 -3	Unfallversicherung weltweit, 24-Stunden-Geltung	3 Mitglieder des Vorstands - namentlich benannt	Todesfall € 500.000,00 € Invalidität € 1.000.000,00 € je Person	2,142.00 €	03.08.J.J.

volunteers’ trial insurance	Chubb Düsseldorf 35881543		klinische Studie Deutschland AFM 13-101	5,000,000.00 €	Einmalprämie: 8.500,00 €
volunteers’ trial insurance	Chubb, Phoenix 99486090		klinische Studie USA AFM 13-101	10,000,000.00 €	Einmalprämie 53.676 USD Rückerstattung nach Studienende: 46.676 USD
volunteers’ trial insurance	Chubb Düsseldorf 99484410		klinische Studie Deutschland AFM 11-101	5,000,000.00 €	Einmalprämie- für AFM11-101 noch nicht in Rechnung gestellt

cargo insurance	esa cargo & logistics GmbH	Transportgut	temperaturgeführter Transport von BI, Biberach zu Temmler, München13.01.-15.01.2014	750,000.00 €	Einmalprämie

Private insurances of the managing board
SB-Versicherung	CHARTIS Europe S.A. Y 551580615		weltweit Dr. Eugene Zhukovsky	350,000.00 €	928.20 €	27.06.J.J.	ohne SB

SCHEDULE 11

Insurances of Therapeutics AG

SB-Versicherung	CHARTIS Europe S.A. Y 551580486	weltweit Dr. Florian Fischer	350,000.00 €	928.20 €	27.06.J.J.	ohne SB
SB-Versicherung	CHARTIS Europe S.A. Y 551580484	weltweit Dr. Adi Hoess	350,000.00 €	928.20 €	27.06.J.J.	ohne SB
SB-Versicherung	CHARTIS Europe S.A. Y551580483	weltweit Prof. Dr. Melvyn Little	350,000.00 €	2,227.68 €	Einmal-prämie	Run-Off-Police - Prämie bereits bezahlt !
SB-Versicherung	CHARTIS Europe S.A. Y551580485	weltweit Dr. Rolf Günther	350,000.00 €	2,227.68 €	Einmal-prämie	Run-Off-Police - Prämie bereits bezahlt !

SCHEDULE 12

PATENTS FOR AFM11

1.	“Multivalent antibody constructs” (TandAb) [inlicensed]

Application discloses bivalent and tetravalent Fv antibody constructs (TandAb); constructs can be monospecific, bi- or multispecific. Each molecule comprises four variable domains linked by linker 1, 2, and 3 which can differ in length; general diagnostic and therapeutic use, in particular for viral, bacterial or tumoral disease is mentioned

Patent term: May 5, 2019

Granted in: Europe, USA, Japan, Australia, Canada

2.	“TandAb – New domain order” (TandAb)

Application covers TandAbs having a different domain order. In contrast to first TandAb application various specificities and medical uses are disclosed; exemplified are CD3xCD19 and HSAxCD3 TandAbs

Filing date: February 25, 2010

Status: pending

SCHEDULE 13

PATENTS FOR AFM13

1.	“Multivalent antibody constructs” (TandAb) [inlicensed]

Application discloses bivalent and tetravalent Fv antibody constructs (TandAb); constructs can be monospecific, bi- or multispecific. Each molecule comprises four variable domains linked by linker 1, 2, and 3 which can differ in length; general diagnostic and therapeutic use, in particular for viral, bacterial or tumoral disease is mentioned

Patent term: May 5, 2019

Granted in: Europe, USA, Japan, Australia, Canada

2.	“Anti-CD16A binding molecules”

The invention relates to anti-CD16A binding molecules which are not binding to CD16B; various bispecific antibodies or different antibody formats and their medical uses are disclosed

Filing date: May 26, 2006 (term possible to 2026)

Status: pending in Europe, USA, Australia, Canada, China, Russia, India, Brazil

3.	“CD16xCD30” [inlicensed]

Patent relates to bispecific CD16xCD30 Fv antibodies useful for the lysis of CD30 expressing cells (such as HL); exemplified are diabodies; not limited to particular format

Patent term: August 2, 2020

Granted in: Europe

SCHEDULE 14

[PCOF 1, LLC]	CMS Hasche Sigle Partnerschaft von Rechtsanwälten und Steuerberatern mbB Nymphenburger Str. 12 80335 München T +49 [—] F +49 [—] www.cms-hs.com
Deutsche Bank AG, Frankfurt
	BLZ	500 700 10
	Kto.	094 043 700
	IBAN	DE44500700100094043700
	BIC	DEUTDEFFXXX
Stefan-Ulrich Müller Our ref.: [—] Office: [—] T +49 [—] F +49 [—] E stefan-ulrich.mueller@cms-hs.com

Affimed Therapeutics AG – German Legal Opinion re Credit Facility	[—] 2014

Dear Sir/Madam

We are acting as German legal advisors to Affimed Therapeutics AG, a private company with limited liability organized under the laws of the Federal Republic of Germany (the “Borrower”) as to the laws of the Federal Republic of Germany (“Germany”) in connection with a credit facility (the “Credit Facility”) to be provided by you to the Borrower under the Term Facility Agreement dated [—] and entered into between the Borrower and [PCOF 1, LLC] (the “Facility Agreement”; the Facility Agreement together with the security agreements entered into in connection with the Facility Agreement, with the exception of any security agreements that are not governed by German law, the “Loan Documents”).

This opinion is delivered to you pursuant to [Part 1 clause 2 of Schedule 1 to the Facility Agreement in connection with Schedule 14 to the Facility Agreement].

I.	Documents reviewed

In the above-mentioned capacity we have, in particular, examined copies of the following documents (together, the “Opinion Documents”):

1.	A copy of the articles of association of the Company in its most current version as of [—] (the “Articles of Association”);

2.	A copy of an electronic excerpt from the commercial register (Handelsregister) (the “Commercial Register Extract”) concerning the Company registered under docket number 336536 at the local court (Amtsgericht) of Mannheim, Germany (the “Commercial Register”) dated [—];

3.	A copy of the executed Loan Documents, comprising the executed Facility Agreement, an account pledge agreement, a global assignment agreement, a first-ranking pledge agreement on intellectual property rights and a security transfer agreement, all governed by German law;

4.	A copy of the notarized minutes of the general meeting of the Borrower dated [—] in which the general meeting resolved on the approval of the Loan Documents pursuant to § 179a AktG (such resolution: the “General Meeting Resolution”);

5.	A copy of the minutes of the supervisory board resolution dated [—] with which the supervisory board of the Borrower approved the Loan Documents;

6.	A copy of the minutes of the management board resolution dated [—] with which the management board of the Borrower resolved to enter into the Loan Documents (the “Management Board Resolution”).

II.	Assumptions

In considering the Opinion Documents for the purposes of this Legal Opinion we have assumed with your consent and without any further verification that

•	all Opinion Documents submitted to us as originals are authentic;

•	all signatures on all documents which we have examined are genuine;

•	all Opinion Documents provided to us as copies are identical to their respective originals;

•	all Opinion Documents which were only provided as drafts were or will be signed in the same form;

•	all Opinion Documents were validly signed, authorised, executed and delivered by the natural persons and legal entities (other than the Company) named as parties therein and that their validity and enforceability is not affected by any laws other than German law;

•	the Commercial Register Extract is complete, accurate and reflects all matters which can be registered in such register and no application for an entry has been made, no entry has been made and no resolution has been passed to apply for an entry therein which is not reflected in the Commercial Register Extract from the date of the Commercial Register Extracts until the date hereof;

•	the Articles of Association is in its most current form and there are no side agreements thereto;

•	all Opinion Documents were, in comparison to the version presented to us, complete, not revoked, supplemented or amended in any other way (including by side-letters) without our being informed prior to issue of this Legal Opinion;

•	the Company maintains its registered offices in Heidelberg which is the place from which the Company is in fact administered and where all Company related decisions are taken (tatsächlicher Verwaltungssitz) as well as its effective place of management (tatsächliche Geschäftsleitung).

III.	Legal Opinion

On the basis of our review of the Opinion Documents and subject to the assumptions and qualifications set forth above and below, we are of the opinion as of today’s date that:

1.	The Borrower is a German stock corporation duly organized and validly existing under the laws of Germany, and has the corporate power and authority to execute and deliver, and to perform and observe the provisions of, the Loan Documents.

2.	The Loan Documents have each been duly authorized, executed and delivered by the Borrower.

3.	The execution and delivery of the Loan Documents by the Borrower are not in violation of its Articles of Incorporation or Bylaws or any material German laws applicable to the Borrower.

IV.	Qualifications

This Legal Opinion is subject to the following qualifications:

a)	Where under the provisions of any document presented to us any party is vested with discretion or may determine a matter in his opinion, German law may require that such discretion be exercised reasonably or that such opinion be based on reasonable grounds. Provisions which purport that any determination, certificate or statement of account made or given by any party is to be final, conclusive or binding may not be enforced and will not prevent judicial enquiry into the merits of the matter and the basis of which such determination, certificate or statement of account is made.

b)	Although German law, in general, recognizes the concept of irrevocability, a German court may limit the scope of this concept by applying restrictions for cause (wichtige Gründe), such as material changes in the underlying situation of the respective concerned party entitling it to withdraw a right irrevocably granted, or to challenge a notice or other expression of an intention or instruction which was stated to be irrevocable.

We are providing you with this letter solely in your capacity as “Lender” under the Facility Agreement. This letter is solely for your benefit in connection with the Credit Facility. Other than for this designated purpose this communication may not be used, forwarded to third parties or quoted without our consent, nor may you refer to this document when communicating with third parties except that it may be referenced in the Credit Facility and you may quote, use and refer to the letter in any legal proceeding related to the Credit Facility to which you are a party. Under no circumstances do we assume any liability whatsoever vis-à-vis third parties in connection with this letter, irrespective of legal reason and jurisdiction.

The statements which we make in this letter apply exclusively with effect as of today’s date and are given solely on the basis of prevailing German law on this date and we do not comment on any future changes to the issues addressed in this letter.

This Legal Opinion is subject to German law.

Yours faithfully

CMS Hasche Sigle Partnerschaft von Rechtsanwälten und Steuerberatern mbB

SCHEDULE 15

24 JULY 2014

SHARE PLEDGE AGREEMENT

between

AFFIMED THERAPEUTICS AG

and

PCOF 1, LLC

THIS AGREEMENT (“Agreement”) is entered into as of 24 July 2014, pursuant to Section 1309 et seq. of the Civil Code

BETWEEN:

(1)	Affimed Therapeutics AG, a stock corporation (Aktiengesellschaft) organized under the laws of Germany with its registered seat in Heidelberg, Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Mannheim under no. HRB 336536 with offices located at Technologiepark, Im Neuenheimer Feld 582, 69120 Heidelberg, Germany, as pledgor

– hereinafter referred to as “Pledgor” –

(2)	and PCOF 1, LLC, a limited liability company governed by the laws of Delaware, having its business address at 499 Park Avenue, 25th Floor, New York, New York 10022

– hereinafter referred to as “Pledgee” –

The persons listed in no. (1) to (2) above are also referred to collectively as the “Parties”.

PREAMBLE

(A)	Pursuant to a facility agreement dated July 24, 2014 made between the Pledgor as Borrower and the Pledgee as Lender (“Facility Agreement”), the Pledgee has agreed to make available to the Pledgor a facility up to the total amount of USD 14,000,000.00 (in words: US Dollars fourteen million) (“Facility”).

(B)	The Pledgee has agreed to make available to the Pledgor the Facility under the Facility Agreement on the condition that, among others, the Pledgor and the Pledgee enter into this Agreement in order to secure certain debts of the Pledgor under the Facility Agreement.

(C)	The Pledgor wishes to enter into this Agreement in order to secure the debts towards the Pledgee resulting from the Facility Agreement by creating a pledge over the Share (as defined below) of the Pledgor in AbCheck s.r.o., a Czech limited liability company (společnost s ručením omezeným), with its registered office in Pilsen (Plzeň) – Skvrňany, Teslova 1202/3, Postal Code 301 00, Czech Republic, Id. No.: 284 71 512, registered with the regional court of Pilsen under C 24273 (“Company”).

(D)	The Company is a wholly owned subsidiary of the Pledgor.

NOW IT IS AGREED as follows:

1.	DEFINED TERMS

Unless otherwise explicitly stated herein, capitalized terms used in this Agreement without definition shall have the meaning ascribed to them in the Facility Agreement and:

“Civil Code” means the Czech Act No. 89/2012 Coll., the Civil Code, as amended.

“Commercial Register” means a type of public register as defined in the Czech Act on Public Registers.

“Czech Act on Public Registers” means Czech Act No. 304/2013 Coll., on Public Registers of Entities and Natural Persons, as amended.

“Default” means any Default under the Facility Agreement.

“Encumbrance” means any pledge, burden, a limitation in accordance with Section 1309(2) or Section 1761 of the Civil Code, execution or any other right of a third party of whatever nature or any other agreement or arrangement having a similar effect.

“Event of Default” means any Event of Default under the Facility Agreement, subject to the cure period provided for in clause 21.14 (Cure Period) of the Facility Agreement.

“Finance Documents” means the Finance Documents and the Security Document(s) as defined in the Facility Agreement.

“Memorandum of Association” means the Company’s deed of foundation dated 26 August 2011.

“Pledge” means the pledge of the Share to the Pledgee established in accordance with Clause 2.1 of this Agreement.

“Secured Debts” means any and all debts owing from the Pledgor to the Pledgee under the Facility Agreement, this Agreement or any other Finance Document, in each case irrespective of whether such debts are present or future, actual or contingent. Without limiting the generality of the foregoing the Secured Debts include:

(a)	the principal amount of the Facility outstanding under the Facility Agreement and all of its statutory accessories (příslušenství);

(b)	interest which would have accrued on any amount under (a) above but for the filing of an insolvency petition;

(c)	fees, remunerations, costs and expenses, contractual penalties and other sanctions, as well as payments under the liability of indemnity;

(d)	damages (náhrada škody) arising from a breach of obligations; and

(e)	debts arising as a result of any potential withdrawal (odstoupení) from, or termination by notice (výpověd’) or other cancellation of, any contractual obligation under the Finance Documents, and the recovery of unjust enrichment (bezdůvodné obohacení) in the event that any of the Finance Documents becomes, or proves to be, invalid, ineffective, apparent (zdánlivá) or unenforceable;

provided, however, that the debts stated under (b) through (e) above will be secured if they accrue on or before 1 July 2023 and up to the aggregate maximum principal amount of USD 18,000,000.00.

“Share” means the entire share (podíl) of the Pledgor in the Company. As of the date of signing this Agreement, the Share is a 100% share in the Company, corresponding to a fully paid-up contribution of CZK 11,004,000 to the registered capital of the Company, and 100% of voting rights in the Company.

2.	PLEDGE OF THE SHARE

2.1	For the purpose of securing the timely and due payment and discharge in full of all of the Secured Debts, the Pledgor hereby irrevocably and unconditionally pledges the Share in favour of the Pledgee pursuant to Section 1309 et. seq. of the Civil Code.

2.2	The Pledgee hereby accepts the Pledge created in its favour over the Share.

2.3	During the term of the Pledge’s existence, the Pledge shall also apply to any proceeds from the pledged Share such as claims to profit distributions and right to future liquidation proceeds ensuing from the pledged Share.

2.4	This Pledge shall survive, and shall not be affected by any change in the ownership structure or the legal status of the Company or the Pledgor until all Secured Debts are repaid in full.

3.	CREATION OF SECURITY

3.1	The Pledge of the Share will be created upon its registration in favour of the Pledgee with the Commercial Register (“Registration”).

3.2	The Pledgor is obliged to file the application for the registration of the Pledge in the Commercial Register with the relevant court within twenty (20) Business Days from the date of signing this Agreement. The Pledgor will undertake all reasonable efforts to ensure that the Registration is effected within twenty (30) Business Days from the date of signing this Agreement and the Pledgee will provide any and all reasonably requested cooperation. Upon the Registration being completed, the Pledgor undertakes to notify the Pledgee immediately that the same has occurred by delivering to the Pledgee the original extract from the Commercial Register in respect of the Company evidencing the due Registration.

3.3	The Pledgor shall pay the court fees to the relevant court for the Registration.

3.4	For the purpose of Section 12 of the Czech Act on Public Registers, the Pledgee hereby explicitly agrees that the Pledge shall be registered in its favour in the Commercial Register with identification of the Pledgee as the pledgee.

3.5	Notwithstanding Clause 3.2 above, the Pledgee shall have the right to submit a petition for the Registration independently of the Pledgor. If the Pledgee files such petition, the Pledgor shall provide the Pledgee immediately with any and all assistance it may reasonably require and, provided that the Pledgor has failed to file and sustain the petition for the Registration in accordance with this Agreement, forthwith pay, or reimburse the Pledgee for, any and all out of pocket costs and expenses reasonably incurred in connection with the proceedings for the Registration.

3.6	The Pledgor undertakes that unless with the consent of the Pledgee,

3.6.1	it shall not withdraw a petition for the Registration filed pursuant to Clause 3.2 unless the Pledgor immediately replaces the withdrawn petition with a petition it reasonably considers to be more effective in order to complete the Registration;

3.6.2	it shall not file a petition for the deletion of the Pledge from the Commercial Register; and

3.6.3	it shall not take any other steps that could result in such deletion of the Pledge.

4.	COLLECTION AND VOTING RIGHTS

4.1	Upon the occurrence of an Event of Default which is continuing, the Pledgor shall, subject to Clause 7 of this Agreement, if so directed by the Pledgee in writing take all necessary steps to ensure that the Company directs to the Pledgee all payments or other benefits arising in connection with the Share up to the amount of the due but unpaid Secured Debts.

4.2	In the event of occurrence of an Event of Default which his continuing, the Pledgor shall if so directed by the Pledgee in writing, subject to Clause 7 of this Agreement, immediately cease to exercise any and all shareholder’s rights related to the Share.

4.3	Subject to the aforesaid, the Pledgor shall, in exercising the voting rights relating to the Share, act in good faith to ensure that the pledge over the Share is not in any way adversely affected. The Pledgor undertakes to exercise such voting rights from time to time in such a way that, without the prior consent of the Pledgee no resolutions with respect to the reduction of the Company’s registered capital or the termination and change of its existence or business are passed.

5.	REPRESENTATIONS AND WARRANTIES

As of the date of signing this Agreement, the Pledgor represents and warrants to the Pledgee that all of these representations and warranties are true, accurate and complete:

5.1	the Pledgor is a company duly incorporated and validly existing under German law and has the power to own its assets and carry on its business as it is being conducted;

5.2	the Pledgor is the sole, unencumbered and lawful owner of the Share and has full and unencumbered rights with regard to the Share save for this pledge. The Share represents 100% share in the Company in existence at the date hereof and is fully paid up, and the Pledgor is a beneficiary of all voting rights related to the Share, free from any Encumbrance save for this pledge;

5.3	the Share is not subject to any Encumbrance and there is no agreement or option to create any Encumbrance save for this Pledge;

5.4	the Share does not form part of any cumulative asset (věc hromadná) already pledged and the Pledgor’s rights in respect of the Share are not restricted in any other manner except for (i) potential limitations arising from the Memorandum of Association, (ii) any restrictions permitted under the Facility Agreement or (iii) imposed with the consent of the Pledgee. The Share or its parts do not form part of a family enterprise (rodinný závod);

5.5	the Share is not subject to any dispute or either real or alleged claim raised by a third person and the Pledgor has not received any written notice of any such dispute or either real or alleged claims and there are no due and unpaid obligations in relation to the Share;

5.6	the Memorandum of Association represents the current wording of the Company’s memorandum of association or deed of foundation, and the creation of the pledge over the Share does not require approval of the Company’s General Meeting;

5.7	the Pledgor or the shareholders of the Pledgor have not taken any corporate action nor have any other steps been taken or legal proceedings been started against the Pledgor for bankruptcy, liquidation, moratorium, winding-up, dissolution, administration or reorganization of the Pledgor;

5.8	the Pledgor is not insolvent, there is no impending insolvency (hrozící úpadek) with regard to the Pledgor, no insolvency proceedings have been initiated against the Pledgor, and no insolvency petition has been filed with an insolvency court against the Pledgor under any jurisdiction and that there is no administrative, court, arbitration or criminal proceeding in progress or impending, which could influence the capacity of the Pledgor to pledge the Share under this Agreement or meet the obligations of the Pledgor under this Agreement;

5.9	the Company is a limited liability company duly incorporated and validly existing under the Czech law and has the power to own its assets and carry on its business as it is being conducted;

5.10	the Company is not insolvent and there is no impending insolvency (hrozící úpadek) with regard to the Company. The Pledgor and/or the Company have not taken any action nor, to the best knowledge of the Pledgor after due inquiry, have any other steps been taken or legal proceedings been started against the Company for bankruptcy, liquidation, moratorium, winding-up, dissolution, administration or reorganization of the Company; and

5.11	to the best of the Pledgor’s knowledge and belief, the Pledgor is not in arrears with tax or other similar payments towards the state of the Czech Republic.

6.	UNDERTAKINGS

6.1	The Pledgor undertakes that, until the lapse of the Pledge pursuant to Clause 8, it shall:

6.1.1	deliver to the Pledgee the confirmation of the Company substantially in the form of Schedule 1 of this Agreement, duly signed by the statutory representative of the Company, within twenty (20) Business Days following the date of this Agreement;

6.1.2	notify the Pledgee in writing without undue delay after it becomes aware of any Encumbrance with respect to the Share, including any such right arising by operation of law or from a decision of a relevant authority;

6.1.3	refrain from any acts, which may reasonably be expected to negatively affect the enforcement of the Pledge by the Pledgee; and

6.1.4	at its own expenses, promptly do whatever is reasonably necessary, or whatever the Pledgee reasonably requires to perfect or protect the Pledge and the priority of the Pledge; or to facilitate the enforcement of the Pledge and the exercise of any rights vested in the Pledgee.

6.2	The Pledgor undertakes that, until the lapse of the Pledge pursuant to Clause 8, it shall not (unless, in each case, if expressly permitted in the Facility Agreement, in this Agreement or by the Pledgee):

6.2.1	create or permit to subsist any Encumbrance other than the Pledge created under this Agreement in respect of the Share or do anything, which prejudices the Pledgee’s rights arising in connection with this Agreement;

6.2.2	sell, transfer, assign or otherwise dispose of the Share or a part of it (and/or any benefit of all or any of the Pledgor’s rights attached to such Share or any part thereof) or attempt or agree to do so, or to pass a resolution that the Company be wound up;

6.2.3	amend or participate in the amendment of the Memorandum of Association or any other constitutional documents of the Company or any agreement (including a shareholders’ agreement) in such manner that it restricts a transfer of all or any part of the Share in connection with any enforcement of the Pledge, or contains any other provision which could adversely affect or restrict the enforcement of the Pledge;

6.2.4	participate in any increase or reduction of the Company’s registered capital, division of any part of the Share or any similar decision without the Pledgee’s consent;

6.2.5	enter or agree to enter into any agreement or arrangement between the Pledgor and/or the Company and any shareholder(s) of the Company or any third party that may reasonably be expected to adversely affect the validity or effectiveness of this Agreement or the enforcement of the Pledge;

6.2.6	vote at any General Meeting of the Company or outside such General Meeting in favour of, any resolution concerning any reorganization, the transfer of more than 75 % of the Company’s assets, consolidation, merger, dissolution, decrease of registered capital, issue or sale of securities, cancellation, modification or limitation of any rights attaching to the Share or on the distribution of the Company’s profits (unless permitted under this Agreement or under any other Finance Document or unless expressly permitted by the Pledgee) or any other similar actions reasonably expected to have a material adverse effect on the rights of the Pledgee under this Agreement;

6.2.7	exercise any rights attached to the Share in a manner which would constitute an Event of Default or could reasonably be expected to be materially prejudicial to the validity or enforceability of the Pledge; or

6.2.8	take any steps which may reasonably be expected to adversely affect the existence, ranking or enforceability of the Pledge.

7.	REALISATION OF THE PLEDGE

7.1	On the occurrence of an Event of Default which is continuing and if, in addition, the Pledgor has failed to meet all or part of its payment obligations in respect of any of the Secured Debts, the Pledgee shall be entitled to realize the Pledge over the Share, at the Pledgor’s expense, in any manner of the Pledgee’s choice permitted by any applicable legal regulations in force at the moment of realization of the Pledge or agreed under this Agreement, and use any proceeds from the Pledge for satisfaction of the Secured Debts, or proceed to protect and enforce its rights under this Agreement or under any applicable laws to the satisfaction of the Secured Debts, or to enforce its rights under this Agreement by such appropriate judicial or non-judicial proceedings that the Pledgee shall deem the most effective. The Pledgee shall be entitled, at its sole discretion, to realize the Pledge under this Agreement partially or wholly and at any time upon prior notice to the Pledgor change the manner of realization of the Pledge and to repeat the realization of the Pledge. The Pledgee shall notify the shareholders of the Company of commencement of the pledge realization. Notwithstanding any provision of any Finance Document, the Pledgee is obliged to proceed with Section 1365(1) of the Civil Code. By reference to the “Share” in this Clause 7 it refers to all shares or their parts in case of their division, in relation to which the Pledgee realizes the Pledge.

7.2	The Parties have agreed that the Pledge may be realized in any of the following ways at the election of the Pledgee (which methods may be in addition to the methods provided for by law at the time the Pledge is realized):

(a)	the direct sale of the Share to a third party for a price no less than 80 % of the value of the Share unless otherwise agreed upon by the Parties. The value of the Share shall be determined by an expert appointed by the Pledgee, provided that if the Pledgor so requests then the Pledgee shall appoint a second expert chosen by the Pledgor and the value of the Share shall equal the arithmetic mean of the values determined by the two experts;

(b)	the sale of the Share in a voluntary public auction in accordance with the provisions of Act No. 26/2000 Coll., on Public Auctions, as amended, or any legislation replacing it; and

(c)	the sale of the Share in a public tender process on the most advantageous offer in accordance with the provisions of Section 1772 et seq. of the Civil Code, or any legislation replacing it.

7.3	In accordance with Section 1364 of the Civil Code, the Pledgee is entitled to realize the Pledge (i.e. to effect the sale of the Share) no earlier than thirty (30) days after the Pledgee has notified the Pledgor of the commencement of the pledge exercise pursuant to this Agreement.

7.4	The net proceeds arising from the realization of the Pledge under this Clause 7 shall be applied for the satisfaction of any and all of the Secured Debts in accordance with the Facility Agreement.

7.5	If the Pledgee does not succeed in selling the Share pursuant to Section 1326 of the Civil Code as set out in Clause 7.1, the Pledgee shall be entitled to exercise the rights connected with the pledged Share, commencing from the unsuccessful attempt to sell the Share. The Pledgee may agree with the Pledgor on accepting the Share as a payment of the Secured Debts in the form of an agreement on transfer of share pursuant to Section 1327 of the Civil Code and under the usual business terms. The Pledgee may exercise this right within one (1) month commencing from the unsuccessful attempt to sell the Share. Such agreement shall state that the Share is being transferred for the payment of the Secured Debts, specifying grounds and amount thereof. The transfer of the Share for the payment of the Secured Debts shall not be subject to approval of the Company’s General Meeting (if otherwise required). The Pledgee shall be under no obligation to proceed with the transfer if it in its sole discretion decides so in any phase of such transfer process. The purchase price shall be set-off against the amount of the payable Secured Debts. The Pledgee shall pay to the Pledgor without undue delay after the transfer of the Share the amount agreed in the agreement on the transfer of the Share by which the purchase price exceeds the amount of the payable Secured Debts.

7.6	In connection with the realization of the Pledge by the Pledgee, the Pledgor undertakes to provide the Pledgee with all reasonably necessary assistance and cooperation, especially to procure and deliver all documents required for the realization of the Pledge.

7.7	The Parties have agreed on the following terms and conditions for the termination of the pledge over the Share as a result of deposition of a value (složení ceny) of the Share by the Pledgor to the Pledgee pursuant to Section 1377 (1) letter d) of the Civil Code:

(a)	the Pledgor is obliged to notify the Pledgee in writing, at least 60 days in advance of its intention to deposit the value of the Share to allow for the execution of an expert valuation in accordance with (b) below;

(b)	the value of the Share shall be determined by an expert appointed by the Pledgee without undue delay after the Pledgor notifies the Pledgee of its intention to deposit the value of the Share; provided that if the Pledgor so requests then the Pledgee shall appoint a second expert chosen by the Pledgor and the value of the Share for purposes of the deposition shall equal the arithmetic mean of the values determined by the two experts;

(c)	the costs of such expert valuation shall be borne by the Pledgor; and

(d)	the Pledgor shall provide the Pledgee and the expert(s) with all cooperation reasonably necessary or appropriate for determining the value of the Share; in particular, the Pledgor shall submit the entire documentation relating to the Share and the Company, as may be reasonably requested by the expert.

7.8	Any payment received by the Pledgee under this Agreement (especially the value of the Share deposited pursuant to Clause 7.7 shall be deposited in a special account of the Pledgee and shall be deemed to be a security (jistota) in accordance with Section 2012 et seq. of the Civil Code and may be used for the payment of due and payable Secured Debts.

7.9	The Pledgee undertakes to procure that, upon the realization of the Pledge, the Company remains obliged to realize at least ten further projects with the Pledgor under the framework agreement existing prior to the Event of Default on terms substantially similar to the terms that have been applicable to such projects prior to the Event of Default.

8.	TERM OF THE PLEDGE

The Pledge is created upon the Registration and shall be in full force and effect until the due and full discharge of all Secured Debts. The Pledgee undertakes to provide the Pledgor promptly upon termination of the Pledge with a written confirmation (with certified signatures of duly authorised signatories) of the termination of the Pledge and to provide the Pledgor with all necessary assistance in case the Pledgor files a petition for deletion of the Pledge from the Commercial Register.

9.	SUCCESSORS, TRANSFER, ASSIGNMENT

9.1	This Agreement shall be binding upon the Parties hereto and, to the extent legally possible, their respective successor(s) in law.

9.2	The Parties hereby agree that any person who is an assignee and transferee of the Pledgee pursuant to the Facility Agreement shall, upon such assignment and transfer being effected, becomes an assignee for the purpose of this Agreement, regardless of whether such transfer is made by way of an assignment (Einzel- und/oder Gesamtrechtsnachfolge including Vertragsübernahme) or novation or otherwise. The Pledgor hereby expressly consents (willigt ein) to any such transfer.

10.	GENERAL

10.1	Notices

All notices which must or may be forwarded by one Party to another Party pursuant to the terms of this Agreement shall, unless expressly stated otherwise in this Agreement, be forwarded to the addresses and/or facsimile numbers and in the manner set forth in the Facility Agreement.

In case of a notice to the Company, the address and contact details are as follows:

AbCheck s.r.o., Pilsen (Plzeň) – Skvrňany, Teslova 1202/3, Postal Code 301 00, Czech Republic, Attention of: Dr. Volker Lang.

10.2	Exercise of Pledgee’s Rights

The powers conferred on the Pledgee hereunder are solely to protect its rights under this Agreement. The Pledgee shall have no duty as to preserving any rights pertaining to the Share except for the duties of the Pledgee under applicable law of mandatory nature and except for the obligations of the Pledgee which it expressly undertook under this Agreement or any other Finance Document.

10.3	Waivers

No failure or delay on the part of the Pledgee in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power and privilege. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Pledgee would otherwise have. No notice to, or demand on, the Pledgor in any case shall entitle the Pledgor to any other or further notice or demand in respect of the same circumstances or constitute a waiver of the rights of the Pledgee of any other or further action in relation to such circumstances without notice or demand.

10.4	Statute of Limitations

Pursuant to Section 630(1) of the Civil Code, the Parties have agreed on 10 years contractual statute of limitation in relation to any right of the Pledgee arising under this Agreement, including any future debts of the Pledgor towards the Pledgee.

10.5	Entire Agreement

This Agreement constitutes the entire agreement between the Parties in respect of its subject matter and supersedes all prior agreements and undertakings of obligations, whether oral or written, between the Parties. It is being understood and agreed that this Agreement shall not supersede any of the provisions of the Facility Agreement, and to the extent that any of the terms contained herein conflict with those of the Facility Agreement, the provisions of the Facility Agreement shall prevail.

10.6	Severability

If any of the provisions of this Agreement shall be adjudged by any court or other competent tribunal to be invalid, ineffective, apparent (zdánlivý) or unenforceable, the validity, effectiveness and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby and the Parties will use their best endeavours to revise the affected provision so as to render it enforceable in accordance with the intention expressed therein.

10.7	Language

10.7.1	This Agreement is executed in four (4) counterparts in English language.

10.7.2	This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a Czech translation of a word or phrase appears in the text of this Agreement, the Czech translation of such word or phrase shall prevail.

10.8	Amendments

This Agreement may only be amended, cancelled or terminated in writing. Any such amendment, cancellation or termination must be signed by both parties to this Agreement.

10.9	Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the Czech Republic, without regard to principles of conflicts of law.

10.10	Jurisdiction

Any disputes arising out of or in connection with this Agreement (including a dispute regarding the existence, validity, interpretation, breach or termination of this Agreement or the consequences of its nullity) shall be referred to and finally resolved by the Czech courts.

10.11	Costs

The Pledgor shall bear all reasonable out of pocket costs, fees and expenses relating to this Agreement, including without limitation any out of pocket costs, fees and expenses arising from any amendments to this Agreement or the registration, release, termination or enforcement of the Pledge.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SIGNATURES

Affimed Therapeutics AG	PCOF 1, LLC

represented by:	represented by:

Name:	Name:

Title:	Title:

(Notarised signature)	(Notarised signature)

Name:	Name:

Title:	Title:

(Notarised signature)	(Notarised signature)

Schedule 1

Form of Confirmation of the Company

Addressee: [—]

For the attention of: [—]

In [—] on [—]

Confirmation of Receipt of the Share Pledge Agreement

Dear Sirs,

We hereby confirm that Affimed Therapeutics AG, a stock corporation (Aktiengesellschaft) organized under the laws of Germany with its registered seat in Heidelberg, Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Mannheim under no. HRB 336536 with offices located at Technologiepark, Im Neuenheimer Feld 582, 69120 Heidelberg, Germany, as Pledgor delivered to us on [•] the Share Pledge Agreement entered into by and between the Pledgor and PCOF 1, LLC, a limited liability company governed by the laws of Delaware, having its business address at 499 Park Avenue, 25th Floor, New York, New York 10022, as Pledgee in respect of the Pledge of the 100 % share of the Pledgor in our company Abcheck s.r.o., a Czech limited liability company (společnost s ručením omezeným), with its registered office in Pilsen (Plzeň) – Skvrňany, Teslova 1202/3, Postal Code 301 00, Czech Republic, Id. No.: 284 71 512, registered with the regional court of Pilsen under C 24273. Capitalized terms used herein have the meanings ascribed to them in the Share Pledge Agreement.

The Company: AbCheck s.r.o.

Name:
Title:

SCHEDULE 16

Account Pledge Agreement

(Kontenverpfändungsvertrag)

between

Affimed Therapeutics AG

and

PCOF 1, LLC

PREAMBLE		4

1.	PLEDGE OF ACCOUNTS	4

2.	RIGHT TO DISPOSE	6

3.	NOTIFICATION OF FIRST-RANKING PLEDGE	7

4.	REPRESENTATIONS	8

5.	UNDERTAKINGS	9

6.	INFORMATION	12

7.	ENFORCEMENT OF FIRST-RANKING PLEDGES	13

8.	EXPIRATION OF SECURITY INTEREST UPON SATISFACTION OF SECURED CLAIMS	15

9.	RELEASE OF SECURITY INTEREST UPON REQUEST	15

10.	INDEMNITIES	15

11.	CONTINUATION	16

12.	NOTICES AND COMMUNICATION	17

13.	MISCELLANEOUS	19

This first-ranking account pledge agreement (erstrangiger Kontenverpfändungsvertrag) is dated July 24, 2014 and made by and among

1)	Affimed Therapeutics AG, a stock corporation governed by German law (Aktiengesellschaft) having its corporate seat in Heidelberg, Germany and business address at Im Neuenheimer Feld 582, 69120 Heidelberg, registered with the local court (Amtsgericht) of Mannheim under number HRB 336536

- the “Pledgor” -

and

2)	PCOF 1, LLC, a limited liability company governed by the laws of Delaware, having its business address at 499 Park Avenue, 25th Floor, New York, New York 10022

- the “Pledgee” -

        - The Pledgor and the Pledgee collectively referred to as the “Parties”, each a “Party” -

PREAMBLE

(A)	On July 24, 2014, the Pledgor and the Pledgee entered into a facility agreement (“Facility Agreement”) which provides for a loan of USD 14,000,000.00 (“Credit Facility”).

(B)	The Shareholders of the Pledgor intend to contribute all their shares in the Pledgor in an entity governed by Dutch law (“Dutch Guarantor”). After this contribution the Dutch Guarantor will join the Facility Agreement as guarantor.

(C)	It is a condition to the Pledgee making the Credit Facility available under the Facility Agreement that the Pledgor enters into this Agreement.

Now and therefore the Parties agree as follows:

Capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in the Facility Agreement.

1.	PLEDGE OF ACCOUNTS

1.1	Pledge

The Pledgor hereby pledges (verpfändet) to the Pledgee:

1.1.1	all its present and future rights and claims which it has against any financial institution listed in Annex 1 (List of Account Banks and Pledged Accounts) (the “Account Banks”, and each of them an “Account Bank”), in connection with,

(a)	all cash accounts maintained with any Account Bank and any sub-accounts thereof (the “Present Pledged Accounts”), in particular, but not limited to, all claims for cash deposits and credit balances (Guthaben und positive Salden jeder Art) of the Present Pledged Accounts, and all claims for interest;

(b)	all present cash investments or cash deposits including call money deposits (Tagesgeldeinlagen), time deposits (Termineinlagen) (including but without limitation fixed deposits (Festgeldeinlagen) and termination monies (Kündigungsgelder)) and saving deposits (Spareinlagen) and investments for cash market transactions (Geldhandelsgeschäfte) with any Account Bank (for example claims for payment and repayment of any amounts arising under these investments or deposits including all claims for interest related thereto) (the “Present Cash Investments”), whether or not the Present Cash Investments are booked in one of the Present Pledged Accounts (the “Present Pledged Investment Claims”);

(c)	but in each case excluding special accounts for increases of the share capital (Kapitalerhöhungssonderkonten) listed in Annex 2 (“Present Capital Increase Accounts”) and any present and future rights and claims pertaining to the Present Capital Increase Accounts.

1.1.2	all its future rights and claims which it will have against any of the Account Banks in respect of

(a)	all future cash accounts maintained with any Account Bank and any sub-accounts thereof (the “Future Pledged Accounts” and together with the Present Pledged Accounts the “Pledged Accounts”) which the Pledgor will hold with any of the Account Banks, in particular, but not limited to, all claims for cash deposits and credit balances (Guthaben und positive Salden jeder Art) of the Future Pledged Accounts and all claims for interest;

(b)	all future cash investments or cash deposits including call money deposits (Tagesgeldeinlagen), time deposits (Termineinlagen) (including but without limitation fixed deposits (Festgeldeinlagen) and termination monies (Kündigungsgelder)) and saving deposits (Spareinlagen) and investments for cash market transactions (Geldhandelsgeschäfte) with any Account Bank (for example claims for payment and repayment of any amounts arising under these investments or deposits including all claims for interest related thereto) (the “Future Cash Investments”), whether or not the Future Cash Investments are booked in one of the Pledged Accounts (the “Future Pledged Investment Claims” and together with the Present Pledged Investment Claims the “Pledged Investment Claims”);

(c)	but in each case excluding future special accounts for increases of the share capital (Kapitalerhöhungssonderkonten) (“Future Capital Increase Accounts”; Present Capital Increase Accounts and Future Capital Increase Accounts together “Capital Increase Accounts”) and any future rights and claims pertaining to the Future Capital Increase Accounts.

(The Pledged Accounts and the Pledged Investment Claims are hereinafter referred to as the “Pledged Claims”. The first-ranking pledges created under this Clause 1.1 (First-Ranking Pledge) are hereafter referred to as the “First-Ranking Pledges”.)

1.1.3	For the avoidance of doubt, Capital Increase Accounts and all present and future rights and claims pertaining to Capital Increase Accounts shall not be pledged.

1.2	Legal successor

The First-Ranking Pledge in the Future Pledged Accounts and Future Pledged Investment Claims includes Future Pledged Accounts and Future Pledged Investment Claims of any legal successor (Gesamtrechtsnachfolger) of the Pledgor with any Account Bank.

1.3	Secured Claims

1.3.1	The First-Ranking Pledges shall secure all existing and future claims (Ansprüche) (whether actual or contingent and whether owned jointly or severally or in any other capacity whatsoever) of the Pledgee against the Pledgor, the Dutch Guarantor and any other Obligor (as defined under the Facility Agreement) arising under or in connection with the Facility Agreement (the “Secured Claims”).

1.3.2	The term “Facility Agreement” as referred to in Clause A and 1.3.1(Secured Claims) above shall mean Facility Agreement and any other document entered into by any Obligor in relation thereto, each as extended (including by way of increase of existing tranches or by including new tranches), amended, varied, novated or supplemented from time to time. The Pledgor hereby expressly agrees that the provisions of § 1210 para. 1 sent. 2 of the German Civil Code (Bürgerliches Gesetzbuch, “BGB”) shall not apply to this Agreement.

1.3.3	The Secured Claims shall include in particular any claims for the payment of principal, interest, costs, fees and damages based on contract, unjust enrichment (ungerechtfertigte Bereicherung) or tort (Delikt).

1.4	Acceptance of First-Ranking Pledges

The Pledgee hereby accepts the First-Ranking Pledges.

2.	RIGHT TO DISPOSE

2.1	Authorisation

2.1.1	The Pledgor shall be authorised to dispose alone of any amounts standing to the credit of the Pledged Accounts in the ordinary course of its business unless and until the Pledgee revokes such authorisation.

2.1.2	The same applies to the Pledged Investment Claims.

2.2	Revocation

The Pledgee may revoke the authorisation under Clause 2.1 (Authorisation) above by giving notice towards either the Account Banks or the Pledgor upon the occurance of an Enforcement Event as defined in Clause 7 (Enforcement of First-Ranking Pledges) below for as long as the Enforcement Event is continuing. In the event of a revocation towards the Account Banks, the Pledgee shall provide the Pledgor with a copy of such revocation. In the event of a revocation towards the Pledgor, the Pledgee shall provide the Account Banks with a copy of such revocation.

2.3	Termination of Pledged Accounts maintained as current accounts

2.3.1	In relation to each Pledged Account maintained as a current account, the Pledgor hereby assigns to the Pledgee all its rights to (i) terminate the relevant account relationship and to (ii) determine and acknowledge the present balance.

2.3.2	The Pledgor shall be authorised to exercise the rights set out in Clause 2.3.1 (Termination of Pledged Accounts maintained as current accounts) alone, subject to the provisions of this Agreement, unless and until the Pledgee revokes such authorisation.

2.3.3	The Pledgee may revoke the authorisation granted in Clause 2.3.2 (Termination of Pledged Accounts maintained as current accounts) and exercise the rights referred to in Clause 2.3.1 (Termination of Pledged Accounts maintained as current accounts) under the same conditions under which it may revoke the authorisation under Clause 2.1 (Authorisation) which are set out in Clause 2.2 (Revocation).

3.	NOTIFICATION OF FIRST-RANKING PLEDGE

3.1	Promptly (unverzüglich), however, not later than 5 (five) Business Days after execution of this Agreement, the Pledgor will send to each Account Bank by registered mail with receipt of delivery (Einschreiben mit Rückschein) a notification letter substantially in the form attached hereto as Annex 3 (Form of First-Ranking Notification) on its own letterhead (“Notification”).

3.2	The Pledgor will provide the Pledgee with a copy of the receipt of delivery (Rückschein) promptly upon receipt of such document.

3.3	The Pledgor will use its best endeavours to procure that a confirmation of receipt of the Notification in form of an acknowledgement by each Account Bank will be delivered to the Pledgee promptly, however not later than 15 (fifteen) Business Days after execution of this Agreement.

3.4	If the Pledgee does not receive a sufficient acknowledgment of one of the Account Banks within the 15 (fifteen) Business Days’ period set out in Clause 3.3 (Notification of First-Ranking Pledge) above and/or in any case of urgency, the Pledgee shall be entitled to notify the respective Account Bank of the First-Ranking Pledges by sending a Notification and ask for an acknowledgment on behalf of the Pledgor. The Pledgor hereby authorises the Pledgee to notify the Account Banks. The Pledgor will use its best endeavours to support such request of the Pledgee.

4.	REPRESENTATIONS

4.1	The Pledgor hereby represents that:

4.1.1	the Pledgor is duly incorporated and validly existing under the laws of the Federal Republic of Germany;

4.1.2	the Pledgor is the sole and legal owner of the Present Pledged Accounts and Present Pledged Investment Claims and authorised to dispose of the Present Pledged Accounts and Present Pledged Investment Claims without any restrictions, and none of the Present Pledged Accounts and Present Pledged Investment Claims is either pledged or assigned to other persons and no rights of third parties exist in relation thereto other than the pledges in favour of the Account Banks pursuant to their respective general terms of business;

4.1.3	the Pledgor is the sole economic beneficiary (wirtschaftlich Berechtigter) within the meaning of section 1 paragraph 6 of the German Money Laundering Act (Gesetz über das Aufspüren von Gewinnen aus schweren Straftaten (Geldwäschegesetz)) of all amounts standing to the credit of the Accounts and that it neither does nor did act for the account of any third person in connection with the opening or the maintenance of any of the Accounts;

4.1.4	all Present Pledged Accounts and Present Pledged Investment Claims are governed by German law;

4.1.5

it is neither unable to pay its debts when they fall due (zahlungsunfähig) within the meaning of section 17 of the German Insolvency Code (Insolvenzordnung) nor subject to any insolvency proceedings (Insolvenzverfahren) (or other or similar proceedings under the laws of any other applicable jurisdiction) or any refusal of opening insolvency proceedings for insufficiency of assets (Abweisung mangels Masse) (within the meaning of section 26 of the German Insolvency Code (Insolvenzordnung)), and that it has not filed an application for the opening of insolvency procedures (Antrag auf Eröffnung eines Insolvenzverfahrens); and

4.1.6	the accounts listed in Annex 1 (List of Account Banks and Pledged Accounts) are all the cash accounts that the Pledgor holds (except the Present Capital Increase Accounts) and the information provided in Annex 1 (List of Account Banks and Pledged Accounts) is complete and correct.

4.1.7	the accounts listed in Annex 2 (List of Present Capital Increase Accounts) are all the Present Capital Increase Accounts that the Pledgor holds and the information provided in Annex 2 (List of Present Capital Increase Accounts) is complete and correct.

4.2	Times of making Representations

The representations set out in Clause 4.1:

4.2.1	shall be made on each drawdown under the Facility Agreement; and

4.2.2	are made on the date hereof and shall be repeated on each date on which any of the representations and warranties set out in the Facility Agreement are repeated, with reference to the facts and circumstances then existing.

5.	UNDERTAKINGS

5.1	Maintenance of Pledged Claims

The Pledgor undertakes not to enter into any agreement with or to give any instructions to any Account Bank which may reasonably be expected to negatively affect the existence or enforceability of any of the First-Ranking Pledges. This Clause 5.1 (Maintenance of Pledged Claims) does not affect the Pledgor’s right according to Clause 2.1 (Authorisation). In particular (but not limited to), the Pledgor undertakes not to

5.1.1	grant any security or otherwise encumber any of the Pledged Claims or parts thereof (except for security interests arising under the Account Bank’s standard business terms);

5.1.2	grant to any third party any rights in respect of the Pledged Claims (keine Und-Konten oder Oder-Konten oder sonstige Rechte Dritter);

5.1.3	open any sub-accounts to the Pledged Accounts; and

5.1.4	close any Pledged Account unless required pursuant to Clause 5.3.3 (Waiver/Subordination by Account Banks) without the prior written consent of the Pledgee.

5.2	Other Accounts

5.2.1	The Pledgor undertakes not to establish or maintain any cash accounts with banks other than the Account Banks and Future Capital Increase Accounts without the prior written consent of the Pledgee such consent not to be unreasonably withheld.

5.2.2	Upon the opening of a new cash account governed by German law with any of the Account Banks and/or the opening of any Future Capital Increase Accounts, both after the date of this Agreement and in accordance with this Agreement, the Pledgor undertakes to promptly notify the Pledgee of such new account and to transmit to the Pledgee a copy of the account documents.

5.3	Waiver/Subordination by Account Banks

5.3.1	The Pledgor undertakes to use its best endeavours to procure that as soon as possible from the date of this Agreement each Account Bank waives or, with respect to a pledge, agrees on the subordination of any pledge, right to set-off and right to retention it may have in respect of the Present Pledged Accounts and Present Pledged Investment Claims, including any pledge established by operation of its general business terms, by countersigning and returning a waiver letter in the form of Annex 4 (Waiver /Subordination Letter) to the Pledgor and to the Pledgee.

5.3.2	The Pledgor undertakes to use its best endeavours to procure that as soon as possible from the opening of a new cash account in accordance with Clause 5.2 (Other Accounts) each Account Bank waives or, with respect to a pledge, agrees on the subordination of any pledge, right to set-off and right to retention it may have in respect of the respective Future Pledged Account and Future Pledged Investment Claim, including any pledge established by operation of its general business terms, by countersigning and returning a waiver letter in the form of Annex 3 (Waiver /Subordination Letter) to the Pledgor and to the Pledgee.

5.3.3	If the Pledgee has not received a Waiver/Subordination Letter from an Account Bank within 15 (fifteen) Business Days from the date of this Agreement or the opening of a new account in accordance with Clause 5.2 (Other Accounts), respectively, the Pledgor undertakes, upon request of the Pledgee, (i) to promptly close the Pledged Account(s) held with such Account Bank and to transfer all amounts standing to the credit of such Pledged Account(s) to an account pledged in favour of the Pledgee which is not subject to any prior ranking pledge, right to set-off or right to retention and (ii) to terminate the Pledged Investment Claims with such Account Bank promptly and with the shortest possible notice period and to invest the relevant cash in such way that they are pledged in favour of the Pledgee in a form of investment which is not subject to any prior ranking pledge, right to set-off or right to retention.

5.3.4	This Clause 5.3 (Waiver/Subordination by Account Banks) does not affect any right which the Pledgee may have under the Facility Agreement for reason of any Account Bank not waiving or subordinating, as the case may be its rights in respect of a Pledged Account.

5.4	Waiver of Confidentiality

The Pledgor undertakes to declare to each Account Bank (substantially in the form set out in Annex 2 (Form of Notification)) that it waives all rights of confidentiality (Bankgeheimnis) in relation to the Pledged Claims and that it instructs and authorises each Account Bank to give to the Pledgee any information requested by it concerning any of the Pledged Claims. The Pledgor undertakes not to revoke such instruction and authorisation for as long as this Agreement is in force.

5.5	Other Undertakings

The Pledgor undertakes:

5.5.1	to procure that all its present and future receivables (excluding receivables resulting from increases of the share capital) are duly paid into any of the Pledged Accounts and that any and all of its debtors will be instructed to make payments into any of the Pledged Accounts;

5.5.2	to make (at its own costs) all further declarations and/or to do any further acts which are necessary for the creation or perfection of the First-Ranking Pledges;

5.5.3	not to enter into any merger (Verschmelzung) within the meaning of the German Transformation Act (Umwandlungsgesetz) with a new legal entity as transferee entity (übernehmende Gesellschaft), unless, upon request of the Pledgee, the future legal successor enters into an account pledge agreement, substantially in the form of this Agreement, in relation to such future pledged accounts and future pledged investment claims of the legal successor that would have been pledged under this Agreement if the Pledgor had not been merged onto the legal successor;

5.5.4	to deliver to the Pledgee promptly after the Pledgee has given notice under Clause 2.2 (Revocation), the original of any account book (Sparbuch) and any other document which is necessary to dispose over any of the Pledged Claims; and

5.5.5	to refrain from any acts or omissions which may reasonably be expected to have an indirect or direct adverse effect on the validity or enforceability of the First-Ranking Pledges (or any part thereof) or the value of rights and claims pledged hereunder.

5.5.6	to use the Capital Increase Accounts for any other banking activities except the receipt of capital in connection with increases of share capital and the transfer of this receipt capital to a Pledged Account.

6.	INFORMATION

6.1	Information on Accounts

The Pledgor will deliver to the Pledgee at the end of each calendar quarter (within 10 (ten) Business Days after the end of each calendar quarter) and promptly (unverzüglich) upon the occurrence of an Event of Default under the Facility Agreement, subject to the cure period provided for in Clause 21.14 (Cure Period) of the Facility Agreement, any up-to-date account statement sheet (Kontoauszüge) and up-to-date notice of the Account Banks in respect of the Pledged Claims.

6.2	Information on request

Upon reasonable request of the Pledgee, the Pledgor will within 3 (three) Business Days provide the Pledgee with all information and proof and will hand over any records and documents relating to the Pledged Claims necessary or expedient to exercise the Pledgee’s rights under this Agreement (in particular (but not limited to) the account opening documents, agreements between an Account Bank and the Pledgor, statement sheets and notices of the Account Banks) and to permit the Pledgee and any of its agents to inspect, audit and make copies of and extracts from all such records and documents at all times during business hours. The Pledgee will treat such information as confidential.

6.3	Information in electronic form

The Pledgor shall be entitled to fulfil its information obligations under Clause 6.1 (Information on Accounts) and 6.2 (Information on request) above by providing information in electronic form (except where original documents are requested by the Pledgee), provided that such information can be read with the Pledgee’s standard office software.

6.4	Information on attachment

The Pledgor will promptly inform the Pledgee in writing if the Pledgee’s rights under this Agreement are endangered by attachment (Pfändung) or if any other circumstances arise which might materially impair the rights of the Pledgee. In the event of an attachment, the Pledgor will promptly forward to the Pledgee a copy of the attachment order (Pfändungsbeschluss), any transfer order (Überweisungsbeschluss) and all other documents necessary for a defence against the attachment. The Pledgor will promptly inform the attaching creditor (Pfändungsgläubiger) or other third party in writing of the Pledgee’s rights under the First-Ranking Pledges. All out of pocket costs and expenses for any measures of intervention reasonably requested by the Pledgee will be borne by the Pledgor.

7.	ENFORCEMENT OF FIRST-RANKING PLEDGES

7.1	Enforcement Event

If (i) the Secured Claims become due and payable in whole or in part (Pfandreife) and are not discharged and (ii) an Event of Default under the Facility Agreement, subject to the cure period provided for in Clause 21.14 (Cure Period) of the Facility Agreement, has occurred and is continuing (an “Enforcement Event”), the Pledgee is entitled to enforce its rights under this Agreement.

7.2	Procedure

7.2.1	Collection

(a)	Upon the occurrence of an Enforcement Event the Pledgee may immediately avail itself of all rights and remedies of a pledgee upon default under the laws of the Federal Republic of Germany, in particular as set forth in §§ 1273 para. 2, 1204 et. seq. BGB including, without limitation, the right to collect any claims or credit balances (Einziehung) under the Pledged Claims pursuant to §§ 1282 para. 1, 1288 para. 2 BGB or in any other way permitted under German law.

(b)	The Pledgor expressly agrees that, in case the Pledgee seeks enforcement notwithstanding § 1277 sent. 1 BGB, no prior obtaining of an enforceable court order (vollstreckbarer Titel) will be required.

7.2.2	Notification of Enforcement

The Pledgee shall notify the Pledgor not less than 1 (one) week prior to any enforcement of the First-Ranking Pledges unless

(a)	the Pledgor generally has ceased to make payments (Zahlungseinstellung);

(b)	an application has been filed for the opening of insolvency proceedings (Antrag auf Eröffnung eines Insolvenzverfahrens) over the assets of the Pledgor unless the application is frivolous or vexatious and is discharged, stayed or dismissed within 20 Business Days of commencement; or

(c)	it is necessary in the reasonable opinion of the Pledgee to protect its legitimate interests in which cases no notification of the Pledgor will be required.

7.3	Selection

The Pledgee may at its sole discretion determine which of several security interests (persönliche oder dingliche Sicherheiten), created under this Agreement or other agreements, shall be realised to satisfy the Secured Claims.

7.4	Assistance

The Pledgor will render at its own expense all assistance, which the Pledgee reasonably considers necessary or expedient, in order to facilitate the enforcement of the First-Ranking Pledges in the event the Pledgee seeks the enforcement of the First-Ranking Pledges in accordance with the terms of this Agreement and the statutory provisions.

7.5	Application of proceeds

The Pledgee will use any proceeds received from the Pledged Claims for the settlement of the Secured Claims. Any amount exceeding the Secured Claims will be paid to the Pledgor upon complete and irrevocable satisfaction of all Secured Claims.

8.	EXPIRATION OF SECURITY INTEREST UPON SATISFACTION OF SECURED CLAIMS

The First-Ranking Pledges will expire by operation of law when all Secured Claims are fully and finally discharged. Upon request and at the cost of the Pledgor, the Pledgee will confirm the expiration of the First-Ranking Pledges to the Pledgor as a matter of record.

9.	RELEASE OF SECURITY INTEREST UPON REQUEST

If at any time prior to complete and irrevocable satisfaction of the Secured Claims the value of the aggregate security granted by the Pledgor to secure the Secured Claims (the “Security”) which can be expected to be realised in the event of an enforcement of the Security (realisierbarer Wert) exceeds 110% of the value of the Secured Claims (the “Limit”) not only temporarily (endgültige Übersicherung), the Pledgee will upon request of the Pledgor in its discretion release such part of the Security so as to reduce the realisable value of the Security to the Limit.

10.	INDEMNITIES

10.1	Disclaimer

The Pledgee or any of its agents will not be liable for any loss or damage which is suffered by the Pledgor, save in respect of such loss or damage which is suffered as a result of gross negligence or wilful misconduct (grobe Fahrlässigkeit oder Vorsatz) or the breach of an obligation by the Pledgee or any of its agents, the performance of which is essential to the proper performance of this Agreement and compliance with which the parties could be expected to rely upon (Kardinalpflichten).

10.2	Indemnities

10.2.1	The Pledgor will indemnify the Pledgee and any of its agents against any losses, claims, out of pocket expenses and liabilities which may be made against or reasonably incurred by the Pledgee or any of its agents for anything done or omitted in the exercise or purported exercise of the powers under this Agreement or occasioned by any breach by the Pledgor of any of its obligations or undertakings under this Agreement.

10.2.2	There will be no indemnification under Clause 10.2.1 (Indemnities) above, to the extent that such losses, claims, expenses and liabilities are incurred by or made against the Pledgee or any of its agents as a result of gross negligence or wilful misconduct (grobe Fahrlässigkeit oder Vorsatz) or the breach of an obligation of the Pledgee or any of its agents the performance of which is essential to the proper performance of this Agreement and the compliance with which the parties could be expected to rely upon (Kardinalpflichten).

11.	CONTINUATION

11.1	Continuing security

This Agreement shall create continuing security and any change or amendment whatsoever to the Facility Agreement or any document or agreement relating thereto shall neither affect the validity of this Agreement nor the obligations which are imposed on the Pledgor pursuant to it. The same applies in the event of a temporary expiration of the Secured Claims.

11.2	Assignment

11.2.1	Any assignment of any of the Secured Claims in whole or in part will, by operation of law, lead to a corresponding transfer of the First-Ranking Pledges created hereby or a corresponding portion thereof in whole or in part which shall rank equally with the initial First-Ranking Pledges created hereunder.

11.2.2	Waiving § 418 BGB, the parties hereto agree that the security created hereunder shall not be affected by any transfer, novation or assumption of obligations of any Obligor arising under or in connection with the Facility Agreement to, or by, any third party.

11.3	Substitution of the Pledgee

The Pledgor undertakes to enter into any agreement reasonably required by the Pledgee and otherwise to do whatever is reasonably required by the Pledgee if the Pledgee transfers its rights and obligations under the Facility Agreement (in particular the claims arising under the Facility Agreement) wholly or partially to a third party. In particular, the Pledgee may require the Pledgor to create new first-ranking pledges over the Pledged Claims in favour of the third party or another person designated by the Pledgee. To the extent that the Pledgee transfers this Agreement and its rights and obligations under the Facility Agreement (in particular the claims arising under the Facility Agreement) to a third party, the Pledgee may also transfer its rights and obligations under this Agreement to which the Pledgor hereby explicitly consents.

11.4	Substitution of the Pledgor

The Pledgor may not transfer its rights and obligations under this Agreement without the prior written consent of the Pledgee.

12.	NOTICES AND COMMUNICATION

12.1	Communications in writing

Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by fax or overnight courier to the following addresses:

12.1.1	If to the Pledgor

AFFIMED THERAPEUTICS AG

Technologiepark, Im Neuenheimer Feld 582

69120 Heidelberg, Germany

Attn: Dr. Florian Fischer

Fax: +49 6221 65307 77

Email: f.fischer@affimed.com

with a copy to

CMS Hasche Sigle

Partnerschaft von Rechtsanwälten und Steuerberatern mbB

Nymphenburger Straße 12

80335 Munich, Germany

Attn: Stefan-Ulrich Müller

Fax: +49 89 23807 40667

Email: Stefan-Ulrich.Mueller@cms-hs.com

12.1.2	If to the Pledgee

Perceptive Advisors LLC

499 Park Avenue, 25th Floor

New York, New York 10022

United States of America

Attn: Sandeep Dixit

Email: Sandeep@perceptivelife.com

  with a copy to:

  Morrison & Foerster LLP

  Potsdamer Platz 1

  10785 Berlin, Germany

  Attn: Jörg Meißner

  Fax: +49 30 726 221 130

  Email: jmeissner@mofo.com

12.2	Delivery

Any communication or document made or delivered by one person to another under or in connection with this Agreement will only be effective when received (zugegangen), in particular:

12.2.1	if by way of fax, when received in legible form; or

12.2.2	if by way of overnight courier, when it has been left at the relevant address.

12.3	Notification of address and fax number

  Promptly upon changing its address or fax number, each party shall notify the other Parties.

12.4	English language

12.4.1	Any notice given under or in connection with this Agreement must be in English.

12.4.2	All other documents provided under or in connection with this Agreement must be:

(a)	in English; or

(b)	if not in English, and if so required by the Pledgee, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

13.	MISCELLANEOUS

13.1	Interpretation

In case of doubt, the meaning of the German expressions used in this Agreement prevails over the meaning of the English expressions to which they relate.

13.2	Remedies cumulative

No failure or delay on the part of the Pledgee to exercise any power, right or remedy hereunder shall operate as a waiver thereof, nor shall any single or any partial exercise of any power, right or remedy preclude its further exercise or the exercise of any other power, right or remedy.

13.3	Reimbursement and costs

The Pledgor bears all costs (including legal fees) arising in connection with this Agreement. The Pledgor undertakes to reimburse the Pledgee on demand for all out of pocket costs and expenses reasonably incurred in connection with the negotiation, preparation, printing, execution and amendment of this Agreement, the enforcement of the First-Ranking Pledges and the exercise of any other rights of the Pledgee in connection with this Agreement. The aforementioned restriction regarding reasonability shall not apply with respect to any and all costs and expenses incurred in connection with the enforcement of the First-Ranking Pledges. All amounts due under this Clause 13.3 shall be subject to Clause 15.4 (Expense Deposit) of the Facility Agreement.

13.4	Denomination of Accounts

The First-Ranking Pledges over the Present Pledged Accounts remain effective regardless whether the denomination of the Present Pledged Accounts as mentioned in Annex 1 hereto is accurate.

13.5	Partial invalidity

If any of the provisions of this Agreement is or becomes invalid or unenforceable in whole or in part for whatever reason, including a violation of any laws applicable to it, the validity of the other provisions hereof and any other Secured Document is not and shall not be affected. In the event of an invalid, unenforceable or impractical (wirtschaftlich unmöglich) provision, such provision shall be replaced by a valid, enforceable and practical provision or arrangement, that corresponds as closely as possible to the invalid, unenforceable or impractical provision and to the parties’ economic aims pursued by and reflected in this Agreement. The same applies in the event that this Agreement does not contain a provision necessary to achieve the economic purpose expressed in this Agreement (Regelungslücke).

13.6	Changes

Changes, amendments and waivers of any provision of this Agreement including this Clause 13.6 (Changes) are only valid if made in writing, unless notarisation or another form is required by law.

13.7	Governing law

This Agreement is governed by the laws of the Federal Republic of Germany, without regard to principles of conflicts of law.

13.8	Jurisdiction

The courts of Frankfurt am Main, Germany have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement).

This Agreement has been entered into at the date stated at the beginning of this Agreement.

Affimed Therapeutics AG

PCOF 1, LLC

PCOF 1, LLC

Annex 1

List of Account Banks and Pledged Accounts

(Non exclusive with respect to the Pledged Accounts)

Deutsche Bank Heidelberg

Account	Account-Nr.	BIC-Code:

Current account	014080600	DEUTDESM672

Flexmoney 10	014080610	DEUTDESM672

CHF foreign currency account	014080610	DEUTDESM672

GBP foreign currency account	014080600	DEUTDESM672

USD foreign currency account	014080601	DEUTDESM672

Savings Account 60	014080660	DEUTDESM672

H+G Bank Heidelberg eG, Volksbank Kurpfalz

Account	Account-Nr.	BIC-Code:

Current account	60586608	GENODE61HD3

Savings Account	5760586600	GENODE61HD3

Annex 2

List of Present Capital Increase Accounts

Deutsche Bank Heidelberg

Account	Account-Nr.	BIC-Code:

present capital increase account 3	014080603	DEUTDESM672

present capital increase account 4	014080604	DEUTDESM672

Annex 3

Form of Notification

[Please print on letterhead of the Pledgor/Bitte auf Briefkopf des Verpfänders ausdrucken]

To: [please insert name and address of Account Bank]

Date: [please insert date of this notice]

Notification of first-ranking pledge of accounts and cash investments	Verpfändungsanzeige

Dear Sirs,	Sehr geehrte Damen und Herren,

We hereby notify you that we have pledged all our present and future claims (including any ancillary rights, e.g. claims for interest, costs or damages) which we have against you in respect of	hiermit zeigen wir Ihnen an, dass wir unsere sämtlichen gegenwärtigen und zukünftigen Ansprüche gegen Sie (einschließlich sämtlicher Nebenansprüche, z. B. Ansprüche auf Zinsen, Kosten oder Schadensersatz) in Bezug auf

(1)    all present cash account(s) (cheque accounts, deposit accounts, fixed deposit accounts or any other accounts) maintained with you and any future cash account which will be maintained with you and any sub-accounts thereof, (the “Pledged Account(s)”), in particular, but not limited to, all claims for cash deposits and credit balances (Guthaben und positive Salden jeder Art) of the Pledged Account(s) and all claims for interest; this concerns in particular (but not limited to) the following cash account(s):

[Please insert number and description of accounts]; and

(1)    sämtliche gegenwärtigen Konten, die wir bei Ihnen unterhalten (gleich ob Giro-, Spar-, Festgeld oder sonstige Konten) und sämtliche künftigen Geldkonten, die wir bei Ihnen unterhalten werden, (alle Konten zusammen, die “Verpfändeten Konten), jeweils einschließlich eventueller Unterkonten und einschließlich Guthaben und positiver Salden und alle Ansprüche auf Zinsen; dies betrifft insbesondere die folgenden Konten:

[BitteKontonummern und sonstige Beschreibung einfügen], und

(2)    all cash investments or cash deposits with you and any future cash investment and future cash deposits, including call money deposits (Tagesgeldeinlagen), time deposits (Termineinlagen) (including but without limitation fixed deposits (Festgeldeinlagen) and termination monies (Kündigungsgelder)), saving deposits (Spareinlagen) and investments for cash market transactions (Geldhandelsgeschäfte) and claims for payment and repayment of any amounts arising under these investments or deposits including all claims for interest related thereto (the “Cash Investments”), whether or not the Cash Investments are booked in one of the Pledged Accounts (the “Pledged Investment Claims”);

(2)    unsere sämtlichen Einlagen in Geld oder Anlagen von Geld und sämtliche künftigen Einlagen in Geld und Anlagen von Geld einschließlich Tagesgeldeinlagen, Termineinlagen (einschließlich Festgeldeinlagen und Kündigungsgelder), Spareinlagen und Anlagen für Geldhandelsgeschäfte und Ansprüche auf Zahlung und Rückzahlung von Beträgen aus diesen Einlagen in Geld oder Anlagen von Geld einschließlich aller Ansprüche auf Zinsen (im weiteren “Geldanlagen”) die wir bei Ihnen haben, ohne Rücksicht darauf, ob die Geldanlagen auf einem der Verpfändeten Konten verbucht werden oder nicht (die “Verpfändeten Anlagen”);

(3)    but in each case excluding any present and future claims with respect to accounts for increases of the share capital (Kapitalerhöhungssonderkonten), in particular (but not limited to) the following cash account(s):

[Please insert number and description of accounts].

(3)    aber in allen vorgenannten Fällen mit Ausnahme derjenigen gegenwärtigen und zukünftigen Ansprüche, die sich auf Kapitalerhöhungssonderkonten beziehen; dies betrifft insbesondere die folgenden Konten:

[Bitte Kontonummern und sonstige Beschreibung einfügen]

according to a First-Ranking Account Pledge Agreement dated [please insert date of First-Ranking Account Pledge Agreement] in favour of PCOF 1, LLC [please insert any successor of PCOF 1, LLC, if any] (“Pledgee”).	gemäß einem erstrangigen Kontenverpfändungsvertrag vom [bitte Datum des erstrangigen Kontenverpfändungsvertrages einfügen] an PCOF 1, LLC [oder einen Nachfolger von PCOF 1, LLC einfügen] (der “Pfandnehmer”) verpfändet haben.

Please note that:	Wir möchten Sie darauf hinweisen, dass

•     the Pledgee has authorised us to dispose of the amounts standing to the credit of the Pledged Account(s) and the Pledged Investment Claims until and unless you receive a notification from the Pledgee to the contrary; and

• die Pfandnehmer uns ermächtigt hat, allein über die Verpfändeten Konten und die Verpfändeten Anlagen zu verfügen, solange Sie von uns oder der Pfandnehmer keine gegenteilige Nachricht erhalten und

•     we hereby waive in favour of the Pledgee all rights of confidentiality (Bankgeheimnis) in relation to the Pledged Account(s) and the Pledged Investment Claims. Therefore, we hereby instruct and authorise you to give to the Pledgee any information requested by it concerning the Pledged Account(s) or the Pledged Investment Claims.

•     wir hiermit bezüglich der Pfandnehmer auf unsere Rechte auf Vertraulichkeit Ihnen gegenüber im Hinblick auf die Verpfändeten Konten und die Verpfändeten Anlagen, insbesondere auch hinsichtlich des Bankgeheimnisses verzichten und Sie anweisen und ermächtigen, der Pfandnehmer auf ihr Verlangen hin jede gewünschte Information im Hinblick auf die Verpfändeten Konten und die Verpfändeten Anlagen zu geben.

We hereby kindly ask you to confirm receipt of this Notification by countersigning it and returning it to [...] am Main, Germany with a copy to us.	Wir bitten Sie, uns die Kenntnisnahme dieser Verpfändungsanzeige dadurch zu bestätigen, dass Sie diesen Brief gegenzeichnen und […] im Original und uns in Kopie übersenden.

Yours sincerely,	Mit freundlichen Grüßen

[Please insert name of the Pledgor/Bitte Namen des Verpfänders einfügen]

We hereby confirm that we have received the above Notification.	Wir bestätigen hiermit, dass wir den Inhalt obiger Verpfändungsanzeige zur Kenntnis genommen haben.

Place, Date/Ort, Datum

[Please insert name of the Account Bank/Bitte Namen der Kontoführenden Bank einfügen]

Annex 4

Form of Waiver/Subordination Request and Waiver/Subordination Letter

[Please print on letterhead of the Pledgor/Bitte auf Briefkopf des Verpfänders ausdrucken]

To: [please insert name and address of Account Bank]

Date: [please insert date of this waiver request]

Waiver/Subordination of rights in respect of the Pledged Accounts /Pledged Investment Claims	Verzicht auf die /Nachrang der Rechte bezüglich unserer Verpfändeten Konten/ Anlagen

Dear Sirs,	Sehr geehrte Damen und Herren,

As notified to you by way of a separate notification [of this date /dated [please insert date of notification]], we have pledged to PCOF 1, LLC [please insert any successor of PCOF 1, LLC, if any] (“Pledgee”) all our present and future claims which we have against you (including any ancillary rights, e.g. claims for interest, costs or damages) in respect of	wie wir Ihnen in der Mitteilung vom [heutigen Tage/vom [bitte Datum der Verpfändungsanzeige einfügen]] angezeigt haben, haben wir unsere sämtlichen Ansprüche gegen Sie (einschließlich sämtlicher Nebenansprüche, z. B. Ansprüche auf Zinsen, Kosten oder Schadensersatz) in Bezug auf

(1)    all present cash account(s) maintained with you and any sub-accounts thereof (the “Pledged Account(s)”), in particular, but not limited to, all claims for cash deposits and credit balances (Guthaben und positive Salden jeder Art) of the Pledged Account(s) and all claims for interest; this concerns in particular (but not limited to) the following cash account(s):

[Pleaseinsert number and description of accounts]; and

(1)    sämtliche gegenwärtigen Konten, die wir bei Ihnen unterhalten (gleich ob Giro-, Spar-, Festgeld oder sonstige Geldkonten) (alle Konten zusammen, die “Verpfändeten Konten”), jeweils einschließlich eventueller Unterkonten und einschließlich Guthaben und positiver Salden und alle Ansprüche auf Zinsen; dies betrifft insbesondere die folgenden Konten:

[BitteKontonummern und sonstige Beschreibung der Konten einfügen] und

I.       all present cash investments or cash deposits with, including call money deposits (Tagesgeldeinlagen), time deposits (Termineinlagen) (including but without limitation fixed deposits (Festgeldeinlagen) and termination monies (Kündigungsgelder)), saving deposits (Spareinlagen) and investments for cash market transactions (Geldhandelsgeschäfte) and claims for payment and repayment of any amounts arising under these investments or deposits including all claims for interest related thereto (the “Cash Investments”), whether or not the Cash Investments are booked in one of the Pledged Accounts (the “Pledged Investment Claims”).

(2)    unsere sämtlichen gegenwärtigen Einlagen in Geld oder Anlagen von Geld einschließlich Tagesgeldeinlagen, Termineinlagen (einschließlich Festgeldeinlagen und Kündigungsgelder) , Spareinlagen und Anlagen für Geldhandelsgeschäfte und Ansprüche auf Zahlung und Rückzahlung von Beträgen aus diesen Einlagen in Geld oder Anlagen von Geld einschließlich aller Ansprüche auf Zinsen (im Weiteren “Geldanlagen”), die wir bei Ihnen haben, ohne Rücksicht darauf, ob die Geldanlagen auf einem der Verpfändeten Konten verbucht werden oder nicht (die “Verpfändeten Anlagen”)

according to a first-ranking account pledge agreement dated [please insert date of First-Ranking Account Pledge Agreement] (“the Account Pledge Agreement”).	gemäß einem erstrangigen Kontenverpfändungsvertrag vom [bitte Datum des erstrangigen Kontenverpfändungsvertrages einfügen] an an PCOF 1, LLC [oder einen Nachfolger von PCOF 1, LLC einfügen] (der “Pfandnehmer”) (der “Kontenverpfändungsvertrag”) verpfändet.

Under the First-Ranking Account Pledge Agreement we are obliged to use our best endeavours to procure that, as soon as possible from the date of the First-Ranking Account Pledge Agreement, you waive or,	Nach den Bestimmungen des erstrangigen Kontenverpfändungsvertrages sind wir verpflichtet, uns bestmöglich darum zu bemühen, schnellstmöglich ab dem Unterzeichnungsdatum des erstrangigen

as the case may be, agree on the subordination of any right of pledge, right to set-off or right to retention you may have in respect of the Pledged Accounts and the Pledged Investment Claims by countersigning and returning this letter to us and to the Pledgee. If the Bank and ourselves have not received a Waiver/Subordination Letter from you within this period, we may be obliged to close the Pledged Account(s) held with you and to transfer all amounts standing to the credit of the Pledged Account(s) to another account not held with you and to terminate the pledged Cash Investments which we have with you and invest the cash at another credit institution.	Kontenverpfändungsvertrages eine Erklärung zu erhalten, dass Sie auf alle Pfandrechte verzichten, beziehungsweise deren Nachrangigkeit erklären und auf alle Aufrechnungs- oder Zurückbehaltungsrechte verzichten, die Sie bezüglich unserer Verpfändeten Konten und Verpfändeten Anlagen haben. Diese Erklärung soll dadurch abgegeben werden, dass Sie diesen Brief gegenzeichnen und uns im Original sowie der Pfandnehmer in Kopie zurücksenden. Wenn die Pfandnehmer und wir diese Verzichtserklärung/Nachrangerklärung nicht innerhalb des genannten Zeitraumes erhalten, so könnten wir verpflichtet sein, die Verpfändeten Konten, die wir bei Ihnen haben, zu schließen und alle darauf befindlichen Guthaben auf ein Konto zu übertragen, dass nicht bei Ihnen geführt wird, sowie die Verpfändeten Anlagen, die wir bei Ihnen haben, zu kündigen, und das Geld bei einem anderen Kreditinstitut anzulegen.

We therefore ask you to give the respective waiver/agree to the subordination. For the avoidance of doubt, this shall not affect the operation of current accounts (Kontokorrentkonten).	Wir bitten Sie deshalb, einen entsprechenden Verzicht/einen entsprechende Nachrang zu erklären. Um Zweifeln vorzubeugen, weisen wir darauf hin, dass dieser Verzicht/dieser Nachrang die bankübliche Führung von Kontokorrentkonten nicht beeinflussen soll.

Please return this letter with the declaration of waiver/subordination signed to us with a copy to the Pledgee.	Bitte schicken Sie diesen Brief, der mit Ihrer Verzichtserklärung/Nachrangerklärung versehen ist, unterschrieben an uns und in Kopie an den Pfandnehmer.

Yours sincerely,	Mit freundlichen Grüßen

[Please insert name of Pledgor/Bitte Namen des Verpfänders einfügen]

We hereby confirm that we have received, and taken notice of, the above waiver/subordination request, and that we hereby [waive]/[subordinate] any right of pledge [,]/[and waive any] right to set-off or right to retention we may have in respect of the Pledged Account(s) and the Pledged Investment Claims.	Wir erklären hiermit, gemäß obiger Bitte den [Verzicht auf alle]/[Nachrang aller] Pfand-[rechte]/[,] [und den Verzicht aller] Aufrechnungs- oder Zurückbehaltungsrechte, die wir bezüglich der Verpfändeten Konten und der Verpfändeten Anlagen haben.

This letter is governed by the laws of the Federal Republic of Germany.	Dieser Verzicht unterliegt dem Recht der Bundesrepublik Deutschland.

Place, Date/Ort, Datum

[Please insert name of the Account Bank/Bitte Namen der Kontoführenden Bank einfügen]

SCHEDULE 17

Security Transfer Agreement

(Sicherungsübereignung)

between

Affimed Therapeutics AG

and

PCOF 1, LLC

PREAMBLE		4

1.	INTERPRETATIONS	4

2.	TRANSFER OF SECURITY ASSETS	5

3.	SUBSTITUTION FOR DELIVERY	6

4.	PURPOSE OF THE TRANSFER OF TITLE	6

5.	IDENTIFICATION OF SECURITY ASSETS	6

6.	NEW PREMISES	7

7.	LOCATION AND MAINTENANCE OF SECURITY ASSETS	8

8.	RIGHT OF THE TRANSFEREE TO EXAMINE THE SECURITY ASSETS	9

9.	RESERVATION OF TITLE	9

10.	DISPOSAL, PROCESSING AND HANDLING OF SECURITY ASSETS	9

11.	TAKING POSSESSION BY THE TRANSFEREE	10

12.	ENFORCEMENT AND REALISATION	11

13.	NO RECOURSE	12

14.	REPRESENTATIONS AND WARRANTIES	13

15.	UNDERTAKINGS	14

16.	INSURANCE OF THE SECURITY ASSETS	15

17.	RIGHTS OF A THIRD PERSON	16

18.	RELEASE AND RETRANSFER	16

19.	INDEMNITY	17

20.	DURATION AND INDEPENDENCE	18

21.	COSTS AND EXPENSES	19

22.	PARTIAL INVALIDITY; WAIVER	19

23.	AMENDMENTS	19

24.	SUCCESSORS, ASSIGNMENTS AND TRANSFERS	20

25.	NOTICES	20

26.	APPLICABLE LAW; JURISDICTION	22

This security transfer agreement (Sicherungsübereignung) (“Agreement”) is dated July 24, 2014 and made by and among

1)	Affimed Therapeutics AG, a stock corporation governed by German law (Aktiengesellschaft) having its corporate seat in Heidelberg, Germany and business address at Im Neuenheimer Feld 582, 69120 Heidelberg, registered with the local court (Amtsgericht) of Mannheim under number HRB 336536

- the “Transferor” -

and

2)	PCOF 1, LLC, a limited liability company governed by the laws of Delaware, having its business address at 499 Park Avenue, 25th Floor, New York, New York 10022

- the “Transferee” -

- The Transferor and the Transferee collectively referred to as the “Parties”, each a “Party” -

PREAMBLE

(A)	On July 24, 2014, the Transferor and the Transferee entered into a facility agreement (“Facility Agreement”) which provides for a loan of USD 14,000,000.00 (“Credit Facility”).

(B)	The Shareholders of the Transferor intend to contribute all their shares in the Transferor in an entity governed by Dutch law (“Dutch Guarantor”). After this contribution the Dutch Guarantor will join the Facility Agreement as guarantor.

(C)	It is a condition to the Assignee making the Credit Facility available under the Facility Agreement that the Assignor enters into this Agreement.

Now and therefore the Parties agree as follows:

1.	INTERPRETATIONS

1.1	Definitions

In this Agreement:

“Event of Default” means any Event of Default under the Facility Agreement, subject to the cure period provided for in Clause 21.14 (Cure Period) of the Facility Agreement.

“New Premises” means the premises marked on any site map delivered under and in accordance with Clause 6 (New Premises) of this Agreement.

“Premises” means the premises marked in red ink on the site maps attached hereto in Schedule 1.

“Secured Obligations” means all present and future rights and claims (Ansprüche) (whether actual or contingent and whether owned jointly or severally or in any other capacity whatsoever) of the Transferee against any Obligor (as defined in the Facility Agreement) under or in connection with the Facility Agreement and any other document entered into by any Obligor in relation thereto, each as extended (including by way of increase of existing tranches or by including new tranches), amended, varied, novated or supplemented from time to time.

“Security Assets” means all finished goods and products (fertige Erzeugnisse und Waren), work in progress (unfertige Erzeugnisse), raw material, supplies and operating materials (Roh-, Hilfs- und Betriebsstoffe), each with the exception of such assets considered Intellectual Property (as defined in the Facility Agreement) used in connection with or which is necessary for AFM11 and AFM13 listed in Schedule 2, (“Inventories”) which are kept or deposited at the Security Location and/or listed in Schedule 3 (the “Present Security Assets”) and/or which will be kept or deposited at the Security Location in the future (the “Future Security Assets”).

“Security Interest” means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having a similar effect.

“Security Location” means the Premises and the New Premises.

“Transfer of Title” means the transfer of title to the Security Assets for security purposes (Sicherungsübereignung) and the assignment or transfer of any ancillary rights and claims pursuant to Clauses 2 (Transfer of Security Assets) and 3 (Substitution for Delivery) of this Agreement.

Unless otherwise defined herein or unless the context otherwise requires, terms defined or referred to in the Facility Agreement shall have the same meaning when used herein.

2.	TRANSFER OF SECURITY ASSETS

2.1	The Transferor hereby transfers and assigns for security purposes (Sicherungsübereignung) all title to the Security Assets to the Transferee.

2.2	Title to the Present Security Assets shall pass over to the Transferee upon execution of this Agreement. Title to the Future Security Assets shall pass over to the Transferee when they are deposited at the Security Location.

2.3	To the extent that the Transferor holds at the time of the execution of this Agreement or will subsequently acquire full and unencumbered title to the Security Assets, the Transferor hereby transfers and assigns all title to the Security Assets to the Transferee. To the extent that the Transferor holds or will in future hold title in the form of co-ownership (Miteigentum) it herewith transfers such co-ownership to the Transferee. To the extent the Transferor holds at present or in future title in form of joint ownership (Gesamthandseigentum) it hereby assigns and transfers to the Transferee any present and future rights and claims which arise from such joint ownership, in particular any claims for compensation of expenses (Aufwendungsersatzansprüche), net profit (Gewinn) and payments of liabilities and distribution of assets among the partners (Auseinandersetzungsguthaben). Additionally, the Transferor hereby transfers and assigns all expectant rights (Anwartschaftsrechte) it holds or will hold in future in respect of the Security Assets to the Transferee.

2.4	Any co-ownership rights or expectant rights in respect of assets brought to the Security Location in future, will be automatically transferred to the Transferee at the time such assets are actually brought to the Security Location, in any event, however, no later than at the time the Transferor acquires such rights.

2.5	The Transferee accepts each of the transfers and assignments referred to in this Clause 2.

3.	SUBSTITUTION FOR DELIVERY

3.1	Instead of delivering the Security Assets to the Transferee, the Transferor and the Transferee (as indirect possessor (mittelbarer Besitzer)) agree that the Transferor will carefully safeguard the Security Assets for the Transferee free of charge (kostenlose Verwahrung).

3.2	To the extent that any third person holds or obtains actual possession of the Security Assets, the Transferor hereby transfers and assigns to the Transferee any existing or future claims it may have for the surrender (Herausgabeansprüche) of the Security Assets against any such person. The Transferee accepts each such assignment.

4.	PURPOSE OF THE TRANSFER OF TITLE

The Transfer of Title is constituted in order to secure the full and final satisfaction and discharge of any and all Secured Obligations. The Transferor hereby expressly agrees that the Transfer of Title shall also secure any future extension or increase of the Secured Obligations and the Secured Obligations as extended or increased from time to time, as well as in particular any claims for the payment of principal, interest, costs, fees and damages based on contract, unjust enrichment (ungerechtfertigte Bereicherung) or tort (Delikt).

5.	IDENTIFICATION OF SECURITY ASSETS

5.1	The Transferor shall provide at its own expenses to the Transferee at quarterly intervals within 10 (ten) days after the end of each calendar quarter, promptly (unverzüglich) upon the occurrence of an Event of Default and, in addition, at any time following an Event of Default which is continuing upon the reasonable request of the Transferee an up-to-date list of all the Transferor’s Inventories, showing the book value of each of:

5.1.1	the raw material, supplies and operating materials (Roh-, Hilfs- und Betriebsstoffe);

5.1.2	work in progress (unfertige Erzeugnisse); and

5.1.3	finished goods and products (fertige Erzeugnisse und Waren);

each as at the last day of the relevant quarter (the “Reporting Date”).

5.2	The lists referred to in Clause 5.1 (Identification of Security Assets) shall specify the nature of the Transferor’s entitlement to the Security Assets and comprise a summary description of the type and amount of the Inventories, their cost price (Einstandswert) or, if applicable, their production price (Herstellungskosten), and their sale price (Verkaufspreis) as at the Reporting Date.

5.3	The Transferor shall have the right to deliver the relevant lists on a readable and compatible disk or other electronic data storage medium. The Transferor will contact the Transferee from time to time with a view to agreeing the necessary details of such delivery.

5.4	For the avoidance of doubt, a Security Asset shall be transferred pursuant to this Agreement whether or not listed in any of the lists referred to in Clause 5.1 (Identification of Security Assets) above.

5.5	If the Transferor employs a third person for its bookkeeping and/or data-processing (the Third Person), the Transferor hereby (i) undertakes to arrange with the Third Person for the delivery of and permits the Transferee to obtain the lists of Security Assets directly from the Third Person at the Transferor’s expense and (ii) upon occurrence of an Event of Default and any time thereafter for as long as the Event of Default is continuing undertakes to instruct the Third Person to deliver the lists of Security Assets directly to the Transferee and irrevocably authorises (bevollmächtigen) the Transferee to request those lists directly from the Third Person.

6.	NEW PREMISES

6.1	If the Transferor intends to store any of its Inventories on any premises other than the Premises (the New Premises) (excluding any Inventories listed in Annex 2), the Transferor must:

6.1.1	notify the Transferee of such intent;

6.1.2	deliver to the Transferee site maps of the New Premises which are correct and sufficiently identify the New Premises without need to recourse to any document other than such site maps and thereby determinately (bestimmt) identify the Inventories kept or deposited from time to time at the New Premises; and

6.1.3	deliver to the Transferee an express written representation by the Transferor that the site maps referred to in Clause 6.1.2 above are correct and sufficiently identify the New Premises without need to recourse to any document other than such site maps and that all Inventories of the Transferor kept or deposited from time to time at the New Premises are therefore determined (bestimmt), in each case in form and substance reasonably satisfactory to the Transferee.

The Transferee shall notify the Transferor promptly upon being so satisfied.

6.2	With effect from the Transferee’s notification referred to under Clause 6.1 above:

6.2.1	the relevant site maps shall form an integral part of this Agreement;

6.2.2	the New Premises shall forthwith constitute a Security Location; and

6.2.3	all Inventories located on the New Premises from time to time shall become Security Assets title to which is transferred to the Transferee pursuant to Clause 2 (Transfer of Security Assets) and Clause 3 (Substitution for Delivery) of this Agreement.

7.	LOCATION AND MAINTENANCE OF SECURITY ASSETS

7.1	The Transferor is obliged to keep the Security Assets in the Security Location. A removal of Security Assets from the Security Location other than in accordance with Clause 10 (Disposal, processing and handling of Security Assets) of this Agreement or otherwise in the ordinary course of trading, including, for the avoidance of doubt, a temporary removal for necessary repairs to be undertaken, is only allowed with the prior written consent of the Transferee.

7.2	The Transferor shall deal carefully with the Security Assets and shall give due regard to all necessary care and maintenance of the Security Assets at its own expense.

7.3	The Transferee has the right to label the Security Assets as its property if it seems reasonably appropriate to the Transferee following any Event of Default and for the time that such Event of Default is continuing. The Transferor shall keep accurate records of the Security Assets title to which is transferred or, as applicable, assigned to the Transferee.

8.	RIGHT OF THE TRANSFEREE TO EXAMINE THE SECURITY ASSETS

8.1	Upon two (2) Business Days Prior notice to the Transferor, the Transferee or any representative of its choice of whom the Transferee will notify the Transferor in the advance notice is entitled to inspect the Security Assets, the Security Location and any documentation or records concerning the Security Assets during normal business hours. Upon the occurrence of an Event of Default which is continuing, no prior notice to the Transferor is required. The Transferor shall provide all reasonably necessary information and has to allow and grant access to documentation and the Security Location respectively.

8.2	If the Security Assets are in the possession of a third person (e.g. warehouse keeper), such third person shall be instructed by the Transferor to allow and grant access to the Security Assets by the Transferee.

9.	RESERVATION OF TITLE

The Transferor shall extinguish any reservation of title (Eigentumsvorbehalt) arising in the ordinary course of business by settling the purchase price when due for the Security Assets affected by such reservation of title unless otherwise permitted in the Facility Agreement. Upon the occurrence of an Event of Default which is continuing, the Transferee is entitled but not obliged to make such payments on behalf of the Transferor, in which case title to such Security Assets shall pass from any holder of such reservation of title to the Transferee.

10.	DISPOSAL, PROCESSING AND HANDLING OF SECURITY ASSETS

10.1	The Transferor may make use and dispose of any Security Asset in its ordinary course of trading in accordance with the relevant provisions of this Agreement and the Facility Agreement.

10.2	The Transferor is entitled to carry out any work on Security Assets and use them as material for any production in its own business operations or those of a third party. The Transferor or any third person working for or with the Transferor shall effect the processing (Be- oder Verarbeitung) free of charge for and on behalf of the Transferee (which shall be regarded as producer (Hersteller) within the meaning of section 950 of the German Civil Code (Bürgerliches Gesetzbuch) in such a way that the Transferee holds or acquires the ownership (Eigentum), co-ownership (Miteigentum) or the relevant expectant right (Anwartschaftsrecht) in the products of such processing during every stage of production at any time for the purposes of this Agreement.

10.3	If such ownership, co-ownership or expectant right should lapse (erlöschen) as a consequence of the processing, the relevant title in respect of new goods resulting from the processing passes automatically over from the Transferor to the Transferee for the purposes of this Agreement at the time when the Transferor obtains such title.

10.4	As far as any processing or any commingling (Vermischung oder Vermengung) of Security Assets is carried out with goods not belonging to the Security Assets, any co-ownership or expectant right in respect of new goods resulting from the processing which comes into existence as a result of such processing or commingling shall also automatically pass over to the Transferee for the purposes of this Agreement at the time when the Transferor obtains such rights.

10.5	To the extent that the Transferor holds or will hold claims entitling it to demand the transfer of ownership, co-ownership or any expectant right in each case with respect to Security Assets, the Transferor hereby assigns such claims to the Transferee for the purposes of this Agreement. The Transferee hereby accepts such assignment.

10.6	If ownership, co-ownership or expectant rights pass over from the Transferor to the Transferee, the Transferor shall safeguard the relevant products free of charge in accordance with Clause 3.1 (Substitution for Delivery), instead of delivering such products to the Transferee.

10.7	As far as any third person is or will be in possession of final products, the Transferor hereby assigns existing and future claims for recovery of those final products to the Transferee. The Transferee hereby accepts such assignment.

10.8	For the avoidance of doubt, this Clause 10 does not apply to assets considered Intellectual Property (as defined in the Facility Agreement) used in connection with or which is necessary for AFM11 and AFM13.

11.	TAKING POSSESSION BY THE TRANSFEREE

11.1

The Transferee is entitled to revoke the right of disposal and the right of processing of the Security Assets (Clause 10 (Disposal, processing and handling of Security Assets)) and to take direct possession (unmittelbarer Besitz) of the Security Assets after the occurrence of an Event of Default and for as long as it is continuing or if the Transferee reasonably considers such assets, rights or property to be in danger of being seized or sold under any form of distress, attachment, execution or other legal process. However, if and when all Events of Default have been waived or remedied and all such dangers of seizure or sale have, in the reasonable opinion of the Transferee, been resolved, the Transferee shall retransfer possession of the Security Assets to the Transferor and reinstate the Transferor’s entitlement under Clause 10, save to the extent that the Security Assets have been sold and any proceeds resulting from such sale have been applied in payment of any of the Secured Obligations.

11.2	The right of disposal and the right of processing of the Security Assets (Clause 10 (Disposal, processing and handling of Security Assets) of this Agreement) of the Transferor shall automatically lapse upon the occurrence of an Event of Default.

12.	ENFORCEMENT AND REALISATION

12.1	The Transferee’s rights

12.1.1	The Transferee shall be entitled to realise the Security Assets (together with any and all other rights and claims transferred or assigned to the Transferee pursuant to this Agreement) at any time after the occurrence of an Event of Default and as long as such an Event of Default in continuing if, in addition, the Transferor has failed to meet all or part of its payment obligations in respect of any of the Secured Obligations.

12.1.2	The Transferee shall notify the Transferor of its intention to realise the Security Assets by giving 1 (one) week’s prior written notice to the Transferor. Such notice period is not necessary if (i) the Transferor has generally ceased to make payments or (ii) an application for the commencement of insolvency proceedings over the assets of the Transferor is filed by any third person or by the Transferor unless the application is frivolous or vexatious and is discharged, stayed or dismissed within 20 Business Days of commencement.

12.1.3	Upon becoming entitled to enforce, pursuant to this Clause 12.1, the Security Interests constituted pursuant to this Agreement, the Transferee may sell, or arrange for the sale of, the Security Assets (together with any and all other rights and claims transferred or assigned to the Transferee pursuant to this Agreement) by way of private sale or private auction in its own name but as trustee for the account of the Transferor pursuant to Clause 12.2.1 (Application of proceeds) below or in any other way determined by the Transferee in its reasonable discretion. Upon becoming entitled to enforce, pursuant to this Clause 12.1, the Transferee is also entitled to demand from the Transferor that the Transferor realises the Security Assets in the best way possible or assists with the realisation, in which case the Transferor is obliged to immediately transfer all proceeds resulting from such realisation to the Transferee.

12.1.4	The Transferee may determine which part of the Security, if applicable, shall be used to satisfy the Secured Obligations.

12.2	Application of proceeds

12.2.1	The proceeds resulting from the enforcement of the Security Interests constituted pursuant to this Agreement shall be applied by the Transferee towards payment of the Secured Obligations in accordance with the relevant provisions of the Facility Agreement. If the proceeds of the realisation are subject to turnover tax, the Transferee will issue a credit note to the effect that such credit note is to be seen as an invoice for the delivery of goods. Such credit note shall meet the requirements of German turnover tax law.

12.2.2	After the full and final satisfaction and discharge of all Secured Obligations any remaining proceeds resulting from the enforcement of the Security Interests constituted pursuant to this Agreement shall be transferred to the Transferor at the cost and expense of the Transferor.

13.	NO RECOURSE

The Parties hereby agree that no rights and claims shall pass to or otherwise arise for the benefit of the Transferor by subrogation (gesetzlicher Übergang von Forderungen und Rechten) or otherwise, including any recourse claims, indemnification claims, claims arising from unjust enrichment (ungerechtfertigte Bereicherung) and any right to demand the assignment and/or transfer of any Secured Obligation and/or Security Interest, against any Obligor which it may (but for this Clause 13) acquire as a result of:

a)	a payment or repayment by the Transferor of any debt of any Obligor under the Facility Agreement; or

b)	an enforcement of the Security Interests constituted pursuant to this Agreement,

The Transferor furthermore undertakes not to exercise (pactum de non petendo), and not to purport to exercise, any such rights and claims which may pass to it or otherwise arise for its benefit notwithstanding this Clause 13 or would pass to it or otherwise arise for its benefit but for this Clause 13.

14.	REPRESENTATIONS AND WARRANTIES

The Transferor represents and warrants (selbständiges Garantieversprechen im Sinne von § 311 BGB) to the Transferee that on the date of this Agreement:

14.1	it is validly existing and is neither:

14.1.1	unable to pay its debts when they fall due (zahlungsunfähig) within the meaning of section 17 of the German Insolvency Code (Insolvenzordnung); nor

14.1.2	subject to any insolvency proceedings (Insolvenzverfahren) (or other or similar proceedings under the laws of any other applicable jurisdiction) or any refusal of opening insolvency proceedings for insufficiency of assets (Abweisung mangels Masse) (within the meaning of section 26 of the German Insolvency Code (Insolvenzordnung)), and that it has not filed an application for the opening of insolvency procedures (Antrag auf Eröffnung eines Insolvenzverfahrens);

14.2	the site maps attached hereto as Schedule 1 are correct and sufficiently identify each Security Location without need to recourse to any document other than this Agreement and all Security Assets are therefore determined (bestimmt) through such site maps;

14.3	all its present Inventories are located within the Security Location, except the present Inventories listed in Annex 2;

14.4	it holds either title in the form of full ownership (Eigentum), co-ownership (Miteigentum), joint ownership (Gesamthandseigentum) or expectant right (Anwartschaftsrecht) in relation to the Present Security Assets;

14.5	other than liens arising by operation of mandatory German law or other than permitted under the Facility Agreement and subject to the Release, the Security Assets are not encumbered for the benefit of any third person; and

14.6	no litigation, arbitration or administrative proceedings are presently in progress, pending or threatened which restrain, or threaten to restrain, the Transferor in respect of the entry into, the performance of or compliance with any of its obligations pursuant to this Agreement.

15.	UNDERTAKINGS

The Transferor undertakes:

15.1	to execute (or ensure execution of) at its own expense each and any other document, make each and any other or additional declaration and take each and any other action, in each case that is reasonably necessary or useful for:

15.1.1	the creation, perfection and/or protection of the Security Interests expressed to be constituted, pursuant to this Agreement; and

15.1.2	the enforcement of the Security Interests expressed to be constituted, pursuant to this Agreement and in particular, if such Security Interests have become enforceable, for facilitating the realisation of all or any part of the Security Assets and the exercise of all powers, authorities and discretions vested in the Transferee or in any receiver with respect to all or any part of those Security Assets;

15.2	to ensure that at all times until the full and final satisfaction and discharge of the Secured Obligations all its Inventories are only kept or deposited at the Security Location unless otherwise permitted in this Agreement and except for any Inventories listed in Annex 2;

15.3	to promptly (unverzüglich) pay any amounts due under each and any relevant lease agreement in the case that any Security Asset is located at leased premises unless such amounts due are contested by the Transferor in good faith;

15.4	to provide the Transferee promptly (unverzüglich) with all information and documents which are reasonably deemed necessary by the Transferee in relation to the Security Assets in addition to the information provided pursuant to Clause 5 (Identification of Security Assets);

15.5	to inform the Transferee promptly (unverzüglich) of any subsequent changes in the value of any of the Security Assets, provided that such change in the value of the Security Assets exceeds an aggregate of EUR 250,000.00;

15.6	to inform the Transferee promptly (unverzüglich) of any attachments (Pfändung) regarding any and all of the Security Assets or any other measures which may impair or jeopardise the Transferee’s rights relating to the Security Assets. In the event of an attachment, the Transferor undertakes to forward to the Transferee promptly (unverzüglich) a copy of the attachment order (Pfändungsbeschluss), any third party debt order (Überweisungsbeschluss) and all other documents reasonably necessary for a defence against the attachment. The Transferor shall inform the attaching creditor promptly (unverzüglich) about the Transferee’s Security Interests pursuant to this Agreement;

15.7	to refrain from any intentional acts or omissions which might damage or result in a loss of the Security Assets;

15.8	save to the extent permitted under the Facility Agreement and this Agreement, not to lease, lend, discount, factor, or otherwise dispose of and/or create or permit to subsist any encumbrance over the Security Assets; and

15.9	to refrain from any acts or omissions which may reasonably be expected to have an indirect or direct adverse effect on the validity or enforceability of this Agreement or the Security Interests constituted hereunder (or any of them) or the value of rights and claims secured hereunder.

16.	INSURANCE OF THE SECURITY ASSETS

16.1	The Transferor undertakes at its own expense to keep the Security Assets insured in accordance with Clause 20.17 (Insurance) of the Facility Agreement.

16.2	To the extent the Transferor is not, or not sufficiently, insured, the Transferee has the right (but is not obliged) to insure the Security Assets in order to attain the insurance level provided for in Clause 20.17 (Insurance) of the Facility Agreement.

16.3	The Transferor hereby assigns to the Transferee all current and future claims against each relevant insurer arising from any insurance cover in respect of the Security Assets for security purposes. The Transferee hereby accepts such assignment. The Transferor shall notify the relevant insurer(s) of the Transferee’s title in relation to the relevant Security Assets, of the ownership of the Transferee in relation to all claims arising from the insurance agreement as far as the same refers to the Security Assets, of the fact that the Transferee shall succeed in the benefits but not in the obligations of such insurance agreement and that the Transferor is not entitled to terminate or amend the insurance without consent of the Transferee. The Transferor shall use its best efforts in order to procure that the relevant insurance company(ies) provide(s) the Transferee with a corresponding insurance certificate (Sicherungsschein oder Sicherungsbestätigung).

16.4	So long as no Event of Default has occurred and is continuing, the Transferor shall be entitled to collect all claims arising from the insurance agreements and to exercise all ancillary rights and claims assigned to the Assignee pursuant to this Clause 16, provided that all claims collected shall be paid into bank accounts subject to the account pledge agreement entered into by the Parties with respect to the Facility Agreement.

17.	RIGHTS OF A THIRD PERSON

If and to the extent that there exists, in relation to the Security Assets, a pledge by law (gesetzliches Pfandrecht) in favour of any third person, the Transferor shall provide that all sums properly due to such third person will be duly and punctually paid (unless such sums due are contested by the Transferor in good faith) and shall upon request of the Transferee provide evidence of such payment. Upon the occurrence of an Event of Default which is continuing, theTransferee shall be entitled to make such payments if and to the extent that the Transferor does not promptly (unverzüglich) provide such evidence.

18.	RELEASE AND RETRANSFER

18.1	Retransfer

After the full and final satisfaction and discharge of all Secured Obligations, the Transferee shall at the Transferor’s cost and expense retransfer to the Transferor the Security Assets (together with any and all other rights and claims transferred or assigned to the Transferee pursuant to this Agreement). The Transferee will, however, transfer any Security Assets (together with any other right and claim transferred or assigned pursuant to this Agreement pertaining to them) to a third person to the extent that it is obliged to do so.

18.2	Release

Even prior to the full and final satisfaction and discharge of all Secured Obligations, the Transferee is obliged to release, upon the Transferor’s request, and at the Transferor’s cost and expense, all or part of the Security Interest insofar as the realisable value of the Security Interest exceeds, not only temporarily, the Secured Obligations by more than 10 per cent. (provided that if in an enforcement of the Security Interest constituted pursuant to this Agreement the Transferee is or becomes liable for any turnover taxes (Umsatzsteuer), such percentage rate shall be increased by the rate of such turnover taxes). The Transferee may, at its discretion, determine which part of the Security Interest shall be released.

18.3	Evaluation

For the purpose of calculating the realisable value of the Security Assets the following calculation shall apply

18.3.1	The value of each Security Asset shall be:

(a)	where a market price exists for the relevant Security Asset, the current market price (aktueller Marktpreis) for the relevant Security Assets as at the time the Transferee makes a decision on the release of Security Interest requested by the Transferor in accordance with Clause 18.2 (Release) of this Agreement; or

(b)	where no such market price exists, the value of the relevant Security Assets shall be the price for which the Transferor has purchased such Security Asset (Einkaufspreis) or its cost price for which the Transferor has produced, processed or manufactured the Security Asset (Herstellungspreis).

18.3.2	The total value of the Security Assets determined in accordance with Clause 18.3.1(a) above shall be reduced by the value of such Security Assets which are encumbered with a prior ranking Security Interest (e.g. any retention of title, transfer for security purposes or pledge), but only in an amount which is equal to the claims which are secured by such security right.

18.3.3	The total value of the Security Assets determined in accordance with Clauses 18.3.1(a) and 18.3.1(b) above shall be (further) reduced with a view to taking into account potential losses of realisation proceeds (Mindererlöse) (e.g. in case of a forced sale or obsolete Security Assets). The amount of such reduction will be determined at the time of the Transferor’s request for release in accordance with Clause 18.2 (Release) of this Agreement.

19.	INDEMNITY

19.1	Liability for Damages

The Transferee shall not be liable for any loss or damage suffered by the Transferor save in respect of such loss or damage which is suffered as a result of the gross negligence (grobe Fahrlässigkeit) or wilful misconduct (Vorsatz) of the Transferee.

19.2	Indemnification

The Transferor shall indemnify the Transferee and keep the Transferee indemnified against any and all losses, actions, claims, out of pocket expenses, demands and liabilities which may be incurred by or made against the Transferee for anything done or omitted in the exercise or purported exercise of the powers contained in this Agreement other than to the extent that such losses, actions, claims, expenses, demands and liabilities are incurred or made against the Transferee as a result of the gross negligence (grobe Fahrlässigkeit) or wilful misconduct (Vorsatz) of the Transferee.

Any reference in this Clause to the Transferee includes any attorney, manager, agent or other person appointed by the Transferee in accordance with the provisions of this Agreement and the Facility Agreement.

20.	DURATION AND INDEPENDENCE

20.1	Duration

This Agreement shall remain in full force and effect until the full and final satisfaction and discharge of the Secured Obligations. This Agreement shall not cease to exist if any payments made in satisfaction of the Secured Obligations have only temporarily discharged the Secured Obligations.

20.2	Continuing Security

This Agreement shall create a continuing security and no change or amendment whatsoever in the Facility Agreement or in any document or agreement related to it shall affect the validity or limit the scope of this Agreement or the obligations which are imposed on the Transferor pursuant to it.

The Transferor hereby agrees that the Security Interest constituted under or pursuant to this Agreement shall not be affected by any assumption of liability (Schuldübernahme) in relation to any of the Secured Obligations and hereby expressly consents (willigt ein) to any such assumption of liability within the meaning of section 418 para. 1 sentence 3 of the German Civil Code (Bürgerliches Gesetzbuch) (including when applied by analogy).

20.3	Independence

This Agreement and the Security Interests constituted hereunder are independent from all other Security Interests or guarantees which may have been or will be given to the Transferee and/or any of the other Finance Parties with respect to any obligation of the Transferor. None of such other Security Interests or guarantees shall in any way prejudice, or be prejudiced by, this Agreement or the Security Interests constituted pursuant to this Agreement.

21.	COSTS AND EXPENSES

The Transferor shall promptly (unverzüglich) on demand pay (or procure payment) to the Transferee the amount of any and all out of pocket costs, charges, fees and expenses (including fees for legal advisers) reasonably incurred by the Transferee in connection with the preparation, execution, performance, amendment or enforcement of, or the monitoring of the Transferor’s compliance with its obligations under, this Agreement, or any waiver in relation thereto, together in each case with any applicable value added tax (subject to a proper invoice in accordance with applicable legal provisions enabling Transferor to deduct such value added tax as input tax (Vorsteuerabzug)) or other taxes. The aforementioned restriction regarding reasonability shall not apply with respect to any and all costs and expenses incurred in connection with the enforcement of the Security Assets. All amounts due under this Clause 21 shall be subject to Clause 15.4 (Expense Deposit) of the Facility Agreement.

22.	PARTIAL INVALIDITY; WAIVER

22.1	Invalidity

If any provision of this Agreement or part thereof should be or become invalid or unenforceable, this shall not affect the validity of the remaining provisions hereof. The invalid or unenforceable provision shall be replaced by that provision which best meets the intent of the replaced provision. This shall apply analogously with respect to anything which is accidentally not regulated in this Agreement (Vertragslücke).

22.2	Waiver

No failure to exercise, nor any delay in exercising, on the part of the Transferee, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies provided hereunder are cumulative and not exclusive of any rights or remedies provided by law.

23.	AMENDMENTS

Changes to and amendments of this Agreement, including this Clause 23, must be made in writing.

24.	SUCCESSORS, ASSIGNMENTS AND TRANSFERS

24.1	This Agreement shall be binding upon the Parties hereto and, to the extent legally possible, their respective successor(s) in law.

24.2	The parties hereto hereby agree that any person who is an assignee and transferee of the Transferee pursuant to the Facility Agreement shall, upon such assignment and transfer being effected, become an assignee for the purpose of this Agreement, regardless of whether such transfer is made by way of an assignment (Einzel- und/oder Gesamtrechtsnachfolge including Vertragsübernahme) or novation or otherwise. The Transferor hereby expressly consents (willigt ein) to any such transfer. The Transferee is herewith irrevocably authorized by the Transferor (and for this purpose exempt from the restrictions of Section 181 of the German Civil Code (Bürgerliches Gesetzbuch) to issue all declarations and to make all statements on behalf of the Transferor which the Transferee shall deem reasonably necessary or useful in order to such assignee and transferee becoming an assignee under this Agreement. For the avoidance of doubt, the Transferee is entitled to transfer the Security Assets to any of the above assignee and transferee.

24.3	The Transferor is entitled to any such transfer with the prior written consent of the Transferee only.

25.	NOTICES

25.1	Communications in writing

Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by fax or overnight courier to the following addresses:

25.1.1	If to the Transferor

AFFIMED THERAPEUTICS AG
Technologiepark, Im Neuenheimer Feld 582
69120 Heidelberg, Germany
Attn: Dr. Florian Fischer
Fax: +49 6221 65307 77
Email: f.fischer@affimed.com

with a copy to

CMS Hasche Sigle

Partnerschaft von Rechtsanwälten und Steuerberatern mbB

Nymphenburger Straße 12

80335 Munich, Germany

Attn: Stefan-Ulrich Müller

Fax: +49 89 23807 40667

Email: Stefan-Ulrich.Mueller@cms-hs.com

25.1.2	If to the Transferee

Perceptive Advisors LLC

499 Park Avenue, 25th Floor

New York, New York 10022

United States of America

Attn: Sandeep Dixit

Email: Sandeep@perceptivelife.com

with a copy to:

Morrison & Foerster LLP

Potsdamer Platz 1

10785 Berlin, Germany

Attn: Jörg Meißner

Fax: +49 30 726 221 130

Email: jmeissner@mofo.com

25.2	Delivery

Any communication or document made or delivered by one person to another under or in connection with this Agreement will only be effective when received (zugegangen), in particular:

25.2.1	if by way of fax, when received in legible form; or

25.2.2	if by way of overnight courier, when it has been left at the relevant address.

25.3	Notification of address and fax number

Promptly upon changing its address or fax number, each party shall notify the other Parties.

25.4	English language

25.4.1	Any notice given under or in connection with this Agreement must be in English.

25.4.2	All other documents provided under or in connection with this Agreement must be:

(a)	in English; or

(b)	if not in English, and if so required by the Transferee, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

26.	APPLICABLE LAW; JURISDICTION

26.1	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany, without regard to principles of conflicts of laws.

26.2	Jurisdiction

The place of jurisdiction for all Parties shall be Frankfurt am Main, Federal Republic of Germany.

This Agreement has been entered into at the date stated at the beginning of this Agreement.

Affimed Therapeutics AG

PCOF 1, LLC

PCOF 1, LLC

Schedule 1

Security Location

Security Location no	Security Location Address
1	Affimed Therapeutics AG Technologiepark Im Neuenheimer Feld 582 69120 Heidelberg Germany

(Please see attached site maps - site maps to be additionally signed or initialled on behalf of Transferor)

Schedule 2

Excluded assets considered Intellectual Property (as defined in the Facility Agreement)

used in connection with or which is necessary for AFM11 and AFM13

•	AFM11 Production Master Cell Bank based on the expression in the BI Hex System

•	AFM11 production process intermediate 2mg/ml filled in bags , storage temperature -70°C

•	AFM11 Bulk Drug Substance 0,1 mg/ml, storage temperature -40°C

•	AFM11 Drug Product filled in 2R Vials 0.1 mg/ml, storage temperature 2°C-8°C

•	AFM11 Reference standard material

•	AFM11 stability samples for the assessment of the shelf life of the study medication, accelerated storage of Drug Substance, Drug Substance storage conditions and Drug product samples stored compliant to the ICH guidelines stability assessment

•	AFM13 Production master cell bank

•	AFM13 Production process intermediates

•	AFM13 Bulk Drug Substance, 1,25 mg/ml, storage temperature -70°C

•	AFM13 Drug Product filled in 20R Vials, storage temperature 2°C-8°C, for the later phases of the clinical development other Drug Product fill concepts will apply.

•	AFM13 Reference standard material

•	AFM13 stability samples for the assessment of the shelf life of the study medication, accelerated storage of Drug Substance, Drug Substance storage conditions and Drug product samples stored compliant to the ICH guidelines stability assessment

Schedule 3

Inventory outside the Premises

Affimed has no Inventory outside the Premises.

SCHEDULE 18

Global Assignment Agreement

(Sicherungsabtretungsvertrag)

between

Affimed Therapeutics AG

and

PCOF 1, LLC

PREAMBLE		4

1.	INTERPRETATION	4

2.	ASSIGNMENT	6

3.	PURPOSE OF THE ASSIGNMENT	6

4.	LIST OF CLAIMS	6

5.	DISCLOSURE	8

6.	ASSIGNMENT OF CLAIMS AGAINST CONDITIONAL VENDORS	10

7.	THE ASSIGNOR’S RIGHTS	11

8.	RIGHT OF INSPECTION, BOOK-KEEPING AND DATA-PROCESSING	11

9.	ENFORCEMENT AND COLLECTION	12

10.	NO RECOURSE	14

11.	REPRESENTATIONS AND WARRANTIES	14

12.	UNDERTAKINGS	15

13.	REALEASE AND REASSIGNMENT	17

14.	INDEMNITY	19

15.	DURATION AND INDEPENDENCE	19

16.	COSTS AND EXPENSES	20

17.	PARTIAL INVALIDITY; WAIVER	20

18.	AMENDMENTS	21

19.	SUCCESSORS, ASSIGNMENTS AND TRANSFERS	21

20.	NOTICES AND THEIR LANGUAGE	21

21.	APPLICABLE LAW; JURISDICTION	23

This global assignment agreement (Sicherungsabtretungsvertrag) is dated July 24, 2014 and made by and among

1)	Affimed Therapeutics AG, a stock corporation governed by German law (Aktiengesellschaft) having its corporate seat in Heidelberg, Germany and business address at Im Neuenheimer Feld 582, 69120 Heidelberg, registered with the local court (Amtsgericht) of Mannheim under number HRB 336536

- the “Assignor” -

and

2)	PCOF 1, LLC, a limited liability company governed by the laws of Delaware, having its business address at 499 Park Avenue, 25th Floor, New York, New York 10022

- the “Assignee” -

- The Assignor and the Assignee collectively referred to as the “Parties”, each a “Party” -

PREAMBLE

(A)	On July 24, 2014, the Assignor and the Assignee entered into a facility agreement (“Facility Agreement”) which provides for a loan of USD 14,000,000.00 (“Credit Facility”).

(B)	The Shareholders of the Assignor intend to contribute all their shares in the Assignor in an entity governed by Dutch law (“Dutch Guarantor”). After this contribution the Dutch Guarantor will join the Facility Agreement as guarantor.

(C)	It is a condition to the Assignee making the Credit Facility available under the Facility Agreement that the Assignor enters into this Agreement.

Now and therefore the Parties agree as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

“Assignment” means each and any assignment of a Claim and of any other right and claim to the Assignee for security purposes (Sicherungsabtretung) constituted pursuant to this Agreement.

“Claims” means all present and future German law governed monetary receivables and claims which the Assignor holds or will hold (Forderungsinhaber):

a)	against all clients, central clearing agencies (Zentralregulierer), purchasers and suppliers (or any of them) from goods and services (Forderungen aus Warenlieferungen und Leistungen) (the “Trade Receivables”);

b)	against any other member of the Group, including any such receivables and claims arising under or in connection with any loan granted by the Assignor to any other member of the Group (the “Intercompany Receivables”), in each case including:

a)	all ancillary rights (Neben-, Hilfs- und Gestaltungsrechte) pertaining thereto and/or to the respective underlying contractual relationship (other than ancillary rights pertaining to any Intercompany Receivable or its underlying contractual relationship);

b)	damage claims (Schadensersatzansprüche), claims against insurances related to the Trade Receivables or Intercompany Receivables and claims resulting from unjust enrichment (ungerechtfertigte Bereicherung); and

c)	where the Assignor maintains a genuine or non-genuine current account arrangement (echtes oder unechtes Kontokorrentverhältnis) with regard to any of such receivables or claims, all claims which arise from any existing or future current account balances, the right to determine the net balance and the right to terminate the current account relationship.

To the extent that such Claims are in existence or outstanding at the time this Agreement comes into force, such Claims are referred to as the “Existing Claims”, and if such Claims will only come into existence in the future they are referred to as the “Future Claims”.

“Debtor” means each debtor in respect of a Claim and “Debtors” means all such debtors.

“Event of Default” means any Event of Default under the Facility Agreement, subject to the cure period provided for in Clause 21.14 (Cure Period) of the Facility Agreement.

“Group” means the Assignor and its Subsidiaries for the time being and, following the contribution of shares in the Assignor to the Dutch Guarantor, the Dutch Guarantor and its Subsidiaries.

“Intercompany Debtors” means any other member of the Group against which the Assignor holds any Intercompany Receivables.

“Security Interest” means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having a similar effect.

“Secured Obligations” means all present and future rights and claims (Ansprüche) (whether actual or contingent and whether owned jointly or severally or in any other capacity whatsoever) of the Assignee against any Obligor (as defined in the Facility Agreement) under or in connection with the Facility Agreement and any other document entered into by any Obligor in relation thereto, each as extended (including by way of increase of existing tranches or by including new tranches), amended, varied, novated or supplemented from time to time.

“Subsidiary” means a subsidiary within the meaning of sections 15 - 17 Stock Corporation Act (Aktiengesetz).

“Trade Debtors” means the debtors of the Trade Receivables.

Unless otherwise defined herein or unless the context otherwise requires, terms defined or referred to in the Facility Agreement shall have the same meaning when used herein.

2.	ASSIGNMENT

2.1	The Assignor hereby assigns for security purposes (Sicherungsabtretung) all of the Claims to the Assignee (the “Assignment”).

2.2	The Existing Claims shall pass over to the Assignee upon execution of this Agreement and any Future Claims shall pass over to the Assignee on the date such Future Claims arise.

2.3	The Assignor hereby assigns and transfers all rights and claims in respect of any kind of cheques (Schecks), bills of exchange (Wechsel), notes or commercial papers the Assignor receives for the settlement of any assigned Claim to the Assignee.

2.4	The Claims are assigned to the Assignee together with all Security Interests securing the Claims (or any of them). To the extent that any such Security Interest is not assigned or transferred to the Assignee as a matter of law, the Assignor hereby assigns or, as applicable, transfers each such Security Interest to the Assignee.

2.5	The Assignee hereby accepts each of the assignments and transfers referred to in this Clause 2.

3.	PURPOSE OF THE ASSIGNMENT

The Assignment is constituted in order to secure the full and final satisfaction and discharge of any and all Secured Obligations. The Assignor hereby expressly agrees that the Assignment shall also secure any future extension or increase of the Secured Obligations and the Secured Obligations as extended or increased from time to time, as well as in particular any claims for the payment of principal, interest, costs, fees and damages based on contract, unjust enrichment (ungerechtfertigte Bereicherung) or tort (Delikt).

4.	LIST OF CLAIMS

4.1

The Assignor shall provide to the Assignee at quarterly intervals within 10 (ten) days after the end of each calendar quarter, promptly (unverzüglich) upon the occurrence of an Event of Default and, in addition, at any time following an Event of Default which is continuing upon the reasonable request of the Assignee, an up-to-date list of all outstanding Trade Receivables and Intercompany Receivables or upon or following an Event of Default of all outstanding Claims, as the case may be, (each such list as applicable from time to time a “List of Claims”). Each List of Claims shall be accompanied by a written statement expressly making the representations set out under Clause 11 (Representations) of this Agreement as at the date of the delivery, and with respect to, each such List of Claims (the “Repeating Representation Undertaking”). Notwithstanding any undertaking hereunder, the Assignor shall set out any deviation from the representations to be made pursuant to the Repeating Representation Undertaking in the written statement.

4.2	Unless otherwise agreed between the Parties in writing, each List of Claims shall:

4.2.1	include the names and addresses of the Trade Debtors and the Intercompany Debtors as well as the outstanding amounts per individual Trade Debtor or Intercompany Debtors including the invoice date and number and the due dates for payment; in the event of an insurance for the Claims also the names and addresses of the insurance company, the contact person, the subject of the insurance, the respective contact numbers and policy numbers and the applicable law for the insurance claim.

4.2.2	specify which Claims listed in the List of Claims are subject to:

(a)	an assignment pursuant to an extended retention of title (verlängerter Eigentumsvorbehalt), and the name of the relevant seller retaining title (Eigentumsvorbehaltsverkäufer);

(b)	any prohibition on assignment (Abtretungsverbot) or any limitation of assignability (and specify the nature of such prohibition or limitation); and

4.2.3	specify if, in relation to which Claims and in which aggregate amounts counterclaims are held, or have been asserted by, any Debtors as well as the legal basis (Rechtsgrund) of each such counterclaim.

4.3	Notwithstanding Clause 4.2.1 upon the occurrence of an Event of Default and at any time following an Event of Default which is continuing, Clause 4.2 above shall apply mutatis mutandis in respect of all Claims and all Debtors in particular each List of Claims shall include the names and addresses of all Debtors as well as the outstanding amounts including the invoice date and number and the due dates for payment.

4.4	The Assignor shall have the right to deliver the Lists of Claims (or any of them) on a readable and compatible disk or other electronic data storage medium. The Assignee will contact the Assignor from time to time with a view to agreeing the necessary details of the delivery.

4.5	For the avoidance of doubt, the Assignee shall also be entitled to any and all Claims if for any reason whatsoever any Claims are not or incompletely contained in any List of Claims.

4.6	If the Assignor employs a third person for its bookkeeping and/or data-processing (the “Third Person”), the Assignor hereby (i) undertakes to arrange with the Third Person for the delivery of and permits the Assignee to obtain the Lists of Claims (or any of them) directly from the Third Person at the Assignor’s expense and (ii) upon occurrence of an Event of Default and any time thereafter for as long as the Event of Default is continuing undertakes to instruct the Third Person to deliver the List of Claims directly to the Assignee and irrevocably authorises (bevollmächtigen) the Assignee to request the List of Claims (or any of them) directly from the Third Person.

4.7	The obligations of the Assignor to provide information in relation to the Claims pursuant to the terms of this Agreement shall not apply if and to the extent that providing information in relation to the Claims would violate the Federal Data Protection Act (Bundesdatenschutzgesetz) in any way.

5.	DISCLOSURE

5.1	Disclosure of Assignment of Trade Receivables

5.1.1	The Assignor shall deliver to the Assignee within 5 (five) Business Days upon the execution of this Agreement 10 (ten), and at any time upon the reasonable request of the Assignee, notification letters executed in blank in the form of Schedule 1 Part I hereto (including the request for and the form of acknowledgement set forth therein) for the purpose of notification of the Debtor(s) of the Assignment of the respective Trade Receivable(s), by the Assignee in accordance with Clause 5.1.2 below. The Assignor hereby authorises the Assignee to copy such notification letters executed in blank.

5.1.2	The Assignee is entitled, and is hereby authorised accordingly by the Assignor, to notify (in its own name and on behalf of the Assignor) each relevant Debtor of the Assignment of the respective Trade Receivable(s), at any time after the occurrence of an Event of Default and for as long as the Event of Default is continuing.

5.1.3	For the purpose of disclosing the Assignments (or any of them) in accordance with Clause 5.1.2 above, the Assignee may, at its discretion, at any time after the occurrence of an Event of Default and for as long as the Event of Default is continuing:

(a)	complete the notification letters executed in blank and delivered to it pursuant to Clause 5.1.1 above and send such letters to the Debtors (or any of them) of the respective Trade Receivable(s);

(b)	demand from the Assignor, which shall promptly (unverzüglich) comply with such demand, for each Debtor of Trade Receivable(s) a signed notification letter in the form of Schedule 1 Part I hereto (including the request for and the form of acknowledgement set forth therein), duly completed and addressed to the respective Debtor and send such letters to the relevant Debtors (or any of them); and/or

(c)	notify the relevant Debtors (or any of them) of the Assignment of the Trade Receivable(s) in any other form or way; and/or

(d)	request the Assignor, which shall promptly (unverzüglich) comply with such request, to notify the relevant Debtors (or any of them) of the Assignment of the Trade Receivables, by delivery of a notification letter substantially in the form of Schedule 1 Part I hereto (including the request for and the form of acknowledgement set forth therein) to the respective Debtor.

5.1.4	The Assignee shall notify the Assignor of its intention to notify the relevant Debtor(s) of the Assignment of the Trade Receivables in accordance with Clause 5.1.2 above by giving 1 (one) week’s notice. Such notice period is not necessary if the Assignor has generally ceased to make payments or the commencement of insolvency proceedings is filed by a third person against the Assignor or by the Assignor (in each case unless the application is frivolous or vexatious and is discharged, stayed or dismissed within 45 Business Days of commencement), as the case may be.

5.1.5	Clause 5.1.1 to 5.1.4 (each inclusive) above shall not apply with respect to a Trade Receivable which also qualifies as an Intercompany Receivable, in which case Clause 5.2 (Disclosure of Assignment of Intercompany Receivables) below shall apply.

5.2	Disclosure of Assignment of Intercompany Receivables

The Assignor shall promptly (unverzüglich), and in any event within 10 (ten) Business Days:

5.2.1	with respect to Intercompany Receivables which are Existing Claims, upon execution of this Agreement; and

5.2.2	with respect to Intercompany Receivables which are Future Claims, upon such Intercompany Receivable or, if earlier, the underlying contractual relationship, coming into existence,

notify each relevant Debtor, with a copy to the Assignee, of the Assignment of the Intercompany Receivables, by delivering a signed notification letter in the form of Schedule 1 Part II via registered mail with return receipt (Einschreiben mit Rückschein) or, if consented to by the Assignee in writing, by fax to each Debtor and shall procure that each Debtor executes the acknowledgement of notification and accepts the terms of the relevant Assignment in the form set out in Schedule 1 Part II. The Assignor will provide the Assignee with a copy of each return receipt (Rückschein), or if the notification was sent by fax, of each confirmation of delivery (Sendebestätigung) and each acknowledgement of receipt and each acceptance by a Debtor, promptly (unverzüglich) upon receipt of such document by the Assignor.

6.	ASSIGNMENT OF CLAIMS AGAINST CONDITIONAL VENDORS

6.1	If a Claim is subject to an assignment pursuant to an extended retention of title (verlängerter Eigentumsvorbehalt) arrangement with any supplier of the Assignor, the Assignment of such Claim to the Assignee pursuant to this Agreement shall only become effective upon the extinction of such extended retention of title. As long as the supplier is only partly entitled to a Claim, the assignment of such Claim to the Assignee hereunder shall be limited to the part of the Claim to which the Assignor is entitled. The other part of such Claim will be transferred to the Assignee at such time as that part is no longer affected by any extended retention of title.

6.2	The Assignor hereby assigns to the Assignee its right to reassignment of the Claim assigned to a supplier by reason of an extended retention of title (verlängerter Eigentumsvorbehalt) as well as any contingent claims to the transfer of all proceeds paid out to the supplier, together with all rights pertaining thereto. The same applies to any possible expectant right (Anwartschaftsrecht) with respect to the assignment of any Claim which are subject to a dissolving condition (auflösende Bedingung). The Assignee hereby accepts each such assignment.

6.3	Upon the occurrence of an Event of Default which is continuing, theAssignee is entitled (but not obliged) to extinguish the extended retention of title (verlängerter Eigentumsvorbehalt) by itself satisfying the supplier.

7.	THE ASSIGNOR’S RIGHTS

The Assignor shall be entitled to (i) collect the Claims, (ii) make use of the proceeds and (iii) exercise the ancillary rights and claims assigned to the Assignee pursuant to this Agreement in its ordinary course of trading (and shall in doing so act with the care of a prudent merchant (Sorgfalt eines ordentlichen Kaufmannes)). Such entitlement of the Assignor to collect the Claims and to exercise such ancillary rights and claims shall terminate immediately if the Assignee is entitled to collect the Claims in accordance with Clause 9 (Enforcement and Collection) of this Agreement and, in addition, the Assignee notifies the Assignor of the revocation of its rights pursuant to this Clause 7.

8.	RIGHT OF INSPECTION, BOOK-KEEPING AND DATA-PROCESSING

8.1	The Assignor hereby authorises the Assignee and the Assignee’s accountants, professional advisers and other representatives to access at all reasonable times and upon reasonable notice the premises, assets, books, accounts and records for the purposes of determining the status of the Claims and the validity, enforceability and value of the security interests constituted pursuant to this Agreement.

8.2	If details concerning the Claims have been stored in an electronic data-processing system, the Assignor shall grant the Assignee access to the relevant technical equipment, including peripheral equipment, and all data concerning the Claims. Furthermore, the Assignor shall procure that any additional assistance reasonably required will be provided to the Assignee. If no Event of Default is continuing, the Assignee shall only exercise the rights conferred upon it in this Clause 8.2 upon 5 (five) Business Days’ prior notice, during normal business hours and in a manner which duly takes into consideration the legitimate interests of the Assignor within the ordinary course of trading of the Assignor.

8.3

If proof or documents which are reasonably necessary to assert the Claims have been handed over by the Assignor to a third person (in particular a bookkeeping firm or a tax consultant) the Assignor undertakes upon the request of the Assignee to arrange with such third person that the information and documents are released and submitted to the Assignee and the Assignee shall be entitled to keep and maintain such information and documents to the extent necessary or useful to assert the Claims. The Assignor hereby undertakes to support the Assignee in dealing with any such third person in all respects. The preceding sentence applies accordingly to a third person that handles the electronic processing of data, and the Assignor shall instruct such third person to handle the processing of data for the Assignee to the extent necessary or useful to assert the Claims as it did for the Assignor, in any case for the expense of the Assignor.

8.4	Notwithstanding Clause 8.3 above if proof or documents which are reasonably necessary to assert the Claims have been handed over by the Assignor to a third person (in particular a bookkeeping firm or a tax consultant) the Assignor hereby irrevocably authorises the Assignee to demand, upon the occurrence of an Event of Default and any time thereafter for as long as the Event of Default is continuing, from such third person that the information and documents are released and submitted to the Assignee and the Assignee shall be entitled to keep and maintain such information and documents to the extent necessary or useful to assert the Claims. The Assignor hereby undertakes to instruct any such third person to deliver all such necessary information and documents directly to the Assignee promptly on demand. If a third person handles the electronic processing of data, the Assignor hereby irrevocably authorises (bevollmächtigen) the Assignee to exercise all the Assignor’s rights against such third person relating to these services, and instructs such third person to handle the processing of data for the Assignee upon its instructions as it did for the Assignor, in any case for the expense of the Assignor.

9.	ENFORCEMENT AND COLLECTION

9.1	The Assignee’s rights

9.1.1	The Assignee shall be entitled to realise any and all of the Claims (together with any and all other rights and claims transferred or assigned to the Assignee pursuant to this Agreement) at any time after the occurrence of an Event of Default and for as long as the Event of Default is continuing.

9.1.2

The Assignee shall notify the Assignor of its intention to realise the Claims by giving 1 (one) week’s prior written notice to the Assignor. The notification of the intention to realise the Claims can be effected simultaneously and in one document with the notification pursuant to Clause 5.1(d) (Disclosure of Assignment of Trade Receivables). Such notice period is not necessary if (i) the Assignor has generally ceased to make payments, (ii) an application for the commencement of insolvency proceedings over the assets of the Assignor is filed by any third person or by the Assignor (in each case unless the application is frivolous or vexatious and is discharged, stayed or dismissed within 20 Business Days of commencement) or (iii) there is reason to believe that observance of such notice period would adversely affect the enforceability of the security interests constituted pursuant to this Agreement (or any of them).

9.1.3	If and when the Assignee is entitled under this Clause 9.1 to enforce the security interests constituted pursuant to this Agreement the Assignee may (i) collect, or arrange for the collection of, the Claims (or any of them) in its own name or for its own account, (ii) sell, or arrange for the sale of the Claims (or any of them) and/or (iii) exercise any and all rights and claims transferred or assigned to the Assignee pursuant to this Agreement. This includes bringing a suit before a court (staatliches Gericht) or an arbitrational tribunal (Schiedsgericht), initiate compulsory execution (Zwangsvollstreckung) of any judgements or arbitral awards obtained by Assignor or Assignee and take all other enforcement measures (Beitreibungsmaßnahmen) Assignee considers to be expedient for the collection of the Claims. The Assignee may then request that all documents relating to the Claims be handed over to the Assignee and the Assignor shall provide the Assignee with all support at its own expenses required for the enforcement of the Claims. Assignor hereby agrees to promptly (unverzüglich) comply with any such request. If no Event of Default is continuing, the Assignee’s right to collect the Claims shall cease and the Assignee shall pay over to the Assignor all moneys received in connection with such collection and retained by it while an Event of Default was continuing save to the extent any such moneys have been applied in payment of any of the Secured Obligations.

9.1.4	If and to the extent the Assignee collects any Claims pursuant to this Clause 9.1, it may take all measures and enter into all agreements with such Debtors which it considers to be expedient. In particular, the Assignee may grant discounts or indulgence to, and/or enter into settlement agreements with, Debtors (or any Debtor).

9.1.5	The Assignee may determine which part of the Security, if applicable, shall be used to satisfy the Secured Obligations.

9.2	Application of proceeds

9.2.1	The proceeds resulting from the enforcement of the security interests constituted pursuant to this Agreement shall be applied by the Assignee towards payment of the Secured Obligations in accordance with the relevant provisions of the Facility Agreement.

9.2.2	After the full and final satisfaction and discharge of all Secured Obligations any remaining proceeds resulting from the enforcement of the security interests constituted pursuant to this Agreement shall be transferred to the Assignor at the cost and expense of the Assignor.

10.	NO RECOURSE

10.1	The Parties hereby agree that no rights and claims shall pass to or otherwise arise for the benefit of the Assignor by subrogation (gesetzlicher Übergang von Forderungen und Rechten) or otherwise, including any recourse claims, indemnification claims, claims arising from unjust enrichment (ungerechtfertigte Bereicherung) and any right to demand the assignment and/or transfer of any Secured Obligation and/or Security Interest, against the Assignor or grantor of Security Interest which it may (but for this Clause 10) acquire as a result of:

10.1.1	a payment or repayment by the Assignor of any debt of the Assignor under the Facility Agreement; or

10.1.2	an enforcement of the security interests constituted pursuant to this Agreement.

10.2	The Assignor furthermore undertakes not to exercise (pactum de non-petendo), and not to purport to exercise, any such rights and claims which may pass to it or otherwise arise for its benefit notwithstanding this Clause 10 or would pass to it or otherwise arise for its benefit but for this Clause 10.

11.	REPRESENTATIONS AND WARRANTIES

The Assignor represents and warrants (selbständiges Garantieversprechen im Sinne von § 311 BGB) to the Assignee that on the date of this Agreement:

11.1	it is validly existing and is neither:

11.1.1	unable to pay its debts when they fall due (zahlungsunfähig) within the meaning of section 17 of the German Insolvency Code (Insolvenzordnung); nor

11.1.2	subject to any insolvency proceedings (Insolvenzverfahren) (or other or similar proceedings under the laws of any other applicable jurisdiction) or any refusal of opening insolvency proceedings for insufficiency of assets (Abweisung mangels Masse) (within the meaning of section 26 of the German Insolvency Code (Insolvenzordnung)), and that it has not filed an application for the opening of insolvency procedures (Antrag auf Eröffnung eines Insolvenzverfahrens);

11.2	it is the sole legal and beneficial holder (Forderungs- bzw. Rechtsinhaber) of the Existing Claims and the other rights and claims transferred or assigned pursuant to this Agreement except for Claims assigned to third parties pursuant to extended retentions of title (verlängerter Eigentumsvorbehalt) or unless otherwise disclosed in the List of Claims;

11.3	the Existing Claims are governed by German law except for any claims governed by U.S. law and claims against AbCheck.

11.4	it has the right to freely dispose (verfügen) of the Claims listed in the List of Claims pursuant to Clause 4.1 or Clause 4.3 as the case may be from time to time and the other rights and claims transferred or assigned pursuant to this Agreement and is not subject to any restrictions on assignment and such disposition does not violate the rights of any third person, any contractual undertaking of the Assignor to a third person or any regulatory orders (in each case except for Claims assigned to third parties pursuant to extended retentions of title (verlängerter Eigentumsvorbehalt) or unless otherwise disclosed in the List of Claims);

11.5	the Claims listed in the List of Claims pursuant to Clause 4.1 or Clause 4.3 as the case may be from time to time are not in any way encumbered nor subject to any rights of third persons except for Claims assigned to third parties pursuant to extended retentions of title (verlängerter Eigentumsvorbehalt) or unless otherwise disclosed in the List of Claims; and

11.6	no litigation, arbitration or administrative proceedings are presently in progress, pending or threatened which restrain, or threaten to restrain, the Assignor in respect of the entry into, the performance of or compliance with any of its obligations pursuant to this Agreement.

12.	UNDERTAKINGS

The Assignor undertakes:

12.1	to execute (or ensure execution of) at its own expense each and any other document, make each and any other or additional declaration and take each and any other action, in each case that is reasonably necessary or useful for:

12.1.1	the creation, perfection and/or protection of the Security Interests expressed to be constituted, pursuant to this Agreement; and

12.1.2	the enforcement of the Security Interests expressed to be constituted, pursuant to this Agreement and in particular, if such Security Interests have become enforceable, for facilitating the realisation of all or any part of the Claims and the exercise of all powers, authorities and discretions vested in the Assignee or in any receiver with respect to all or any part of those Claims;

12.2	at its own expense, to execute all transfers, conveyances, assignments and releases whether to the Assignee or to its nominees and give all notices, orders and directions which the Assignee may reasonably request;

12.3	upon request of the Assignee, to promptly (unverzüglich) execute such further documents and do such other acts as are necessary in order to fully effect the purposes of this Agreement;

12.4	to provide the Assignee promptly (unverzüglich) at its request with all information and documents which are deemed necessary by the Assignee in addition to the information provided pursuant to Clause 4.1 for asserting the Claims;

12.5	to inform the Assignee of any and all subsequent changes in the value of any of the Claims resulting from any complaints, price discounts, set-off, changes to maturity or other reasons, to the extent such changes (or any of them) have, or may be expected to have, a material adverse effect on the value of the Security Interests of the Assignee constituted pursuant to this Agreement, promptly (unverzüglich) upon becoming aware of such changes. The same applies if the Assignor becomes aware of circumstances which impair, or may be expected to impair, the ability of a Debtor to make payment;

12.6	to notify the Assignee promptly (unverzüglich) of any event or circumstance which adversely affects or may reasonably be expected to adversely affect the validity or enforceability of this Agreement and/or the Security Interest constituted pursuant to this Agreement or which would cause an Event of Default to occur;

12.7	to inform the Assignee promptly (unverzüglich) of any attachments (Pfändung) regarding any and all of the Claims or any other measures which may impair or jeopardise the Assignee’s rights relating to the Claims. In the event of an attachment, the Assignor undertakes to forward to the Assignee promptly (unverzüglich) a copy of the attachment order (Pfändungsbeschluss), the third party debt order (Überweisungsbeschluss) and all other documents necessary for a defence against the attachment. The Assignor shall inform the attaching creditor promptly (unverzüglich) about the Assignee’s Security Interests pursuant to this Agreement;

12.8	not to enter into:

12.8.1	any genuine or non-genuine current account arrangement (echtes oder unechtes Kontokorrentverhältnis) in respect of the Claims (or any of them) during the term of this Agreement without the prior written consent of the Assignee;

12.8.2	any factoring transaction with respect to the Claims (or any of them) without the prior written consent of the Assignee;

12.8.3	any other agreement adversely affecting the assignability or the value of any Claim, in particular not to agree to any settlement (Vergleich), ferment (Stundung), change of maturity (Änderung des Fälligkeitszeitpunktes), moratorium (Stillhalteabkommen – pactum de non-petendo) or other amendments of the Claims, other than in the ordinary course of business, without prior written consent of the Assignee or

12.8.4	any agreement subjecting any monetary receivables or claims held by it to any law other than German law, and to notify the Assignee if the aggregate nominal value of monetary receivables or claims held by it not governed by German law (excluding claims against Amphivena) exceed 20 per cent. of the aggregate amount of all monetary receivables and claims of the Assignor;

12.9	not to assign (or purport to assign), encumber or sell any of the Claims to any third person without the Assignee’s prior written consent (except for assignments pursuant to an extended retention of title (verlängerter Eigentumsvorbehalt), and unless otherwise provided for in the Facility Agreement); and

12.10	to refrain from any other acts or omissions which may reasonably be expected tohave an indirect or direct adverse effect on the validity or enforceability of this Agreement, the Security Interests constituted thereunder (or any of them) or the value of rights and claims secured hereunder.

13.	REALEASE AND REASSIGNMENT

13.1	Reassignment

After the full and final satisfaction and discharge of all Secured Obligations, the Assignee shall, at the cost and expense of the Assignor, reassign to the Assignor the Claims (together with any and all other rights and claims transferred or assigned to the Assignee pursuant to this Agreement). The Assignee will, however, assign any Claims (together with any other right and claim transferred or assigned pursuant to this Agreement pertaining to them) to a third person to the extent that it is obliged to do so.

13.2	Release

Even prior to the full and final satisfaction and discharge of all Secured Obligations, the Assignee is obliged to release, upon the Assignor’s request, and at the Assignor’s cost and expense, all or part of the Security Interest insofar as the realisable value of the Security Interest exceeds, not only temporarily, the Secured Obligations by more than 10 per cent. The Assignee may, at its discretion, determine which part of the Security Interest shall be released.

13.3	Evaluation

For the purpose of calculating the realisable value of the Claims the following shall be deducted from the nominal value of all Claims:

13.3.1	Claims which cannot be assigned, or can be assigned only with the consent of a Debtor who has not consented;

13.3.2	Claims which can be set off with an existing counterclaim;

13.3.3	Claims which are subject to defences or objections due to the fact that the underlying services or performances have not been (fully) rendered; this shall also apply to Claims overdue for more than three months.

13.3.4	Claims which have not been assigned to the Assignee by reason of an extended retention of title pursuant to Clause 6 (Assignment of claims against conditional vendors); and

13.3.5	Claims the assignment of which is not valid due to the governing law and the Debtor’s domicile or principal place of business.

13.4	Adjustment

Each of the Parties has the right to demand an adjustment of the security deduction different from that specified above, if the previously agreed security deduction turns out to be too high or too low because of subsequent changes occurring after the date of this Agreement.

14.	INDEMNITY

14.1	Liability for Damages

The Assignee shall not be liable for any loss or damage suffered by the Assignor save in respect of such loss or damage which is suffered as a result of gross negligence (grobe Fahrlässigkeit) or wilful misconduct (Vorsatz) of the Assignee.

14.2	Indemnification

The Assignor shall indemnify the Assignee and keep the Assignee indemnified against any and all losses, actions, claims, out of pocket expenses, demands and liabilities which may be incurred by or made against the Assignee for anything done or omitted in the exercise or purported exercise of the powers contained in this Agreement other than to the extent that such losses, actions, claims, expenses, demands and liabilities are incurred or made against the Assignee as a result of the gross negligence (grobe Fahrlässigkeit) or wilful misconduct (Vorsatz) of the Assignee.

Any reference in this paragraph to the Assignee includes any attorney, manager, agent or other person appointed by the Assignee in accordance with the provisions of this Agreement and the Facility Agreement.

15.	DURATION AND INDEPENDENCE

15.1	Duration

This Agreement shall remain in full force and effect until the full and final satisfaction and discharge of the Secured Obligations. This Agreement shall not cease to exist if any payments made in satisfaction of the Secured Obligations have only temporarily discharged the Secured Obligations.

15.2	Continuing Security

This Agreement shall create a continuing security and no change or amendment whatsoever in the Facility Agreement or in any document or agreement related to it shall affect the validity or limit the scope of this Agreement or the obligations which are imposed on the Assignor pursuant to it.

The Assignor hereby agrees that the Security Interest constituted under or pursuant to this Agreement shall not be affected by any assumption of liability (Schuldübernahme) in relation to any of the Secured Obligations and hereby expressly consents (willigt ein) to any such assumption of liability within the meaning of section 418 para. 1 sentence 3 of the German Civil Code (Bürgerliches Gesetzbuch) (including when applied by analogy).

15.3	Independence

This Agreement and the Security Interests constituted thereunder are independent from all other Security Interests or guarantees which may have been or will be given to the Assignee with respect to any obligation of the Assignor. None of such other Security Interests or guarantees shall in any way prejudice, or be prejudiced by this Agreement or the Security Interests constituted pursuant to this Agreement.

16.	COSTS AND EXPENSES

The Assignor shall promptly (unverzüglich) on demand pay (or procure payment) to the Assignee the amount of any and all out of pocket costs, charges, fees and expenses (including fees for legal advisers) reasonably incurred by the Assignee in connection with the preparation, execution, performance, amendment or enforcement of, or the monitoring of the Assignor’s compliance with its obligations under this Agreement, or any waiver in relation thereto, together in each case with any applicable value added tax (subject to a proper invoice in accordance with applicable legal provisions enabling Transferor to deduct such value added tax as input tax (Vorsteuerabzug)) or other taxes. The aforementioned restriction regarding reasonability shall not apply with respect to any and all costs and expenses incurred in connection with the enforcement of the Claims. All amounts due under this Clause 16 shall be subject to Clause 15.4 (Expense Deposit) of the Facility Agreement.

17.	PARTIAL INVALIDITY; WAIVER

17.1	Invalidity

If any provision of this Agreement or part thereof should be or become invalid or unenforceable, this shall not affect the validity of the remaining provisions hereof. The invalid or unenforceable provision shall be replaced by that provision which best meets the intent of the replaced provision. This shall apply analogously with respect to anything which is accidentally not regulated in this Agreement (Vertragslücke).

17.2	Waiver

No failure to exercise, nor any delay in exercising, on the part of the Assignee, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies provided hereunder are cumulative and not exclusive of any rights or remedies provided by law.

18.	AMENDMENTS

Changes to and amendments of this Agreement, including this Clause 18, must be made in writing.

19.	SUCCESSORS, ASSIGNMENTS AND TRANSFERS

19.1	This Agreement shall be binding upon the Parties hereto and, to the extent legally possible, their respective successor(s) in law.

19.2	The parties hereto hereby agree that any person who is an assignee and transferee of the Assignee pursuant to the Facility Agreement shall, upon such assignment and transfer being effected, become an assignee for the purpose of this Agreement, regardless of whether such transfer is made by way of an assignment (Einzel- und/oder Gesamtrechtsnachfolge including Vertragsübernahme) or novation or otherwise. The Assignor hereby expressly consents (willigt ein) to any such transfer. The Assignee is herewith irrevocably authorized by the Assignor (and for this purpose exempt from the restrictions of Section 181 of the German Civil Code (Bürgerliches Gesetzbuch) to issue all declarations and to make all statements on behalf of the Assignor which the Assignee shall deem necessary or useful in order to such assignee and transferee becoming an assignee under this Agreement. For the avoidance of doubt, the Assignee is entitled to transfer and assign the Claims to any of the above assignee and transferee.

19.3	The Assignor is entitled to any such transfer with the prior written consent of the Assignee only.

20.	NOTICES AND THEIR LANGUAGE

20.1	Communications in writing

Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by fax or overnight courier to the following addresses:

20.1.1	If to the Assignor

AFFIMED THERAPEUTICS AG
Technologiepark, Im Neuenheimer Feld 582
69120 Heidelberg, Germany
Attn: Dr. Florian Fischer
Fax: +49 6221 65307 77
Email: f.fischer@affimed.com

with a copy to

CMS Hasche Sigle
Partnerschaft von Rechtsanwälten und Steuerberatern mbB
Nymphenburger Straße 12
80335 Munich, Germany
Attn: Stefan-Ulrich Müller
Fax: +49 89 23807 40667
Email: Stefan-Ulrich.Mueller@cms-hs.com

20.1.2	If to the Assignee

Perceptive Advisors LLC
499 Park Avenue, 25th Floor
New York, New York 10022
United States of America
Attn: Sandeep Dixit
Email: Sandeep@perceptivelife.com

with a copy to:

Morrison & Foerster LLP
Potsdamer Platz 1
10785 Berlin, Germany
Attn: Jörg Meißner
Fax: +49 30 726 221 130
Email: jmeissner@mofo.com

20.2	Delivery

Any communication or document made or delivered by one person to another under or in connection with this Agreement will only be effective when received (zugegangen), in particular:

20.2.1	if by way of fax, when received in legible form; or

20.2.2	if by way of overnight courier, when it has been left at the relevant address.

20.3	Notification of address and fax number

Promptly upon changing its address or fax number, each party shall notify the other Parties.

20.4	English language

20.4.1	Any notice given under or in connection with this Agreement must be in English.

20.4.2	All other documents provided under or in connection with this Agreement must be:

(a)	in English; or

(b)	if not in English, and if so required by the Assignee, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

21.	APPLICABLE LAW; JURISDICTION

21.1	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany, without regard to principles of conflicts of laws.

21.2	Jurisdiction

The place of jurisdiction for all Parties shall be Frankfurt am Main, Federal Republic of Germany, without regard to the principles of conflicts of law.

This Agreement has been entered into at the date stated at the beginning of this Agreement.

Affimed Therapeutics AG

PCOF 1, LLC

PCOF 1, LLC

SCHEDULE 1

FORMS

PART I

FORM OF NOTIFICATION FOR DISCLOSURE UPON EVENT OF DEFAULT AND BLANK NOTIFICATION LETTER

[Letterhead of the Assignor]

[insert date and place]	[Datum und Ort einfügen]

Dear Sirs,	Sehr geehrte Damen und Herren,

We hereby give you notice that pursuant to a global assignment agreement entered into by us in favour of PCOF 1 LLC (the “Assignee”) dated [ ] July 2014, we have assigned to the Assignee by way of security assignment all our present and future claims against you together with all ancillary rights and claims pertaining thereto including the claims set out in Annex 1 hereto. The Assignee is solely authorised to collect and deal with the assigned claims, and all payments with respect to the assigned claims have to be made to the Assignee. Therefore payments on the assigned claims with discharging effect can only be effected to the Assignee as assignee and holder of the assigned claims. Please do not make any further payments to us or into our accounts. Please find attached as Annex 2 hereto a copy of the assignment agreement.	Wir teilen Ihnen hierdurch mit, dass wir mit Abtretungsvertrag (Globalzessionsvertrag) vom [ ] Julie 2014, sämtliche bestehenden und künftigen Forderungen mit allen dazugehörenden Rechten und Ansprüchen gegen Sie an PCOF 1 LLC (der “Zessionar”) im Wege der Sicherungsabtretung abgetreten haben, einschließlich der in Anlage 1 genannten Forderungen. Der Zessionar allein ist berechtigt, über die Forderungen zu verfügen und Zahlungen auf die Forderungen entgegenzunehmen. Leistungen auf die Forderungen mit schuldbefreiender Wirkung können Ihrerseits daher nur noch an den Zessionar als Abtretungsempfänger und Forderungsinhaber erfolgen. Bitte leisten Sie keine weiteren Zahlungen an uns oder auf unsere Konten. Als Anlage 2 erhalten Sie eine Kopie des Abtretungsvertrages.

Yours faithfully,	Mit freundlichen Grüßen

Affimed Therapeutics AG	Affimed Therapeutics AG

Name: Title:	Name: Titel:

Acknowledgement of the debtor We acknowledge receipt of this notification letter and confirm our agreement with the terms thereof.	Bestätigung des Drittschuldners Wir bestätigen den Erhalt der Benachrichtigung und erklären unser Einverständnis mit den darin enthaltenen Bestimmungen.

[insert full name of the debtor]	[den vollständigen Namen des Drittschuldners einfügen]

Name: Title: Date:	Name: Titel: Datum:

2

ANNEX 1 / ANLAGE 1

DETAILS OF ASSIGNED CLAIMS / EINZELHEITEN DER ABGETRETENEN FORDERUNGEN

3

ANNEX 2 / ANLAGE 2

COPY OF THE GLOBAL ASSIGNMENT AGREEMENT / KOPIE DES

SICHERUNGSABTRETUNGSVERTRAGES

4

PART II

FORM OF NOTIFICATION FOR IMMEDIATELY DISCLOSED ASSIGNMENT (OFFENE ZESSION)

[Letterhead of the Assignor]

[Name and address of debtor]

[insert date and place]	[Datum und Ort einfügen]

Dear Sirs,

We hereby give you notice that pursuant to a global assignment agreement entered into by us in favour of PCOF 1 LLC (the “Assignee”) dated [    ] July 2014, we have assigned to the Assignee by way of security assignment all our present and future claims against you together with all ancillary rights and claims pertaining thereto including the claims set out in Annex 1 hereto. We are authorised by the Assignee to collect the assigned claims in our own name and for our own account and to exercise any rights and claims in the ordinary course of trading until and unless you receive a notification from the Assignee or ourselves to the contrary. Please see attached as Annex 2 a copy of the assignment agreement.

Sehr geehrte Damen und Herren,

Wir teilen Ihnen hierdurch mit, dass wir mit Abtretungsvertrag (Globalzessionsvertrag) vom [    ]. Juli 2014, , sämtliche bestehenden und künftigen Forderungen mit allen dazugehörenden Rechten und Ansprüchen gegen Sie an PCOF 1 LLC (der “Zessionar”) im Wege der Sicherungsabtretung abgetreten haben, einschließlich der in Anlage 1 genannten Forderungen. Wir sind vom Zessionar ermächtigt, alle Zahlungen betreffend die abgetretenen Forderungen im eigenen Namen und für eigene Rechnung einzuziehen und entgegenzunehmen und unsere Rechte im Rahmen des gewöhnlichen Geschäftsbetriebs auszuüben, wenn und soweit sie keine anderslautende Mitteilung des Zessionars oder durch uns erhalten. Als Anlage 2 erhalten Sie eine Kopie des Abtretungsvertrages.

Please acknowledge receipt of this notice and your agreement with the terms hereof by counter-signing this letter and returning the same to us.	Bitte bestätigen Sie den Erhalt dieser Benachrichtigung und Ihr Einverständnis mit den hierin enthaltenen Bestimmungen durch Gegenzeichnung dieser Benachrichtigung und Rücksendung an uns.

Yours faithfully,	Mit freundlichen Grüßen,

5

Affimed Therapeutics AG Name: Title:	Affimed Therapeutics AG Name: Titel:

Acknowledgement of the debtor We acknowledge receipt of this notification letter and confirm our agreement with the terms thereof.	Bestätigung des Drittschuldners Wir bestätigen den Erhalt der Benachrichtigung und erklären unser Einverständnis mit den darin enthaltenen Bestimmungen.

[insert full name of the debtor]	[den vollständigen Namen des Drittschuldners einfügen]

Name: Title: Date:	Name: Titel: Datum:

6

ANNEX 1 / ANLAGE 1

DETAILS OF ASSIGNED CLAIMS / EINZELHEITEN DER ABGETRETENEN FORDERUNGEN

7

ANNEX 2 / ANLAGE 2

COPY OF THE GLOBAL ASSIGNMENT AGREEMENT / KOPIE DES

SICHERUNGSABTRETUNGSVERTRAGES

8

SCHEDULE 19

First-Ranking Pledge Agreement on Intellectual Property Rights

(Vertrag über Verpfändung von Immaterialgüterrechten)

between

Affimed Therapeutics AG

and

PCOF 1, LLC

PREAMBLE		4

1.	FIRST-RANKING PLEDGE OF IP-RIGHTS	4

2.	EXCLUDED IP RIGHTS	6

3.	USE OF PLEDGED RIGHTS	7

4.	REPRESENTATIONS	7

5.	GENERAL UNDERTAKINGS	8

6.	ENFORCEMENT OF FIRST-RANKING PLEDGES	10

7.	SUSPENSE ACCOUNT	12

8.	EXPIRATION AND RELEASE	12

9.	NOTICE FORMS	13

10.	ATTORNEY	14

11.	INDEMNITIES	14

12.	ASSIGNMENT AND EXTENSION OF FIRST-RANKING PLEDGES	15

13.	WAIVERS	15

14.	CUMULATIVE POWERS AND AVOIDANCE OF PAYMENTS	16

15.	NOTICES AND THEIR LANGUAGE	17

16.	MISCELLANEOUS	19

This First-Ranking Pledge Agreement on Intellectual Property Rights (Vertrag über Verpfändung von Immaterialgüterrechten) (“Agreement”) is dated July 23, 2014 and made by and among

1)	Affimed Therapeutics AG, a stock corporation governed by German law (Aktiengesellschaft) having its corporate seat in Heidelberg, Germany and business address at Im Neuenheimer Feld 582, 69120 Heidelberg, registered with the local court (Amtsgericht) of Mannheim under number HRB 336536

- the “Pledgor” -

and

2)	PCOF 1, LLC, a limited liability company governed by the laws of Delaware, having its business address at 499 Park Avenue, 25th Floor, New York, New York 10022

- the “Pledgee” -

- The Pledgor and the Pledgee collectively referred to as the “Parties”, each a “Party” -

PREAMBLE

(A)	On July 23, 2014, the Pledgor and the Pledgee entered into a facility agreement (“Facility Agreement”) which provides for a loan of USD 14,000,000.00 (“Credit Facility”).

(B)	The Shareholders of the Pledgor intend to contribute all their shares in the Pledgor in an entity governed by Dutch law (“Dutch Guarantor”). After this contribution the Dutch Guarantor will join the Facility Agreement as guarantor.

(C)	It is a condition to the Pledgee making the Credit Facility available under the Facility Agreement that the Pledgor enters into this Agreement.

Now and therefore the Parties agree as follows:

Capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in the Facility Agreement.

1.	FIRST-RANKING PLEDGE OF IP-RIGHTS

1.1	First-Ranking Pledge

The Pledgor hereby agrees to grant and hereby grants a first-ranking pledge (erstrangiges Pfandrecht) to the Pledgee over any and all of its present and future, national (especially, but not limited to German, Japanese, Canadian, Australian) and European intellectual property rights (but excluding any and all US intellectual property rights), in particular but not limited to all registered and unregistered patents (Patente), trademarks (Marken), utility models (Gebrauchsmuster), utility patterns (Geschmacksmuster) including unregistered community designs (Gemeinschaftsbenutzungsgeschmacksmuster), business names (Geschäftsnamen), signs (Kennzeichen), rights to inventions (Erfindungen), domain names (Domainnamen), licenses (Lizenzen), copyrights, if transferable, or all rights of use with regard to copyrights (urheberrechtliche Nutzungsrechte) and related rights (verwandte Schutzrechte) and any other intellectual property rights, in particular but not limited to the rights listed under Annex 1 (List of IP Rights) hereto, including rights in and to any of the intellectual property rights (Recht aus dem und Recht auf das IP Recht), all ancillary rights and rights associated with the intellectual property rights, including expectancy rights (Anwartschaftsrechte, particularly, but not limited to pending patent and trademark applications), rights under filings for registration and right to registration (Recht auf Anmeldung, Recht auf Erteilung) (together, the “IP Rights”).

The rights in Clauses 1.1 (First-Ranking Pledge) are jointly referred to as the “Pledged Rights”. The first-ranking pledges created under this Clause 1.1 (First-Ranking Pledge) are hereafter referred to as the “First-Ranking Pledges”.

1.2	Assignment

To the extent not effectively pledged by way of a first-ranking pledge pursuant to Clause 1.1 (First-Ranking Pledge) the Pledgor assigns for security purposes (Sicherungsabtretung) to the Pledgee for the benefit of the Pledgee all of the Pledged Rights, provided that (i) on payment or discharge in full of the Secured Claims (as defined below), the Pledgee will re-assign such Pledged Rights to the Pledgor (or as it shall direct) and (ii) until the occurrence of an Enforcement Event (as defined below) that is continuing, the Pledgor may continue to deal with the counterparties to such IP Rights and continue to use and exploit such IP Rights in the running and development of its business.

1.3	Exploitation Right

To the extent a First-Ranking Pledge or an assignment for security purposes under Clause 1.2 (Assignment) is not effective under any applicable law, the Pledgor hereby grants to the Pledgee a worldwide, exclusive, unlimited, transferable and sub-licensable exploitation right to such IP Rights. Provisions of this Agreement regarding the IP Rights shall apply to this exploitation right mutatis mutandis.

1.4	Legal successor

The First-Ranking Pledge in any future Pledged Rights includes any future Pledged Rights acquired by any legal successor (Gesamtrechtsnachfolger) of the Pledgor.

1.5	Secured Claims

1.5.1	The First-Ranking Pledges and the assignment for security purposes under this Agreement shall (subject to the following paragraphs) secure all existing and future claims (Ansprüche) (whether actual or contingent and whether owned jointly or severally or in any other capacity whatsoever) of the Pledgee against the Pledgor, the Dutch Guarantor and any other Obligor (as defined under the Facility Agreement) arising under or in connection with the Facility Agreement (the “Secured Claims”).

1.5.2	The term “Facility Agreement” as referred to in Clause A and 1.5.1 (Secured Claims) above shall mean the Facility Agreement and any other document entered into by any Obligor in relation thereto, each as extended (including by way of increase of existing tranches or by including new tranches), amended, varied, novated or supplemented from time to time. The Pledgor hereby expressly agrees that the provisions of § 1210 para. 1 sent. 2 of the German Civil Code (Bürgerliches Gesetzbuch, “BGB”) shall not apply to this Agreement.

1.5.3	The Secured Claims shall include in particular any claims for the payment of principal interest, costs, fees or damages based on contract, unjust enrichment (ungerechtfertigte Bereicherung) or tort (Delikt).

1.6	Acceptance of First-Ranking Pledges

The Pledgee hereby accepts the First-Ranking Pledges.

2.	EXCLUDED IP RIGHTS

2.1	There shall be excluded from the security created by Clause 1 (First-Ranking pledge of IP rights) above and from the other provisions of this Agreement:

2.1.1	any IP Right which the Pledgor is prohibited from creating security on or over by reason of any contract, lease, license or other arrangement with a third party (including any IP Right which the Pledgor is precluded from creating security on or over without the prior consent of a third party) until the relevant condition or waiver has been satisfied or obtained;

2.1.2	any IP Right which, if subject to any such security, would give a third party (other than a company of the Group) an enforceable right to terminate its obligations by reason of any contract, lease, license or other arrangement provided that:

(a)	all proceeds paid or payable to the Pledgor from any sale, transfer or assignment of such license or other agreement and all rights to receive such proceeds shall be included in the security created under Clause 1 (First-Ranking pledge of IP rights);

(b)	in the case of any such IP Rights after the date hereof which are material to the conduct of the business of the Pledgor or with respect to which a contravention or other violation caused or arising by its inclusion as security created under Clause 1 (First-Ranking pledge of IP rights) could reasonably be expected to materially adversely effect such IP Rights shall be excluded from the security created under Clause 1 (First-Ranking pledge of IP rights) so long as (but only so long as)

(i)	the Pledgor shall have used, or shall be diligently using, commercially reasonable and good faith efforts to obtain all requisite consents or approvals by the other party to such license or other agreement of all of the Pledgor’s right, title and interest thereunder to the Pledgee or its designee; and

(ii)	the Pledgor shall have given prompt written notice to the Pledgee upon any failure to obtain such consent or approval.

2.1.3	any IP Rights which are listed under Annex 2 (List of excluded IP Rights).

3.	USE OF PLEDGED RIGHTS

3.1	Right to use

The Pledgor is (i) entitled to use and exploit and (ii) to the extent a Pledged Right is assigned subject to Clause 1.2 (Assignment) the Pledgee hereby authorises the Pledgor to use and further develop the Pledged Rights in each case (i) within the Pledgor’s ordinary course of business (gewöhnlicher Geschäftsbetrieb) and with the care of a prudent businessman (Sorgfalt eines ordentlichen Kaufmanns) and (ii) as provided for in the Facility Agreement, in particular to grant licences or sub-licences to third parties with respect to the Pledged Rights and to collect payments made in respect of any Pledged Rights, provided that all proceeds arising from any use in respect of a Pledged Right shall at all times be credited to an account pledged to the Pledgee.

3.2	Revocation

The Pledgee may revoke the authorisation under Clause 3.1 (Right to use) above if an Enforcement Event has occurred and is continuing.

4.	REPRESENTATIONS

4.1	The Pledgor hereby represents towards the Pledgee as follows:

4.1.1	the Pledgor is the sole owner of the present Pledged Rights listed in Annex 1 except for those listed as being co-owned, and the Pledged Rights are free from any liens and encumbrances (other than the encumbrances hereby created or permitted in the Facility Agreement) or other rights of third parties (other than licences granted in the ordinary course of the Pledgor’s business pursuant to Clause 3.1 (Right to use), pursuant to the terms of the Facility Agreement or with the consent of the Pledgee);

4.1.2	all renewal fees or other applicable payments and declarations that have been or are required to maintain each of the IP Rights as of the date of this Agreement have been made in time (unless expressly stated otherwise in Annex 1 (List of IP Rights);

4.1.3	to the best of Pledgor’s knowledge and unless otherwise disclosed in writing, no challenges, revocations, claims for assignment or similar claims relating to the IP Rights are pending with any court or authority nor have been threatened in writing;

4.1.4	the assignability, transferability, pledgeability and enforceability of the Pledged Rights is not restricted in any way; however in some cases prior correction of the register will be necessary;

4.1.5	the list of IP Rights attached hereto as Annex 1 (List IP Rights) is a correct and complete list of the Pledged Rights existing on the date of this Agreement of the Pledgor.

4.2	Times of making Representations

The representations set out in Clause 4.1:

4.2.1	shall be made on each drawdown under the Facility Agreement; and

4.2.2	are made on the date hereof and shall be repeated on each date on which any of the representations and warranties set out in the Facility Agreement are repeated, with reference to the facts and circumstances then existing.

5.	GENERAL UNDERTAKINGS

The Pledgor undertakes towards the Pledgee:

5.1	not to transfer or encumber the Pledged Rights or dispose of any of the Pledged Rights or any interest therein without the prior written consent of the Pledgee or unless permitted by Clause 3.1;

5.2	to refrain from any acts or omissions which may reasonably be expected to impair the rights granted under this Agreement, for instance acts or omissions which may lead to a waiver of claims based on infringement, or any Pledged Rights, that are reasonably necessary for the conduct of the Pledgor’s business, ceasing to exist or being encumbered or transfered, except (i) to the extent that failure to do so could not reasonably be expected to materially adversely affect the IP Rights or (ii) as otherwise permitted by this Agreement or in the Facility Agreement;

5.3	to act in case it is commercially reasonable (at its own costs and in its own name) against infringements, challenges, collisions and other actual or potential impairment of any of the IP Rights that the Pledgor may become aware of provided that the Pledgee shall be authorised to assert, at its reasonable discretion, before the courts or competent authorities any claims against third parties arising from the Pledged Rights in its own name;

5.4	to make timely (at its own costs) all declarations and payments and actions (e.g. uses preserving the protection) that are required to maintain each of the IP Rights and to pursue, as long as commercially reasonable, each pending application until it turns into a registered patent or trade mark respectively (unless expressly stated otherwise in Annex 1 (List of IP Rights));

5.5	enter into and perform all its obligations under this Agreement and ensure the legality, validity, enforceability or admissibility of the First-Ranking Pledge and of the IP Rights;

5.6	to provide the Pledgee upon reasonable request with evidence of the fulfilment of the undertakings under Clauses 5.3, 5.4 and 5.5 and to inform the Pledgee without undue delay upon any occurrence which may endanger the use or enforcement of any of the IP Rights;

5.7	to promptly inform the Pledgee if a third party claims or pretends to own any of the Pledged Rights, or if any of the Pledged Rights are attached (Pfändung) or if any other circumstances arise which may reasonably be expected to materially impair the rights of the Pledgee. In the event of an attachment, the Pledgor will forward to the Pledgee without undue delay a copy of the attachment order (Pfändungsbeschluss), any transfer order (Überweisungsbeschluss) and all other documents reasonably necessary for a defence against the attachment. The Pledgor shall inform the attaching creditor immediately about the First-Ranking Pledges; and

5.8	to make (at its own costs and without undue delay) all further declarations and to do any further acts which are reasonably necessary for the creation, perfection, enforcement or registration of the First-Ranking Pledges and the assignment for security purposes with respect to all German and European IP Rights, in particular, but not limited to, to apply by registered post with return receipt (Einschreiben mit Rückschein), if applicable, or by other forms of evidence, the registration of the Pledged Rights in favour of the Pledgee at the respective Patent and Trademark Office (e.g. the German or European Patent and Trademark Office) and/or Copyright Office by sending a notice in substantially the form set out in Annex 3 (Form of the Application of First-Ranking Pledge of IP Rights), if applicable, or the respective national application form, and do all other necessary actions according to the respective local law and the respective European laws (e.g. European Patent Convention, Community Trade Mark Regulation) to register the Pledged Rights without undue delay, but in any event not later than 30 business days after the date of this Agreement. Upon reasonable request by the Pledgee, the Pledgor shall use similar efforts with respect to the IP Rights subject to other jurisdictions.

6.	ENFORCEMENT OF FIRST-RANKING PLEDGES

6.1	Enforcement Event

If an Event of Default under the Facility Agreement, subject to the cure period provided for in Clause 21.14 (Cure Period) of the Facility Agreement, has occurred and is continuing and if, in addition, the Secured Claims become due in whole or in part (Pfandreife), the Pledgee is entitled to enforce the rights under this Agreement (“Enforcement Event”).

6.2	Procedure

6.2.1	If an Enforcement Event has occurred and is continuing, the Pledgee may immediately avail itself of all rights and remedies of a pledgee upon default under the laws of the Federal Republic of Germany, in particular as set forth in §§ 1273 para. 2, 1204 et seq. German Civil Code (Bürgerliches Gesetzbuch) including, without limitation, the right to cause the Pledged Rights to be sold at public auction.

6.2.2	The Pledgor expressly agrees that, in case the Pledgee seeks enforcement notwithstanding § 1277 sentence 1 German Civil Code (to the extent applicable), no prior obtaining of an enforceable court order (vollstreckbarer Titel) will be required and that ten (10) days prior notice of the place and time of any such public sale is sufficient. The provisions of § 1234 para 2 of the German Civil Code shall not apply to this Agreement. Prior notice is not required if (i) the Pledgor has generally ceased to effect payments (Zahlungseinstellung) or (ii) the Pledgor has filed for the commencement of insolvency proceedings (Antrag auf Eröffnung eines Insolvenzverfahrens) or (iii) insolvency proceedings have been commenced (Eröffnung eines Insolvenzverfahrens) against the Pledgor.

6.2.3	Upon the occurrence of an Enforcement Event which is continuing the Pledgee:

(a)	may satisfy, at the expense of the Pledgor, any claims of third parties in relation to the Pledged Rights and documents pertaining to IP Rights of the Pledgor and the Pledgor waives its right to object against such actions;

(b)	may request the German or European Patent and Trademark office or any other register to record the transfer of ownership of the Pledged Rights resulting from the enforcement of the Pledge; and

(c)	for so long as the Enforcement Event is continuing, subject to the Facility Agreement, the Pledgee shall be entitled to appropriate moneys and/or assets to the Secured Claims in such manner or order as it sees fit and any such appropriation shall override any appropriation by the Pledgor.

6.3	Selection, Collective Realisation

Upon the occurrence of an Enforcement Event which is continuing, the Pledgee may at its sole discretion

6.3.1	determine the place in the Federal Republic of Germany where a public auction shall be held;

6.3.2	determine which of several security interests (persönliche oder dingliche Sicherheiten), created under this Agreement or other agreements, shall be realised to satisfy the Secured Claims;

6.3.3	realise more Pledged Rights than are necessary to satisfy the Secured Claims, therefore the Pledgor hereby waives the requirement under § 1230 sentence 2 German Civil Code; and

6.3.4	sell several Pledged Rights, whether pledged under this Agreement or other agreements

(a)	separately by separate public auctions; or

(b)	collectively by a single public auction (Gesamtversteigerung).

6.4	Assistance

Upon the occurrence of an Enforcement Event which is continuing, the Pledgor shall, upon request of the Pledgee, without undue delay provide the Pledgee with all documents pertaining to the IP Rights, access to the Pledgor’s bookkeeping and/or data processing executed by a third party in relation to any Pledged Right and request delivery of all documents required for the evaluation or realisation of the Pledged Rights directly from the third party (especially from the Pledgor’s accountant or tax advisor) at the Pledgor’s costs.

6.5	Application of Proceeds

The Pledgee will use any proceeds received with regard to the Pledged Rights for the settlement of the Secured Claims. Any amount exceeding the Secured Claims will be paid to the Pledgor upon complete and irrevocable satisfaction of all Secured Claims. § 1224 German Civil Code shall not apply.

6.6	Recourse Claims

The Pledgor hereby undertakes vis-à-vis the Pledgee not to seek satisfaction for any contractual and/or statutory damage, reimbursement and/or recourse claims against the Pledgor it may have in case of realisation and/or satisfaction of any of the Secured Claims or the enforcement of the First-Ranking Pledges hereunder. The Pledgor expressly waives any rights pursuant to § 1225 of the German Civil Code.

7.	SUSPENSE ACCOUNT

Until the Secured Claims are paid in full, the Pledgee may place and keep (for such time as it shall determine) any money received pursuant to this Agreement on account of the Pledgor’s liability in respect of the Secured Claims in an interest bearing separate suspense account (to the credit of either the Pledgor or the Pledgee as the Pledgee shall think fit) may retain the same for the period which he consider expedient without having any obligation to apply all or any part of that money in or towards discharge of the Secured Claims.

8.	EXPIRATION AND RELEASE

8.1	Expiration

The First-Ranking Pledges will expire by operation of law when all Secured Claims are fully and finally satisfied and/or discharged. Upon request and at the cost of the Pledgor, the Pledgee will promptly confirm the expiration of the First-Ranking Pledges to the Pledgor as a matter of record.

8.2	Release

8.2.1	If at any time prior to complete and irrevocable satisfaction of the Secured Claims the value of the aggregate security granted by the Pledgor to secure the Secured Claims (the “Security”) which can be expected to be realised in the event of an enforcement of the Security (realisierbarer Wert) exceeds 110% of the value of the Secured Claims (the “Limit”) not only temporarily (endgültige Übersicherung), the Pledgee will upon request of the Pledgor in its discretion release such part of the Security so as to reduce the realisable value of the Security to the Limit.

8.2.2	The realisable value of the Pledged Rights shall be established on the basis of their market value reduced by 20 per cent. (deduction for valuation and enforcement risks, including incurred costs and interest). The Pledgor and the Pledgee agree that currently no realisable value of the Pledged Rights shall be established. If one of the Parties subsequently requests that the realisable value of the Pledged Rights shall be established, but the Parties cannot agree on a market value, each party is entitled to demand, at the Pledgor’s expense, assessment of the market value by acknowledged chartered accountants.

8.2.3	Each of the Pledgor and the Pledgee may request to agree on a different value or valuation procedures in respect of the total value of Security granted by the Pledgor and the expected value to be realised in the event of an enforcement of the Security provided that the agreed values or valuation procedures have proven to have materially increased or materially decreased as a result of any change of circumstance.

9.	NOTICE FORMS

9.1	The Pledgor shall deliver to the Pledgee, within 10 (ten) business days upon the execution of this Agreement 3 (three), and at any time upon the request of the Pledgee, notification forms executed in blank of each of the forms of Annex 3 (Blank Notification Form) hereto for the purpose of notification of the First-Ranking Pledge and the assignment for security purposes to the debtor(s) infringing or threatening to infringe any of the IP Rights pledged or assigned pursuant to Clause 1.1 (First-Ranking Pledge) and Clause 1.2 (Assignment).

9.2	The Pledgor hereby authorises the Pledgee to copy such notification forms executed in blank and to complete such notification forms or copies thereof and to use such form to notify any debtor(s) infringing or threatening to infringe any of the IP Rights pledged pursuant to Clause 1.1 (First-Ranking Pledge) of the First-Ranking Pledge.

10.	ATTORNEY

The Pledgor, by way of security and under the condition that an Enforcement Event has occurred and is continuing, irrevocably and severally appoints the Pledgee, and any person nominated for the purpose by the Pledgee (in writing and signed by an officer of the Pledgee) as its attorney (with full power of substitution and delegation) and as its act and deed to execute, seal and deliver (using the company seal where appropriate) and otherwise perfect and do any deed, assurance, agreement, instrument, act or thing which it ought to execute and do under the terms of this Agreement, or which may be required or deemed proper in the exercise of any rights or powers conferred on the Pledgee under this Agreement otherwise for any of the purposes of this Agreement, and the Pledgor covenants with the Pledgee to ratify and confirm all such acts or things made, done or executed by that attorney.

11.	INDEMNITIES

11.1	Disclaimer

The Pledgee or any of its agents will not be liable for any loss or damage which is suffered by the Pledgor, save in respect of such loss or damage which is suffered as a result of gross negligence or wilful misconduct (grobe Fahrlässigkeit oder Vorsatz) or the breach of an obligation by the Pledgee or any of its agents, the performance of which is essential to the proper performance of this Agreement and compliance with which the parties could be expected to rely upon (Kardinalpflichten).

11.2	Indemnities

11.2.1	The Pledgor will indemnify the Pledgee and any of its agents against any losses, claims, out of pocket expenses and liabilities which may be made against or reasonably incurred by the Pledgee or any of its agents for anything done or omitted in the exercise or purported exercise of the powers under this Agreement or occasioned by any breach by the Pledgor of any of its obligations or undertakings under this Agreement.

11.2.2	There will be no indemnification under Clause 11.2.1 (Indemnities) above, to the extent that such losses, claims, expenses and liabilities are incurred by or made against the Pledgee or any of its agents as a result of gross negligence or wilful misconduct (grobe Fahrlässigkeit oder Vorsatz) or the breach of an obligation of the Pledgee or any of its agents the performance of which is essential to the proper performance of this Agreement and the compliance with which the parties could be expected to rely upon (Kardinalpflichten).

12.	ASSIGNMENT AND EXTENSION OF FIRST-RANKING PLEDGES

12.1	Continuing Security

This Agreement shall create a continuing security and no change or amendment whatsoever to the Facility Agreement or any document or agreement relating thereto or in the event of a temporary expiration of the Secured Claimes shall affect the validity of the First-Ranking Pledges and the assignment for security purposes or the obligations which are imposed on the Pledgor pursuant to it. The First-Ranking Pledges and the assignment for security purposes shall cover any future extension of the Secured Claims (including by way of increase of existing tranches or by including new tranches) to which the Pledgor hereby explicitly consents and expressly agrees that the provisions of § 1210 para 1 sentence 2 of the German Civil Code shall not apply to this Agreement.

12.2	Assignment

12.2.1	Any assignment of any of the Secured Claims in whole or in part will, by operation of law, lead to a corresponding transfer of the First-Ranking Pledges created hereby or a corresponding portion thereof in whole or in part which shall rank equally with the initial First-Ranking Pledges created hereunder.

12.2.2	Waiving § 418 of the German Civil Code, the parties hereto agree that the security created hereunder shall not be affected by any transfer or assumption of obligations of any Obligor arising under or in connection with the Facility Agreement to, or by, any third party.

12.3	Substitution of the Pledgee

The Pledgor undertakes to enter into any agreement reasonably required by the Pledgee and otherwise to do whatever is reasonably required by the Pledgee if the Pledgee transfers its rights and obligations under the Facility Agreement wholly or partially to a third party. In particular, the Pledgee may require the Pledgor to create new first-ranking pledges over the Pledged Rights in favour of the third party or another person designated by the Pledgee. To the extent that the Pledgee transfers its rights and obligations under the Facility Agreement to a third party, the Pledgee may also transfer its rights and obligations under this Agreement to which the Pledgor hereby explicitly consents.

13.	WAIVERS

13.1	Waiver of Avoidability Defence

The Pledgor expressly waives its defence pursuant to §§ 1211, 770 para. 1 German Civil Code that any of the Secured Claims may be avoided (Anfechtung).

13.2	Waiver of Set-off Defence

The Pledgor expressly waives its defence pursuant to §§ 1211, 770 para. 2 German Civil Code that the Pledgee may discharge any of the Secured Claims by the way of set-off (Aufrechnung).

13.3	Waiver of Defences of Principal Debtor

The Pledgor hereby expressly waives its defences pursuant to § 1211 para 1 sentence 1 alternative 1 German Civil Code that the principal debtor of any of the Secured Claims has a defence against any of the Secured Claims (Einreden des Hauptschuldners).

13.4	Immediate Recourse

The Pledgor waives any right it may have of first requiring the Lender to proceed against or enforce any other rights or security or claim payment from any other person before enforcing the Security constituted hereby.

14.	CUMULATIVE POWERS AND AVOIDANCE OF PAYMENTS

14.1	Cumulative Powers

The powers which this Agreement confers on the Pledgee are cumulative, without prejudice to their respective powers under the general law, and may be exercised as often as the Pledgee thinks appropriate. The respective powers of the Pledgee will in no circumstances be suspended, waived or otherwise prejudiced by anything other than an express consent or amendment.

14.2	Amounts Avoided

If any amount paid by the Pledgor in respect of the Secured Claims is capable of being avoided or set aside on the liquidation or administration of the Pledgor or otherwise, then for the purposes of this Agreement that amount shall not be considered to have been paid. No interest shall accrue on any such amount, unless and until such amount is so avoided or set aside.

15.	NOTICES AND THEIR LANGUAGE

15.1	Communications in writing

Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by fax or overnight courier to the following addresses:

15.1.1	If to the Pledgor

AFFIMED THERAPEUTICS AG

Technologiepark, Im Neuenheimer Feld 582

69120 Heidelberg, Germany

Attn: Dr. Florian Fischer

Fax: +49 6221 65307 77

Email: f.fischer@affimed.com

with a copy to

CMS Hasche Sigle

Partnerschaft von Rechtsanwälten und Steuerberatern mbB

Nymphenburger Straße 12

80335 Munich, Germany

Attn: Stefan-Ulrich Müller

Fax: +49 89 23807 40667

Email: Stefan-Ulrich.Mueller@cms-hs.com

15.1.2	If to the Pledgee

Perceptive Advisors LLC

499 Park Avenue, 25th Floor

New York, New York 10022

United States of America

Attn: Sandeep Dixit

Email: Sandeep@perceptivelife.com

with a copy to:

Morrison & Foerster LLP

Potsdamer Platz 1

10785 Berlin, Germany

Attn: Jörg Meißner

Fax: +49 30 726 221 130

Email: jmeissner@mofo.com

15.2	Delivery

Any communication or document made or delivered by one person to another under or in connection with this Agreement will only be effective when received (zugegangen), in particular:

15.2.1	if by way of fax, when received in legible form; or

15.2.2	if by way of overnight courier, when it has been left at the relevant address.

15.3	Notification of address and fax number

Promptly upon changing its address or fax number, each party shall notify the other Parties.

15.4	English language

15.4.1	Any notice given under or in connection with this Agreement must be in English.

15.4.2	All other documents provided under or in connection with this Agreement must be:

(a)	in English (save for the application of the First-Ranking Pledge in a form as in Annex 2 to be given to the German Patent and Trade Mark office according to Section 29 DPMAV (German ordinance about German Patents and Trademarks); or

(b)	if not in English, and if so required by the Pledgee, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

16.	MISCELLANEOUS

16.1	Interpretation

The meaning of the German expressions used in this Agreement prevails over the meaning of the English expressions to which they relate.

16.2	Remedies Cumulative

No failure or delay on the part of the Pledgee to exercise any power, right or remedy hereunder shall operate as a waiver thereof, nor shall any single or any partial exercise of any power, right or remedy preclude its further exercise or the exercise of any other power, right or remedy.

16.3	Reimbursement and Costs

The Pledgor undertakes to reimburse the Pledgee promptly on demand for all reasonableout of pocket costs and expenses including those costs and expenses arising in connection with the taking, holding, protection or enforcement of the First-Ranking Pledges and the assignment for security purposes and the exercise of any other rights of the First-Ranking Pledges reasonably incurred by the Pledgee in connection with this Agreement. The aforementioned restriction regarding the reasonability shall not apply with respect to any and all costs and expenses incurred in connection with the enforcement of the First-Ranking Pledges. The Pledgor also bears the costs (including legal fees) of and in connection with this Agreement. All amounts due under this Clause 16.3 shall be subject to Clause 15.4 (Expense Deposit) of the Facility Agreement.

16.4	Partial Invalidity

If any of the provisions of this Agreement should be or become invalid, unenforceable or impractical (wirtschaftlich unmöglich) in whole or in part for whatever reason, including a violation of any laws applicable to it, the validity of the other provisions hereof and the Facility Agreement is not affected. In that case the invalid, unenforceable or impractical provision is deemed to be replaced by such valid, enforceable or practicable provision or arrangement that corresponds as closely as possible to the invalid, unenforceable or impractical provision and to the parties’ economic aims pursued by and reflected in this Agreement. The same applies in the event that this Agreement does not contain a provision necessary to achieve the economic purpose as expressed herein (Regelungslücke).

16.5	Changes

Changes, amendments and waivers of any provision of this Agreement including this Clause 16.5 (Changes) are only valid if made in writing, unless notarisation or another form is required by law. As written form an exchange of signed signature pages, transmitted by way of fax, computer fax or attached as an electronic photocopy to electronic mail shall be sufficient. However, in the case of faxes, computer faxes or electronic photocopies attached to electronic mail, any party may require that any declaration made by fax, computer fax or electronic photocopy attached to electronic mail shall be confirmed by a letter or, in the event of the conclusion or the amendment of an agreement, that all parties sign an original copy of such agreement.

16.6	Governing Law

This Agreement is governed by the laws of the Federal Republic of Germany, without regard to principles of conflicts of law.

16.7	Jurisdiction

The courts of Frankfurt am Main, Germany have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement; but excluding any dispute in relation to the existence, validity or enforceability of the Secured Claims).

This Agreement has been entered into at the date stated at the beginning of this Agreement.

Affimed Therapeutics AG

PCOF 1, LLC

PCOF 1, LLC

Annex 1

List of IP Rights

1.	Multimeric single chain tandem Fv-Antibodies “Flexibodies”

Country	Status	Application No.	Publication/Patent No.
Europe nationalized in AT, BE, CH, DE, ES, FR, GB, IT, NL	Granted	01 122 104.1	EP 1 293 514
USA	Pending	10/489,626	US2005-0079170
Japan	Granted	2003/528863	JP4,373,782

2.	Bispecific anti-CD19xCD16 antibodies…

Country	Status	Application Number	Patent No.
Europe nationalized in AT, BE, CH, DE, ES, FR, GB, IE, IT, NL	Granted	01 127 061.8	EP 1 314 741
Japan	Granted	2005-517392	JP 4,373,788

3.	Human CD3-specific antibody with immuno-suppressive activity

Country	Status	Application No.	Publication No.
Europe	Pending	02020236.2	EP1400534
Canada	Pending	2,498,523	CA2498523
Japan	Pending	2004-535480	JP2006-516184
USA	Pending	10/527,346	US2006-233787

4.	Anti- GPIIb/IIIa antibodies (co-owned) (will not be maintained)

Country	Status	Appl./Patent No.
USA (Co-Owner)	Granted	10/491,766	US 7,812,136
USA-Cont. (Co-Owner)	Granted	12/877,003	US 8,455,627
Japan	Granted	2003-524458	JP 4 504 017

5.	Anti-LRP (laminin receptor) antibody (co-owned) (will not be maintained)

5.1	Use of an antibody against the laminin receptor for tumor diagnostic and therapy

Country	Status	Application No.	Publication/Patent No.
USA	Granted	11/910 478	US 7,901,677
Australia	Granted	2006232836	2006232836

5.2	scFv acting against 37 kDA/67 kDA laminin receptor for prion disease and tumor therapy

Country	Status	Application No.	Patent No.
Europe (Co-ownership)	Granted	04765893.5	EP1670826
US	Granted	10/574,961	US 7,507,797
Japan	Granted	2006-530124	JP 4,625,461

6.	Trispecific Flexibodies

Country	Status	Appl./Patent No.
Europe	Pending	14 164523

7.	A Bispecifc Tandem Diabody specifically binding EGFRvIII and CD3

Country	Status	Application No.
Europe	Priority Rights	13189599.7; 13179630.2

8.	Affimed domain names

www.affimed.com; www.affimed.de

Annex 2

List of Excluded IP Rights

Trademark “TANDAB” for AFM11 and AFM13

Country	Status	Application No.	Registration No.
Germany	Registered	30623328,2	30623328
Europe (CTM)	Registered	005040738	005040738
USA	Registered	IR 920 199	IR 920 199

Patents for AFM11

1.	“Multivalent antibody constructs” (TandAb) [inlicensed]

Application discloses bivalent and tetravalent Fv antibody constructs (TandAb); constructs can be monospecific, bi- or multispecific. Each molecule comprises four variable domains linked by linker 1, 2, and 3 which can differ in length; general diagnostic and therapeutic use, in particular for viral, bacterial or tumoral disease is mentioned

Patent term: May 5, 2019

Granted in: Europe, USA, Japan, Australia, Canada

2.	“TandAb – New domain order” (TandAb)

Application covers TandAbs having a different domain order. In contrast to first TandAb application various specificities and medical uses are disclosed; exemplified are CD3xCD19 and HSAxCD3 TandAbs

Filing date: February 25, 2010

Status: pending

Patents for AFM13

1.	“Multivalent antibody constructs” (TandAb) [inlicensed]

Application discloses bivalent and tetravalent Fv antibody constructs (TandAb); constructs can be monospecific, bi- or multispecific. Each molecule comprises four variable domains linked by linker 1, 2, and 3 which can differ in length; general diagnostic and therapeutic use, in particular for viral, bacterial or tumoral disease is mentioned

Patent term: May 5, 2019

Granted in: Europe, USA, Japan, Australia, Canada

2.	“Anti-CD16A binding molecules”

The invention relates to anti-CD16A binding molecules which are not binding to CD16B; various bispecific antibodies or different antibody formats and their medical uses are disclosed

Filing date: May 26, 2006 (term possible to 2026)

Status: pending in Europe, USA, Australia, Canada, China, Russia, India, Brazil

3.	“CD16xCD30” [inlicensed]

Patent relates to bispecific CD16xCD30 Fv antibodies useful for the lysis of CD30 expressing cells (such as HL); exemplified are diabodies; not limited to particular format

Patent term: August 2, 2020

Granted in: Europe

1.	“Multivalent antibody constructs” (TandAb)

Country	Status	Application No.	Publication/Patent No.
Germany	Pending	198 19 846.9	DE19819846
Europe nationalized in AT, BE, CH, DK, FR, DE, GB, IT, ES, NL, SE	Granted	99 932 626.7	EP 1 078 004
USA	Granted	09/674 794	7,129,330
USA-DIV I	Granted	11/546,262	7,507,796
USA-DIV II	Granted	12/367,219	8,148,496
Japan	Granted	2000-547118	JP4431277
Australia	Granted	2003203868	AU2003203868
Canada	Granted	2 331 641	CA2 331 641

2.	“TandAb – New domain order” (TandAb)

Country	Status	Application No.	Publication/Patent No.
Europe I	Pending	10 154751	EP2361936
Europe II	Pending	11 156 113	EP2371866
USA (provisional)	Abandoned	61/308,205
USA (regular)	Pending	13/034,920	US2011-0206672
USA – DIV	Pending	13/727,059	US2013-0189263
PCT-Internat.	Completed	PCT/EP2011/062673	WO2013/013700
Australia	Pending	2011373925
Brazil	Pending	11 2014 0015732
Canada	Pending	2,842,649
China	Pending	201180072477.5
Japan	Pending	2014-520541
Mexico	Pending	MX/a/2014/000816
Russia	Pending	2013157040

3.	“Anti-CD16A binding molecules”

Country	Status	Application No.	Publication/Patent No.
Great Britain	Pending	0510790.9
PCT-Appl Nationalized in US, JP, AU, CA, CN, RU, IN, BR, EP	Completed	PCT/EP2006/005057	WO2006125668
USA	Pending	11/921,123	US2009-0214574
Japan	Granted	2008-512781	JP 5430928
Australia	Granted	2006251283	AU2006251283
Canada	Pending	2609593	CA2609593

China	Pending	200680018364	CN101583625
Russia	Granted	2007144680	RU2491294
India	Granted	1966/MUMNP/2007
Brazil	Pending	PI0611194-7	BRPI0611194-7
Europe	Granted	6753913.0	EP1888645
Europe-Div	Pending	11190768.9	EP2450380

4.	“CD16xCD30”

Country	Status	Application Number	Publication/Patent No.
Germany	Abandoned	199 37 264.0	DE19937264
Europe nationalized in AT, BE, CH, DE, FR, ES, GB, IE, IT NL	Granted	00 958 214.9	EP1206555
USA	Abandoned	10/049,404

Bispecific CD33 and CD3 Binding Proteins (in collaboration with industry partner)

Country	Status	Application No.
USA	Provisional	62/019,795

Annex 3

Form of the Application of First-Ranking Pledge of IP-Rights

PART A

Form for the Application of First-Ranking Pledge of IP Rights – Patents

An das
Deutsche Patent- und Markenamt
80297 München
Antrag auf Eintragung
einer Verpfändung (§ 29 DPMAV)
eines sonstigen dinglichen Rechts (§ 29 DPMAV)
einer Maßnahme der Zwangsvollstreckung (§ 30 Abs. 1 DPMAV)1
eines Insolvenzverfahrens (§ 30 Abs. 2 DPMAV)
Telefax vorab am:
Angaben zum Patent bzw. zur Patentanmeldung
Aktenzeichen: bei mehreren betroffenen Akten bitte gesonderte Liste beifügen.
Name, Sitz und Zustellanschrift des Patentanmelders/-inhabers
Anmelder-Nr.
Name, Sitz und Zustellanschrift des Vertreters des Patentanmelders/-inhabers
Vertreter-Nr
Name, Sitz und Zustellanschrift des Insolvenzverwalters
P 3200
5.11
1 Die Pfändung eines Schutzrechts stellt eine Maßnahme der Zwangsvollstreckung nach § 30 Abs. 1 DPMAV dar.

Angaben zum Antragsteller
Name, Sitz und Zustellanschrift des
dinglich Berechtigten I Gläubigers
Betreibers der Zwangsvollstreckung
Telefon-Nr.
Telefax-Nr.
Name, Sitz und Zustellanschrift des Vertreters/ des Antragstellers
Telefon-Nr.
Telefax-Nr.
Anlagen
Vollmacht
Zustimmungserklärung des Patentanmelders/Patentinhabers (bitte Formblatt P 3201 benutzen)
Nachweise: z.B. Pfändungsbeschluss, Vertrag
Bestallungsurkunde
Eröffnungsbeschluss im Insolvenzverfahren
GemeinsamerAntrag des Patentanmelders/-inhabers und des Erwerbers des dinglichen Rechts Zustimmungserklärung p 3201 entfällt in diesem Fall
Datum Unterschrift(en)
des Anmelders / Inhabers / Insolvenzverwalters
ggf. Firmenstempel
Datum Unterschrift(en)
des Antragstellers
ggf. Firmenstempel

PART B

Form for the application of First-Ranking Pledge of IP Rights — Trademarks

An das
Deutsche Patent- und Markenamt
Markenabteilung
80297 MUnchen
(1) Antrag auf Eintragung*)
einer Verpfändung
eines son stigen dinglichen Rechts (derzeit nur Nießbrauch möglich)
einer Maßnahme der Zwangsvollstreckung
eines lnsolvenzverfahrens
(2) Angaben zur Marke
Aktenzeichen/Registernummer:
Wiedergabe der Marke:
siehe anlage
(3)Anmelder/Inhaber der Marke
Geschäftszeichen (max. 20 Stellen)
Name/
Firma
straße,
PLZ und
Ort Staat
Anmelder-Nr.
Telefon-Nr.
Telefax-Nr.
(4) Vertreter
Geschältszeichen (max. 20 Stellen)
Name
Sozietät
Straße
PLZ und Ort
Vertreter-Nr.
Telefon-Nr.
Telefax-Nr.
Nr. der Allgemeinen VolImacht
(5) Insolvenzverwalter
Name
Straße
PLZ und Ort
Telefon-Nr.
Telefax-Nr.
(6) Telefax vorab am:
W 7022
4.10
*) Bitte ausfüllen in Maschinenschrift oder handschriftlich in Blockschrift

(7) Gemeinsamer Antrag des Inhabers der Marke und des Erwerbers des dinglichen Rechts
Zustimmungserklärung des Inhabers der Marke zur Eintragung des dinglichen Rechts (siehe Formblatt W 7024)
Übertragungsvertrag oder vergleichbare Unterlagen
(8) Dinglich Berechtigter
Betreiber der Zwangsvollstreckung/des Insolvenzverfahrens
Geschäftszeichen (max. 20 Stellen)
Name/Firma Strabe PLZ und Ort Staat/Bezirk Provinz Bundesstaal
Telefon-Nr. Telefax-Nr.
(9) Vertreter
Geschäftszeichen (max. 20 Stellen)
Name Sozietät strabe PLZ und Ort
Vertreter-Nr.
Telefon-Nr.
Telefax-Nr.
Nr. derAllgemeinen Vollmacht
(10) Sendunqen des Amts sind weiterhin zu richten an den
bisherigen Inhaber der Marke
Vertreter
folgenden Zustellungsbevollmächtigten
Geschäftszeichen (max. 20 Stellen)
Name/Firma strabe PLZ und Ort
Zustelladress—Nr.
Telefon-Nr
Telefax-Nr
(11) Anlagen
Wiedergsbe der Marke
Vollmacht
Zustimmungserklärung des lnhabers der Marke zur Eintragung des dinglichen Rechts
Übertragungsvertrag oder vergleichbare Unterlagen (z.B. Pfändungsbeschluss)
(12) Datum Unterschrift(en)
des Anmelders/lnhabers der Marke
ggf. Firmenstempel
Datum Unterschrift(en)
des dinglich Berechtigten
ggf. Firmenstempel

PART C

Form for the approval of First-Ranking Pledge of IP Rights – Trademarks

An das
Deutsche Patent-und Markenamt
Markenabteilung
80297 München
Zustimmungserklärung zur Eintragung eines
dinglichen Rechts an der Marke*)
Der unterzeichnende Anmelder/Inhaber der Marke stimmt hiermit der Eintragung eines dinglichen Rechts an der Marke zugunsten des in Ziffer (5) genannten dinglich Berechtigten in dem unter Ziffer (8) beschriebenen Umfang zu.
(1) Angaben zur Marke
Aktenzeichen/Registernummer:
Wiedergabe der Marke
☐ siehe Anlage
(2) Anmelder/Inhaber der Marke
Geschäftszeichen (max. 20 Stellen)
Name/Firma Straße PLZ und Ort Staat/Bezirk Provinz Bundesstaat
Anmelder-Nr.
Telefon-Nr.
Telefax-Nr.
(3) Vertreter
Geschäftszeichen (max. 20 Stellen)
Name Sozietät Straße PLZ und Ort
Vertreter-Nr.
Telefon-Nr.
Telefax-Nr.
Nr. der allgemeinen Vollmacht
(4) ☐ Telefax vorab am:
W 7024
11.09
*) Bitte ausfüllen in Maschinenschrift oder handschriftlich in Blockschrift

(5) Dinglich Berechtigter
Geschäftszeichen (max. 20 Stellen)
Name/Firma Straße PLZ und Ort Staat/Bezirk Provinz Bundesstaat
Anmelder-Nr.
Telefon-Nr.
Telefax-Nr.
(6) Vertreter des dinglich Berechtigten
Geschäftszeichen (max. 20 Stellen)
Name Sozietät Straße PLZ und Ort
Vertreter-Nr
Talefon-Nr.
Telefax-Nr.
Nr. der allgemeinen Vollmacht
(7) Das Recht an der Marke
☐ wird verpfändet
☐ ist Gegenstand eines sonstigen dinglichen Rechts, nämlich
☐ ist Gegenstand von Maßnahmen der Zwangsvollstreckung
(8) Das dingliche Recht nach Ziffer (7) erfasst
☐ alle Waren/Dienstleistungen
☐ folgende waren/Dienstleistungen
Klasse:
Bezeichnung:
☐ siehe Anlage
(9) Anlagen
☐ Wiedergabe der Marke
☐ Verzeichnis der Waren/Dienstleistungen
(10)
Datum Unterschrift(en)
ggf. Firmenstempel

Annex 3

Blank Notification Form

(4) Absender des Antrags ist der
eingetragene lnhaber/Anmelder der Marke(n) bzw. der Vertreter
Rechtsnachfdger der Marke(n) bzw.Vertreter
(5) Zustellungen sind nicht an den eingetragenen Inhaber/Anmelder bzw. dessen Vertreter zu richten, sondern an:
Name, Vorname / Bezeichnung
Straße, Hausnummer
Postleitzahl Ort
Land (falls nicht Deutschland)
Telefon-Nr.:
Telefax-Nr.:
Geschäftszeichen:
Zustellungen sind nicht an den Rechtsnachfolger bzw. seinen Vertreter zu richten, sondern an:
Name, Vorname / Bezeichnung
Straße, Hausnummer
Postleitzahl Ort
Land (falls nicht Deutschland)
Telefon-Nr.:
Telefax-Nr.:
Geschäftszeichen:
bitte nicht aus-füllen
Anmeldercode-Nr.
Vertretercode-Nr.
Zustelladresscode-Nr.
(6) Anlagen
Liste der Registernummern / Aktenzeichen der umzuschreibenden Marken (sofern nicht in Feld (1) aufgeführt)
Vollmachtsurkunde(n)
Bestallungsurkunde (bei Übertragung durch einen In solvenzverwalter)
(7) Bei den folgenden Unterschriften sind die Namen in Druckbuchstaben oder Maschinenschrift hinzuzufügen. BeiFirmen Bezeichnung laut Handelsregister mit Angabe der Stellung/Funktion des/der Unterzeichner/s.
Datum
Unterschrift(en) ggf. Firmenstempel
(eingetragener Inhaber/Anmeider der Marke
oder sein Vertreter)
Datum
Unterschrift(en) ggf. Firmenstempel
(Rechtsnachfolger oder sein Vertreter)
Hinweise zum Antrag
zu FeId (1)
Der Antrag kann für mehrere Marken/Markenanmeldungen nur dann gemeinsam gestellt werden, wenn sowohl der eingetragene Inhaber/Anmelder bei allen Marken/Markenanmeldungen dieselbe Person ist als auch der Rechtsnachfolger bei allen Marken/Markenanmeldungen dieselbe Person ist.
zu Feld (7)
Wird der Antrag sowohl vom aingetragenen Inhaber oder seinem Vertreter als auch vom Rechtsnachfolger oder seinem Vertreter unterschrieben, so reicht dies grundsätzlich für den Naschweis des Rechtsübergangs aus.

An das
Deutsche Patent- und Markenamt
Markenabteilung
80297 München
Zustimmungserklärung zur Eintragung eines
dinglichen Rechts an der Marke*)
Der unterzeichnende Anmelder/Inhaber der Marke stimmt hiermit dei Eintragung eines dinglichen Rechts an der Marke zugunsten des in Ziffer (5) genannten dinglich Berechtigten in dem unter Ziffer (8) beschriebenen Umfang zu.
(1) Angaben zur Marke
Aktenzeichen/Registemummer:
Wiedergabe der Marke
siehe Anlage
(2) Anmelder/lnhaber der Marke
Geschäftszeichen (max. 20 Stellen)
Name/Firma
Straße
PLZ and ort
Staat/Bezirk
Provinz
Bundesstaat
Anmelder-Nr. Telefon-Nr. Telefax-Nr.
(3) Vertreter
Geschäftszeichen (max. 20 Stellen)
Name
Sozietat
Straße
PLZ and Ort
Vertreter-Nr. Telefon-Nr. Telefax-Nr.
Nr. der allgemeinen Vollmacht
(4) Telefax vorab am:
*) Bitte ausfüllen in Maschinenschrift oder handschriftlich in Blockschrift
W 7024
11.09

(5) Dinglich Berechtigter
Geschäftszeichen (max. 20 Stellen)
Name/Firma
Straße
PLZ und ort
Staat/Bezirk
Provinz
Bundesstaat
Anmelder-Nr. Telefon-Nr. Telefax-Nr.
(6) Vertreter des dinglich Berechtigten
Geschäftszeichen (max. 20 Stellen)
Name
Sozietat
Straße
PLZ und Ort
Vertreter-Nr. Telefon-Nr. Telfax-Nr.
Nr. der allgemeinen Vollmacht
(7) Das Recht an der Marke
wird verpfändet
ist Gegenstand eines sonstigen dinglichen Rechts, nämlich
ist Gegenstand von Maßnahmen der Zwangsvollstreckung
(8) Das dingliche Recht nach Ziffer (7) erfasst
alle Waren/Dienstleistungen
folgende Waren/Dienstleistungen
Klasse: Bezeichnung:
siehe Anlage
Anlagen
Wiedergabe der Marke
Verzeichnis der Waren/Dienstleistungen
(10) Datum Unterschrift(en)
ggf. Firmenstempel

Absender
Sender
Expéditeur
Ort, Datum
Place. date
Lieu, date
An das
Deutsche Patent- und Markenamt
80297 München
Betr.: Antrag auf Umschreibung von Patenten / Patentanmeldungen
Ref.: Request to record the details of transfer of ownership of patents / patent applications
Concerne: Requête en enregistrement de transfert de brevets / demandes de brevets
Es wird beantragt, folgende(s) Patent(e) / Patentanmeldung(en)
It is hereby requested to record the transfer of ownership of the following patent(s) / patent application(s)
Par la présente. les soussignés requiérent l’enregistrement du transfert du (des) brevet(s) suivant(s) / de la (des) demande(s) de brevet suivante(s)
(Aktenzeichen) (file number’s) (numéro du dossier)
im Register des Deutschen Patent- und Markenamts umzuschreiben von in the register of the German Patent and Trade Mark Office, from the au registre de l’Office allemand des brevets et des marques de
(eingetragener Anmelder / Inhaber) (registered applicant / owner) (déposant / titulaire enregistré)
auf
to the
á l’acquéreur suivant
(Erwerber) (assignee) (nom de l’acquéreur)
Unterschrift des eingetragenen Anmelders / Inhabers oder Vertreters
Signature of the registered applicant / owner or representative
Signature du déposant / titulaire enregistré ou du mandataire
Unterschrift des Erwerbers oder Vertreters
Signature of the assignee or representative
Signature de l’acquéreur ou du mandataire
Bei den Unterschriften sind die Namen in Druckbuchstaben zu wiederholen.
Bei Firmen Bezeichnung laut Handelsregister mit zusätzlicher Funktionsbezeichnung des/ der Unterzeichner/s.
Please indicate the name also in block capitals.
In case of companies, name of the company as registered in the commercial register and indication of the position/s of the undersigned.
Les noms des signataires doivent égalernent étre indiqués en caractéres d’imprimerie.
S’il s’agit d’un établissement. il convient d’apporter le nom commercial selon le registre du commerce avec mention additionnelle de la position du (des) soussigné(s)
Hinweis:
Bei mehreren (künftigen) Anmeldem / Inhabern muss zusätzlich zum Umschreibungsantrag ein gemeinsamer Zustellungs-bevollmächtigter von allen künftigen Anmeldem / Inhabern benannt werden.
Nur auszufüllen von Parent- und Rechtsanwälten – sofern zutreffend – :
☐ Wir vertreten die / den
☐ bisherige/n Patentanmelder/in / Patentinhaber/in
☐ künftige/n Patentanmelder/in / Patentinhaber/in
Name und Unterschrift des Patent- oder Rechtsanwalts
P 3190
8.02

An das
Deutsche Patent- und Markenamt
80297 München
Zustimmungserklärung zur Eintragung
☐ eines Rechtsübergangs (§ 28 DPMAV)
☐ einer Verpfändung (§ 29 DPMAV)
☐ eines sonstigen dinglichen Rechts (§ 29 DPMAV)
☐ Telefax vorab am:
Angaben zum Patent bzw. zur Patentanmeldung
Aktenzeichen, bei mehreren betroffenen Akten bitte gesonderte Liste beifügen:
Name, Sitz und Zustellanschrift des Patentanmelders/-inhabers
Anmelder-Nr.
Name, Sitz und Zustellanschrift des Vertreters des Patentanmelders/-inhabers
Vertreter-Nr.
Angaben zum Berechtigten
Name, Sitz und Zustellanschrift des Rechtsnachfolgers / des dinglich Berechtigten
P 3201
5.06

Das Recht an dem Patent bzw. der Patentanmeldung
Wird Übertragen (§ 28 DPMAV)
Wird verpfändet ( §29 DPMAV)
ist Gegenstand eines sonstigen dinglichen Rechts (§ 29 DPMAV), nämlich
Der Rechtsübergang / das dingliche Recht erfasst
alle Patente bzw. Patentanmeldungen
folgende Patente bzw. Patentanmeldungen
ifd. Nr. laut Anlageblatt des Patents bzw. der Patentameldung
Anlagen
Datum
Unterschrift(en)
ggf. Firmenstempel

Zuletzt aktualisiert am: 06.2012

HARMONISIERUNGSAMT FÜR DEN BINNENMARKT (HABM)

ANTRAG AUF SONSTIGE EINTRAGUNG

☐ GM ☐ GGM

Seitenzahl insgesamt (diese eingeschl.)	☐	Zeichen des Antragstellers/Vertreters (nicht mehr als 20 Zeichen)	Mod 008

1. Antragsteller ID-Nummer ☐ jur.Person ☐ nat. Person

3. GM/GGM-Rechtsnachfolger o.sonstiger Berechtigter (falls nicht Antragsteller) ID-Nummer ☐ jur.Person ☐ nat. Person

Wenn der Rechtsnachfolger seinen Wohnsitz/Sitz außerhalb der EU hat: Wurde ein zur Vertretung vor dem HABM befugter Vertreter bestellt? ☐ Ja ☐ Nein

4. Vertreter des Antragstellers ID-Nummer

Art des Vertreters ☐ Anwalt ☐ zugelassener Vertreter ☐ Vertretervereinigung ☐ Angestellter

#CF008DE01V C

Seite 1 von

EU-82946 v3

Zuletzt aktualisiert am: 06.2012
HARMONISIERUNGSAMT FÜR DEN BINNENMARKT (HABM)
ANTRAG AUF SONSTIGE EINTRAGUNG
GM GGM
Seitenzal insgesamt
(diese eingeschl.)
Zeichen des Antragstellers/Vertreters (nicht mehr als 20 Zeichen)
l. Antragsteller
ID Nummer
jur. Person
nat. Person
Name der jur. Person o Vor-und Zuname Rechtsform Tel, Fax, E-Mail
Anschrift Straße und Hausnr.
PLZ und Ort Land Postanschrift
Staatsang.
(falls anderslautend)
2. GGM/GM-Inhaber/-Anmelder
ID-Nummer
jur.Person
nat. Person
Name der jur. Person o.
Vor-und Zuname
Tel., Fax, E-Mail
Anschrift
Straße und Hausnr.
PLZ und Ort Land
Postanschrift
(falls anderslautend)
Staatsang.
3. GM/GGM-Rechtsnachfolger o.sonstiger
Berechtiter (fells nicht Anlragsteller)
ID Nummer
jur. Person
nat. Person
Name derjur Person o.
Vor- und Zuname
Tel., Fax, E-Mail
Postanschrift
(falls anderslautend)
Anschrift
Straße und Hausnr.
PLZ L und Ort
Land
Staatsang.
Wenn der Rechtsnachfolger seineen Wohnsitz\Sitz außertialb der EU hat: Wurde ein zur Vertretung
Ja
Nein
4. Vertreter des Antragstellers
ID-Nummer
Name
Tel., Fax, E-Mail
Anschrift
Straße und Hausnr.
PLZ und Ort
Land
Postanschrift
(falls anderslautend)
Art des Vetireters
Anwait
zugelassener Vertreter
vertretervereinigung
Angestellter
Seite
1 von

ANTRAG AUF SONSTIGE EINTRAGUNG

Mod 006

5. Art der sonstigen Eintragung

Nachweis für die sonstige Eintragung ☐ beigefügt ☐ folgt

Mitgliedstaat(en) ☐ Fortsetzungsblatt/-blätter

Nummer der Eintragung

Anmeldetag (TT/MM/JJJJ) / /

☐ Fortsetzungsblatt/-blätter

7. Verzeichnis der Waren und Dienstleistungen (bitte angeben):

☐ Fortsetzungsblatt/-blätter

8. Anmelde- oder Eintragungsnummer/n der/des betreffenden GM oder GGM (bitte angeben):

☐ Fortsetzungsblatt/-blätter

9. Zahlung der Gebühren (falls zutreffend) **Gesamt** €

Laufendes Konto beim HABM

- ☐ Konto-Nr.
- ☐ Mein laufendes Konto beim HABM nicht verwenden

Überweisung auf das Konto des HABM

- ☐ Banco Bilbao Vizcaya Argentaria
- ☐ La Caixa

Tag der Überweisung (TT/MM/JJJJ) / /

10. Unterschrift

Name des Antragstellers

Unterschrift

☐ Ich vertrete beide Beteiligten

11. Unterschrift anderer Beteiligter

Name

☐ Rechtsnachfolger ☐ Inhaber ☐ Sonstiger Berechtigter

Unterschrift

#CF008DE02VC

(1) falls auf bestimmte Waren und Dienstleistungen beschränkt, siehe Punkt 7
(2) nur für GM
(3) bitte benutzen Sie das HABM- Formular Mod.TM010, falls Sie einen Umwandlungsantrag stellen

RESET FORM

Seite von

EU-82946 v3

ANTRAG AUF SONSTIGE EINTRAGUNG
5. Art der sonstigen Eintragung
Vollständiger Rechtsübergang
(1) (2) Teilweiser Rechtsübergang
(1) (2) Teilung
(2) Inanspruchnahme der Seniorität (nach Eintragung)
(1) (2) Löschung der Seniorität
(1) dingliches Recht
(1) Löschung des dinglichen Rechts
Änderung der Marke
(1) Zwangsvollstreckung
(1) Lizenz
ausschließlich
nicht ausschließlich
räumlich begrenzt, siehe Punkt 6
zeitlich begrenzt
Löschung der Lizenz
(3) sonstige
Nachweis für die sonstige Eintragung
beigefügt
folgt
6. Bei Eintragung von Senioritätsansprüchen (nach Eintragung) und von Lizenzen: Von der Eintragung betroffene Mitgliedstaaten
Mitgliedstaat(en)
Fortsetzungsblätt/-blatter
Nur bei Senioritätsansprüchen bitte folgende Angaben machen (falls mehr als eine Seniorität beansprucht wird, Fortsetzungsbllätter benutzen):
Nummer der Eintragung
Anmeldetag
(TT/MM/JJJJ) / /
Forts etungsblatt/-blätter
7. Verzeichnis der Waren und Diensteistungen (bitte ungeben):
Fortsetzungsblatt/-btter
8. Anmelde- oder Eintr.gungsnummer!n derides betreffenden GM oder GGM ( bitte geben):
Fortsezungsbiatt/.btter
9. Zahlung der Gebühren (falls zutreffend)
Gesamt €
Laufendes Konto beim HABM
Konto-Nr.
Mein Iaufendes Konto beim HABM nicht verwenden
Überweisung auf das Konto des HABM
Banco Bilbao Vizcaya Argentaria
La Caixa
Tag der Überweisung (TT/MM/JJJJ) / /
10. Unterschrift
Name des Antragstellers
Unterschrift
Ich vertrete beide Beteiligten
11. Unterschrift anderer Beteiligter
Name
Rechtsnachfolger
lnhaber
Sonstiger Berechtigter
Unterschrift
(1) fails auf bestimmte Waren und Dienstleistunigen beschränkt, siehe Punkt 7
(2) nur für GM
RESET FORM
(3) bitte benutzen Sie das HABM- Formular Mod. TM010, falls Sie einen Umwandlungsantrag stellen
Seite
von
#CF008DE02VC

MM5(E)
MADRID AGREEMENT AND PROTOCOL CONCERNING THE
INTERNATIONAL REGISTRATION OF MARKS
REQUEST FOR THE RECORDING OF A CHANGE IN OWNERSHIP
(Rule 25 of the Common Regulations)
IMPORTANT
1. This request may be presented to the International Bureau directly by the holder (or his recorded representative), through the Office of the Contracting Party of the (recorded) holder or through the Office of the Contracting Party of the new owner (transferee).
2. If the present request relates to a total change in ownership, as provided for in item 6(a), this form may be used for several international registrations in the name of the same holder.
3. If the present request relates to a partial change in ownership, as provided for in item 6(b), this form may only be used to request the recording of a change in ownership for a single international registration.
World Intellectual Property Organization
34, chemin des Colombettes
1211 Geneva 20, Switzerland
Tel. (Madrid Customer Service): +41 (0)223388686
Fax (Madrid Registry): +41 (0)22 740 1429
e-mail: intreg.mail@wipo.int - Internet: www.wipo.int
MM5(E) — March 2014

MM5(E)
REQUEST FOR THE RECORDING OF A CHANGE IN OWNERSHIP
For the holder (transferor/new owner (transferee)
This request contains the following number of continuation sheets:
Holder/new owner’s reference:
For the Office
Office’s reference:
1 INTERNATIONAL REGISTRATION NUMBER(S)
(several international registrations may be indicated below, provided that all registrations concerned are the subject of a total change in ownership, as provided for in item 6(a))
2 NAME OF THE HOLDER (TRANSFEROR)
(as recorded in the International Register)
3 NEW OWNER (TRANSFEREE)
(a) Name:
(b) Address:
(c) Address for correspondence:
(d) Telephone:
Fax:
E-mail address:
By providing an e-mail address, any further correspondence from the International Bureau related to this/these international registration(s) will be sent only electronically and, therefore, you will no longer receive any paper correspondence. Likewise, any further correspondence from the International Bureau related to other international applications or international registrations for which the same e-mail address has been, or will be, provided will also be sent only electronically. Please note that, for the purpose of electronic communication, there can be only one e-mail address recorded per each international registration.
MM5(E) — March 2014

MM5(E), page 2
4 ENTITLEMENT OF THE NEW OWNER (TRANSFEREE) TO BE THE HOLDER OF THE INTERNATIONAL REGISTRATION
(a) Indicate in the appropriate space(s):
(i) the name of the Contracting State of which the new owner (transferee) is a national; and/or,
(ii) the name of the State member of a Contracting Organization of which the new owner (transferee) is a national; and/or,
(iii) the name of the Contracting Party in the territory of which the new owner (transferee) is domiciled; and/or,
(iv) the name of the Contracting Party in the territory of which the new owner (transferee) has a real and effective industrial or commercial establishment:
(b) Where the new owner (transferee) is not a national of a Contracting State or of a State member of a Contracting Organization and the address given in item 3(b) is not in the territory of any of the Contracting Parties mentioned in paragraph (a)(iii) or (iv) of the present item, indicate in the space provided below:
(i) the address of the new owner (transferee) in the territory of the Contracting Party mentioned in paragraph (a)(iii) of the present item; or,
(ii) the address of the new owner’s (transferee) industrial or commercial establishment in the territory of the Contracting Party mentioned in paragraph (a)(iv) of the present item.
5 APPOINTMENT OF A REPRESENTATIVE BY THE NEW OWNER (TRANSFEREE)1
Name:
Address:
Telephone:
E-mail address:
Fax:
By providing an e-mail address, any further correspondence from the International Bureau related to this/these international registration(s) will be sent only electronically and, therefore, you will no longer receive any paper correspondence. Likewise, any further correspondence from the International Bureau related to other international applications or international registrations for which the same e-mail address has been, or will be, provided will also be sent only electronically. Please note that, for the purpose of electronic communication, there can be only one e-mail address recorded per each international registration.
SIGNATURE OF THE NEW OWNER (TRANSFEREE) APPOINTING THE ABOVE REPRESENTATIVE (compulsory)
1 This item should be used where the new owner (transferee) wishes to appoint a representative. Note that, if the person recorded as the representative of the holder (transferor) is to be recorded as the representative of the new owner (transferee), such appointment should be made by completing this item.
MM5(E) — March 2014

MM5(E), page 3
SCOPE OF THE CHANGE IN OWNERSHIP (check either (a) or (b))
(a) TOTAL CHANGE IN OWNERSHIP (the change in ownership is to be recorded for all the Contracting Parties designated in the international registration(s) indicated in item 1, and for all the goods and services covered by such international registration(s));
(b) PARTIAL CHANGE IN OWNERSHIP (read note No.3 on the cover page before checking this box)
(i) the change in ownership is to be recorded for the designated Contracting Parties indicated below (if no Contracting Party is indicated, it will be understood that the change in ownership is to be recorded in respect of all the designated Contracting Parties); and/or,
(ii) the change in ownership is to be recorded for the goods and services indicated below (grouped in the appropriate classes); if no goods and services we indicated, it will be understood that the change in ownership is to be recorded in respect of all goods and services.
You can find indications that are pre-accepted by the International Bureau in the Madrid Goods & Services Manager (MGS) at www.wipo.int/msg/.
Please use font “Courier New” or “Times New Roman”, size 12 pt, or above.
Please make consistent use of a semicolon (;) to clearly specify the goods and services indications in your list, e.g.: 09 Scientific, optical and electronic apparatus and instruments; screens photoengraving; computers.
35 Advertising; compilation of statistics; commercial information agencies.
If the space provided above is not sufficient, cheek the box and use a continuation sheet
MISCELLANEOUS INDICATIONS
(a) Indications concerning the new owner (transferee) (as may be required by certain designated Contracting Parties):
(i) if the new owner (transferee) is a natural person, indicate the nationality:
(ii) if the new owner (transferee) is a legal entity:
— legal nature of the legal entity:
—State and, where applicable, territorial unit within that State, under the law of which the legal entity is organized:
(b) The new owner (transferee) may choose a preferred language for correspondence:
English French Spanish
SIGNATURE BY THE HOLDER (TRANSFEROR) AND/OR HIS REPRESENTATIVE
Holder (transferor) Representative of the holder (transferor)
(as recorded in the International Register) (as recorded in the International Register)
Name: Name:
Signature: Signature:
MM5(E) — March 2014

MM5(E), page 4
OFFICE OF THE CONTRACTING PARTY (OF THE RECORDED HOLDER (TRANSFEROR) OR THAT OF THE NEW OWNER (TRANSFEREE)) PRESENTING THE REQUEST (where the request is presented through an Office)
Name of the Office:
Name and signature of the official signing on behalf of the Office:
MM5(E) — March 2014

MM5(E), page 5
FEE CALCULATION SHEET
(a) INSTRUCTIONS TO DEBIT FROM A CURRENT ACCOUNT
☐ The International Bureau is hereby instructed to debit the required amount of fees from a current account opened with the International Bureau (if this box is checked, it is not necessary to complete (b)).
Holder of the account:
Account number
Identity of the party giving the instructions:
(b) AMOUNT OF FEES (see Fee Calculator: www.wipo.int/madrid/en/fees/calculator.isp)
Amount (177 Swiss francs) x
(per international registration mentioned in item 1)
Grand total (Swiss francs)
(c) METHOD OF PAYMENT
Identity of the party effecting the payment:
WIPO receipt number
Payment received and acknowledged by WIPO
☐
Payment made to WIPO bank account
lBAN No. CH51 0483 5048 7080 8100 0
Crédit Suisse, CH-1211 Geneva 70
Swift/BIC: CRESCHZZ80A
Payment identification
☐
dd/mm/yyyy
☐
Payment made to WIPO postal account
(within Europe only)
IBAN No. CH03 0900 0000 1200 5000 8
Swift/BIC: POFICHBE
Payment identification
☐
dd/mm/yyyy
☐
MM5(E) – March 2014

CONTINUATION SHEET
No: of

MM5(E) – March 2014

CONTINUATION SHEET

No: .... of ....

MM5(E) – March 2014

EU-82946 v3

SCHEDULE 20

PLEDGE AND SECURITY AGREEMENT

This PLEDGE AND SECURITY AGREEMENT, dated as of 24 July 2014 (as amended or otherwise modified from time to time, this “Security Agreement”), is made by AFFIMED THERAPEUTICS AG, a German stock corporation (the “Grantor”), in favor of PCOF 1, LLC, a limited liability company governed by the laws of Delaware, as the secured party (the “Secured Party”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Term Facility Agreement, dated as of                     , 2014, by and between the Grantor, as borrower, and the Secured Party, as lender (as amended or otherwise modified from time to time, the “Loan Agreement”; all capitalized terms not otherwise defined herein shall have the means to such terms provided in the Loan Agreement), the Secured Party has extended Commitments to make Loans to the Grantor; and

WHEREAS, as a condition precedent to the making of the Loans under the Loan Agreement, the Grantor is required to execute and deliver this Security Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor agrees, for the benefit of the Secured Party, as follows:

1. Security Interest. In order to secure the obligations referred to below, the Grantor or hereby grants to the Secured Party a security interest in the following (the “Collateral”):

(a) all of the Grantor’s right, title and interest in and to that certain Amended and Restated License and Development Agreement dated July 11, 2013 (as amended or otherwise modified from time to time, the “Development Agreement”) to extent permitted under the terms of Development Agreement;

(b) all of the Grantor’s right, title and interest in and to any Warrant Redemption Payments (as such term is defined in Amended and Restated Certificate of Incorporation of Affimed Spinco Inc.); and

(c) all proceeds of the foregoing.

2. Secured Obligations. The obligations secured hereby (the “Obligations”) are all present and future obligations of the Grantor under the Agreement including the principal of, premium (if any) and interest on loans made pursuant thereto and any extension, renewal or refinancing thereof.

3. Remedies. During the continuance of an Event of Default under the Agreement, the Secured Party may exercise all remedies available under the Uniform Commercial Code as in effect from time to time in the state of New York or other applicable law with respect to the Collateral.

4. Financing Statements; Further Assurances. The Grantor hereby authorizes the Secured Party to file any financing statement or similar record in any filing office the Secured Party deems appropriate, such record to be in such form as the Secured Party deems appropriate. The Grantor will do all such further things and execute such further documents as the Secured Party may reasonably request to confirm, perfect or validate the foregoing grant of security or to enable the Secured Party to protect and enforce the same.

5. Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of New York.

6. Finance Document. This Security Agreement is a Finance Document executed pursuant to the Loan Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof, including Sections 11 and 12 thereof.

7. Binding on Successors, Transferees and Assigns; Assignment. This Security Agreement shall remain in full force and effect until the Obligations have been paid in full, shall be binding upon the Grantor and its successors, transferees and assigns and shall inure to the benefit of and be enforceable by the Secured Party and its successors, transferees and assigns; provided that the Grantor will not (unless otherwise permitted under the terms of the Loan Agreement or this Security Agreement) assign any of its obligations hereunder without the prior written consent of the Secured Party.

8. Amendments, etc. No amendment to or waiver of any provision of this Security Agreement, nor consent to any departure by the Grantor from its obligations under this Security Agreement, shall in any event be effective unless the same shall be in writing and signed by the Secured Party and the Grantor and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

9. Notices. All notices and other communications provided for hereunder shall be in writing or by facsimile and addressed, delivered or transmitted to the appropriate party at the address or facsimile number of such party specified in the Loan Agreement or at such other address or facsimile number as may be designated by such party in a notice to the other party. Any notice or other communication, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any such notice or other communication, if transmitted by facsimile, shall be deemed given when transmitted and electronically confirmed.

2

10. Release of Liens. Upon payment in full of the Obligations and the terrmination of the Commitments, the security interests granted herein shall automatically terminate with respect. Upon such termination, the Secured Party will, at the Grantor’s sole expense, deliver to the Grantor, without any representations, warranties or recourse of any kind whatsoever, all Collateral held by the Secured Party hereunder, and execute and deliver to the Grantor such documents as the Grantor shall reasonably request to evidence such termination.

11. No Waiver; Remedies. No failure on the part of the Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

12. Headings. The various headings of this Security Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Security Agreement or any provisions thereof.

13. Severability. Any provision of this Security Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Security Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

14. Governing Law, Entire Agreement, etc. THIS SECURITY AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICT OF LAWS PROVISIONS THEREOF), EXCEPT TO THE EXTENT THAT THE PERFECTION, EFFECT OF PERFECTION OR NONPERFECTION, AND PRIORITY OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK. This Security Agreement and the other Finance Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede any prior agreements, written or oral, with respect thereto.

15. Counterparts. This Security Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of a signature page to this Security Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Security Agreement.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Security Agreement to be duly executed and delivered by its Authorized Officer as of the date first above written.

AFFIMED THERAPEUTICS AG

By:
Title:

PCOF 1, LLC

By:
Title:

SCHEDULE 21	Advocaten Notarissen Belastingadviseurs

To PCOF, 1 LLC, as Lender under the Facility Agreement (as both defined below)	Claude Debussylaan 80 P.O. Box 75084 1070 AB Amsterdam T +31 20 577 1771 F +31 20 577 1775

Date [—] 2014	M. Stoffer Advocaat
Our ref. M21149759/1/20599951/tmf

DRAFT 23 JULY 2014; SUBJECT TO REVIEW OF DOCUMENTS AND PARTNER’S APPROVAL

Dear Sir/Madam,

Affimed Therapeutics B.V. (the “Company”)

Accession by the Company to a USD [14,000,000] Term Facility Agreement

dated [—] 2014 between Affimed Therapeutics AG, as borrower, and PCOF,1 LLC, as lender (the “Facility Agreement”)

[Drafting note De Brauw: for this draft we have assumed that:

(i) we will receive fully executed copies of the Facility Agreement and Accession Letter before issuance of our signed legal opinion;

(ii) the signed Accession Letter will clearly state the name and title of the signatory on behalf of the Company;

(iii) the opinion will be issued while the Company is still a B.V. (so not yet a N.V.) but has already installed a supervisory board.

Please let us know if any of this will not be the case.]

1	Introduction

I act as Dutch legal adviser (advocaat) to the Company in connection with the Facility Agreement. I am instructed solely by CMS, legal advisers to the Company.

Certain terms used in this opinion are defined in the Annex (Definitions).

2	Dutch Law

This opinion is limited to Dutch law in effect on the date of this opinion. It (including all terms used in it) is to be construed in accordance with Dutch law.

3	Scope of Inquiry

For the purpose of this opinion, I have examined the following documents:

3.1	A copy of the Accession Letter signed by the Company.

3.2	A copy of the Facility Agreement.

3.3	A copy of:

(a)	the Company’s deed of incorporation and its articles of association, as provided by the Chamber of Commerce (Kamer van Koophandel); and

(b)	the Trade Register Extract.

3.4	A copy of each Corporate Resolution.

In addition, I have obtained the following confirmations on the date of this opinion:

3.5	Confirmation by telephone from the Chamber of Commerce that the Trade Register Extract is up to date.

3.6

(a)	Confirmation by telephone from the court registry of the District Court of the place where the Company has its corporate seat, derived from that Court’s Insolvency Register; and

(b)	confirmation through www.rechtspraak.nl, derived from the segment for EU registrations of the Central Insolvency Register;

in each case that the Company is not registered as being subject to Insolvency Proceedings.

I have not examined any document, and do not express an opinion on, or on any reference to, any document other than the documents referred to in this paragraph 3. My examination has been limited to the text of the documents and I have not investigated the meaning and effect of any document governed by a law other than Dutch law under that other law.

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4	Assumptions

For the purpose of this opinion, I have made the following assumptions:

4.1

(a)	Each copy document conforms to the original and each original is genuine and complete.

(b)	Each signature is the genuine signature of the individual concerned.

(c)	Each confirmation referred to in this opinion is true.

4.2

(a)	Each Corporate Resolution has been validly passed and remains in full force and effect without modification.

(b)	There is no works council whose advice on the Company’s entry into of the Facility Agreement must be sought pursuant to the Works Councils Act (Wet op de ondernemingsraden).

4.3	The Facility Agreement is within the capacity and powers of, and has been validly authorised and entered into by, each party other than the Company.

4.4	Under German law by which the Facility Agreement is expressed to be governed:

(a)	when validly signed by all the parties, the Facility Agreement is valid, binding on and enforceable against each party; and

(b)	the choice of German law as the governing law of the Facility Agreement applies to the submission to the jurisdiction of the courts in Frankfurt am Main, Germany, pursuant to the Jurisdiction Clause.

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5	Opinion

Based on the documents and confirmations referred to and the assumptions made in paragraphs 3 and 4 and subject to the qualifications in paragraph 6 and to any matters not disclosed to me, I am of the following opinion:

5.1	The Company has been incorporated and exists as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid).

5.2

(a)	The Company has the corporate power to enter into and perform the Facility Agreement.

(b)	The Company has taken all necessary corporate action to authorise its entry into and performance of the Facility Agreement.

(c)	The Company has validly signed the Facility Agreement.

5.3

(a)	The Company does not require any licence, dispensation, recognition or other governmental consent for its entry into and performance of the Facility Agreement.

(b)	There are no registration, filing or similar governmental formalities required to ensure the validity, binding effect on and enforceability against the Company of the Facility Agreement.

5.4	The entry into and performance of the Facility Agreement by the Company do not violate Dutch law or the Company’s articles of association.

5.5	The choice of German law as the governing law of the Facility Agreement is recognised and accordingly that law governs the validity, binding effect on and enforceability against the Company of the Facility Agreement.

5.6

(a)	In proceedings in a court in Frankfurt am Main, Germany, according and subject to the Brussels I Regulation, German law determines the validity, binding effect on and enforceability against the Company of the Jurisdiction Clause.

(b)	A judgment for the payment of money rendered by a court in Frankfurt am Main, Germany, will be recognised and enforced in the Netherlands without review of its merits, according and subject to the applicable Enforcement Regulation.

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6	Qualifications

This opinion is subject to the following qualifications:

6.1	This opinion is subject to any limitations arising from bankruptcy, suspension of payments, emergency measures, (other) Insolvency Proceedings or other laws relating to or affecting the rights of creditors.

6.2	The recognition of German law as the governing law of the Facility Agreement:

(a)

(i)	will not restrict the application of the overriding provisions of Dutch law; and

(ii)	will not prevent effect being given to the overriding provisions of the law of a jurisdiction with which the situation has a close connection;

(and for this purpose “overriding provisions” are provisions the respect for which is regarded as crucial by a jurisdiction for safeguarding its public interests to such an extent that they are applicable to any situation falling within their scope, irrespective of the law otherwise applicable to an agreement);

(b)	will not prevent the application of German law being refused if it is manifestly incompatible with Dutch public policy (ordre public); and

(c)	will not prevent regard having to be had to the law of the jurisdiction in which performance takes place in relation to the manner of performance and the steps to be taken in the event of defective performance.

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6.3	The enforcement in the Netherlands of the Facility Agreement and of foreign judgments is subject to Dutch rules of civil procedure.

6.4	The enforceability of the Facility Agreement may be limited under the Sanction Act 1977 (Sanctiewet 1977) or otherwise by international sanctions.

6.5	To the extent that pursuant to the Facility Agreement the Company is required or forbidden to take, or restricted in taking, any action that falls within the powers of its general meeting of shareholders, it may not be binding on and enforceable against it.

6.6	Any trust to which the 1985 Convention on the Law applicable to Trusts and their Recognition (the “Trust Convention”) applies, will be recognised subject to the Trust Convention. Any trust to which the Trust Convention does not apply may not be recognised.

6.7	To the extent that Dutch law applies, a power of attorney can be made irrevocable only (i) insofar as it has been granted for the purpose of performing a legal act in the interest of the authorised person or a third party, and (ii) subject to any amendments made or limitations imposed by the courts on serious grounds (gewichtige redenen).

6.8	In proceedings in a Dutch court for the enforcement of the Facility Agreement, the court may mitigate amounts due in respect of litigation and collection costs.

6.9	To the extent that Dutch law applies, a legal act (rechtshandeling) performed by a person (including (without limitation) an agreement pursuant to which it guarantees the performance of another person’s obligations and any other legal act having a similar effect) may be nullified by any of its creditors, if (a) it performed the act without an obligation to do so (onverplicht), (b) the creditor concerned was prejudiced as a consequence of the act, and (c) at the time the act was performed both it and (unless the act was for no consideration (om niet)) the party with or towards which it acted, knew or should have known that one or more of its creditors (existing or future) would be prejudiced.

6.10	If a legal act (rechtshandeling) performed by a Dutch legal entity (including (without limitation) an agreement pursuant to which it guarantees the performance of another person’s obligations and any other legal act having a similar effect) is not in the entity’s interest, the act may (i) exceed the entity’s corporate or other power, (ii) violate its articles of association, and (iii) be nullified by it if the other party or parties to the act knew or should have known without investigation that the act is not in the entity’s interest.

6 / 11

6.11

(a)	An extract from the Trade Register does not provide conclusive evidence that the facts set out in it are correct. However, under the 2007 Trade Register Act (Handelsregisterwet 2007), subject to limited exceptions, a legal entity or partnership cannot invoke the incorrectness or incompleteness of its Trade Register registration against third parties who were unaware of the incorrectness or incompleteness.

(b)	A confirmation derived from an Insolvency Register does not provide conclusive evidence that an entity is not subject to Insolvency Proceedings.

6.12	I do not express any opinion on:

(a)	the validity of any assignment or transfer pursuant to Section [9] (Changes to Parties) of the Facility Agreement;

(b)	any choice of law made in respect of any non-contractual obligations; or

(c)	any taxation matters.

7	Reliance

7.1	This opinion is addressed to and may be relied upon by the Lender for the purpose of the Facility Agreement and not by any other person or for any other purpose.

7.2	In relying on this opinion, the Lender agrees that:

(a)	(except as set out in paragraph 7.3) it shall not supply this opinion, or disclose its contents or existence, to any person for any purpose; and

(b)	only De Brauw shall have any liability in connection with this opinion, the agreement in this paragraph 7.2 and all liability and other matters relating to this opinion shall be governed exclusively by Dutch law and the Dutch courts shall have exclusive jurisdiction to settle any dispute relating to this opinion.

7.3	The Lender may supply a copy of this opinion:

(a)	to any entity which acquires or may potentially acquire from it any rights and obligations under the Facility Agreement in accordance with the Facility Agreement within 6 months after the date of the Facility Agreement;

7 / 11

(b)	to its legal advisers on a need-to-know basis;

(c)	to the extent required by law (including by legally binding regulation or by a binding order of a competent court or governmental authority) or to establish a defence in any proceeding before a competent court or governmental authority provided that the Lender:

(i)	to the extent permitted by law, has notified De Brauw as soon as reasonably possible that it believes that it may be required or necessary for it by law or necessary for it to establish a defence to disclose (or, if prior notification is not permitted by law or has not reasonably been possible, that it has disclosed) this opinion; and

(ii)	in the case of disclosure required by law, upon De Brauw’s request, reasonably demonstrates that such disclosure is required by law; and

but, in each case, solely for information purposes (and not to be relied upon) and subject to the restrictions set out in paragraph 7.2.

Yours faithfully,

De Brauw Blackstone Westbroek N.V.

Menno Stoffer

8 / 11

Annex – Definitions

Part 1 - General

In this opinion:

“Accession Letter” means the accession letter dated [—] 2014 from the Company and Affimed Therapeutics AG to the Lender relating to the Facility Agreement.

“Brussels I Regulation” means Council Regulation (EC) No 44/2001 of 22 December 2000 on jurisdiction and the recognition and enforcement of judgments in civil and commercial matters (OJ 2001, L 012, 1).

“CMS” means CMS Hasche Sigle Partnerschaft von Rechtsanwälten und Steuerberatern mbB.

“Company” is defined in part 2 (Company) of this Annex.

“Corporate Resolution” is defined in part 2 (Company) of this Annex.

“De Brauw” means De Brauw Blackstone Westbroek N.V.

“Dutch law” means the law directly applicable in the Netherlands.

“Enforcement Regulation” means each of:

(a)	the Brussels I Regulation;

(b)	Regulation (EC) No 805/2004 of the European Parliament and of the Council of 21 April 2004 creating a European Enforcement Order for uncontested claims;

(c)	Regulation (EC) No 1896/2006 of the European Parliament and of the Council of 12 December 2006 creating a European order for payment procedure;

(d)	Regulation (EC) No 861/2007 of the European Parliament and of the Council of 11 July 2007 establishing a European Small Claims Procedure.

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“Facility Agreement” means the USD [14,000,000] Term Facility Agreement dated [—] 2014 entered into between Affimed Therapeutics AG, as borrower, and PCOF,1 LLC, as lender, and includes, where the context permits:

(i)	the Accession Letter; and

(ii)	the Jurisdiction Clause.

“Insolvency Proceedings” means insolvency proceedings as defined in Article 2(a) of Council Regulation (EC) No 1346/2000 of 29 May 2000 on insolvency proceedings.

“Jurisdiction Clause” means Clause [33] of the Facility Agreement.

“Lender” means PCOF, 1 LLC.

“the Netherlands” means the part of the Kingdom of the Netherlands located in Europe.

“Trade Register Extract” is defined in part 2 (Company) of this Annex.

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Part 2 - Company

In this opinion:

“Company” means Affimed Therapeutics B.V., with corporate seat in Amsterdam.

“Corporate Resolution” means each of:

(a)	a written resolution of the Company’s managing board (bestuur) dated 17 July 2014;

(b)	a written resolution of the Company’s supervisory board (raad van commissarissen) dated [—] 2014; and

(c)	a written resolution of the Company’s stated sole shareholder Stichting Affimed Therapeutics dated 17 July 2014.

“Trade Register Extract” means a Trade Register extract relating to the Company provided by the Chamber of Commerce and dated [—] 2014.

11 / 11

[PCOF 1, LLC]	SCHEDULE 22

CMS Hasche Sigle

Partnerschaft von Rechtsanwälten

und Steuerberatern mbB

Nymphenburger Str. 12

80335 München

T +49 [—]

F +49 [—]

www.cms-hs.com

Deutsche Bank AG, Frankfurt

BLZ         500 700 10

Kto.          094 043 700

IBAN       DE44500700100094043700

BIC          DEUTDEFFXXX

Stefan-Ulrich Müller

Our ref.: [—]

Office: [—]

T +49 [—]

F +49 [—]

E stefan-ulrich.mueller@cms-hs.com

Affimed Therapeutics AG – German Legal Opinion re German Warrant Bond		[—] 2014

Dear Sir/Madam

We are acting as German legal advisors to Affimed Therapeutics AG, a private company with limited liability organized under the laws of the Federal Republic of Germany (the “Borrower”) as to the laws of the Federal Republic of Germany (“Germany”) in connection with a credit facility (the “Credit Facility”) to be provided by you to the Borrower under the Term Facility Agreement dated [—] and entered into between the Borrower and PCOF 1, LLC (the “Facility Agreement”; the Facility Agreement together with the security agreements entered into in connection with the Facility Agreement, with the exception of any security agreements that are not governed by German law, the “Loan Documents”).

This opinion is delivered to you pursuant to Part 2 clause B.5.(i) of Schedule 1 to the Facility Agreement in connection with Schedule 22 to the Facility Agreement.

I.	Documents reviewed

In the above-mentioned capacity we have, in particular, examined copies of the following documents (together, the “Opinion Documents”):

1.	A copy of the articles of association of the Company in its most current version as of [—] (the “Articles of Association”);

2.	A copy of an electronic excerpt from the commercial register (Handelsregister) (the “Commercial Register Extract”) concerning the Company registered under docket number 336535 at the local court (Amtsgericht) of Mannheim, Germany (the “Commercial Register”) dated [—];

3.	A copy of the executed Loan Documents, including the Facility Agreement;

4.	A copy of the notarized minutes of the general meeting of the Borrower dated [—] in which the general meeting resolved on (i) the authorization to issue the “warrant bond” (the “Warrant Bond”), consisting of a bond component (the “Bond”) and a component comprising the “German Warrants” as defined in the Facility Agreement(these warrants: the “German Warrants”), both components as described in [Schedule 8 to the Facility Agreement] and (ii) the creation of a contingent capital covering the exercise of the German Warrants (both resolution: the “General Meeting Resolutions”);A copy of the executed subscription agreement (Zeichnungsvertrag) between the Borrower and the PCOF 1, LLC regarding the Warrant Bond dated [—] (“Subscription Agreement”);

5.	A copy of the executed permanent global note certificate representing the Bond (“Bond Global Note”), dated [—], with the terms and conditions attached to it.

6.	A copy of the executed permanent global note certificate representing the German Warrants (“Warrant Global Note”; Bond Global Note and Warrant Global Note together the “Global Notes”), dated [—], with the terms and conditions attached to it.

7.	A copy of the minutes of the management board resolution dated [—] with which the management board of the Borrower resolved to execute the Subscription Agreement and issue the Warrant Bond (the “Management Board Resolution”);

8.	A copy of the minutes of the supervisory board resolution dated [—] with which the supervisory board of the Borrower resolved on the approval of the execution of the Subscription Agreement and issuance of the Warrant Bond.

II.	Assumptions

In considering the Opinion Documents for the purposes of this Legal Opinion, we have assumed with your consent and without any further verification that

•	all Opinion Documents submitted to us as originals are authentic;

•	all signatures on all documents which we have examined are genuine;

•	all Opinion Documents provided to us as copies are identical to their respective originals;

•	all Opinion Documents which were only provided as drafts were or will be signed in the same form;

•	all Opinion Documents were validly signed, authorised, executed and delivered by the natural persons and legal entities (other than the Company) named as parties therein and that their validity and enforceability is not affected by any laws other than German law;

•	the Commercial Register Extract is complete, accurate and reflects all matters which can be registered in such register and no application for an entry has been made, no entry has been made and no resolution has been passed to apply for an entry therein which is not reflected in the Commercial Register Extract from the date of the Commercial Register Extract until the date hereof;

•	the Articles of Association is in its most current form and there are no side agreements thereto;

•	all Opinion Documents were, in comparison to the version presented to us, complete, not revoked, supplemented or amended in any other way (including by side-letters) without our being informed prior to issue of this Legal Opinion;

•	the Company maintains its registered offices in Heidelberg which is the place from which the Company is in fact administered and where all Company related decisions are taken (tatsächlicher Verwaltungssitz) as well as its effective place of management (tatsächliche Geschäftsleitung).

III.	Legal Opinion

On the basis of our review of the Opinion Documents and subject to the assumptions and qualifications set forth above and below, we are of the opinion as of today’s date that:

1.	The Borrower is a German stock corporation duly organized and validly existing under the laws of Germany, and has the corporate power and authority to execute and deliver, and to perform and observe the provisions of, the Global Notes and the Subscription Agreement.

2.	The Subscription Agreement and the Global Notes have been duly authorized by all necessary corporate action under German law on the part of the Borrower, and the Warrant Bond has been validly issued under German law.

3.	The Warrant Global Note, when duly issued and executed by the Borrower and duly authenticated and delivered, and subject to the full payment of the issue price, constitutes (verbrieft) legal, valid and binding obligations of the Borrower, that are enforceable in accordance with the terms and conditions as attached to the Warrant Global Note.

4.	The issuance of the Warrant Bond will not result in any violation of the Articles of Association or Bylaws or any material German law applicable to the Borrower.

IV.	Qualifications

This Legal Opinion is subject to the following qualifications:

a)	Where under the provisions of any document presented to us any party is vested with discretion or may determine a matter in his opinion, German law may require that such discretion be exercised reasonably or that such opinion be based on reasonable grounds. Provisions which purport that any determination, certificate or statement of account made or given by any party is to be final, conclusive or binding may not be enforced and will not prevent judicial enquiry into the merits of the matter and the basis of which such determination, certificate or statement of account is made.

b)	Although German law, in general, recognizes the concept of irrevocability, a German court may limit the scope of this concept by applying restrictions for cause (wichtige Gründe), such as material changes in the underlying situation of the respective concerned party entitling it to withdraw a right irrevocably granted, or to challenge a notice or other expression of an intention or instruction which was stated to be irrevocable.

We are providing you with this letter solely in your capacity as “Lender” under the Facility Agreement. This letter is solely for your benefit in connection with the Credit Facility. Other than for this designated purpose this communication may not be used, forwarded to third parties or quoted without our consent, nor may you refer to this document when communicating with third parties except that it may be referenced in the Credit Facility and you may quote, use and refer to the letter in any legal proceeding related to the Credit Facility to which you are a party. Under no circumstances do we assume any liability whatsoever vis-à-vis third parties in connection with this letter, irrespective of legal reason and jurisdiction.

The statements which we make in this letter apply exclusively with effect as of today’s date and are given solely on the basis of prevailing German law on this date and we do not comment on any future changes to the issues addressed in this letter.

This Legal Opinion is subject to German law.

Yours faithfully

CMS Hasche Sigle Partnerschaft von Rechtsanwälten und Steuerberatern mbB

SCHEDULE 23

Permitted Payments to Restricted Persons

The following list of recipients shall be allowed to receive payments in the stated volume per annum.

Compensation to the management board:

Dr. Adi Höss currently consulting agreement	328,120.00 €
Dr. Florian Fischer currently consulting agreement	282,150.00 €
Dr. Jens-Peter Marschner currently employment contract	297,000.00 €
further member (CSO) of the management board if hired	300,000.00 € estimated CSO Compensation

Compensation to advisors:

Dr. Uli Grau	240,000.00 €

Compensation to Supervisory Board members

(Remuneration policy is not yet finalized)

Thomas Hecht Consulting Agreement with Hecht Healthcare Consulting	65,000.00 €
Richard B. Stead Consulting Agreement with BioPharma Consulting Services	40,000.00 €
Ferdinand Verdunck Might be organized with a consulting agreement	50,000.00 € (estimation)
Bernd Modig Might be organized with a consulting agreement	50,000.00 € (estimation)

SCHEDULE 24

INTELLECTUAL PROPERTY SECURITY AGREEMENT

This INTELLECTUAL PROPERTY SECURITY AGREEMENT, dated as of July 24, 2014 (as amended or otherwise modified from time to time, this “IP Security Agreement”), is made by Affimed Therapeutics AG, a German stock corporation (the “Grantor”), in favor of PCOF 1, LLC, a Delaware limited liability company, as the secured party (together with its transferees, successors and assigns, collectively, the “Secured Party”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Term Facility Agreement, dated as of July 24, 2014, by and between the Grantor, as borrower, and the Secured Party, as lender (as amended or otherwise modified from time to time, the “Loan Agreement”), the Secured Party has agreed to make available certain Loans to the Grantor, on the terms and subject to the conditions contained therein; and

WHEREAS, as one of the conditions precedent to the making of the Loans under the Loan Agreement, the Grantor is required to execute and deliver this IP Security Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor agrees, for the benefit of the Secured Party, as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Certain Terms. The following terms (whether or not underscored) when used in this IP Security Agreement, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

“Cash Proceeds” has the meaning provided in Article 9 of the UCC.

“Computer Hardware and Software Collateral” means:

(a) all computer and other electronic data processing hardware, integrated computer systems, central processing units, memory units, display terminals, printers, features, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories and all peripheral devices and other related computer hardware, including all operating system software, utilities and application programs in whatsoever form;

(b) all software programs (including both source code, object code and all related applications and data files), designed for use on the computers and electronic data processing hardware described in clause (a) above;

(c) all firmware associated therewith;

(d) all documentation (including flow charts, logic diagrams, manuals, guides, specifications, training materials, charts and pseudo codes) with respect to such hardware, software and firmware described in the preceding clauses (a) through (c); and

(e) all rights with respect to all of the foregoing, including copyrights, licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications and any substitutions, replacements, improvements, error corrections, updates, additions or model conversions of any of the foregoing.

“Copyright Collateral” means all copyrights of the Grantor, registered or unregistered and whether published or unpublished, now or hereafter in force throughout the world including all of the Grantor’s rights, titles and interests in and to all copyrights registered in the United States Copyright Office and also including the copyrights referred to in Item A of Schedule IV, and registrations and recordings thereof and all applications for registration thereof, whether pending or in preparation, all copyright licenses, including each copyright license referred to in Item B of Schedule IV, the right to sue for past, present and future infringements of any of the foregoing, all rights corresponding thereto, all extensions and renewals of any thereof and all Proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages and Proceeds of suit, which are owned or licensed by the Grantor.

“Excluded Intellectual Property Collateral” is defined in Section 2.2.

“Governmental Authority” means the government of the United States of America or any other nation, any federal, state, city, town, municipal, county, local government or the government of any other political subdivision thereof and any department, commission, board, bureau, instrumentality, agency, court or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, in each case whether associated with a state of the United States of America, the United States of America or a foreign entity or government.

“Grantor” is defined in the preamble.

“Intellectual Property Collateral” means, collectively, the Computer Hardware and Software Collateral, the Copyright Collateral, the Patent Collateral, the Trademark Collateral and the Trade Secrets Collateral (other than the Excluded Intellectual Property Collateral), and all Proceeds, including Cash Proceeds and Non-Cash Proceeds, and products of any and all of the foregoing Intellectual Property Collateral.

“IP Security Agreement” is defined in the preamble.

“Loan Agreement” is defined in the first recital.

“Non-Cash Proceeds” has the meaning provided in Article 9 of the UCC.

“Obligations” means all (i) obligations of the Borrower and the other Obligors from time to time arising under this IP Security Agreement, the Loan Agreement, any other Finance Document or otherwise with respect to the due and prompt payment of (A) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding (“Postpetition Interest”)) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (B) all other monetary obligations, including fees, costs, attorneys’ fees and disbursements, reimbursement obligations, contract causes of action, expenses and indemnities, whether primary, secondary, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower and the other Obligors under or in respect of any Finance Document and (ii) the due and prompt performance of all other covenants, duties, debts, obligations and liabilities of any kind of the Borrower and the other Obligors, individually or collectively, under or in respect of this IP Security Agreement, the Loan Agreement or any of the other Finance Documents or any other document made, delivered or given in connection with any of the foregoing, in each case whether evidenced by a note or other writing, whether allowed in any bankruptcy, insolvency, receivership or other similar proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether primary, secondary, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, fixed or otherwise.

“Patent Collateral” means:

(a) inventions and discoveries, whether patentable or not, all letters patent and applications for letters patent in the United States of America, including all patent applications in preparation for filing and each patent and patent application referred to in Item A of Schedule II;

(b) all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the items described in clause (a);

(c) all patent licenses, and other agreements providing the Grantor with the right to use any items of the type referred to in clauses (a) and (b) above, including each patent license referred to in Item B of Schedule II; and

(d) all Proceeds of, and rights associated with, the foregoing (including licenses, royalties income, payments, claims, damages and Proceeds of infringement suits), the right to sue third parties for past, present or future infringements of any patent or patent application, and for breach or enforcement of any patent license.

“Proceeds” has the meaning provided in Article 9 of the UCC.

“Termination Date” means the date on which all Obligations have been paid in full in cash and all Commitments shall have terminated.

“Trademark Collateral” means:

(a) (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, certification marks, collective marks, logos and other source or business identifiers, and all goodwill of the business associated therewith, now existing or hereafter adopted or acquired including those referred to in Item A of Schedule III, whether currently in use or not, all registrations and recordings thereof and all applications in connection therewith, whether pending or in preparation for filing, including registrations, recordings and applications in the United States Patent and Trademark Office or in any office or agency of the United States of America, or any State thereof or any other country or political subdivision thereof or otherwise, and all common-law rights relating to the foregoing, and (ii) the right to obtain all reissues, extensions or renewals of the foregoing (collectively referred to as the “Trademark”);

(b) all trademark licenses for the grant by or to the Grantor of any right to use any trademark, including each trademark license referred to in Item B of Schedule III;

(c) all of the goodwill of the business connected with the use of, and symbolized by the items described in, clause (a), and to the extent applicable clause (b);

(d) the right to sue third parties for past, present and future infringements of any Trademark Collateral described in clause (a) and, to the extent applicable, clause (b); and

(e) all Proceeds of, and rights associated with, the foregoing, including any claim by the Grantor against third parties for past, present or future infringement or dilution of any Trademark, Trademark registration or Trademark license, or for any injury to the goodwill associated with the use of any such Trademark or for breach or enforcement of any Trademark license and all rights corresponding thereto throughout the world.

“Trade Secrets Collateral” means all common law and statutory trade secrets and all other confidential, proprietary or useful information and all know-how obtained by or used in or contemplated at any time for use in the business of a Grantor (all of the foregoing being collectively called a “Trade Secret”), whether or not such Trade Secret has been reduced to a writing or other tangible form, including all Documents and things embodying, incorporating or referring in any way to such Trade Secret, all Trade Secret licenses, including each Trade Secret license referred to in Schedule V, and including the right to sue for and to enjoin and to collect damages for the actual or threatened misappropriation of any Trade Secret and for the breach or enforcement of any such Trade Secret license.

“UCC” means the Uniform Commercial Code, as in effect from time to time in the State of New York.

SECTION 1.2. Loan Agreement Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this IP Security Agreement, including its preamble and recitals, have the meanings provided in the Loan Agreement.

ARTICLE II

SECURITY INTEREST

SECTION 2.1. Grant of Security Interest. The Grantor hereby grants to the Secured Party a continuing security interest in all of the Grantor’s right, title, and interest in and to the Intellectual Property Collateral.

SECTION 2.2. Excluded Intellectual Property Collateral. There shall be excluded from the security created by Section 2.1 above and from the other provisions of this IP Security Agreement the following (the “Excluded Intellectual Property Collateral”):

(a)	any Intellectual Property Collateral which the Grantor is prohibited from creating security on or over by reason of any contract, lease, license or other arrangement with a third party (including any Intellectual Property Collateral which the Grantor is precluded from creating security on or over without the prior consent of a third party) until the relevant condition or waiver has been satisfied or obtained;

(b)	any Intellectual Property Collateral which, if subject to any such security, would give a third party (other than an entity that is part of the Group) an enforceable right to terminate its obligations by reason of any contract, lease, license or other arrangement; provided that:

i.	all Proceeds paid or payable to the Grantor from any sale, transfer or assignment of such license or other agreement and all rights to receive such Proceeds shall be included in the security created under Section 2.1 and shall not constitute Excluded Intellectual Property Collateral;

ii.

in the case of any such Intellectual Property Collateral acquired by the Grantor after the date of this IP Security Agreement that is material to the conduct of the business of the Grantor or with respect to which a contravention or other violation caused or arising by its inclusion as security created under Section 2.1 could reasonably be expected to materially adversely effect such Intellectual Property Collateral, such Intellectual Property Collateral shall be excluded from the security created under Section 2.1, so long as (but only so long as):

A.	the Grantor shall have used, or shall be diligently using, commercially reasonable and good faith efforts to obtain all requisite consents or approvals by the other party to such license or other agreement to permit the Grantor to grant to the Security Party (or any designee of the Secured Party) a continuing security interest in all of the Grantor’s right, title, and interest in and to such Intellectual Property Collateral; and

B.	the Grantor shall have given prompt written notice to the Secured Party upon any failure to obtain such consent or approval.

(c)	any Intellectual Property Collateral which is listed on Schedule I attached hereto.

SECTION 2.3. Security for Obligations. This IP Security Agreement and the Intellectual Property Collateral in which the Secured Party is granted a security interest hereunder by the Grantor secure the payment and performance of all of the Obligations.

SECTION 2.4. Grantor Remains Liable. Anything herein to the contrary notwithstanding:

(a) the Grantor will remain liable under the contracts and agreements included in the Intellectual Property Collateral to the extent set forth therein, and will perform all of their duties and obligations under such contracts and agreements to the same extent as if this IP Security Agreement had not been executed;

(b) the exercise by the Secured Party of any of its rights hereunder will not release the Grantor from any of its duties or obligations under any such contracts or agreements included in the Intellectual Property Collateral; and

(c) the Secured Party will not have any obligation or liability under any contracts or agreements included in the Intellectual Property Collateral by reason of this IP Security Agreement, nor will the Secured Party be obligated to perform any of the obligations or duties of the Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

SECTION 2.5. Security Interest Absolute, etc. This IP Security Agreement shall in all respects be a continuing, absolute, unconditional and irrevocable grant of security interest, and shall remain in full force and effect until the Termination Date. All rights of the Secured Party and the security interests granted to the Secured Party (for its benefit) hereunder, and all obligations of the Grantor hereunder, shall, in each case, be absolute, unconditional and irrevocable irrespective of:

(a) any lack of validity, legality or enforceability of any Finance Document;

(b) the failure of the Secured Party (i) to assert any claim or demand or to enforce any right or remedy against any Obligor or any other Person (including any other Grantor) under the provisions of any Finance Document or otherwise, or (ii) to exercise any right or remedy against any guarantor of, or Intellectual Property Collateral or other collateral securing, any Obligations;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any part of the Obligations, or any other extension, compromise or renewal of any Obligations;

(d) any reduction, limitation, impairment or termination of any Obligations for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and the Grantor hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Obligations or otherwise;

(e) any amendment to, rescission, waiver, or other modification of, or any consent to or departure from, any of the terms of any Finance Document;

(f) any addition, exchange or release of any Intellectual Property Collateral or of any Person that is (or will become) a guarantor of, or a grantor of any security interest in favor of the Secured Party securing, the Obligations, or any surrender or non-perfection of any Intellectual Property Collateral or other collateral securing any of the Obligations, or any amendment to or waiver or release or addition to, or consent to or departure from, any other guaranty held by the Secured Party securing any of the Obligations; or

(g) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, any Obligor, any surety or any guarantor.

SECTION 2.6. Postponement of Subrogation. The Grantor agrees that it will not exercise any rights against any guarantor of, or grantor of any security interest in favor of the Secured Party securing, the Obligations that the Grantor may acquire by way of rights of subrogation under any Finance Document to which it is a party. The Grantor will not seek or be entitled to seek any contribution or reimbursement from any Obligor, in respect of any payment made under any Finance Document or otherwise, until following the Termination Date. Any amount paid to the Grantor on account of any such subrogation rights prior to the Termination Date shall be held in trust for the benefit of the Secured Party and shall immediately be paid and turned over to the Secured Party in the exact form received by the Grantor (duly endorsed in favor of the Secured Party, if required), to be credited and applied against the Obligations, whether matured or unmatured, in accordance with Section 6.1; provided that if the Grantor has made payment to the Secured Party of all or any part of the Obligations and the Termination Date has occurred, then at the Grantor’s request, the Secured Party will, at the expense of the Grantor, execute and deliver to the Grantor appropriate documents (without recourse and without representation or warranty) necessary to evidence the transfer by subrogation to the Grantor of an interest in the Obligations resulting from such payment. In furtherance of the foregoing, at all times prior to the Termination Date, the Grantor shall refrain from taking any action or commencing any proceeding against any Obligor (or its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in respect of payments made under this IP Security Agreement to the Secured Party.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

In order to induce the Secured Party to enter into the Loan Agreement and make available any Loans thereunder, the Grantor represents and warrants to the Secured Party as set forth below.

SECTION 3.1. Intellectual Property Collateral. Except as disclosed on Schedules I through III, with respect to any Intellectual Property Collateral:

(a) such Intellectual Property Collateral is valid, subsisting, unexpired and enforceable and has not been abandoned or adjudged invalid or unenforceable, in whole or in part except as could not be expected to have a Material Adverse Effect;

(b) the Grantor is the sole and exclusive owner of the entire and unencumbered right, title and interest in and to such Intellectual Property Collateral and no claim has been made that the use of such Intellectual Property Collateral does or may, conflict with, infringe, misappropriate, dilute, misuse or otherwise violate any of the rights of any third party;

(c) the Grantor has made all necessary filings and recordations to protect its interest in such Intellectual Property Collateral, including recordations of all of its interests in the Patent Collateral and Trademark Collateral in the United States Patent and Trademark Office, and its claims to the Copyright Collateral in the United States Copyright Office, and, to the extent necessary, has used proper statutory notice in connection with its use of any material patent, Trademark and copyright in any of the Intellectual Property Collateral;

(d) the Grantor has taken all reasonable steps to safeguard its Trade Secrets and to its knowledge (A) none of the Trade Secrets of the Grantor has been used, divulged, disclosed or appropriated for the benefit of any other Person other than the Grantor; (B) no employee, independent contractor or agent of the Grantor has misappropriated any Trade Secrets of any other Person in the course of the performance of his or her duties as an employee, independent contractor or agent of the Grantor; and (C) no employee, independent contractor or agent of the Grantor is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of inventions agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of the Grantor’s Intellectual Property Collateral;

(e) to the Grantor’s knowledge, no third party is infringing upon any Intellectual Property owned or used by the Grantor in any material respect, or any of its respective licensees;

(f) no settlement or consents, covenants not to sue, nonassertion assurances, or releases have been entered into by the Grantor or to which the Grantor is bound that adversely affects its rights to own or use any Intellectual Property Collateral except as would not have a Material Adverse Effect;

(g) the Grantor has not made a previous assignment, sale, transfer or agreement constituting a present or future assignment, sale or transfer of any Intellectual Property Collateral for purposes of granting a security interest or as Intellectual Property Collateral that has not been terminated or released;

(h) the Grantor has executed and delivered to the Secured Party, Intellectual Property Collateral security agreements for all copyrights, patents, Trademarks and other Intellectual Property Collateral owned by the Grantor, including all copyrights, patents and trademarks on Schedules I through III (as such schedules may be amended or supplemented from time to time);

(i) the Grantor uses adequate standards of quality in the manufacture, distribution, and sale of all products sold and in the provision of all services rendered under or in connection with all Trademarks and has taken all commercially reasonable action necessary to insure that all licensees of the Trademarks owned by the Grantor use such adequate standards of quality;

(j) the consummation of the transactions contemplated by the Loan Agreement and this IP Security Agreement will not result in the termination or material impairment of any of the Intellectual Property Collateral; and

(k) the Grantor owns directly or is entitled to use by license or otherwise, all Patents, Trademarks, Trade Secrets, Copyrights, mask works, licenses, technology, know-how, processes and rights with respect to any of the foregoing used in, necessary for or of importance to the conduct of the Grantor’s business.

SECTION 3.2. Grantor Name, Location, etc.

(a) The jurisdiction in which the Grantor is located for purposes of Sections 9-301 and 9-307 of the UCC is the District of Columbia.

(b) The Grantor does not have any other trade names.

(c) During the four (4) months preceding the date hereof, the Grantor has not been known by any legal name different from the one set forth on the signature page hereto, nor has the Grantor been the subject of any merger or other corporate reorganization.

(d) 1The name set forth on the signature page attached hereto is the true and correct legal name (as defined in the UCC) of the Grantor.

SECTION 3.3. Ownership; No Liens, etc. The Grantor owns the Intellectual Property Collateral free and clear of any Lien, except for any security interest in favor of the Secured Party created by this IP Security Agreement or any other Finance Document in favor of the Secured Party. No effective UCC financing statement or other filing similar in effect covering all or any part of the Intellectual Property Collateral is on file in any recording office, except those filed in favor of the Secured Party relating to this IP Security Agreement or any other Finance Document or as to which a duly authorized termination statement relating to such UCC financing statement or other instrument has been delivered to the Secured Party on the Closing Date

SECTION 3.4. Validity, etc.

(a) This IP Security Agreement creates a valid security interest in the Intellectual Property Collateral securing the payment of the Obligations.

(b) The Grantor has filed or caused to be filed all UCC-1 financing statements in the filing office for the Grantor’s jurisdiction of organization listed in Section 3.2 (collectively, the “Filing Statements”) (or has authenticated and delivered to the Secured Party the Filing Statements suitable for filing in such offices).

[1]	Note to MOFO: The Grantor is a German company with no presence in the U.S.

(c) Upon the filing of the Filing Statements with the appropriate agencies therefor the security interests created under this IP Security Agreement shall constitute a perfected security interest in the Intellectual Property Collateral described on such Filing Statements in favor of the Secured Party on behalf of the Secured Party to the extent that a security interest therein may be perfected by filing pursuant to the relevant Uniform Commercial Code, prior to all other Liens.

SECTION 3.5. Authorization, Approval, etc. Except as have been obtained or made and are in full force and effect, no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or any other third party is required either:

(a) for the grant by the Grantor of the security interest granted hereby or for the execution, delivery and performance of this IP Security Agreement by the Grantor; or

(b) for the perfection or maintenance of the security interests hereunder including the first priority nature of such security interest (except with respect to the Filing Statements or, with respect to Intellectual Property Collateral, the recordation of any agreements with the U.S. Patent and Trademark Office or the U.S. Copyright Office) or the exercise by the Secured Party of its rights and remedies hereunder.

ARTICLE IV

COVENANTS

The Grantor covenants and agrees that, until the Termination Date, the Grantor will perform, comply with and be bound by the obligations set forth below.

SECTION 4.1. As to Intellectual Property Collateral. The Grantor covenants and agrees to comply with the following provisions as such provisions relate to any Intellectual Property Collateral material to the operations or business of the Grantor:

(a) the Grantor will not (i) do or fail to perform any act whereby any of the Patent Collateral may lapse or become abandoned or dedicated to the public or unenforceable, (ii) permit any of its licensees to (A) fail to continue to use any of the Trademark Collateral in order to maintain all of the Trademark Collateral in full force free from any claim of abandonment for non-use, (B) fail to maintain as in the past the quality of products and services offered under all of the Trademark Collateral, (C) fail to employ all of the Trademark Collateral registered with any federal or state or foreign authority with an appropriate notice of such registration, (D) adopt or use any other Trademark which is confusingly similar or a colorable imitation of any of the Trademark Collateral, (E) use any of the Trademark Collateral registered with any federal, state or foreign authority except for the uses for which registration or application for registration of all of the Trademark Collateral has been made or (F) do or permit any act or knowingly omit to do any act whereby any of the Trademark Collateral may lapse or become invalid or unenforceable, or (iii) do or permit any act or knowingly omit to do any act whereby any of the Copyright Collateral or any of the Trade Secrets Collateral may lapse or become invalid or unenforceable or placed in the public domain except upon expiration of the end of an unrenewable term of a registration thereof, unless, in the case of any of the foregoing requirements in clauses (i), (ii) and (iii), the Grantor shall either (x) reasonably and in good faith determine that any of such Intellectual Property Collateral is of negligible economic value to the Grantor, or (y) the loss of the Intellectual Property Collateral would not have a Material Adverse Effect on the business;

(b) the Grantor shall promptly notify the Secured Party if it knows, or has reason to know, that any application or registration relating to any material item of the Intellectual Property

Collateral may become abandoned or dedicated to the public or placed in the public domain or invalid or unenforceable, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any foreign counterpart thereof or any court) regarding the Grantor’s ownership of any of the Intellectual Property Collateral, its right to register the same or to keep and maintain and enforce the same;

(c) in no event will the Grantor or any of its agents, employees, designees or licensees file an application for the registration of any Intellectual Property Collateral with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, unless it promptly informs the Secured Party, and upon request of the Secured Party (subject to the terms of the Loan Agreement), executes and delivers all agreements, instruments and documents as the Secured Party may request to evidence the Secured Party’s security interest in such Intellectual Property Collateral;

(d) the Grantor will take all necessary steps, including in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or (subject to the terms of the Loan Agreement) any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue any application (and to obtain the relevant registration) filed with respect to, and to maintain any registration of, the Intellectual Property Collateral, including the filing of applications for renewal, affidavits of use, affidavits of incontestability and opposition, interference and cancellation proceedings and the payment of fees and taxes (except to the extent that dedication, abandonment or invalidation is permitted under the foregoing clause (a) or (b)); and

(e) the Grantor will promptly execute and deliver to the Secured Party (as applicable) a Patent Security Agreement, Trademark Security Agreement and/or Copyright Security Agreement, as the case may be, in the forms of Exhibit A, Exhibit B and Exhibit C hereto following its obtaining an interest in any such Intellectual Property, and shall execute and deliver to the Secured Party any other document required to acknowledge or register or perfect the Secured Party’s interest in any part of such item of Intellectual Property Collateral unless the Grantor shall determine in good faith (with the consent of the Secured Party) that any Intellectual Property Collateral is of negligible economic value to the Grantor.

SECTION 4.1.2. Certain Deliveries during an Event of Default. The Grantor agrees promptly upon receipt of notice of the occurrence and continuance of an Event of Default from the Secured Party and without any request therefor by the Secured Party, so long as such Event of Default shall continue, to deliver (properly endorsed where required hereby or requested by the Secured Party) to the Secured Party all Proceeds of the Intellectual Property Collateral, in each case thereafter received by the Grantor, all of which shall be held by the Secured Party as additional Intellectual Property Collateral. All Proceeds that may at any time and from time to time be held by the Grantor, but which the Grantor is then obligated to deliver to the Secured Party, shall, until delivery to the Secured Party, be held by the Grantor separate and apart from its other property in trust for the Secured Party.

SECTION 4.1.3. Change of Name, etc. The Grantor will not change its name or place of incorporation or organization or federal taxpayer identification number except upon thirty (30) days’ prior written notice to the Secured Party

SECTION 4.2. As to Grantor’s Use of Intellectual Property Collateral.

(a) Subject to clause (b), the Grantor will, at its own expense, endeavor to collect, as and when due, all amounts due with respect to any of the Intellectual Property Collateral, including the taking of such action with respect to such collection as the Secured Party may request following the occurrence of an Event of Default or, in the absence of such request, as the Grantor may deem advisable.

(b) At any time following the occurrence and during the continuance of an Event of Default, whether before or after the maturity of any of the Obligations, the Secured Party may (i) revoke any or all of the rights of the Grantor set forth in clause (a), (ii) notify any parties obligated on any of the Intellectual Property Collateral to make payment to the Secured Party of any amounts due or to become due thereunder and (iii) enforce collection of any of the Intellectual Property Collateral by suit or otherwise and surrender, release, or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder or evidenced thereby.

(c) Upon request of the Secured Party following the occurrence and during the continuance of an Event of Default, the Grantor will, at its own expense, notify any parties obligated on any of the Intellectual Property Collateral to make payment to the Secured Party of any amounts due or to become due thereunder.

(d) At any time following the occurrence and during the continuation of an Event of Default, the Secured Party may endorse, in the name of the Grantor, any item, howsoever received by the Secured Party, representing any payment on or other Proceeds of any of the Intellectual Property Collateral.

SECTION 4.3. Further Assurances, etc. The Grantor agrees that, from time to time at its own expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or that the Secured Party may request, in order to perfect, preserve and protect any security interest granted or purported to be granted hereby or to enable the Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Intellectual Property Collateral. Without limiting the generality of the foregoing, the Grantor will

(a) file (and hereby authorize the Secured Party to file) such Filing Statements or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or that the Secured Party may request in order to perfect and preserve the security interests and other rights granted or purported to be granted to the Secured Party hereby; and

(b) furnish to the Secured Party, from time to time at the Secured Party’s request, statements and schedules further identifying and describing the Intellectual Property Collateral and such other reports in connection with the Intellectual Property Collateral as the Secured Party may request, all in reasonable detail; and

With respect to the foregoing and the grant of the security interest hereunder, the Grantor hereby authorizes the Secured Party to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Intellectual Property Collateral. The Grantor agrees that a carbon, photographic or other reproduction of this IP Security Agreement or any UCC financing statement covering the Intellectual Property Collateral or any part thereof shall be sufficient as a UCC financing statement where permitted by law. The Grantor hereby authorizes the Secured Party to file financing statements describing as the collateral covered thereby “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the Intellectual Property Collateral described in this IP Security Agreement.

ARTICLE V

THE SECURED PARTY

SECTION 5.1. Secured Party Appointed Attorney-in-Fact. The Grantor hereby irrevocably appoints the Secured Party its attorney-in-fact, with full authority in the place and stead of the Grantor and in the name of the Grantor or otherwise, from time to time in the Secured Party’s discretion, following the occurrence and during the continuance of an Event of Default, to take any action and to execute any instrument which the Secured Party may deem necessary or advisable to accomplish the purposes of this IP Security Agreement, including:

(a) to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Intellectual Property Collateral;

(b) to file any claims or take any action or institute any proceedings which the Secured Party may deem necessary or desirable to enforce the rights of the Secured Party with respect to any of the Intellectual Property Collateral; and

(c) to perform the affirmative obligations of the Grantor hereunder.

The Grantor hereby acknowledges, consents and agrees that the power of attorney granted pursuant to this Section is irrevocable and coupled with an interest.

SECTION 5.2. Secured Party May Perform. If the Grantor fails to perform any agreement contained herein, the Secured Party may itself perform, or cause performance of, such agreement, and the expenses of the Secured Party incurred in connection therewith shall be payable by the Grantor pursuant to Clause 15.3 of the Loan Agreement.

SECTION 5.3. Secured Party Has No Duty. The powers conferred on the Secured Party hereunder are solely to protect its interest (on behalf of the Secured Party) in the Intellectual Property Collateral and shall not impose any duty on it to exercise any such powers. Except for reasonable care of any Intellectual Property Collateral in its possession and the accounting for moneys actually received by it hereunder, the Secured Party shall have no duty as to any Intellectual Property Collateral or responsibility for taking any necessary steps to preserve rights against prior parties or any other rights pertaining to any Intellectual Property Collateral.

SECTION 5.4. Reasonable Care. The Secured Party is required to exercise reasonable care in the custody and preservation of any of the Intellectual Property Collateral in its possession; provided that the Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of any of the Intellectual Property Collateral, if it takes such action for that purpose as the Grantor reasonably requests in writing at times other than upon the occurrence and during the continuance of any Event of Default, but failure of the Secured Party to comply with any such request at any time shall not in itself be deemed a failure to exercise reasonable care.

ARTICLE VI

REMEDIES

SECTION 6.1. Certain Remedies. If any Event of Default shall have occurred and be continuing:

(a) The Secured Party may exercise in respect of the Intellectual Property Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a Secured Party on default under the UCC (whether or not the UCC applies to the affected Intellectual Property Collateral) and also may

(i) take possession of any Intellectual Property Collateral not already in its possession without demand and without legal process;

(ii) require the Grantor to, and the Grantor hereby agrees that it will, at its expense and upon request of the Secured Party forthwith, assemble all or part of the Intellectual Property Collateral as directed by the Secured Party and make it available to the Secured Party at a place to be designated by the Secured Party that is reasonably convenient to both parties;

(iii) enter onto the property where any Intellectual Property Collateral is located and take possession thereof without demand and without legal process;

(iv) without notice except as specified below, lease, license, sell or otherwise dispose of the Intellectual Property Collateral or any part thereof in one or more parcels at public or private sale, at any of the Secured Party’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Secured Party may deem commercially reasonable. The Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days’ prior notice to the Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Secured Party shall not be obligated to make any sale of Intellectual Property Collateral regardless of notice of sale having been given. The Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b) All Cash Proceeds received by the Secured Party in respect of any sale of, collection from, or other realization upon, all or any part of the Intellectual Property Collateral shall be applied (after payment of any amounts payable to the Secured Party pursuant to Clause 15.3 (Enforcement) of the Loan Agreement) by the Secured Party against all or any part of the Obligations in such order and manner as the Secured Party shall elect, consistent with the provisions of the Loan Agreement. In the event that the proceeds of any such sale, collection or realization are insufficient to pay all amounts to which the Secured Party is legally entitled, the Grantor shall be liable for the deficiency, together with interest thereon at the highest rate specified in any applicable Finance Document for interest on overdue principal thereof or such other rate as shall be fixed by applicable law, together with the reasonable costs of collection and the reasonable fees, costs, expenses and other charges of any attorneys employed by the Secured Party to collect such deficiency.

(c) The Secured Party may

(i) transfer all or any part of the Intellectual Property Collateral into the name of the Secured Party or its nominee, with or without disclosing that such Intellectual Property Collateral is subject to the Lien hereunder,

(ii) notify the parties obligated on any of the Intellectual Property Collateral to make payment to the Secured Party of any amount due or to become due thereunder,

(iii) withdraw, or cause or direct the withdrawal, of all funds with respect to the Intellectual Property Collateral Account;

(iv) enforce collection of any of the Intellectual Property Collateral by suit or otherwise, and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any obligations of any nature of any party with respect thereto,

(v) endorse any checks, drafts, or other writings in the Grantor’s name to allow collection of the Intellectual Property Collateral,

(vi) take control of any Proceeds of the Intellectual Property Collateral, and

(vii) execute (in the name, place and stead of the Grantor) endorsements, assignments, stock powers and other instruments of conveyance or transfer with respect to all or any of the Intellectual Property Collateral.

SECTION 6.2. Compliance with Restrictions. The Grantor agrees that in any sale of any of the Intellectual Property Collateral whenever an Event of Default shall have occurred and be continuing, the Secured Party is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is necessary in order to avoid any violation of applicable law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to Persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Intellectual Property Collateral), or in order to obtain any required approval of the sale or of the purchaser by any Governmental Authority or official, and the Grantor further agrees that such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Secured Party be liable nor accountable to the Grantor for any discount allowed by the reason of the fact that such Intellectual Property Collateral is sold in compliance with any such limitation or restriction.

SECTION 6.3. Protection of Intellectual Property Collateral. The Secured Party may from time to time, at its option, perform any act which the Grantor fails to perform after being requested in writing so to perform (it being understood that no such request need be given after the occurrence and during the continuance of an Event of Default) and the Secured Party may from time to time take any other action which the Secured Party deems necessary for the maintenance, preservation or protection of any of the Intellectual Property Collateral or of its security interest therein.

ARTICLE VII

MISCELLANEOUS PROVISIONS

SECTION 7.1. Finance Document. This IP Security Agreement is a Finance Document executed pursuant to the Loan Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof, including Sections 11 and 12 thereof.

SECTION 7.2. Binding on Successors, Transferees and Assigns; Assignment. This IP Security Agreement shall remain in full force and effect until the Termination Date has occurred, shall be binding upon the Grantor and its successors, transferees and assigns and shall inure to the benefit of and be enforceable by the Secured Party and its successors, transferees and assigns; provided that the Grantor will not (unless otherwise permitted under the terms of the Loan Agreement or this IP Security Agreement) assign or otherwise transfer or delegate this IP Security Agreement, or any of its obligations hereunder, without the prior written consent of the Secured Party, and any such purported assignment, transfer or delegation without such prior written consent of the Secured Party (unless otherwise permitted under the terms of the Loan Agreement or this IP Security Agreement) shall be null and void ab initio and of no force and effect.

SECTION 7.3. Amendments, etc. No amendment to or waiver of any provision of this IP Security Agreement, nor consent to any departure by the Grantor from its obligations under this IP Security Agreement, shall in any event be effective unless the same shall be in writing and signed by the Secured Party and the Grantor and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 7.4. Notices. All notices and other communications provided for hereunder shall be in writing or by facsimile and addressed, delivered or transmitted to the appropriate party at the address or facsimile number of such party specified in the Loan Agreement or at such other address or facsimile number as may be designated by such party in a notice to the other party. Any notice or other communication, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any such notice or other communication, if transmitted by facsimile, shall be deemed given when transmitted and electronically confirmed.

SECTION 7.5. Release of Liens. Upon (a) the sale (provided that, for the avoidance of doubt, as used in this Section 7.5, the term “sale” shall not include the granting or transfer of any licenses or other rights of use or similar rights or benefits) to a non-Obligor of any of the Intellectual Property Collateral solely as and to the extent expressly permitted under the Loan Agreement, or (b) the occurrence of the Termination Date, the security interests granted herein shall automatically terminate with respect to (i) in the case of clause (a) of this Section 7.5, such Intellectual Property Collateral so sold; provided that the security interests granted herein shall not terminate with respect to any of the Proceeds of such sale of such Intellectual Property Collateral, or (ii) in the case of clause (b) of this Section 7.5, all of the Intellectual Property Collateral. Upon any such termination of security interests as described in the immediately preceding sentence, the Secured Party will, at the Grantor’s sole expense, deliver to the Grantor, without any representations, warranties or recourse of any kind whatsoever, all Intellectual Property Collateral (if any) physically held by the Secured Party hereunder that is released pursuant to such termination (subject, in each case, to the terms and limitations contained in this Section 7.5), and execute and deliver to the Grantor such documents as the Grantor shall reasonably request to evidence such termination.

SECTION 7.6. No Waiver; Remedies. In addition to, and not in limitation of Section 2.5, no failure on the part of the Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 7.7. Headings. The various headings of this IP Security Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this IP Security Agreement or any provisions thereof.

SECTION 7.8. Severability. Any provision of this IP Security Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this IP Security Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 7.9. Governing Law, Entire Agreement, etc. THIS IP SECURITY AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO ANY CHOICE OF

LAW PROVISIONS THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION), EXCEPT TO THE EXTENT THAT THE PERFECTION, EFFECT OF PERFECTION OR NONPERFECTION, AND PRIORITY OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR INTELLECTUAL PROPERTY COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK. This IP Security Agreement and the other Finance Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede any prior agreements, written or oral, with respect thereto.

SECTION 7.10. Counterparts. This IP Security Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of a signature page to this IP Security Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this IP Security Agreement.

SECTION 7.11. Other Finance Documents. Without limiting any of the rights, remedies, privileges or benefits provided hereunder to the Secured Party for its benefit, the Grantor and the Secured Party hereby agree that the terms and provisions of this IP Security Agreement in respect of any Intellectual Property Collateral subject to the pledge or other Lien of any Finance Document governed by a jurisdiction located outside of the United States of America are, and shall be deemed to be, supplemental and in addition to the rights, remedies, privileges and benefits provided to the Secured Party under such other Finance Document and under applicable law to the extent consistent with applicable law; provided that, in the event that the terms of this IP Security Agreement conflict or are inconsistent with the applicable other Finance Document or applicable law governing such other Finance Document, (i) to the extent that the provisions of such other Finance Document or applicable law of any jurisdiction located outside of the United States of America are, under applicable law of any such non-United States jurisdiction, necessary for the creation, perfection or priority of the security interests in the Intellectual Property Collateral subject to such other Finance Document, the terms of such other Finance Document shall be controlling and (ii) otherwise, the terms of this IP Security Agreement shall be controlling.

IN WITNESS WHEREOF, each of the parties hereto has caused this IP Security Agreement to be duly executed and delivered by its Authorized Officer as of the date first above written.

AFFIMED THERAPEUTICS AG

By:
Name:
Title:

PCOF 1, LLC, as Secured Party

By:
Name:
Title:

SCHEDULE I

to IP Security Agreement

Excluded Intellectual Property Collateral

Trademark “TANDAB” for AFM11 and AFM13

Country	Status	Application No.	Registration No.
Germany	Registered	30623328,2	30623328
Europe (CTM)	Registered	005040738	005040738
USA	Registered	IR 920 199	IR 920 199

Patents for AFM11

1.	“Multivalent antibody constructs” (TandAb) [inlicensed]

Application discloses bivalent and tetravalent Fv antibody constructs (TandAb); constructs can be monospecific, bi- or multispecific. Each molecule comprises four variable domains linked by linker 1, 2, and 3 which can differ in length; general diagnostic and therapeutic use, in particular for viral, bacterial or tumoral disease is mentioned

Patent term: May 5, 2019

Granted in: Europe, USA, Japan, Australia, Canada

2.	“TandAb – New domain order” (TandAb)

Application covers TandAbs having a different domain order. In contrast to first TandAb application various specificities and medical uses are disclosed; exemplified are CD3xCD19 and HSAxCD3 TandAbs

Filing date: February 25, 2010

Status: pending

Patents for AFM13

1.	“Multivalent antibody constructs” (TandAb) [inlicensed]

Application discloses bivalent and tetravalent Fv antibody constructs (TandAb); constructs can be monospecific, bi- or multispecific. Each molecule comprises four variable domains linked by linker 1, 2, and 3 which can differ in length; general diagnostic and therapeutic use, in particular for viral, bacterial or tumoral disease is mentioned

Patent term: May 5, 2019

Granted in: Europe, USA, Japan, Australia, Canada

2.	“Anti-CD16A binding molecules”

The invention relates to anti-CD16A binding molecules which are not binding to CD16B; various bispecific antibodies or different antibody formats and their medical uses are disclosed

Filing date: May 26, 2006 (term possible to 2026)

Status: pending in Europe, USA, Australia, Canada, China, Russia, India, Brazil

3.	“CD16xCD30” [inlicensed]

Patent relates to bispecific CD16xCD30 Fv antibodies useful for the lysis of CD30 expressing cells (such as HL); exemplified are diabodies; not limited to particular format

Patent term: August 2, 2020

Granted in: Europe

1.	“Multivalent antibody constructs” (TandAb)

Country	Status	Application No.	Publication/Patent No.
Germany	Pending	198 19 846.9	DE19819846
Europe nationalized in AT,BE,CH,DK,FR,DE,GB,IT,ES,NL,SE	Granted	99 932 626.7	EP 1 078 004
USA	Granted	09/674 794	7,129,330
USA-DIV I	Granted	11/546,262	7,507,796
USA-DIV II	Granted	12/367,219	8,148,496
Japan	Granted	2000-547118	JP4431277
Australia	Granted	2003203868	AU2003203868
Canada	Granted	2 331 641	CA2 331 641

2.	“TandAb – New domain order” (TandAb)

Country	Status	Application No.	Publication/Patent No.
Europe I	Pending	10 154751	EP2361936
Europe II	Pending	11 156 113	EP2371866
USA (provisional)	Abandoned	61/308,205
USA (regular)	Pending	13/034,920	US2011-0206672
USA – DIV	Pending	13/727,059	US2013-0189263
PCT-Internat	Completed	PCT/EP2011/062673	WO2013/013700
Australia	Pending	2011373925
Brazil	Pending	11 2014 0015732
Canada	Pending	2,842,649
China	Pending	201180072477.5
Japan	Pending	2014-520541
Mexico	Pending	MX/a/2014/000816
Russia	Pending	2013157040

3.	“Anti-CD16A binding molecules”

Country	Status	Application No.	Publication/Patent No.
Great Britain	Pending	0510790.9
PCT-Appl Nationalized in US,JP,AU,CA,CN,RU,IN,BR,EP	Completed	PCT/EP2006/005057	WO2006125668
USA	Pending	11/921,123	US2009-0214574
Japan	Granted	2008-512781	JP 5430928
Australia	Granted	2006251283	AU2006251283
Canada	Pending	2609593	CA2609593
China	Pending	200680018364	CN101583625
Russia	Granted	2007144680	RU2491294
India	Granted	1966/MUMNP/2007

Brazil	Pending	PI0611194-7	BRPI0611194-7
Europe	Granted	6753913.0	EP1888645
Europe-Div	Pending	11190768.9	EP2450380

4.	CD16xCD30”

Country	Status	Application Number	Publication/Patent No.
Germany	Abandoned	199 37 264.0	DE19937264
Europe nationalized in AT, BE, CH, DE, FR, ES, GB, IE, IT NL	Granted	00 958 214.9	EP1206555
USA	Abandoned	10/049,404

Bispecific CD33 and CD3 Binding Proteins (in collaboration with industry partner)

Country	Status	Application No.
USA	Provisional	62/019,795

SCHEDULE II

to IP Security Agreement

Item A. Patents

Issued Patents

Country	Patent No.	Issue Date	Inventor(s)	Title
USA	US 7,812,136			Anti- GPIIb/IIIa antibodies (co-owned) (will not be maintained)
USA	US 8,455,627			Anti- GPIIb/IIIa antibodies (co-owned) (will not be maintained)
USA	US 7,901,677			Use of an antibody against the laminin receptor for tumor diagnostic and therapy
USA	US 7,507,797			scFv acting against 37 kDA/67 kDA laminin receptor for prion disease and tumor therapy

Pending Patent Applications

Country	Serial No.	Filing Date	Inventor(s)	Title
USA	10/489,626			Multimeric single chain tandem Fv-Antibodies “Flexibodies”
USA	10/527,346			Human CD3-specific antibody with immuno-suppressive activity

Patent Applications In Preparation

Country	Docket No.	Expected Filing Date	Inventor(s)	Title

None.

Item B. Patent Licenses

Country or Territory	Licensor	Licensee	Effective Date	Expiration Date	Subject Matter
None.

SCHEDULE III

to IP Security Agreement

Item A. Trademarks

Registered Trademarks
Country	Trademark	Registration No.	Registration Date
None.

Pending Trademark Applications
Country	Trademark	Serial No.	Filing Date
None.

Trademark Applications In Preparation
Country	Trademark	Docket No.	Expected Filing Date	Products/ Services
None.

Item B. Trademark Licenses

Country or Territory	Trademark	Licensor	Licensee	Effective Date	Expiration Date
None.

SCHEDULE IV

to IP Security Agreement

Item A. Copyrights/Mask Works

Registered Copyrights/Mask Works
Country	Registration No.	Registration Date	Author(s)	Title
None.

Copyright/Mask Work Pending Registration Applications
Country	Serial No.	Filing Date	Author(s)	Title
None.

Copyright/Mask Work Registration Applications In Preparation
Country	Docket No.	Expected Filing Date	Author(s)	Title
None.

Item B. Copyright/Mask Work Licenses

None.

SCHEDULE V

to IP Security Agreement

Trade Secret or Know-How Licenses

None.

SCHEDULE 24

EXHIBIT A

to IP Security Agreement

PATENT SECURITY AGREEMENT

This PATENT SECURITY AGREEMENT, dated as of                     , 2014 (as amended or otherwise modified from time to time, this “Agreement”), is made by Affimed Therapeutics AG, a German stock corporation (the “Grantor”), in favor of PCOF 1, LLC, a Delaware limited liability company, as the secured party (together with its transferees, successors and assigns, collectively, the “Secured Party”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Term Facility Agreement, dated as of July 24, 2014, by and between the Grantor, as borrower, and the Secured Party, as lender (as amended or otherwise modified from time to time, the “Loan Agreement”), the Secured Party has agreed to make available certain Loans to the Grantor, on the terms and subject to the conditions contained therein; and

WHEREAS, in connection with the Loan Agreement, the Grantor has executed and delivered an IP Security Agreement, dated as of July 24, 2014 (as amended or otherwise modified from time to time, the “IP Security Agreement”);

WHEREAS, pursuant to the Loan Agreement and pursuant to clause (e) of Section 4.2 of the IP Security Agreement, the Grantor is required to execute and deliver this Agreement and to grant to the Secured Party a continuing security interest in all of the Patent Collateral (as defined below) to secure all of the Obligations; and

WHEREAS, the Grantor has duly authorized the execution, delivery and performance of this Agreement; and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor agrees, for the benefit of the Secured Party, as follows:

SECTION 1. Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble and recitals, have the meanings provided in the IP Security Agreement.

SECTION 2. Grant of Security Interest. The Grantor hereby assigns, pledges, hypothecates, charges, mortgages, delivers, and transfers to the Secured Party, for its benefit, and hereby grants to the Secured Party, for its benefit, a continuing security interest in all of the following property, whether now or hereafter existing or acquired by the Grantor (the “Patent Collateral”):

(a) all of its letters patent and applications for letters patent in the United States of America, including all patent applications in preparation for filing and each patent and patent application referred to in Item A of Schedule I attached hereto;

(b) all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the items described in clause (a);

(c) all of its patent licenses, and other agreements providing the Grantor with the right to use any items of the type referred to in clauses (a) and (b) above, including each patent license referred to in Item B of Schedule I attached hereto; and

(d) all Proceeds of, and rights associated with, the foregoing (including license royalties and Proceeds of infringement suits), the right to sue third parties for past, present or future infringements of any patent or patent application, and for breach or enforcement of any patent license.

SECTION 3. IP Security Agreement. This Agreement has been executed and delivered by the Grantor for the purpose of registering the security interest of the Secured Party in the Patent Collateral with the United States Patent and Trademark Office. The security interest granted hereby has been granted as a supplement to, and not in limitation of, the security interest granted to the Secured Party for its benefit under the IP Security Agreement. The IP Security Agreement (and all rights and remedies of the Secured Party and the Secured Party thereunder) shall remain in full force and effect in accordance with its terms.

SECTION 4. Release of Liens. Upon (a) the sale (provided that, for the avoidance of doubt, as used in this Section 4, the term “sale” shall not include the granting or transfer of any licenses or other rights of use or similar rights or benefits) to a non-Obligor of any of the Patent Collateral solely as and to the extent expressly permitted under the Loan Agreement, or (b) the occurrence of the Termination Date, the security interests granted herein shall automatically terminate with respect to (i) in the case of clause (a) of this Section 4, such Patent Collateral so sold; provided that the security interests granted herein shall not terminate with respect to any of the Proceeds of such sale of such Patent Collateral) or (ii) in the case of clause (b) of this Section 4, all of the Patent Collateral. Upon any such termination of security interests as described in the immediately preceding sentence, the Secured Party will, at the Grantor’s sole expense, deliver to the Grantor, without any representations, warranties or recourse of any kind whatsoever, all Patent Collateral (if any) physically held by the Secured Party hereunder that is released pursuant to such termination (subject, in each case, to the terms and limitations contained in this Section 4), and execute and deliver to the Grantor such documents as the Grantor shall reasonably request to evidence such termination.

SECTION 5. Acknowledgment. The Grantor does hereby further acknowledge and affirm that the rights and remedies of the Secured Party with respect to the security interest in the Patent Collateral granted hereby are more fully set forth in the IP Security Agreement, the terms and provisions of which (including the remedies provided for therein) are incorporated by reference herein as if fully set forth herein.

SECTION 6. Finance Document. This Agreement is a Finance Document executed pursuant to the Loan Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof, including Sections 11 and 12 thereof.

SECTION 7. Counterparts. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

* * * * *

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered by its Authorized Officer as of the date first above written.

AFFIMED THERAPEUTICS AG

By:
Name:
Title:

PCOF 1, LLC, as Secured Party

By:
Name:
Title:

SCHEDULE I

to Patent Security Agreement

Item A. Patents

Issued Patents
Country	Patent No.	Issue Date	Inventor(s)	Title

Pending Patent Applications
Country	Serial No.	Filing Date	Inventor(s)	Title

Patent Applications in Preparation
Country	Docket No.	Expected Filing Date	Inventor(s)	Title

Item B. Patent Licenses

Country or Territory	Licensor	Licensee	Effective Date	Expiration Date	Subject Matter

EXHIBIT B

to IP Security Agreement

TRADEMARK SECURITY AGREEMENT

This TRADEMARK SECURITY AGREEMENT, dated as of             , 2014 (as amended or otherwise modified from time to time, this “Agreement”), is made by Affimed Therapeutics AG, a German stock corporation (the “Grantor”), in favor of PCOF 1, LLC, a Delaware limited liability company, as the secured party (together with its transferees, successors and assigns, collectively, the “Secured Party”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Term Facility Agreement, dated as of July 24, 2014, by and between the Grantor, as borrower, and the Secured Party, as lender (as amended or otherwise modified from time to time, the “Loan Agreement”), the Secured Party has agreed to make available certain Loans to the Grantor, on the terms and subject to the conditions contained therein; and

WHEREAS, in connection with the Loan Agreement, the Grantor has executed and delivered a Pledge and IP Security Agreement, dated as of July, 24 2014 (as amended or otherwise modified from time to time, the “IP Security Agreement”);

WHEREAS, pursuant to the Loan Agreement and pursuant to clause (e) of Section 4.2 of the IP Security Agreement, the Grantor is required to execute and deliver this Agreement and to grant to the Secured Party a continuing security interest in all of the Trademark Collateral (as defined below) to secure all Obligations; and

WHEREAS, the Grantor has duly authorized the execution, delivery and performance of this Agreement; and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor agrees, for the benefit of the Secured Party, as follows:

SECTION 1. Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble and recitals, have the meanings provided in the IP Security Agreement.

SECTION 2. Grant of Security Interest. The Grantor hereby assigns, pledges, hypothecates, charges, mortgages, delivers, and transfers to the Secured Party, for its benefit, and hereby grants to the Secured Party, for its benefit, a continuing security interest in all of the following property, whether now or hereafter existing or acquired by the Grantor (the “Trademark Collateral”):

(a) (i) all of its Trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, certification marks, collective marks, logos and other source or business identifiers, and all goodwill of the business associated therewith, now existing or hereafter adopted or acquired including those referred to in Item A of Schedule I hereto, whether currently in use or not, all registrations and recordings thereof and all applications in connection therewith, whether pending or in preparation for filing, including registrations, recordings and applications in the United States Patent and Trademark Office or in any office or agency of the United States of America or any State thereof or any other country or political subdivision thereof or otherwise, and all common-law rights relating to the foregoing, and (ii) the right to obtain all reissues, extensions or renewals of the foregoing (collectively referred to as the “Trademark”);

(b) all Trademark licenses for the grant by or to the Grantor of any right to use any Trademark, including each Trademark license referred to in Item B of Schedule I hereto;

(c) all of the goodwill of the business connected with the use of, and symbolized by the items described in, clause (a), and to the extent applicable clause (b);

(d) the right to sue third parties for past, present and future infringements of any Trademark Collateral described in clause (a) and, to the extent applicable, clause (b); and

(e) all Proceeds of, and rights associated with, the foregoing, including any claim by the Grantor against third parties for past, present or future infringement or dilution of any Trademark, Trademark registration or Trademark license, or for any injury to the goodwill associated with the use of any such Trademark or for breach or enforcement of any Trademark license and all rights corresponding thereto throughout the world.

SECTION 3. IP Security Agreement. This Agreement has been executed and delivered by the Grantor for the purpose of registering the security interest of the Secured Party in the Trademark Collateral with the United States Patent and Trademark Office. The security interest granted hereby has been granted as a supplement to, and not in limitation of, the security interest granted to the Secured Party for its benefit under the IP Security Agreement. The IP Security Agreement (and all rights and remedies of the Secured Party and the Secured Party thereunder) shall remain in full force and effect in accordance with its terms.

SECTION 4. Release of Liens. Upon (a) the sale (provided that, for the avoidance of doubt, as used in this Section 4, the term “sale” shall not include the granting or transfer of any licenses or other rights of use or similar rights or benefits) to a non-Obligor of any of the Trademark Collateral solely as and to the extent expressly permitted under the Loan Agreement, or (b) the occurrence of the Termination Date, the security interests granted herein shall automatically terminate with respect to (i) in the case of clause (a) of this Section 4, such Trademark Collateral so sold; provided that the security interests granted herein shall not terminate with respect to any of the Proceeds of such sale of such Trademark Collateral) or (ii) in the case of clause (b) of this Section 4, all of the Trademark Collateral. Upon any such termination of security interests as described in the immediately preceding sentence, the Secured Party will, at the Grantor’s sole expense, deliver to the Grantor, without any representations, warranties or recourse of any kind whatsoever, all Trademark Collateral (if any) physically held by the Secured Party hereunder that is released pursuant to such termination (subject, in each case, to the terms and limitations contained in this Section 4), and execute and deliver to the Grantor such documents as the Grantor shall reasonably request to evidence such termination.

SECTION 5. Acknowledgment. The Grantor does hereby further acknowledge and affirm that the rights and remedies of the Secured Party with respect to the security interest in the Trademark Collateral granted hereby are more fully set forth in the IP Security Agreement, the terms and provisions of which (including the remedies provided for therein) are incorporated by reference herein as if fully set forth herein.

SECTION 6. Finance Document. This Agreement is a Finance Document executed pursuant to the Loan Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof, including Sections 11 and 12 thereof.

SECTION 7. Counterparts. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

* * * * *

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered by Authorized Officer as of the date first above written.

AFFIMED THERAPEUTICS AG

By:
Name:
Title:

PCOF 1, LLC, as Secured Party

By:
Name:
Title:

SCHEDULE I

to Trademark Security Agreement

Item A. Trademarks

Registered Trademarks
Country	Trademark	Registration No.	Registration Date

Pending Trademark Applications
Country	Trademark	Serial No.	Filing Date

Trademark Applications in Preparation
Country	Trademark	Docket No.	Expected Filing Date	Products/ Services

Item B. Trademark Licenses

Country or Territory	Trademark	Licensor	Licensee	Effective Date	Expiration Date

EXHIBIT C

to IP Security Agreement

COPYRIGHT SECURITY AGREEMENT

This COPYRIGHT SECURITY AGREEMENT, dated as of             , 2014 (as amended or otherwise modified from time to time, this “Agreement”), is made by Affimed Therapeutics AG, a German stock corporation (the “Grantor”), in favor of PCOF 1, LLC, a Delaware limited liability company, as the secured party (together with its transferees, successors and assigns, collectively, the “Secured Party”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Term Facility Agreement, dated as of July 24, 2014, by and between the Grantor, as borrower, and the Secured Party, as lender (as amended or otherwise modified from time to time, the “Loan Agreement”), the Secured Party has agreed to make available certain Loans to the Grantor, on the terms and subject to the conditions contained therein; and

WHEREAS, in connection with the Loan Agreement, the Grantor has executed and delivered a Pledge and IP Security Agreement, dated as of July, 24 2014 (as amended or otherwise modified from time to time, the “IP Security Agreement”);

WHEREAS, pursuant to the Loan Agreement and pursuant to clause (e) of Section 4.2 of the IP Security Agreement, the Grantor is required to execute and deliver this Agreement and to grant to the Secured Party a continuing security interest in all of the Copyright Collateral (as defined below) to secure all Obligations; and

WHEREAS, the Grantor has duly authorized the execution, delivery and performance of this Agreement; and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor agrees, for the benefit of the Secured Party, as follows:

SECTION 1. Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble and recitals, have the meanings provided in the IP Security Agreement.

SECTION 2. Grant of Security Interest. The Grantor hereby assigns, pledges, hypothecates, charges, mortgages, delivers, and transfers to the Secured Party, for its benefit, and hereby grants to the Secured Party, for its benefit, a continuing security interest in all of the following (the “Copyright Collateral”), whether now or hereafter existing or acquired by the Grantor: all copyrights of the Grantor, whether statutory or common law, registered or unregistered and whether published or unpublished, now or hereafter in force throughout the world including all of the Grantor’s right, title and interest in and to all copyrights registered in the United States Copyright Office and also including the copyrights referred to in Item A of Schedule I hereto, and registrations and recordings thereof and all applications for registration thereof, whether pending or in preparation, all copyright licenses, including each copyright license referred to in Item B of Schedule I hereto, the right to sue for past, present and future infringements of any of the foregoing, all rights corresponding thereto, all extensions and renewals of any thereof and all Proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages and Proceeds of suit.

Annex 1

SECTION 3. IP Security Agreement. This Agreement has been executed and delivered by the Grantor for the purpose of registering the security interest of the Secured Party in the Copyright Collateral with the United States Copyright Office. The security interest granted hereby has been granted as a supplement to, and not in limitation of, the security interest granted to the Secured Party for its benefit under the IP Security Agreement. The IP Security Agreement (and all rights and remedies of the Secured Party and the Secured Party thereunder) shall remain in full force and effect in accordance with its terms.

SECTION 4. Release of Liens. Upon (a) the sale (provided that, for the avoidance of doubt, as used in this Section 4, the term “sale” shall not include the granting or transfer of any licenses or other rights of use or similar rights or benefits) to a non-Obligor of any of the Copyright Collateral solely as and to the extent expressly permitted under the Loan Agreement, or (b) the occurrence of the Termination Date, the security interests granted herein shall automatically terminate with respect to (i) in the case of clause (a) of this Section 4, such Copyright Collateral so sold; provided that the security interests granted herein shall not terminate with respect to any of the Proceeds of such sale of such Copyright Collateral) or (ii) in the case of clause (b) of this Section 4, all of the Copyright Collateral. Upon any such termination of security interests as described in the immediately preceding sentence, the Secured Party will, at the Grantor’s sole expense, deliver to the Grantor, without any representations, warranties or recourse of any kind whatsoever, all Copyright Collateral (if any) physically held by the Secured Party hereunder that is released pursuant to such termination (subject, in each case, to the terms and limitations contained in this Section 4), and execute and deliver to the Grantor such documents as the Grantor shall reasonably request to evidence such termination.

SECTION 5. Acknowledgment. The Grantor does hereby further acknowledge and affirm that the rights and remedies of the Secured Party with respect to the security interest in the Copyright Collateral granted hereby are more fully set forth in the IP Security Agreement, the terms and provisions of which (including the remedies provided for therein) are incorporated by reference herein as if fully set forth herein.

SECTION 6. Finance Document. This Agreement is a Finance Document executed pursuant to the Loan Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof, including Sections 10 and 11 thereof.

SECTION 7. Counterparts. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

* * * * *

Annex 2

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered by its Authorized Officer as of the date first above written.

AFFIMED THERAPEUTICS AG

By:
Name:
Title:

PCOF 1, LLC, as Secured Party

By:
Name:
Title:

Annex 3

Schedule I

to Copyright Security Agreement

Item A. Copyrights/Mask Works

Registered Copyrights/Mask Works
Country	Registration No.	Registration Date	Author(s)	Title

Copyright/Mask Work Pending Registration Applications
Country	Serial No.	Filing Date	Author(s)	Title

Copyright/Mask Work Registration Applications In Preparation
Country	Docket No.	Expected Filing Date	Author(s)	Title

Item B. Copyright/Mask Work Licenses

Country or Territory	Licensor	Licensee	Effective Date	Expiration Date

Annex 4

SCHEDULE 24-PART II

PATENT SECURITY AGREEMENT

This PATENT SECURITY AGREEMENT, dated as of July 24, 2014 (as amended or otherwise modified from time to time, this “Agreement”), is made by Affimed Therapeutics AG, a German stock corporation (the “Grantor”), in favor of PCOF 1, LLC, a Delaware limited liability company, as the secured party (together with its transferees, successors and assigns, collectively, the “Secured Party”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Term Facility Agreement, dated as of July 24, 2014, by and between the Grantor, as borrower, and the Secured Party, as lender (as amended or otherwise modified from time to time, the “Loan Agreement”), the Secured Party has agreed to make available certain Loans to the Grantor, on the terms and subject to the conditions contained therein; and

WHEREAS, in connection with the Loan Agreement, the Grantor has executed and delivered an IP Security Agreement, dated as of July 24, 2014 (as amended or otherwise modified from time to time, the “IP Security Agreement”);

WHEREAS, pursuant to the Loan Agreement and pursuant to clause (e) of Section 4.2 of the IP Security Agreement, the Grantor is required to execute and deliver this Agreement and to grant to the Secured Party a continuing security interest in all of the Patent Collateral (as defined below) to secure all of the Obligations; and

WHEREAS, the Grantor has duly authorized the execution, delivery and performance of this Agreement; and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor agrees, for the benefit of the Secured Party, as follows:

SECTION 1. Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble and recitals, have the meanings provided in the IP Security Agreement.

SECTION 2. Grant of Security Interest. The Grantor hereby assigns, pledges, hypothecates, charges, mortgages, delivers, and transfers to the Secured Party, for its benefit, and hereby grants to the Secured Party, for its benefit, a continuing security interest in all of the following property, whether now or hereafter existing or acquired by the Grantor (the “Patent Collateral”):

(a) all of its letters patent and applications for letters patent in the United States of America, including all patent applications in preparation for filing and each patent and patent application referred to in Item A of Schedule I attached hereto;

(b) all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the items described in clause (a);

(c) all of its patent licenses, and other agreements providing the Grantor with the right to use any items of the type referred to in clauses (a) and (b) above, including each patent license referred to in Item B of Schedule I attached hereto; and

(d) all Proceeds of, and rights associated with, the foregoing (including license royalties and Proceeds of infringement suits), the right to sue third parties for past, present or future infringements of any patent or patent application, and for breach or enforcement of any patent license.

SECTION 3. IP Security Agreement. This Agreement has been executed and delivered by the Grantor for the purpose of registering the security interest of the Secured Party in the Patent Collateral with the United States Patent and Trademark Office. The security interest granted hereby has been granted as a supplement to, and not in limitation of, the security interest granted to the Secured Party for its benefit under the IP Security Agreement. The IP Security Agreement (and all rights and remedies of the Secured Party and the Secured Party thereunder) shall remain in full force and effect in accordance with its terms.

SECTION 4. Release of Liens. Upon (a) the sale (provided that, for the avoidance of doubt, as used in this Section 4, the term “sale” shall not include the granting or transfer of any licenses or other rights of use or similar rights or benefits) to a non-Obligor of any of the Patent Collateral solely as and to the extent expressly permitted under the Loan Agreement, or (b) the occurrence of the Termination Date, the security interests granted herein shall automatically terminate with respect to (i) in the case of clause (a) of this Section 4, such Patent Collateral so sold; provided that the security interests granted herein shall not terminate with respect to any of the Proceeds of such sale of such Patent Collateral) or (ii) in the case of clause (b) of this Section 4, all of the Patent Collateral. Upon any such termination of security interests as described in the immediately preceding sentence, the Secured Party will, at the Grantor’s sole expense, deliver to the Grantor, without any representations, warranties or recourse of any kind whatsoever, all Patent Collateral (if any) physically held by the Secured Party hereunder that is released pursuant to such termination (subject, in each case, to the terms and limitations contained in this Section 4), and execute and deliver to the Grantor such documents as the Grantor shall reasonably request to evidence such termination.

SECTION 5. Acknowledgment. The Grantor does hereby further acknowledge and affirm that the rights and remedies of the Secured Party with respect to the security interest in the Patent Collateral granted hereby are more fully set forth in the IP Security Agreement, the terms and provisions of which (including the remedies provided for therein) are incorporated by reference herein as if fully set forth herein.

SECTION 6. Finance Document. This Agreement is a Finance Document executed pursuant to the Loan Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof, including Sections 11 and 12 thereof.

SECTION 7. Counterparts. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

* * * * *

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered by its Authorized Officer as of the date first above written.

AFFIMED THERAPEUTICS AG

By:
Name:
Title:

PCOF 1, LLC, as Secured Party

By:
Name:
Title:

SCHEDULE I

to Patent Security Agreement

Item A. Patents

Issued Patents

Country	Patent No.	Issue Date	Inventor(s)	Title

USA	US 7,812,136			Anti- GPIIb/IIIa antibodies (co-owned) (will not be maintained)

USA	US 8,455,627			Anti- GPIIb/IIIa antibodies (co-owned) (will not be maintained)

USA	US 7,901,677			Use of an antibody against the laminin receptor for tumor diagnostic and therapy

USA	US 7,507,797			scFv acting against 37 kDA/67 kDA laminin receptor for prion disease and tumor therapy

Pending Patent Applications

Country	Serial No.	Filing Date	Inventor(s)	Title

USA	10/489,626			Multimeric single chain tandem Fv-Antibodies “Flexibodies”

USA	10/527,346			Human CD3-specific antibody with immuno-suppressive activity

Patent Applications In Preparation

Country	Docket No.	Expected Filing Date	Inventor(s)	Title

None.

Item B. Patent Licenses

Country or Territory	Licensor	Licensee	Effective Date	Expiration Date	Subject Matter

None.

SCHEDULE 25

To [PCOF 1 LLC]

(“Perceptive”)

Date [•] 2014	[•] Advocaat
Our ref. M21149758/1/20599951/tmf

DRAFT 23 JULY; SUBJECT TO REVIEW OF DOCUMENTS AND PARTNER’S APPROVAL

Dear Sir/Madam,

Affimed N.V. (the “Company”) Warrant Agreement (the “Warrant Agreement”)

1	Introduction

I act as Dutch legal adviser (advocaat) to the Company in connection with its entry into the Warrant Documents.

Certain terms used in this opinion are defined in Annex 1 (Definitions).

2	Dutch Law

This opinion is limited to Dutch law in effect on the date of this opinion. It (including all terms used in it) is to be construed in accordance with Dutch law.

3	Scope of Inquiry

For the purpose of this opinion, I have examined, and relied upon the accuracy of the factual statements in, the following documents:

3.1	A copy of:

(a)	The Facility Agreement signed by the Company; and

(b)	The Warrant Agreement signed by the Company.

3.2	A copy of:

(a)	the Company’s deed of incorporation, as provided by the Chamber of Commerce (Kamer van Koophandel) and the Deed of Conversion, containing the Company’s articles of association as in force at the time of the issue of the Warrant Shares;

(b)	[the Board Regulations;]

(c)	the Trade Register Extract;

(d)	the Shareholders Register; and

(e)	each Corporate Resolution.

3.3	The form of the Deed of Issue.

In addition, I have obtained the following confirmations on the date of this opinion:

3.4	Confirmation by telephone from the Chamber of Commerce that the Trade Register Extract is up to date.

3.5

(a)	Confirmation by telephone from the court registry of the District Court of the place where the Company has its corporate seat, derived from that Court’s Insolvency Register; and

(b)	confirmation through www.rechtspraak.nl, derived from the segment for EU registrations of the Central Insolvency Register;

in each case that the Company is not registered as being subject to Insolvency Proceedings.

I have not examined any document, and do not express an opinion on, or on any reference to, any document other than the documents referred to in this paragraph 3. My examination has been limited to the text of the documents and I have not investigated the meaning and effect of any document governed by a law other than Dutch law under that other law.

4	Assumptions

For the purpose of this opinion, I have made the following assumptions:

4.1

(a)	Each copy document conforms to the original and each original is genuine and complete.

(b)	Each signature is the genuine signature of the individual concerned.

(c)	Each confirmation referred to in this opinion is true.

(d)	The Deed of Issue will have been executed and delivered in the form referred to in this opinion.

4.2	The Warrant Agreement is within the capacity and powers of, and has been or will have been validly authorised, accepted, agreed and entered into and has been and will be duly performed by, each party other than the Company.

4.3	The choice of Dutch law as the governing law of the Agreement applies to the submission to the jurisdiction of the Dutch courts pursuant to the Jurisdiction Clause.

4.4	Each Corporate Resolution:

(i)	has been validly passed and remains in full force and effect without modification; and

(ii)	complies with the requirements of reasonableness and fairness (redelijkheid en billijkheid).

4.5

(a)	Each Warrant Document is within the capacity and powers of, and has been or will have been validly authorised, executed and delivered by, each party other than the Company.

(b)	The Deed of Issue will have been signed on behalf of the Company by two of its managing directors.

4.6	The Warrant Agreement and the Facility Agreement have been entered into and, where applicable, acceded to on an arm’s length basis.

4.7

(a)	At the time of the adoption of the Warrant Managing Board Resolution and at the moment of entry into the Warrant Agreement, the Company’s authorised capital (for the avoidance of doubt, minus all than outstanding Common Shares and minus then granted and validly outstanding rights to subscribe for Common Shares) was sufficient to allow for the issue of all Warrant Shares that may be subscribed for pursuant to the Warrant Agreement. At the time of the issue of each Warrant Share, the Company’s authorised capital will be sufficient to allow for the issue.

(b)	The Warrant Shares will have been offered, issued and accepted by their subscribers in accordance with all applicable laws (including, for the avoidance of doubt, Dutch law).

(c)	Each Warrant Share will have been issued in the form and manner prescribed by the Company’s articles of association at the time of issue.

(d)	The Warrant Shares have been or will have been paid in accordance with each Warrant Document and on each Warrant Share always the nominal value shall have been or will have been paid up.

(e)	At the time when it entered into the Warrant Agreement, the Company did not possess inside information (voorwetenschap) in respect of the Company or the trade in the Common Shares.

(f)	At the time of the accession to the Facility Agreement by the Company, the Company was not listed on a regulated market or multilateral trading facility, nor had a request for listing on any such market been made.

(g)	At the time of the issuance of the Warrant Shares the Company is listed on an exchange or multilateral trading facility as meant in section 2:86c(1) of the Dutch Civil Code.

5	Opinion

Based on the documents and confirmations referred to and the assumptions made in paragraphs 3 and 4 and subject to the qualifications in paragraph 6 and to any matters not disclosed to me (including force (bedreiging), fraud (bedrog), undue influence (misbruik van omstandigheden) or a mistake (dwaling) in connection with each Warrant Document and the issue of the Warrant Shares), I am of the following opinion:

5.1	The Company has been incorporated as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) and upon the execution of the Deed of Conversion exists as a limited liability company (naamloze vennootschap).

5.2

(a)	The Company has the corporate power to execute, deliver and perform each Warrant Document.

(b)	The Company has the corporate power to conduct any business which (i) falls within the objects clause in its articles of association and (ii) is in its corporate interest.

(c)	The Company has taken all necessary corporate action to authorise its execution, delivery and performance of the Warrant Agreement.

(d)	The Company has validly executed the Warrant Agreement.

5.3

(a)	The Company does not require any licence, dispensation, recognition or other governmental consent for its execution, delivery and performance of the Warrant Agreement.

(b)	There are no registration, filing or similar governmental formalities required to ensure the validity, binding effect on and enforceability against the Company of the Warrant Agreement.

5.4	The execution, delivery and performance of the Warrant Agreement by the Company does not violate Dutch law or the Company’s articles of association.

5.5

(a)	The Warrant Agreement is valid, binding on and enforceable against the Company.

(b)	In proceedings in a Dutch court, according and subject to Council Regulation (EC) No 44/2001 of 22 December 2000 on jurisdiction and the recognition and enforcement of judgments in civil and commercial matters (OJ 2001, L 012, 1), the Jurisdiction Clause is valid, binding on and enforceable against the Company.

5.6

(a)	When issued pursuant to a validly signed Deed of Issue and upon payment in accordance with the Warrant Agreement, the Warrant Shares will have been validly issued and are fully paid and nonassessable[1].

(b)	The statutory pre-emptive rights (voorkeursrechten) of the Company’s shareholders in relation to the issue of the Warrant Shares have been validly excluded.

6	Qualifications

This opinion is subject to the following qualifications:

6.1	This opinion is subject to any limitations arising from bankruptcy, suspension of payments, emergency measures, (other) Insolvency Proceedings or other laws relating to or affecting the rights of creditors

6.2	The application of Dutch law as the governing law of the Warrant Agreement:

(a)	will not prevent effect being given to the overriding provisions of the law of a jurisdiction with which the situation has a close connection (and for this purpose “overriding provisions” are provisions the respect for which is regarded as crucial by a jurisdiction for safeguarding its public interests to such an extent that they are applicable to any situation falling within their scope, irrespective of the law otherwise applicable to an agreement); and

(b)	will not prevent regard having to be had to the law of the jurisdiction in which performance takes place in relation to the manner of performance and the steps to be taken in the event of defective performance

6.3	The binding effect and enforceability of the Warrant Agreement may be affected by rules of Dutch law which generally apply to contractual arrangements like the Agreement, including (without limitation) the requirements of reasonableness and fairness (redelijkheid en billijkheid) and rules relating to force majeure.

[1]	In this opinion, “nonassessable” – which term has no equivalent in Dutch – means, in relation to a share, that the issuer of the share has no right to require the holder of the share to pay to the issuer any amount (in addition to the amount required for the share to be fully paid) solely as a result of his shareholdership.

6.4	The enforcement in the Netherlands of the Warrant Agreement and of foreign judgments is subject to Dutch rules of civil procedure.

6.5	The enforceability of the Warrant Agreement may be limited under the 1977 Sanction Act (Sanctiewet 1977) or otherwise by international sanctions.

6.6	In proceedings in a Dutch court for the enforcement of the Warrant Agreement, the court may mitigate amounts due in respect of litigation and collection costs.

6.7

(a)	An extract from the Trade Register does not provide conclusive evidence that the facts set out in it are correct. However, under the 2007 Trade Register Act (Handelsregisterwet 2007), subject to limited exceptions, a legal entity or partnership cannot invoke the incorrectness or incompleteness of its Trade Register registration against third parties who were unaware of the incorrectness or incompleteness.

(b)	A confirmation derived from an Insolvency Register does not provide conclusive evidence that an entity is not subject to Insolvency Proceedings.

6.8	I do not express any opinion on:

(a)	any taxation matters; nor on

(b)	any adjustment of the Exercise Price or the number of Warrant Shares.

7	Reliance

7.1	This opinion is addressed to and may be relied upon by Perceptive for the purpose of the Warrant Agreement and not by any other person or for any other purpose.

7.2	In relying on this opinion, Perceptive agrees that:

(a)	(except as set out in paragraph 7.3) it shall not supply this opinion, or disclose its contents or existence, to any person for any purpose; and

(b)	only De Brauw shall have any liability in connection with this opinion, the agreement in this paragraph 7.2 and all liability and other matters relating to this opinion shall be governed exclusively by Dutch law and the Dutch courts shall have exclusive jurisdiction to settle any dispute relating to this opinion.

7.3	Perceptive may supply a copy of this opinion:

(a)	to any entity which acquires or may potentially acquire from it any rights and obligations under the Facility Agreement in accordance with the Facility Agreement within 6 months after the date of the Facility Agreement;

(b)	to its legal advisers on a need-to-know basis;

(c)	to the extent required by law (including by legally binding regulation or by a binding order of a competent court or governmental authority) or to establish a defence in any proceeding before a competent court or governmental authority provided that Perceptive:

(i)	to the extent permitted by law, has notified De Brauw as soon as reasonably possible that it believes that it may be required or necessary for it by law or necessary for it to establish a defence to disclose (or, if prior notification is not permitted by law or has not reasonably been possible, that it has disclosed) this opinion; and

(ii)	in the case of disclosure required by law, upon De Brauw’s request, reasonably demonstrates that such disclosure is required by law;

but, in each case, solely for information purposes (and not to be relied upon) and subject to the restrictions set out in paragraph 7.2.

Yours faithfully, De Brauw Blackstone Westbroek N.V.

[•]

Annex 1 – Definitions

In this opinion:

[“Board Regulations” means [•]]

“Common Shares” means common shares, with a nominal value of EUR 0.01, in the Company’s share capital.

“Company” means Affimed N.V., with corporate seat in Amsterdam, the Netherlands.

“Corporate Resolution” means each of the Shareholders’ Resolutions, each of the Managing Board Resolutions, and the Supervisory Board Resolution.

“De Brauw” means De Brauw Blackstone Westbroek N.V.

“Deed of Conversion” means the deed of conversion and amendment of the articles of association dated [•], providing for the conversion of the Company into a limited liability company and amendment of the articles of association.

“Deed of Issue” means a draft deed of issue dated [•] July 2014 providing for the issue of the Warrant Shares pursuant to the Warrant Agreement.

“Dutch law” means the law directly applicable in the Netherlands.

“Exercise Price” has the meaning as defined in the Warrant Agreement.

“Facility Agreement” means the term facility agreement between Affimed Therapeutics AG and Perceptive dated [•], to which the Company has acceded as guarantor (as defined in that agreement).

“Insolvency Proceedings” means insolvency proceedings as defined in Article 2(a) of Council Regulation (EC) No 1346/2000 of 29 May 2000 on insolvency proceedings.

“Jurisdiction Clause” means Clause [14] of the Agreement.

“Managing Board Resolution” means each of:

(a)	A written resolution by the Company’s managing board dated 17 July 2014, to enter into the Facility Agreement (the “Management Board Resolution A”).

(b)	A written resolution by the Company’s managing board dated [•] 2014, to enter into and execute the Warrant Agreement and thereby to grant the right to subscribe to [•] common shares to Perceptive and to exclude the pre-emptive rights (voorkeursrechten) in respect thereof, subject to approval by the Company’s supervisory board (the “ Warrant Managing Board Resolution”).

“Perceptive” [means PCOF 1 LLC, a limited liability company organised under the laws of [•]].

“Shareholders Register” means the Company’s shareholders register.

“Shareholder Resolution” means each of:

(a)	a written resolution of the Company’s general meeting of shareholders dated 17 July 2014 to approve Managing Board Resolution A.

(b)	a written resolution of the Company’s general meeting of shareholders dated [•] 2014, to authorise the Management Board for a period of 5 years to:

(i)	resolve to issue common shares (either in the form of stock dividend or otherwise) and/or grant rights to acquire common shares in the share capital of the Company, for a maximum of common shares that can be issued under the size of the authorised share capital of the Company as this will read at the date of adoption of the resolution to issue and/or grant rights to acquire these shares; and

(ii)	resolve to restrict and/or exclude the pre-emptive rights (voorkeursrechten) accruing to shareholders in respect of an issuance of common shares or granting of rights to acquire common shares in relation to any issuance or granting of rights as referred to under (i) immediately above.

“Supervisory Board Resolution” means a written resolution of the Company’s supervisory board dated [•] to approve the Warrant Managing Board Resolution.

“the Netherlands” means the part of the Kingdom of the Netherlands located in Europe.

“Trade Register Extract” means a Trade Register extract relating to the Company provided by the Chamber of Commerce and dated [•].

“Warrant Agreement” means the warrant agreement, entered into by the Company pursuant to the Facility Agreement, dated [•].

“Warrant Documents” means the Warrant Agreement and the Deed of Issue.